As filed with the United States Securities and Exchange Commission on August 30, 2021

Registration No: 333-255936

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Amendment No. 4 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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FUSION ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

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Delaware	6770	85-0849243
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

667 Madison Avenue, 5th Floor
New York, New York 10065
Tel: (212) 763-0169
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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John James
667 Madison Avenue, 5th Floor
New York, New York 10065
Tel: (212) 763-0169
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Joel L. Rubinstein Elliott M. Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Byron B. Rooney Lee Hochbaum Darren M. Schweiger Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(4)
Class A common stock, par value $0.0001 per share	237,500,000(1)	$9.90	$2,351,250,000.00	(2)	$256,521.38	(3)
Total			$2,351,250,000.00		$256,521.38	(4)

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(1)      Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Fusion Class A common stock”), of the registrant (“Fusion”) estimated to be issued in connection with the business combination described herein (the “Business Combination”). Such maximum number of shares of Fusion Class A common stock is based on the sum of: (a) 220,000,000 shares of Fusion Class A common stock to be issued to the holders of shares of common stock, par value $0.0001 per share (“MoneyLion common stock”), of MoneyLion (including the shares MoneyLion common stock issuable immediately prior to the effective time of the Business Combination from the conversion of the shares of preferred stock of MoneyLion, the exercise of all of the MoneyLion warrants and options pursuant to their terms and the MoneyLion convertible notes); and (b) 17,500,000 shares of Fusion Class A common stock that may be issued pursuant to the earn out provisions of the Merger Agreement described herein.

(2)      Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 237,500,000 shares of Fusion Class A common stock and (ii) $9.90, the average of the high and low trading prices of Fusion Class A common stock on May 5, 2021 (such date being within five business days prior to the date that this Registration Statement was first filed with the SEC).

(3)      Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(4)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED AUGUST 30, 2021

PROXY STATEMENT OF FUSION ACQUISITION CORP.
PROSPECTUS FOR
237,500,000 SHARES OF CLASS A COMMON STOCK

On February 11, 2021, the board of directors of Fusion Acquisition Corp., a Delaware corporation (“Fusion,” “we,” “us” or “our”), unanimously approved an agreement and plan of merger, dated February 11, 2021, by and among Fusion, ML Merger Sub Inc., a wholly owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Inc. (“MoneyLion”) (as amended on June 28, 2021 and as it may be further amended and/or restated from time to time, the “Merger Agreement”). Copies of the Merger Agreement and Amendment No. 1 to the Merger Agreement, are attached to this proxy statement/prospectus as Annex A and Annex G, respectively. If the Merger Agreement is adopted by Fusion’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Fusion will be renamed “MoneyLion Inc.” and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, Fusion has agreed to acquire all of the outstanding equity interests of MoneyLion for $2,200,000,000.00 in aggregate consideration. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”). See the “Sources and Uses of Funds for the Business Combination” section for more information. Pursuant to the Merger Agreement, the election to receive cash will be made after the special meeting of Fusion stockholders (the “Special Meeting”) and prior to the Closing. Consequently, at the time of the Special Meeting, Fusion’s stockholders will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

Pursuant to the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”), the stock consideration to be issued to the then current holders of stock in MoneyLion will be in the form of Class A common stock of New MoneyLion. Assuming none of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the transaction elect to exercise their options or warrants prior to the closing of the Business Combination and MoneyLion does not elect to receive cash consideration, at the Effective Time, MoneyLion equity holders holding such options or warrants, as applicable, are expected to receive, in the aggregate, options to purchase approximately 38,985,776 shares of New MoneyLion Class A common stock and warrants to purchase approximately 9,148,897 shares of New MoneyLion Class A common stock pursuant to the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Fusion entered into certain subscription agreements (the “PIPE Subscription Agreements”) with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the consummation of the Business Combination (the “Closing”), an aggregate of 25,000,000 shares of Fusion Class A common stock at a purchase price of $10.00 per share (the “PIPE Financing”), for aggregate proceeds of $250,000,000.

Pursuant to the Merger Agreement, at the Effective Time, each warrant to purchase shares of MoneyLion capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New MoneyLion.

In addition, the Merger Agreement contemplates that holders of MoneyLion common stock and certain participating option holders and warrant holders (each, an “Earn Out Participant”, as defined in the Merger Agreement), following the closing of the Business Combination and for a period of five years thereafter, will be eligible to receive the Earn Out Shares, subject to certain price milestones that are more fully set out in the Merger Agreement (each, a “Triggering Event”). Upon the occurrence of a Triggering Event, New MoneyLion will release such Earn Out Shares to the holders of MoneyLion’s common stock, and participating option holders and warrant holders of MoneyLion as of the Closing.

In connection with the execution of the Merger Agreement, Fusion Sponsor LLC, a Delaware limited liability company (the “Sponsor”) entered into a support agreement (the “Sponsor Support Agreement”) with Fusion, MoneyLion and Fusion’s directors and officers (the “Insiders”), pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject Securities (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Fusion board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Fusion, the Sponsor and the Insiders agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any Private Placement Warrants (as defined in the Merger Agreement)) held by the Sponsor will end on the earlier of (a) 180 days after the closing date of the Business Combination (the “Closing Date”) and (b) the date on which the closing price of the shares of Class A common stock of New MoneyLion is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of Class A common stock of New MoneyLion shall commence no earlier than 60 days following the Closing Date. The percentage of outstanding shares subject to the Sponsor Support Agreement is approximately 20% of the voting power of Fusion.

Immediately prior to the Effective Time, each of the currently issued and outstanding shares of Fusion Class B common stock will automatically convert, on a one-for-one basis, into shares of Fusion Class A common stock in accordance with the terms of the Current Charter. Thereafter, in connection with the Closing, each of the then issued and outstanding shares of Fusion Class A common stock will become shares of New MoneyLion Class A common stock.

Assuming there are no redemptions of our Class A common stock, the total maximum number of shares of New MoneyLion common stock expected to be issued at the Closing is (i) approximately 220,000,000 shares, assuming MoneyLion does not elect to take any cash as part of the merger consideration at Closing and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination, and (ii) approximately 210,000,000 shares, assuming MoneyLion elects to take the maximum amount of cash as part of the merger consideration at Closing and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination.

Assuming there are no redemptions of our Class A common stock, MoneyLion does not elect to take any cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and all of the Earn Out Shares have been released to the Earn Out Participants, following the Closing: (i) holders of shares of MoneyLion capital stock (the “MoneyLion equityholders”) are expected to hold, in the aggregate, 237,500,000 shares of New MoneyLion Class A common stock, or 77.55% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 11.43% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 2.86% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.16% of the issued and outstanding shares of New MoneyLion common stock.

Assuming there are no redemptions of our Class A common stock, MoneyLion does not elect to take any cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and none of the Earn Out Shares are released to the Earn Out Participants, following the Closing: (i) MoneyLion equityholders are expected to hold, in the aggregate, 220,000,000 shares of New MoneyLion Class A common stock, or 76.19% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 12.12% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 3.03% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.66% of the issued and outstanding shares of New MoneyLion common stock.

Assuming there are no redemptions of our Class A common stock, MoneyLion does elect to take the maximum amount of cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and all of the Earn Out Shares have been released to the Earn Out Participants, following the Closing: (i) MoneyLion equityholders are expected to hold, in the aggregate,

227,500,000 shares of New MoneyLion Class A common stock, or 76.79% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 11.81% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 2.95% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.44% of the issued and outstanding shares of New MoneyLion common stock.

Assuming there are no redemptions of our Class A common stock, MoneyLion does elect to take the maximum amount of cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and none of the Earn Out Shares are been released to the Earn Out Participants, following the Closing: (i) MoneyLion equityholders are expected to hold, in the aggregate, 210,000,000 shares of New MoneyLion Class A common stock, or 75.34% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 12.56% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 3.14% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.97% of the issued and outstanding shares of New MoneyLion common stock.

Fusion’s units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbols “FUSE.U,” “FUSE” and “FUSE WS”, respectively. Fusion intends to apply to list the New MoneyLion Class A common stock and public warrants on the NYSE under the symbols “ML” and “ML WS”, respectively, upon the Closing of the Business Combination. New MoneyLion will not have units traded following Closing.

Fusion will hold a Special Meeting of its stockholders to consider matters relating to the Business Combination. Fusion cannot complete the Business Combination unless Fusion’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby. Fusion is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

Unless adjourned, the Special Meeting of the stockholders of Fusion will be held at [•], New York City time, on [•], 2021 at [•]. In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, Fusion has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting by visiting [•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about Fusion and New MoneyLion and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the section titled “Risk Factors” on page 42 of this proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FUSE.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at [•].

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated, [•], 2021, and is first being mailed to stockholders of Fusion on or about, [•], 2021.

FUSION ACQUISITION CORP.

667 Madison Avenue, 5th Floor
New York, New York 10065

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2021

TO THE STOCKHOLDERS OF FUSION ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Fusion Acquisition Corp., a Delaware corporation (“Fusion,” “we,” “us” or “our”), will be held at [•], New York City time, on [•], 2021 at [•]. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(a)     Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of February 11, 2021 (as amended on June 28, 2021 and as it may be further amended and/or restated from time to time, the “Merger Agreement”), by and among Fusion Acquisition Corp. (“Fusion”), ML Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Inc., a Delaware corporation (“MoneyLion”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)    Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed fourth amended and restated certificate of incorporation of Fusion (the “Proposed Charter”), which will replace Fusion’s third amended and restated certificate of incorporation, dated June 25, 2020 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (we refer to such proposal as the “Charter Proposal”);

(c)     Proposal No. 3 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals (we refer to such proposals as the “Advisory Charter Proposals”);

(i)     to provide that New MoneyLion will have authorized capital stock of 2,200,000,000 shares, consisting of 2,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “New MoneyLion Class A common stock”) and 200,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to Fusion having authorized capital stock of 401,000,000 shares, consisting of 380,000,000 shares of Fusion Class A common stock, 20,000,000 shares of Fusion Class B common stock and 1,000,000 shares of preferred stock (we refer to such proposal as “Advisory Charter Proposal A”);

(ii)    to provide that directors of New MoneyLion may be removed from office only for cause and only with the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of New MoneyLion (we refer to such proposal as “Advisory Charter Proposal B”);

(iii)   to change the stockholder vote required to amend certain provisions of the Proposed Charter (we refer to such proposal as “Advisory Charter Proposal C”);

(iv)   to change the stockholder vote required to amend the amended and restated bylaws of New MoneyLion (the “Proposed Bylaws”) (we refer to such proposal as “Advisory Charter Proposal D”);

(v)    to prohibit stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter proposal E”);

(vi)   to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Fusion Acquisition Corp.” to “MoneyLion Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination company (we refer to such proposal as “Advisory Charter proposal F”).

(d)    Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (x) shares of Fusion Class A common stock pursuant to the terms of the Merger Agreement and (y) shares of Fusion Class A common stock to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement (as defined below) (we refer to such proposal as the “Stock Issuance Proposal”);

(e)     Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the MoneyLion Inc. Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the Incentive Plan (we refer to such proposal as the “Incentive Plan Proposal”);

(f)     Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the MoneyLion Inc. Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the ESPP (we refer to such proposal as the “ESPP Proposal”);

(g)    Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (together the “condition precedent proposals”) would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (we refer to such proposal as the “Adjournment Proposal”).

Only holders of record of shares of Fusion’s Class A common stock and Class B common stock (collectively, “Fusion Shares”) at the close of business on [•], 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, Fusion’s board of directors has determined that each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of Fusion and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Fusion’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Fusion and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Fusion’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal and the Advisory Charter Proposals are not conditioned on the approval of any other proposal.

In connection with the execution of the Merger Agreement, Fusion, Fusion Sponsor LLC, a Delaware limited liability company (our “Sponsor”) and Fusion’s directors and executive officers entered into a sponsor support agreement (the “Sponsor Support Agreement”) with MoneyLion, pursuant to which, among other things, the Sponsor agreed to vote its shares of Fusion Class B common stock purchased prior to our initial public offering (the “founder shares”), as well as any shares of Fusion Class A common stock sold as part of the units by us in our initial public offering (the “public shares”) purchased by it during or after our initial public offering, in favor of the Business Combination Proposal and all of the other proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns approximately 20% of our total outstanding common stock.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that Fusion redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to [•], New York City time, on [•], 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, Fusion’s transfer agent (the “transfer agent”), that Fusion redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. For illustrative purposes, as of         , 2021, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the consummation of the Business Combination. If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Fusion instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Furthermore, Fusion entered into subscription agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase immediately prior to the consummation of the Business Combination an aggregate of 25,000,000 shares of Fusion Class A common stock at a purchase price of $10.00 per share (the “Private Placement”). In connection with the consummation of the Business Combination, all of the issued and outstanding shares of Fusion Class A common stock, including the shares of Fusion Class A common stock issued to the PIPE Investors, will become shares of New MoneyLion Class A common stock.

All Fusion stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of Fusion Shares, you may also cast your vote at the Special Meeting electronically by visiting [•]. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Fusion Shares, voting as a single class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Charter Proposal. Because approval of the other proposals only require a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FUSE.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at [•].

Thank you for your participation. We look forward to your continued support.

[•], 2021

By Order of the Board of Directors,

Jim Ross
Non-Executive Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF FUSION CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF FUSION CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF FUSION CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Fusion, constitutes a prospectus of Fusion under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Class A common stock of Fusion to be issued to MoneyLion’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of Fusion under Section 14(a) of the Securities Exchange Act of 1934, as amended.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Fusion stockholders nor the issuance by Fusion of its Class A common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Fusion has been provided by Fusion and information contained in this proxy statement/prospectus regarding MoneyLion has been provided by MoneyLion.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which MoneyLion conducts its business. This proxy statement/prospectus includes market and industry data and forecasts that MoneyLion has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which MoneyLion operates and MoneyLion’s and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Fusion from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the U.S. Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Fusion Acquisition Corp.
667 Madison Avenue, 5th Floor
New York, New York 10065
Tel: (212) 763-0169
Attention: Chief Executive Officer

or

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: FUSE.info@investor.morrowsodali.com

To obtain timely delivery, Fusion stockholders must request the materials no later than five business days prior to the Special Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “Fusion” refer to Fusion Acquisition Corp., and the terms “New MoneyLion,” “combined company” and “post-combination company” refer to MoneyLion Inc. (f/k/a Fusion Acquisition Corp. as of immediately following the consummation of the Business Combination) and its subsidiaries following the consummation of the Business Combination.

In this document:

“Amendment No. 1” means that certain Amendment No. 1 to the Merger Agreement, dated June 28, 2021 by and among Fusion, MoneyLion and Merger Sub.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into MoneyLion, pursuant to which (i) MoneyLion survives the merger as a wholly owned subsidiary of Fusion and (ii) the MoneyLion stockholders and holders of MoneyLion options and warrants exchange their MoneyLion capital stock and MoneyLion options and warrants for equity interests in Fusion, as further described herein.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Charter” means Fusion’s third amended and restated certificate of incorporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company.

“Effective Time” means the time at which the Business Combination becomes effective.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the aggregate of 8,750,000 shares of Fusion Class B common stock held by the Sponsor.

“Fusion” means Fusion Acquisition Corp., a Delaware corporation (which, after the Closing will be known as MoneyLion Inc.).

“Fusion Board” means the board of directors of Fusion.

“Fusion Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Fusion.

“Fusion Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Fusion.

“Fusion Shares” means, collectively, the Fusion Class A common stock and Fusion Class B common stock.

“Fusion Stockholders” means, the holder of Fusion Shares issued in the IPO.

“GAAP” means United States generally accepted accounting principles.

“Group Companies” means MoneyLion and all of its direct and indirect Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Fusion’s initial public offering, consummated on June 30, 2020, through the sale of 35,000,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of February 11, 2021 (as amended on June 28, 2021 and as it may be further amended or otherwise modified from time to time), by and among Fusion, Merger Sub and MoneyLion.

“Merger Sub” means ML Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Fusion.

“Minimum Proceeds Condition” means the minimum aggregate cash amount that Fusion must have available at Closing from the Trust Account.

“MoneyLion” means MoneyLion Inc., a Delaware corporation.

“MoneyLion stockholder” means each holder of MoneyLion capital stock.

“Morrow” means Morrow Sodali, proxy solicitor to Fusion.

“New MoneyLion” means the Delaware corporation which, prior to consummation of the Business Combination, was known as Fusion Acquisition Corp. (“Fusion” herein), and renamed as determined by MoneyLion.

“New MoneyLion Board” means the board of directors of New MoneyLion.

“New MoneyLion Class A common stock” means the shares of common stock, par value $0.0001 per share, of New MoneyLion.

“New MoneyLion Management” means the management of New MoneyLion following the consummation of the Business Combination.

“Net Promoter Score,” or “NPS,” refers to MoneyLion’s net promoter score, which is a percentage, expressed as a numerical value up to a maximum value of 100, that MoneyLion uses to gauge customer satisfaction. Net Promoter Score reflects responses to the following question on a scale of zero to ten: “How likely are you to recommend MoneyLion to a friend or colleague?” Responses of 9 or 10 are considered “promoters,” responses of 7 or 8 are considered neutral or “passives,” and responses of 6 or less are considered “detractors.” MoneyLion then subtracts the number of respondents who are detractors from the number of respondents who are promoters and divide that number by the total number of respondents. This methodology of calculating Net Promoter Score reflects responses from customers who purchase products from MoneyLion and choose to respond to the survey question. Net Promotor Score gives no weight to customers who decline to answer the survey question.

“NYSE” means The New York Stock Exchange.

“Parent Closing Cash” shall mean (i) the amount of cash in the Trust Account plus (ii) the proceeds actually received by Parent upon consummation of the PIPE Investment, in each case after giving effect to all payments to be made by Parent in connection with the Parent Stockholder Redemption and the payment by Parent of all Fusion Transaction Costs and MoneyLion Transaction Costs.

“PIPE Investors” means certain institutional investors who are party to the Subscription Agreements.

“Private Placement” means the issuance of an aggregate of 25,000,000 shares of Fusion Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

“private placement warrants” means the 8,100,000 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one share of Fusion Class A common stock.

“Proposed Bylaws” means the proposed amended and restated bylaws to be adopted by Fusion immediately prior to the Closing, a copy of which is attached as Annex C to this proxy statement/prospectus.

“Proposed Charter” means the proposed fourth amended and restated certificate of incorporation to be adopted by Fusion pursuant to the Charter Proposal immediately prior to the Closing (and which at and after the Closing will operate as the fourth amended and restated certificate of incorporation of New MoneyLion), a copy of which is attached as Annex B to this proxy statement/prospectus.

“Public shares” means shares of Fusion Class A common stock included in the units issued in the IPO.

“Public stockholders” means holders of public shares.

“Public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of Fusion Class A common stock, in accordance with its terms.

“Sponsor” means Fusion Sponsor LLC, a Delaware limited liability company.

“Subscription Agreements” means the subscription agreements, each dated as of February 11, 2021, between Fusion and the PIPE Investors, pursuant to which Fusion has agreed to issue an aggregate of 25,000,000 shares of Fusion Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share, the form of which is attached to this proxy statement/prospectus as Annex D.

“Surviving Company” means the surviving corporation resulting from the merger of the Merger Sub with and into MoneyLion.

“Termination Date” means November 11, 2021.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of Fusion that holds the proceeds from Fusion’s IPO and the private placement of the private placement warrants.

“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of June 25, 2020, between Fusion and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the units of Fusion, each consisting of one share of Fusion Class A common stock and one-half (½) of one public warrant of Fusion.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Fusion and MoneyLion. These statements are based on the beliefs and assumptions of the management of Fusion and MoneyLion. Although Fusion and MoneyLion believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Fusion nor MoneyLion can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, MoneyLion’s management. RSM US LLP (“RSM”), MoneyLion’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The RSM report included in this proxy statement/prospectus relates to historical financial information of MoneyLion. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Fusion and MoneyLion prior to the Business Combination, and New MoneyLion following the Business Combination, to:

•        meet the Closing conditions to the Business Combination, including approval by stockholders of Fusion and the availability of at least $260,000,000 of cash at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion;

•        realize the benefits expected from the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to obtain and/or maintain the listing of New MoneyLion’s Class A common stock on NYSE following the Business Combination;

•        New MoneyLion’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•        New MoneyLion’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•        factors relating to the business, operations and financial performance of MoneyLion, including:

•        New MoneyLion’s ability to comply with laws and regulations applicable to its business; and

•        market conditions and global and economic factors beyond New MoneyLion’s control;

•        intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•        litigation and the ability to adequately protect New MoneyLion’s intellectual property rights; and

•        other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Fusion and MoneyLion prior to the Business

Combination, and New MoneyLion following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Fusion or MoneyLion assess the impact of all such risk factors on the business of Fusion and MoneyLion prior to the Business Combination, and New MoneyLion following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Fusion or MoneyLion or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Fusion and MoneyLion prior to the Business Combination, and New MoneyLion following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. Fusion urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Fusion is proposing to consummate the Business Combination with MoneyLion. Fusion, Merger Sub and MoneyLion, have entered into the Merger Agreement, the terms of which are described in this proxy statement/ prospectus. A copy of the Merger Agreement is attached hereto as Annex A. Fusion urges its stockholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by the Fusion Stockholders in accordance with the DGCL and the Current Charter. Fusion is holding a Special Meeting to obtain that approval. Fusion Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination.

THE VOTE OF FUSION STOCKHOLDERS IS IMPORTANT. FUSION STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:     Why is Fusion proposing the Business Combination?

A:     Fusion was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of MoneyLion and the industries in which it operates, including the financial and other information provided by MoneyLion in the course of Fusion’s due diligence investigations, the Fusion Board believes that the Business Combination with MoneyLion is in the best interests of Fusion and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.

Although the Fusion Board believes that the Business Combination with MoneyLion presents a unique business combination opportunity and is in the best interests of Fusion and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — The Fusion Board’s Reasons for Approval of the Business Combination” for a discussion of the factors considered by the Fusion Board in making its decision.

Q:     What is MoneyLion?

A:     MoneyLion Inc. is an all-in-one, digital financial platform that provides convenient, low-cost access to banking, borrowing and investing solutions tailored for its customers, rooted in data, and delivered through its proprietary technology platform. MoneyLion addresses its customers from a data-driven perspective of the individual and their specific circumstances. When customers enjoy periods of financial excess, MoneyLion provides tools for them to easily manage their spending and saving goals through its digital banking and automated investing solutions. When customers experience moments of financial need, MoneyLion provides them immediate access to innovative lending or advance products and credit improvement programs that can bridge these times of financial stress and improve their financial health.

Q:     What are the conditions to completion of the Business Combination?

A:     The Closing is subject to certain conditions, including, among other things, (i) approval by Fusion’s stockholders and MoneyLion’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof)

applicable under the HSR Act, (iii) the absence of a material adverse effect with respect to MoneyLion, (iv) Fusion having at least $260,000,000 of cash at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion and (v) the continued listing of the shares of New MoneyLion common stock on the NYSE. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “The Business Combination Proposal.”

Q:     When and where will the Special Meeting take place?

A:     The Special Meeting of Fusion Stockholders will be held on [•], 2021, at [•] New York City time, at [•].

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Fusion Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. The Fusion Board believes that this is the right choice for Fusion and its stockholders at this time, as it permits stockholders to attend and participate in the Special Meeting while safeguarding the health and safety of Fusion’s stockholders, directors and management team. You will be able to attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting [•]. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [•], New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Q:     What matters will be considered at the Special Meeting?

A:     The Fusion Stockholders will be asked to consider and vote on the following proposals:

•        a proposal to adopt the Merger Agreement and approve the Business Combination (the “Business Combination Proposal”);

•        a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter (the “Charter Proposal”);

•        a proposal to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “Advisory Charter Proposals”);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of New MoneyLion Class A common stock pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the MoneyLion Inc. Omnibus Incentive Plan (the “Incentive Plan Proposal”);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the MoneyLion Inc. Employee Stock Purchase Plan (the “ESPP Proposal”); and

•        to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Q:     Is my vote important?

A:     Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the Fusion Stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only Fusion Stockholders as of the close of business on [•], 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The Fusion Board unanimously recommends that such Fusion Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:     If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:     No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What Fusion Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:     The Business Combination Proposal.    Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. Our Sponsor, directors and executive officers have agreed to vote their shares in favor of the Business Combination Proposal. Our Sponsor currently owns approximately 20% of our outstanding common stock. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 37.5% of the outstanding shares in order to approve the Business Combination Proposal. Because the Business Combination Proposal only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding Fusion Shares as of the record date are present, the Business Combination Proposal could be approved by the additional affirmative vote of shares representing as little as 6.3% of the outstanding shares.

The Charter Proposal.    Approval of the Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding Fusion Shares entitled to vote thereon, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

The Advisory Charter Proposals.    Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

The Stock Issuance Proposal.    Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.

The Incentive Plan Proposal.    Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.

The ESPP Proposal.    Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.

The Adjournment Proposal.    Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Q:     What will MoneyLion’s equity holders receive in connection with the Business Combination?

A:     The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of New MoneyLion Class A common stock (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of New MoneyLion Class A common stock (the “Earn Out Shares”). See the “Sources and Uses of Funds for the Business Combination” section for more information. Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the special meeting, you will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

Pursuant to the Merger Agreement, at the Effective Time, the stock consideration to be issued to the then current holders of stock in MoneyLion will be in the form of New MoneyLion Class A common stock.

Additionally, each outstanding option to purchase shares of MoneyLion common stock (a “MoneyLion option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New MoneyLion and will be converted into an option to acquire New MoneyLion Class A common stock with the same terms and conditions as applied to the MoneyLion option immediately prior to the Effective Time; provided that the number of shares underlying such New MoneyLion option will be determined by multiplying the number of shares of MoneyLion common stock subject to such option immediately prior to the Effective Time, by the ratio determined by dividing the per share merger consideration value by $10.00 (the quotient being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New MoneyLion option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the option exchange ratio, which quotient shall be rounded up to the nearest whole cent.

Pursuant to the Merger Agreement, at the Effective Time, each warrant to purchase shares of MoneyLion capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New MoneyLion.

In addition, the Merger Agreement contemplates that the Earn Out Participants (as defined in the Merger Agreement), following the closing of the Business Combination and for a period of five years thereafter (the “Earn Out Period”), will be eligible to receive the Earn Out Shares contingent on the occurrence of certain triggering events (each a “Triggering Event”) as follows:

•        a one-time issuance of 7,500,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period), the closing price of the shares of New MoneyLion Class A common stock is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, which will be paid within five business days of such Triggering Event;

•        a one-time issuance of 10,000,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period), the closing price of the shares of New MoneyLion Class A common stock is equal to or greater than $16.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, which will be paid within five business days of such Triggering Event; and

Each Triggering Event may only occur once, if at all, and in no event will the amount of Earn Out Shares distributed in connection with the Triggering Events exceed 17,500,000 aggregate shares. Any Earn Out Shares to be released and distributed shall be released and distributed as shares of New MoneyLion common stock.

Q:     What equity stake will current Fusion Stockholders and MoneyLion stockholders hold in New MoneyLion immediately after the consummation of the Business Combination?

A:     It is anticipated that, upon completion of the Business Combination, the ownership interests in New MoneyLion will be as set forth in the tables below:

(Assuming No Release of Earn Out Shares)	Assuming No Redemptions of Public Shares		Percentage	Assuming Maximum Redemptions of Public Shares(1)	Percentage
MoneyLion stockholders(2)	210,000,000	(2)	75.3%	220,000,000	83.9%
Fusion public stockholders	35,000,000		12.6%	8,324,377	3.8%
PIPE Investors	25,000,000		9.0%	25,000,000	9.5%
Sponsor	8,750,000		3.1%	8,750,000	3.3%
	278,750,000			262,074,377
___________
(1)

Assumes that holders of 26,675,623 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on approximately $350 million held in trust as of June 30, 2021 and a redemption price of $10.00 per share). The maximum redemptions figures shown in this proxy statement/prospectus are based on the closing conditions in the Merger Agreement, which may be waived by MoneyLion and Fusion under certain circumstances. Accordingly, actual redemptions may exceed the maximum redemption figures shown in this proxy statement/prospectus.

(2)

Assumes that the aggregate cash consideration elected by MoneyLion is $100 million in the no redemption scenario and $0 in the maximum redemption scenario and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination (and do not automatically terminate) elect to exercise their options or warrants prior to the closing of the Business Combination. If MoneyLion elects not to receive any cash consideration at the Closing, in the no redemption scenario, the amount would be 220,000,000 shares. If MoneyLion elects to receive the maximum amount of cash consideration at the Closing, in the maximum redemption scenario, the amount would be 217,160,623 shares.

The MoneyLion warrants currently outstanding represent 902,917 shares of MoneyLion common stock on an as-converted basis as of June 30, 2021. Of those outstanding warrants, (i) MoneyLion warrants representing 12,792 shares of MoneyLion common stock on an as-converted basis will automatically exercise and convert into MoneyLion common stock immediately prior to Closing, and the holders of such shares of MoneyLion common stock will participate in the merger consideration on the same basis as all other holders of MoneyLion common stock, (ii) MoneyLion warrants representing 331,891 shares of MoneyLion common stock on an as-converted basis will terminate at Closing in accordance with their respective terms without converting into shares of MoneyLion common stock and (iii) the remaining outstanding MoneyLion warrants (which represent 558,234 shares of MoneyLion common stock on an as-converted basis) are exercisable at the discretion of their respective holders either before or after the consummation of the merger. If any holder of such exercisable MoneyLion warrants elects to exercise its MoneyLion warrants before Closing, such holder will receive MoneyLion common stock or MoneyLion preferred stock (as applicable), which will convert into shares of New MoneyLion Class A common stock at Closing on the same basis as other MoneyLion stockholders. If such holder does not elect to exercise its MoneyLion warrants before Closing, immediately after Closing each such warrant will automatically convert into a warrant to acquire a number of New MoneyLion Class A common stock that the holder of such warrant would have received as a result of the merger had such warrant been exercised before Closing.

The MoneyLion options currently outstanding represent 2,377,803 shares of MoneyLion common stock on an as-converted basis as of June 30, 2021. MoneyLion options representing 1,025,962 shares of MoneyLion common stock on an as-converted basis are exercisable at the discretion of their respective holders either before or after the consummation of the merger as of June 30, 2021. If any holder of such exercisable MoneyLion options elects to exercise its MoneyLion options before Closing, such holder will receive MoneyLion common stock, which will convert into shares of New MoneyLion Class A common stock at Closing on the same basis as other MoneyLion stockholders. If such holder does not elect to exercise its MoneyLion options before Closing, immediately after Closing each such option will automatically convert into an option to acquire a number of New MoneyLion Class A common stock that the holder of such option would have received as a result of the merger had such option been exercised before Closing.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

(Assuming Full Release of Earn Out Shares)	Assuming No Redemptions of Public Shares		Percentage	Assuming Maximum Redemptions of Public Shares(1)	Percentage
MoneyLion stockholders(2)	227,500,000	(2)	76.8%	237,500,000	85.0%
Fusion public stockholders	35,000,000		11.8%	8,324,377	2.8%
PIPE Investors	25,000,000		8.4%	25,000,000	8.9%
Sponsor	8,750,000		3.0%	8,750,000	3.1%
	296,250,000			279,574,377
___________
(1)

Assumes that holders of 26,675,623 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on approximately $350 million held in trust as of June 30, 2021 and a redemption price of $10.00 per share). The maximum redemptions figures shown in this proxy statement/prospectus are based on the closing conditions in the Merger Agreement, which may be waived by MoneyLion and Fusion under certain circumstances. Accordingly, actual redemptions may exceed the maximum redemption figures shown in this proxy statement/prospectus.

(2)

Assumes that the aggregate cash consideration elected by MoneyLion is $100 million in the no redemption scenario and $0 in the maximum redemption scenario and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination (and do not automatically terminate) elect to exercise their options or warrants prior to the closing of the Business Combination. If MoneyLion elects not to receive any cash consideration at the Closing, in the no redemption scenario, the amount would be 237,500,000 shares. If MoneyLion elects to receive the maximum amount of cash consideration at the Closing, in the maximum redemption scenario, the amount would be 234,660,623 shares.

The MoneyLion warrants currently outstanding represent 902,917 shares of MoneyLion common stock on an as-converted basis. Of those outstanding warrants, (i) MoneyLion warrants representing 12,792 shares of MoneyLion common stock on an as-converted basis will automatically excercise and convert into MoneyLion common stock immediately prior to Closing, and the holders of such shares of MoneyLion common stock will participate in the merger consideration on the same basis as all other holders of MoneyLion common stock, (ii) MoneyLion warrants representing 331,891 shares of MoneyLion common stock on an as-converted basis will terminate at Closing in accordance with their respective terms without converting into shares of MoneyLion common stock and (iii) the remaining outstanding MoneyLion warrants (which represent 558,234 shares of MoneyLion common stock on an as-converted basis) are exercisable at the discretion of their respective holders either before or after the consummation of the merger. If any holder of such excercisable MoneyLion warrants elects to exercise its MoneyLion warrants before Closing, such holder will receive MoneyLion common stock or MoneyLion preferred stock (as applicable), which will convert into shares of New MoneyLion Class A common stock at Closing on the same basis as other MoneyLion stockholders. If such holder does not elect to exercise its MoneyLion warrants before Closing, immediately after Closing each such warrant will automatically convert into a warrant to acquire a number of New MoneyLion Class A common stock that the holder of such warrant would have received as a result of the merger had such warrant been exercised before Closing.

The MoneyLion options currently outstanding represent 2,378,777 shares of MoneyLion common stock on an as-converted basis. MoneyLion options representing 1,025,056 shares of MoneyLion common stock on an as-converted basis are excercisable at the discretion of their respective holders either before or after the consummation of the merger. If any holder of such excercisable MoneyLion options elects to exercise its MoneyLion options before Closing, such holder will receive MoneyLion common stock, which will convert into shares of New MoneyLion Class A common stock at Closing on the same basis as other MoneyLion stockholders. If such holder does not elect to exercise its MoneyLion options before Closing, immediately after Closing each such option will automatically convert into an option to acquire a number of New MoneyLion Class A common stock that the holder of such option would have received as a result of the merger had such option been exercised before Closing.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As of the date of this proxy statement/prospectus, there are warrants to acquire a number of shares of MoneyLion preferred stock or MoneyLion common stock equal to 558,234 shares of MoneyLion common stock following the conversion of all MoneyLion preferred stock into MoneyLion common stock in accordance with MoneyLion’s organizational documents that are exercisable at the option of the warrant holder prior to or in connection with the Closing, but are not automatically exercised in connection with the Business Combination. If unexercised at the Closing, each such warrant shall be converted into a warrant to acquire a number of shares of New MoneyLion Class A common stock the holder of such warrant would have received had such warrant been exercised prior to the Closing and shall be exercisable at the option of the warrant holder. There are also currently 2,378,777 outstanding options to acquire shares of MoneyLion common stock, of which 1,025,056 are exercisable at the option of the optionholder prior to or in connection with the Closing, but are not automatically exercised in connection with the Business Combination. If unexercised at the Closing, each such option (whether vested or unvested) shall be converted into an option to acquire a number of shares of New MoneyLion Class A common stock the holder of such option would have received had such option been exercised prior to the Closing and shall be exercisable at the option of the optionholder.

In addition, there are currently outstanding an aggregate of 25,600,000 warrants to acquire shares of Fusion Class A common stock, which comprise 8,100,000 private placement warrants held by our initial stockholders and 17,500,000 public warrants. Each of our outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020, for one share of Fusion Class A common stock and, following the Closing, will entitle the holder thereof to purchase one share of New MoneyLion Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New MoneyLion Class A common stock is issued as a result of such exercise, with payment to New MoneyLion of the exercise price of $11.50 per warrant for one whole share, our fully diluted share capital would increase by a total of 25,600,000 shares, with approximately $294,400,000 paid to exercise the warrants.

Q:     How will I be notified of the outcome of MoneyLion’s stockholder vote to approve the Business Combination and whether MoneyLion has decided to receive cash consideration at Closing?

A:      Pursuant to the terms of the Merger Agreement, MoneyLion will not make its election to receive cash consideration until after the Special Meeting. As such, Fusion’s stockholders will not know what portion of the merger consideration will be paid in cash (if any) prior to casting their vote at the Special Meeting. Fusion plans to disclose whether MoneyLion has elected to receive cash consideration at Closing in its “Super 8-K”, which will be filed within four business days of the Closing. For more information on the consideration to be paid by Fusion in connection with the Business Combination, please see the question entitled “— What will MoneyLion’s equity holders receive in connection with the Business Combination?” above, “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting” and the section entitled “The Business Combination Proposal — Consideration to MoneyLion Stockholders and Fusion Stockholders.” For more information on the expected ownership of New MoneyLion after the Closing, please see the question entitled “— What equity stake will current Fusion Stockholders and MoneyLion stockholders hold in New MoneyLion immediately after the consummation of the Business Combination?” above.

Q:     Do MoneyLion’s stockholders need to approve the Business Combination?

A:     Yes. In connection with and following the execution of the Merger Agreement, Fusion entered into support agreements with certain MoneyLion stockholders (the “MoneyLion Support Agreements”), pursuant to which such MoneyLion stockholders agreed, among other things, to vote (whether pursuant to a duly convened meeting of MoneyLion’s stockholders or pursuant to an action by written consent) in favor of the adoption and approval of the Business Combination and any of the documents and transactions contemplated by the Merger Agreement thereto following the time at which the registration statement to which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and delivered or otherwise made available to the MoneyLion stockholders. The shares of MoneyLion common stock and MoneyLion preferred stock held by the MoneyLion stockholders that entered into the MoneyLion Support Agreements represent (i) a majority of the outstanding voting power of the MoneyLion preferred stock, voting as a separate class, and (ii) a majority of the outstanding voting power of MoneyLion common stock and MoneyLion preferred stock (on an as converted basis), voting together as a single class. The shares of MoneyLion common stock and MoneyLion preferred stock subject to the MoneyLion Support Agreements represent the requisite majority to approve the Business Combination and any of the documents and transactions contemplated by the Merger Agreement thereto.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     A total of $350 million, including approximately $13,150,000 of underwriters’ deferred discount and approximately $8,100,000 of the proceeds of the sale of the private placement warrants, was placed in a Trust Account maintained by Continental, acting as trustee. As of June 30, 2021, there were marketable securities held in the Trust Account of $350,119,600. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial Business Combination by December 31, 2021, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:     Fusion Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, Fusion having an aggregate cash amount of at least $260,000,000 of cash at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion (the “Minimum Proceeds Condition”) (though this condition may be waived by MoneyLion). Fusion intends to notify Fusion Stockholders by press release promptly after it becomes aware that MoneyLion has waived this condition. In addition, with fewer public shares and public stockholders, the trading market for New MoneyLion Class A common stock may be less liquid than the market for Fusion Class A common stock was prior to consummation of the Business Combination and New MoneyLion may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New MoneyLion’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which Fusion’s public stockholders exercise the maximum allowed redemption rights.

Furthermore, our Current Charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, our Current Charter does not provide a specified maximum redemption threshold.

Q:     What amendments will be made to the Current Charter?

A:     We are asking Fusion Stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the Fusion Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) changing the post-combination company’s name to MoneyLion Inc., (ii) removing the blank check company provisions, (iii) changing the stock classes and the total number of authorized shares of common stock to 2,200,000,000 shares, (iv) changing the stockholder vote required to 662/3% in voting power of then outstanding shares of New MoneyLion Class A common stock to (A) alter, amend or repeal the bylaws, (B) remove a director and (C) amend, alter or repeal certain provisions of the Proposed Charter and (v) providing that stockholders may not take action by written consent.

Pursuant to the DGCL and the Current Charter, Fusion is required to submit the Charter Proposal to the Fusion Stockholders for approval. For additional information, see the section entitled “The Charter Proposal.”

Q:     What material negative factors did the Fusion Board consider in connection with the Business Combination?

A:     Although the Fusion Board believes that the acquisition of MoneyLion will provide the Fusion Stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the Fusion Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that Fusion Stockholders would not approve the Business Combination and the risk that significant numbers of Fusion Stockholders would exercise their redemption rights. In addition, during the course of Fusion management’s evaluation of MoneyLion’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both Fusion management and the Fusion Board considered were (i) the ability to unlock and enhance shareholder value, (ii) the ability of the business to innovate through new operation techniques, (iii) the business’s ability to demonstrate advantages when compared to their competitors, (iv) the creation of a growing environment toward digital banking and (v) the financial profile of the business and its prospects for continued growth. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — Fusion’s Board of Directors ‘Reasons for Approval of the Business Combination” as well as in the section entitled “Risk Factors — Risk Factors Relating to the Business Combination and Integration of MoneyLion’s Business.”

Q:     Do I have redemption rights?

A:     If you are a public stockholder, you have the right to request that Fusion redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, directors and executive officers entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to               , New York City time, on               , 2021, (a) submit a written request to Continental that Fusion redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through the DTC.

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Any public stockholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “ Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is [•], 2021 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that Fusion instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Fusion’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental prior to [•], New York City time, on [•], 2021.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Fusion warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Fusion’s transfer agent, directly and instruct them to do so. If you fail to cause your units to be separated and delivered to Continental, Fusion’s transfer agent, prior to [•], New York City time, on [•], 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of public shares that you own or are deemed to own (including through the ownership of New MoneyLion warrants). Any portion of such a distribution to you if you are a Non-U.S. holder (as defined below) that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless you establish that you are eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply). Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. holders in connection with a redemption are treated as distributions in respect of such Non-U.S. holder’s public shares. Accordingly, if you are a Non-U.S. holder, you should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to you pursuant to a redemption at a rate of 30% unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     How does the Fusion Board recommend that I vote?

A:     The Fusion Board recommends that the Fusion Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the board of directors of Fusion recommends that Fusion Stockholders vote, see the section entitled “The Business Combination Proposal — The Fusion Board’s Reasons for Approval of the Business Combination.”

Q:     How does our Sponsor intend to vote its shares?

A:     In connection with the execution of the Merger Agreement, our Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, it agreed to vote its shares in favor of the Business Combination Proposal and all other proposals being presented at the Special Meeting. Our Sponsor currently owns approximately 20% of our outstanding common stock. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 37.5% of the remaining shares to approve the Business Combination.

Q:     May the Sponsor purchase public shares or warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Fusion or its securities, the Sponsor, MoneyLion and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) Fusion satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:     What interests do the Sponsor and Fusion’s current officers and directors have in the Business Combination?

A:     The Sponsor and Fusion’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include the following:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by December 31, 2021. If we are unable to complete our initial business combination by December 31, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•        There will be no liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a business combination within the required period. Our Sponsor purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will convert into 8,750,000 shares of New MoneyLion Class A common stock (assuming no founder shares are forfeited by the Sponsor at Closing), and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $86.9 million based upon the closing price of $9.93 per public share on the NYSE on August 27, 2021, but, given the restrictions on such shares, we believe such shares have less value.

•        Simultaneously with the closing of its initial public offering, Fusion consummated the sale of 8,100,000 private placement warrants at a price of $1.00 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020, for one share of Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by December 31, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $7.0 million based upon the closing price of $0.87 per warrant on the NYSE on August 27, 2021.

•        Jeff Gary is expected to continue to serve as a director of New MoneyLion after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New MoneyLion Board determines to pay to its directors.

•        Our Sponsor, directors and executive officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Fusion fails to complete a business combination by December 31, 2021.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Fusion and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Fusion from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

These interests may influence Fusion’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:     Will the management of New MoneyLion change in connection with the Closing?

A:     We anticipate that all of the executive officers of MoneyLion will continue to serve in such capacities for New MoneyLion after the Closing. In addition, we expect that each of the current Fusion directors, other than Jeff Gary, will resign upon the Closing and each of John Chrystal, Diwakar (Dee) Choubey, Gregory DePetris,

Chris Sugden, Lisa Gersh, Matt Derella, Michael Paull, Annette Nazareth and Ambassador (Ret) Dwight L. Bush will be appointed to serve as directors of the post-combination company upon the Closing. For additional information, please see the section entitled “New MoneyLion Management After the Business Combination.”

Q:     Who is entitled to vote at the Special Meeting?

A:     The Fusion Board has fixed [•], 2021 as the record date for the Special Meeting. All holders of record of Fusion Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting — How can I vote my shares without attending the Special Meeting?” for instructions on how to vote your Fusion Shares without attending the Special Meeting.

Q:     How many votes do I have?

A:     Each Fusion Stockholder of record is entitled to one vote for each Fusion Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were [•] outstanding Fusion Shares.

Q:     What constitutes a quorum for the Special Meeting?

A:     A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding Fusion Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:     What will happen to my Fusion Shares as a result of the Business Combination?

A:     If the Business Combination is completed, each share of Fusion Class B common stock will be converted into one share of Fusion Class A common stock in accordance with the terms of the Current Charter and each then outstanding share of Fusion Class A common stock will automatically become a share of MoneyLion Class A common stock. See the section entitled “The Business Combination Proposal — Consideration to MoneyLion Stockholders and Fusion Stockholders” for more information.

Q:     Where will the New MoneyLion Class A common stock that Fusion Stockholders receive in the Business Combination be publicly traded?

A:     Assuming the Business Combination is completed, the shares of New MoneyLion Class A common stock (including the New MoneyLion Class A common stock issued in connection with the Business Combination) will be listed and traded on the NYSE under the ticker symbol “ML” and the public warrants will be listed and traded on the NYSE under the ticker symbol “ML WS.”

Q:     What happens if the Business Combination is not completed?

A:     If the Closing has not occurred by the date that is nine months following the date of the Merger Agreement, then we will seek to consummate an alternative initial business combination prior to December 31, 2021. If we do not consummate an initial business combination by December 31, 2021, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     How can I attend and vote my shares at the Special Meeting?

A:     If you were the record holder of shares of our common stock as of the record date, you may submit your proxy to vote such shares by mail or at the Special Meeting.

Voting by Mail

•        To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

•        If you vote by mail, your proxy card must be received no later than the close of business, Eastern time, on [•], 2021.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the Special Meeting, please vote by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Special Meeting.

Voting at the Special Meeting

•        We encourage you to vote by mail. If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at [•], in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the Special Meeting, your shares will be voted at the Special Meeting in the manner set forth in proxy statement or as otherwise specified by you. Again, your paper proxy card must be received by mail no later than the close of business, Eastern time, on [•], 2021.

Voting of Shares Held in Street Name

•        If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “The Special Meeting of Stockholders — Voting Your Shares — Beneficial Owners” for more information.

Q:     How can I vote my shares without attending the Special Meeting?

A:     If you are a stockholder of record of Fusion Shares as of the close of business on [•], 2021, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:     What is a proxy?

A:     A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of Fusion Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of Fusion’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are John James and Jeff Gary.

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your Fusion Shares are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).    For Fusion Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your Fusion Shares are voted.

Shares in “street name.”    For Fusion Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:     If a Fusion Stockholder gives a proxy, how will the Fusion Shares covered by the proxy be voted?

A:     If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your Fusion Shares in the way that you indicate when providing your proxy in respect of the Fusion Shares you hold. When completing the proxy card, you may specify whether your Fusion Shares should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:     How will my Fusion Shares be voted if I return a blank proxy?

A:     If you sign, date and return your proxy and do not indicate how you want your Fusion Shares to be voted, then your Fusion Shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:     Can I change my vote after I have submitted my proxy?

A:     Yes. If you are a stockholder of record of Fusion Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to Fusion’s Corporate Secretary, which notice must be received by Fusion’s Corporate Secretary prior to the vote at the Special Meeting; or

•        attend and vote electronically at the Special Meeting by visiting [•] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Fusion will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:     Are Fusion Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:     No. Fusion Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under the DGCL in connection with the Business Combination to holders of Fusion Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Fusion Class A common stock, which will become an equal number of shares of New MoneyLion Class A common stock after giving effect to the Business Combination). Holders of Fusion Class A common stock may vote against the Business Combination Proposal or redeem their Fusion Shares if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under the DGCL in connection with the Business Combination to holders of Fusion Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:     Are there any risks that I should consider as a Fusion Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:     Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of Fusion and MoneyLion contained in the documents that are incorporated by reference herein.

Q:     What happens if I sell my Fusion Shares before the Special Meeting?

A:     The record date for Fusion Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Fusion Shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your Fusion Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New MoneyLion shares to the person to whom you transfer your shares.

Q:     What are the material U.S. federal income tax consequences of the Business Combination to me?

A:     Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     When is the Business Combination expected to be completed?

A:     Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing”, including the adoption of the Merger Agreement by the Fusion Stockholders at the Special Meeting, the Business Combination is expected to close in the late third quarter or early fourth quarter of 2021. However, it is possible that factors outside the control of both Fusion and MoneyLion could result in the Business Combination being completed at a later time, or not being completed at all.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Fusion has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. Fusion has agreed to pay Morrow a fee of $35,000, plus disbursements. Fusion will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Fusion will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Fusion’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What should I do now?

A:     You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your Fusion Shares will be voted in accordance with your instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Fusion Shares.

Q:     Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:     If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: FUSE.info@investor.morrowsodali.com

You also may obtain additional information about Fusion from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Fusion’s transfer agent, at the address below prior to [•], New York City time, on [•], 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and the annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

Fusion Acquisition Corp.

667 Madison Avenue, 5th Floor

New York, New York 10065

Tel: (212) 763-0169

Fusion Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

MoneyLion Inc.

30 West 21st Street, 9th Floor

New York, New York 10010

Tel: (212) 380-1735

MoneyLion Inc. is an all-in-one, digital financial platform that provides convenient, low-cost access to banking, borrowing and investing solutions tailored for its customers, rooted in data, and delivered through its proprietary technology platform. MoneyLion addresses its customers from a data-driven perspective of the individual and their specific circumstances. When customers enjoy periods of financial excess, MoneyLion provides tools for them to easily manage their spending and saving goals through its digital banking and automated investing solutions. When customers experience moments of financial need, MoneyLion provides them immediate access to innovative lending or advance products and credit improvement programs that can bridge these times of financial stress and improve their financial health.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, as amended by Amendment No. 1, which are attached as Annex A and Annex G to this proxy statement/prospectus, respectively. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

If the Merger Agreement is approved and adopted and the Business Combination is consummated, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly-owned subsidiary of Fusion.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into MoneyLion, with MoneyLion surviving the Business Combination. Upon consummation of the foregoing transactions, MoneyLion will be a wholly-owned subsidiary of Fusion, which will then be renamed as determined by MoneyLion.

The following diagrams illustrate in simplified terms the current structure of Fusion and MoneyLion and the expected structure of New MoneyLion (formerly Fusion) upon the Closing.

Simplified Pre-Combination Structure

Sponsor
Public Stockholders
MoneyLion Stockholders
Fusion
MoneyLion
Merger Sub

Simplified Post-Combination Structure

Merger Consideration

The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of New MoneyLion Class A common stock (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of the Earn Out Shares. Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the Special Meeting, Fusion’s stockholders will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

Pursuant to the Merger Agreement, at the Effective Time, the stock consideration to be issued to the then current holders of stock in MoneyLion will be in the form of New MoneyLion Class A common stock.

Additionally, each MoneyLion option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New MoneyLion and will be converted into an option to acquire New MoneyLion Class A common stock with the same terms and conditions as applied to the MoneyLion option immediately prior to the Effective Time; provided that the number of shares underlying such New MoneyLion option will be determined by multiplying the number of shares of MoneyLion common stock subject to such option immediately prior to the Effective Time, by the option exchange ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New MoneyLion option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the option exchange ratio, which quotient shall be rounded up to the nearest whole cent.

Pursuant to the Merger Agreement, at the Effective Time, each warrant to purchase shares of MoneyLion capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New MoneyLion Class A common stock.

Earn Out Consideration

In addition, the Merger Agreement contemplates that the Earn Out Participants, following the closing of the Business Combination and for a period of five years thereafter, will be eligible to receive the Earn Out Shares, subject to a Triggering Event. Upon the occurrence of a Triggering Event, New MoneyLion will release such Earn Out Shares to the Earn Out Participants.

The Private Placement

Fusion entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, Fusion agreed to issue and sell in private placements an aggregate of 25,000,000 shares of Fusion Class A common stock to the PIPE Investors for $10.00 per share, generating total gross proceeds of $250,000,000 (the “PIPE Investment Amount”). The PIPE Investment amount is expected to be used by the Company to (a) pay any cash amounts required to be paid by the Company in connection with the closing of the Business Combination and (b) pay any fees and expenses of the Company, with any remaining amounts to remain on the Company’s balance sheet as working capital.

The Private Placement is expected to close immediately prior to the Closing. In connection with the Closing, all of the issued and outstanding shares of Fusion Class A common stock, including the shares of Fusion Class A common stock issued to the PIPE Investors, will become shares of New MoneyLion Class A common stock.

Special Meeting of Fusion Stockholders and the Proposals

The Special Meeting will convene on [•], 2021 at [•], New York City time, in virtual format. Stockholders may attend, vote and examine the list of Fusion Stockholders entitled to vote at the Special Meeting by visiting [•] and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Approval of the condition precedent proposals is a condition to the obligation of Fusion to complete the Business Combination.

Only holders of record of issued and outstanding Fusion Shares as of the close of business on [•], 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of Fusion Shares that you owned as of the close of business on that record date.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding Fusion Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding Fusion Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of Fusion Board

The Fusion Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the Fusion Stockholders and recommends that the Fusion Stockholders adopt the Merger Agreement and approve the Business Combination. The Fusion Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

The Fusion Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

For more information about the Fusion Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and Fusion Board Recommendation” and “The Business Combination Proposal — The Fusion Board’s Reasons for Approval of the Business Combination.”

The Fusion Board’s Reasons for Approval of the Business Combination

We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of our management team and our sponsors to identify, acquire and operate one or more businesses in the gaming industry. Our Board considered and evaluated several factors in evaluating and negotiating the transaction and the transaction agreements. For additional information relating to the Fusion Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section entitled “The Business Combination Proposal — The Fusion Board’s Reasons for Approval of the Business Combination.”

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on March 29, 2021.

Conditions to the Completion of the Business Combination

The Business Combination is subject to customary Closing conditions, including (i) approval by Fusion’s stockholders and MoneyLion’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, (iii) the absence of a material adverse effect with respect to MoneyLion, (iv) Fusion having at least $260,000,000 of cash at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion and (v) the continued listing of the shares of New MoneyLion Class A common stock on the NYSE. The obligations of MoneyLion to complete the Business Combination are further conditioned on, in addition to customary Closing conditions, the current certificate of incorporation of Fusion shall have been amended and restated in the form contemplated by the Charter Proposal. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        by mutual written agreement of Fusion and MoneyLion at any time;

•        by either MoneyLion or Fusion if the Closing shall not have occurred by the date that is nine months following the date of the Merger Agreement; provided, however, a party may not terminate the Merger Agreement pursuant to this provision if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a breach of the Merger Agreement;

•        by either MoneyLion or Fusion if a governmental entity issues an order or takes any other action, which would permanently restrain, enjoin or prohibit the consummation of the Business Combination, if such action is final and nonappealable; or

•        by either MoneyLion or Fusion, if, at the Special Meeting of Fusion’s stockholders, the stockholder matters, other than the Adjournment Proposal, are not duly adopted by Fusion’s stockholders by the requisite vote under the DGCL and Fusion’s organizational documents.

Termination Rights of Fusion

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        prior to the Closing, by written notice to MoneyLion from Fusion if (i) there is any breach of any representation, warranty, covenant or agreement on the part of MoneyLion or if any representation or warranty of MoneyLion shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach or untrue statement is curable by MoneyLion prior to the Closing, then Fusion must first provide written notice of such breach or misstatement and may not terminate the Merger Agreement until the earlier of (i) 30 days after deliver of written notice of the breach; and (ii) the Termination Date; provided, further that MoneyLion continues to exercise commercially reasonable efforts to cure such breach (it being understood that Fusion may not terminate the Merger Agreement pursuant to this provision if: (A) it has materially breached the Merger Agreement and such breach has not been cured or (B) if such breach by MoneyLion is cured during such 30-day period); or

•        by Fusion if the approval of MoneyLion’s stockholders is not obtained within 48 hours following the effectiveness of this registration statement;

Termination Rights of MoneyLion

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        prior to the Closing, by written notice to Fusion from MoneyLion if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Fusion or Merger Sub or if any representation or warranty of Fusion or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach or untrue statement is curable by Fusion or Merger Sub prior to the Closing, then MoneyLion must first provide written notice of such breach or misstatement and may not terminate the Merger Agreement until the earlier of (i) 30 days after deliver of written notice of the breach; and (ii) the Termination Date; provided, further that Fusion and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that MoneyLion may not terminate the Merger Agreement pursuant to this provision if: (A) it has materially breached the Merger Agreement and such breach has not been cured or (B) if such breach by MoneyLion is cured during such 30-day period).

Redemption Rights

Pursuant to the Current Charter, a public stockholder may request that Fusion redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to [•], New York City time, on [•], 2021, (a) submit a written request to the transfer agent that Fusion redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental Stock Transfer & Trust Company, Fusion’s transfer agent, Fusion will redeem such public shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of our warrants will not have redemption rights with respect to the warrants.

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Fusion Stockholders or warrant holders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Fusion has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later- dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy”

Interests of Fusion’s Directors and Officers in the Business Combination

When you consider the recommendation of the Fusion Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, its directors and executive officers, have interests in such proposal that are different from, or in addition to those of Fusion Stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by December 31, 2021. If we are unable to complete our initial Business Combination by December 31, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial Business Combination by December 31, 2021.

•        Our Sponsor purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will be converted into 8,750,000 shares of New MoneyLion Class A common stock (assuming no founder shares are forfeited by the Sponsor at Closing), and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $86.9 million based upon the closing price of $9.93 per public share on the NYSE on August 27, 2021, but, given the restrictions on such shares, we believe such shares have less value.

•        Simultaneously with the Closing of our initial public offering, we consummated the sale of 8,100,000 private placement warrants at a price of $1.00 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020, for one share of Fusion Class A common stock at $11.50 per share. If we do not consummate a Business Combination transaction by December 31, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $7.0 million based upon the closing price of $0.87 per warrant on the NYSE on August 27, 2021.

•        Jeff Gary is expected to continue to serve as a director of New MoneyLion after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New MoneyLion Board determines to pay to its directors.

•        Our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Fusion fails to complete a business combination by December 31, 2021.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Fusion and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by Fusion from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial Business Combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Fusion or its securities, the Sponsor, MoneyLion and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Fusion Shares or vote their Fusion Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) Fusion satisfies the Minimum Proceeds Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Fusion Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

The existence of financial and personal interests of the Fusion directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for Fusion and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Fusion’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

Stock Exchange Listing

Fusion’s units, Class A common stock and public warrants are publicly traded on the NYSE under the symbols “FUSE.U”, “FUSE” and “FUSE WS”, respectively. Fusion intends to apply to list the New MoneyLion Class A common stock and public warrants on the NYSE under the symbols “ML” and “ML WS”, respectively, upon the Closing. New MoneyLion will not have units traded following the Closing.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent MoneyLion’s good faith estimate of such amounts assuming a Closing as of August 30, 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$350	$350
Private Placement	250	250
Sellers’ Equity	2,100	2,200
Fusion Upfront Founder Equity	88	88
Total Sources	$2,788	$2,888
Uses
Cash on Balance Sheet(1)	$450	$283
Cash Proceeds to Selling Shareholders	100	—
Redemptions to Public Investors	—	267
Sellers’ Equity	2,100	2,200
Paydown of MoneyLion Debt	5	5
Fusion Upfront Founder Equity	88	88
Transaction costs	45	45
Total Uses	$2,788	$2,888

____________

(1)      Assumes MoneyLion elects to receive the maximum amount of cash consideration at the Closing in the no redemption scenario and no cash consideration in the maximum redemption scenario. If MoneyLion elects not to receive any cash consideration at the Closing in the no redemption scenario, then New MoneyLion will have an additional $100 million of Cash on its Balance Sheet and the Sellers’ Equity will increase by an additional $100 million and if MoneyLion elects to receive the maximum amount of cash consideration at the Closing in the maximum redemption scenario, then the amount of Cash on the Balance Sheet of New MoneyLion will decrease by $28,393,770 and the Seller’s Equity will decrease by $28,393,770.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Fusion will issue shares for outstanding equity interests of MoneyLion in the Business Combination, Fusion will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of MoneyLion issuing stock for the net assets of Fusion, accompanied by a recapitalization. The net assets of Fusion will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MoneyLion.

Comparison of Stockholders’ Rights

Following the consummation of the Business Combination, the rights of Fusion Stockholders who become New MoneyLion stockholders in the Business Combination will no longer be governed by the Current Charter and Fusion’s bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws. See the section entitled “Comparison of Stockholders’ Rights” for further information.

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a Fusion Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New MoneyLion’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of Fusion’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FUSION

Fusion is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.

Fusion’s statement of operations data for the six months ended June 30, 2021 and balance sheet data as of June 30, 2021, is derived from Fusion’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. Fusion’s statement of operations data for the period from March 6, 2020 (date of inception) to December 31, 2020 (As Restated), and balance sheet data as of December 31, 2020 (As Restated), is derived from Fusion’s audited condensed financial statements included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with Fusion’s financial statements and related notes and “Fusion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations (As Restated)” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Fusion.

Statement of Operations Data	Six Months Ended June 30, 2021		For the Period from March 6, 2020 (Inception) Through December 31, 2020 (As Restated) (in dollars, except for share numbers)
Formation, operating costs and general and administrative expenses		$1,126,692	$1,167,417
Loss from operations		(1,126,692)	(1,167,417)

Other income (expense):
Change in fair value of public warrant liability		9,700,560	(25,725,000)
Change in fair value of private placement warrant liability		20,301,750	(12,584,590)
Change in fair value of derivative warrant liabilities		30,002,310	(38,309,590)
Interest income on investments held in Trust Account		72,356	219,337
Income (loss) before provision for income taxes		28,947,974	(39,257,670)
Provision for income taxes			(11,509)
Net income (loss)		$28,947,974	$(39,269,179)
Weighted average shares outstanding of Class A common stock, basic and diluted		35,000,000	35,000,000
Basic and diluted net income per common share, Class A	$		$0.00
Weighted average shares outstanding of Class B common stock, basic and diluted		8,750,000	8,750,000
Basic and diluted net income (loss) per common share, Class B		$3.30	$(4.49)
Balance Sheet Data	June 30, 2021	December 31, 2020 (As Restated)
Total assets	$350,260,786	$351,283,764
Total liabilities	49,566,578	79,527,530
Total stockholders’ equity	5,000,008	5,000,004

SUMMARY HISTORICAL FINANCIAL INFORMATION OF MONEYLION

MoneyLion is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.

MoneyLion’s statement of operations data for the six months ended June 30, 2021 and balance sheet data as of June 30, 2021, is derived from MoneyLion’s unaudited condensed financial statements included elsewhere in the proxy statement/prospectus. MoneyLion’s statement of operations data for the year ended December 31, 2020 (As Restated), and balance sheet data as of December 31, 2020 (As Restated) is derived from MoneyLion’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with MoneyLion’s consolidated financial statements and related notes and “MoneyLion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Fusion.

	Six Months Ended June 30, 2021	Year Ended December 31, 2020 (As Restated)
	(in thousands)	(in thousands)
Statement of Operations Data:
Revenue
Net interest income on finance receivables	$3,423	$4,347
Membership subscription revenue	15,362	25,994
Affiliates income	3,269	2,234
Fee income	49,257	46,639
Other income	19	197
Total Revenues, net	71,330	79,411
Operating expenses
Marketing	13,529	11,060
Provision for loss on receivables	21,406	21,294
Other direct costs	5,155	4,336
Interest expense	3,320	2,950
Personnel expenses	15,253	24,200
Underwriting expenses	3,544	6,242
Information technology expenses	3,814	7,041
Bank and payment processor fees	11,756	13,737
Change in fair value of warrant liability	48,790	14,419
Change in fair value of subordinated convertible notes	49,561	4,000
Professional fees	8,037	8,396
Depreciation expense	1,016	1,108
Occupancy expense	765	1,233
Gain on foreign currency translation	(44)	(179)
Other operating (income) expenses	(2,021)	1,155
Total operating expenses	183,881	120,992
Net loss before income taxes	(112,551)	(41,581)
Income tax benefit	42	6
Net loss	$(112,593)	$(41,587)

	As of June 30, 2021	As of December 31, 2020 (As Restated)
	(in thousands)	(in thousands)
Balance Sheet Data:
Cash and restricted cash	$31,777	$20,927
Total current assets	136,894	92,296
Total current liabilities	20,201	20,968
Total assets	167,389	123,643
Total liabilities	223,025	92,237
Total temporary equity	399,167	360,035
Total stockholders’ deficit	(454,803)	(328,629)
	Six Months Ended June 30, 2021	Year Ended December 31, 2020 (As Restated)
	(in thousands)	(in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$4,591	$3,028
Net cash used in investing activities	(52,564)	(42,747)
Net cash provided by financing activities	58,823	14,833

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on Fusion’s historical financial statements and MoneyLion’s historical consolidated financial statements as adjusted to give effect to the merger and the PIPE Investment. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger, treated as a reverse recapitalization for accounting purposes and the PIPE Investment as if they had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 give effect to the merger and the PIPE Investment as if they had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the merger and the PIPE Investment.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Fusion and MoneyLion have not had any historical relationship prior to the merger. Accordingly, no pro forma Transaction Accounting Adjustments were required to eliminate activities between the companies.

This information should be read together with Fusion’s and MoneyLion’s historical financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion,” and other financial information relating to Fusion and MoneyLion included elsewhere in this proxy statement/prospectus.

	Pro Forma
	Six Months Ended June 30, 2021
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Combined Statement of Operations data:
Net revenue	$71,330	$71,330
Loss from operations	(15,327)	(15,327)
Net loss	14,670	14,670
Net loss attributable to common stockholders	8,826	8,826

	Pro Forma
	Six Months June 30, 2021
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Combined Balance Sheet data:
Total assets	$611,302	$422,382
Total debt	44,529	44,529
Total liabilities	80,666	80,666
Total temporary equity	101,157	101,157
Total stockholders’ equity	429,479	240,559

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for Fusion and MoneyLion and unaudited pro forma condensed combined per share information of New MoneyLion after giving effect to the merger, assuming two redemption scenarios as follows:

•        Assuming no redemptions:

•        Assuming maximum redemptions:

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 was derived from the unaudited historical balance sheet of Fusion as of June 30, 2021 and the unaudited historical consolidated balance sheet of MoneyLion as of June 30, 2021 and gives effect to the merger and the PIPE Investment as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 give effect to the merger and the PIPE Investment as if they occurred on January 1, 2021.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Fusion and MoneyLion and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Fusion and MoneyLion is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Fusion and MoneyLion would have been had the companies been combined during the periods presented.

(in thousands, except share and per share amounts)	Historical		Pro Forma
For the three months ended June 30, 2021	Fusion	MoneyLion	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
Net loss	$28,947	$(112,593)	$14,670	$14,670
Net loss attributable to common stockholders	$28,947	$(128,264)	$8,826	$8,826
Weighted average common shares outstanding, basic and diluted	8,750,000	2,955,677	241,137,636	222,245,676
Net loss per share attributable to common stockholders, basic and diluted	$3.31	$(43.40)	$0.04	$0.04

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Fusion

Market Price and Ticker Symbol

Fusion’s units, Class A common stock and public warrants are currently listed on the NYSE under the symbols “FUSE.U,” “FUSE,” and “FUSE WS,” respectively.

The closing price of Fusion’s units, Class A common stock and public warrants on February 11, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $13.60, $12.20 and $2.85, respectively. As of [•], 2021, the record date for the Special Meeting, the closing price for each unit, share of Class A common stock and public warrant was $[•], $[•] and $[•], respectively.

Holders

As of [•], 2021, there was [•] holder[s] of record of our units, [•] holder[s] of record of Fusion Class A common stock, [•] holder[s] of record of Fusion Class B common stock and [•] holder[s] of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Fusion Class A common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Fusion has not paid any cash dividends on Fusion common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New MoneyLion’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New MoneyLion Board at such time.

MoneyLion

There is no public market for shares of MoneyLion’s common stock.

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement prospectus, including our consolidated financial statements and related notes.

Unless the context otherwise requires, references in this subsection “— Risks Related to MoneyLion’s Business and Industry” to “we”, “us”, “our”, and “the Company” generally refer to MoneyLion in the present tense or New MoneyLion from and after the Business Combination.

SUMMARY RISK FACTORS

The following is a summary of select risks and uncertainties that could materially adversely affect the Business Combination, MoneyLion and its business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below.

Risks Related to MoneyLion’s Business and Industry

•        MoneyLion’s results of operations and future prospects depend on its ability to retain existing, and attract new, customers. MoneyLion faces intense and increasing competition and, if it does not compete effectively, its competitive positioning and operating results will be harmed.

•        Because MoneyLion relies on third parties to provide services, MoneyLion could be adversely impacted if they fail to fulfill their obligations or if MoneyLion’s arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

•        If MoneyLion fails to comply with the applicable requirements of our third-party partners, they could seek to suspend or terminate MoneyLion’s accounts, which could adversely affect MoneyLion’s business.

•        If the information provided to MoneyLion by customers is incorrect or fraudulent, MoneyLion may misjudge a customer’s qualifications to receive its products and services and its results of operations may be harmed and could subject MoneyLion to regulatory scrutiny or penalties.

•        MoneyLion services all of the loans it originates. A failure by MoneyLion to service loans properly could result in lost revenue and negatively impact its business and operations or subject MoneyLion to regulatory scrutiny or penalties.

•        Systems defects, failures or disruptions, including events beyond MoneyLion’s control, and resulting interruptions in the availability of MoneyLion’s websites, applications, products, or services could harm MoneyLion’s business, harm its reputation, result in significant costs to MoneyLion, decrease MoneyLion’s potential profitability and expose it to substantial liability.

•        The legal and regulatory regimes governing certain of MoneyLion’s products and services are uncertain and evolving. Changing laws, regulations, interpretations or regulatory enforcement priorities may negatively impact the management of its business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.

•        While MoneyLion takes precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of MoneyLion’s products and services or subject MoneyLion to scrutiny or penalties.

•        MoneyLion’s business and platform depend in part on intellectual property and proprietary rights and technology licensed from or otherwise made available to MoneyLion by third parties. If MoneyLion fails to comply with its obligations under license or technology agreements with third parties, MoneyLion may be required to pay damages and MoneyLion could lose license rights that are critical to our business.

•        MoneyLion has in the past, and continues to be, subject to inquiries, subpoenas, exams, pending investigations, and enforcement matters by state and federal regulators, the outcome of which is uncertain and could cause reputational and financial harm to MoneyLion’s business and results of operations.

•        MoneyLion’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, MoneyLion’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

•        MoneyLion has a history of losses and may not achieve profitability in the future.

Risks Related to Fusion and the Business Combination

•        Directors and officers of Fusion have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

•        Fusion’s Sponsor, directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

•        Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.

•        We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•        Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

•        If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

•        Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•        Financial projections with respect to New MoneyLion may not prove to be reflective of actual future results.

•        The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•        We will incur significant costs and obligations as a result of being a public company.

Risks Related to MoneyLion’s Business and Industry

Our financial condition and results of operations may be adversely impacted by the COVID-19 pandemic.

Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of disruption to the regional, state, and local economies in which we offer our products and services. The current COVID-19 pandemic could have a material adverse effect on the value, operating results and financial condition of our business.

The COVID-19 pandemic has caused substantial changes in consumer behavior, restrictions on business and individual activities, and high unemployment rates, which have led to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, suspension of interest accrual, and similar mandates for many individuals and businesses to substantially restrict daily activities have led to a decrease in consumer activity generally. Additionally, the COVID-19 pandemic has had a negative impact on consumer finances and on employment levels, which could lead to lower demand for loans, higher loan delinquencies, less likelihood of signing up for our membership programs, less likelihood of making investments through our platform and less spending on the MoneyLion platform, all of which would have a negative impact on our financial condition, results of operations and cash flows.

While the extent and duration of the economic slowdown and high unemployment rates attributable to the COVID-19 pandemic remain uncertain at this time, a continued significant economic slowdown could have a substantial adverse effect on our financial condition, liquidity and results of operations. As of the date of this proxy statement/prospectus, COVID-19 could have the following adverse effects on our business and results of operations, among others:

•        reduced borrower approval rates, including as a result of credit eligibility and other adjustments;

•        lower average balances of our loans as a result of changes in consumer demand and adjustments to our credit decisioning process and credit criteria;

•        reduced pool of customers eligible for our loan or advance products;

•        impeded liquidity and negative fair value adjustments with respect to our loans or advance products; and

•        reduced funds available for our investment products.

See “MoneyLion’s Management’s Discussion and Analysis of our Financial Condition and Results of Operations — Key Performance Metrics” and “— Results of Operations for the Year Ended December 31, 2020 and 2019” for further discussion of the impact of the COVID-19 pandemic in recent periods on our business and operating results. The COVID-19 pandemic, and its impact, may also have the effect of heightening many of the other risks described herein.

Our business may be adversely affected by economic conditions and other factors that we cannot control.

Uncertainty and negative trends in general economic conditions, including significant tightening of credit markets, historically have created a difficult operating environment for our industry. Many factors, including factors that are beyond our control, may impact our results of operations or financial condition and our overall success by affecting a customer’s willingness and capacity to use our products and services, including a customer’s willingness to incur loan obligations or willingness or capacity to make payments on their loans or other services we offer. These factors include interest rates, unemployment levels, conditions in the housing market, immigration policies, gas prices, energy costs, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

Many new customers on our platform have limited or no credit history and limited financial resources. Accordingly, such customers have historically been, and may in the future become, disproportionately affected by adverse macroeconomic conditions, such as the disruption and uncertainty caused by the COVID-19 pandemic. In addition, major medical expenses, divorce, death or other issues that affect customers could affect a customer’s willingness or ability to make payments on their loans or advances or engage in investing activities. If borrowers default on loans facilitated on our platform, the cost to service these loans may also increase without a corresponding increase in revenue earned from lending operations, and the value of the loans could decline. Higher default rates by these borrowers may lead to lower demand by our funding sources and institutional investors to fund loans and other receivables facilitated by our platform, which would adversely affect our business, financial condition and results of operations.

During periods of economic slowdown or recession, our current and potential investors in our special purpose financing structure may reduce the number of loans or other receivables they are willing to finance or demand terms that are less favorable to us, to compensate for any increased risks. A reduction in the volume of the loans and other receivables we are able to finance through this structure would negatively impact our ability to maintain or increase the level of our lending and provision of other services to customers. Any sustained decline in demand for loans or other services we offer, or any increase in delinquencies or defaults that result from economic downturns, may harm our ability to maintain robust volumes for our lending operations and other services, which would adversely affect our business, financial condition and results of operations. For the year ended December 31, 2020, for secured personal loans provided through our Credit Builder Plus membership program, the average 30+ day delinquency rate was 4.2% and the average monthly default rate was 1.4%. For the year ended December 31, 2020, the non-repayment rate for advances provided through our Instacash product was 4.8%. See “Business of New MoneyLion — Our Product Platform.”

For example, the COVID-19 pandemic and other related adverse economic events led to a significant increase in unemployment, comparable, and at times surpassing, the unemployment rates during the peak of the financial crisis in 2008. There can be no assurance that levels of unemployment or underemployment will improve in the near term. The increase in the unemployment rate could increase the non-repayment rate on our loans and advance products, increase the rate of customers declaring bankruptcy or decrease our customers’ use of our investment and other products and services, any of which could adversely affect the attractiveness of our loans and other receivables to our financing sources. If we are unable to adjust our platform to account for events like the COVID-19 pandemic and the resulting rise in unemployment, or if our platform is unable to more successfully predict the creditworthiness of potential borrowers compared to other lenders, then our business, financial condition and results of operations could be adversely affected.

Furthermore, the COVID-19 pandemic has caused some borrowers on our platform to request a temporary extension or modification of the payment schedules of their loans under our temporary relief or loan modification programs, or hardship programs. If a large number of borrowers seek to participate in such hardship programs, the investment returns of our financing sources could decline. Further, if the rate of borrowers that participate in such hardship programs is greater than those experienced by our competitors, then our financing sources may become less interested providing financing for our loans and other consumer receivables, which could negatively impact our funding strategy or significantly increase the cost of obtaining funding. Any of the foregoing could adversely affect our business, financial condition and results of operations.

If there is an economic downturn that affects our current and prospective customers or our financing sources, or if we are unable to address and mitigate the risks associated with any of the foregoing, our business, financial condition and results of operations could be adversely affected.

We operate in a cyclical industry. In an economic downturn, we may not be able to grow our business or maintain expected levels of liquidity or revenue growth.

The timing, severity, and duration of an economic downturn can have a significant negative impact on our ability to generate adequate revenue and to absorb expected and unexpected losses. For example, in making a decision whether to extend credit to a new or existing customer or determine appropriate pricing for a loan or whether to provide a customer an advance, our decision strategies rely on robust data collection, including from third-party sources, proprietary scoring models, and market expertise. An economic downturn could place financial stress on our customers, potentially impacting our ability to make accurate assessments or decisions about our customers’ ability to pay for loans and other services we provide, as well as our customers’ willingness to use our products and services. Our ability to adapt in a manner that balances future revenue production and loss management will be tested in a downturn. The longevity and severity of a downturn will also place pressure on our funding sources. There can be no assurance that our financing arrangements will remain available to us through any particular business cycle or be renewed on the same terms. The timing and extent of a downturn may also require us to change, postpone or cancel our strategic initiatives or growth plans to pursue shorter-term sustainability. The longer and more severe an economic downturn, the greater the potential adverse impact on us, which could be material.

We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and makes it difficult to evaluate our future prospects.

We were founded in 2013 and have experienced rapid growth in recent years. Our limited operating history may make it difficult to make accurate predictions about our future performance. Assessing our business and future prospects may also be difficult because of the risks and difficulties we face. These risks and difficulties include our ability to:

•        improve the effectiveness and predictiveness of our data-driven platform;

•        maintain and increase the volume of loans, advances and other financial products we provide through our platform;

•        enter into new and maintain existing relationships with third-party partners and service providers;

•        successfully maintain cost-effective sources of financing for our operations;

•        maintain competitive interest rates offered to borrowers on our platform, while enabling our funding sources to achieve an adequate return over their cost of funds;

•        successfully build our brand and protect our reputation from negative publicity;

•        increase the effectiveness of our marketing strategies, including our direct consumer marketing initiatives;

•        continue to expand the number of our potential customers;

•        successfully adjust our proprietary models, products and services in a timely manner in response to changing macroeconomic conditions and fluctuations in the credit market;

•        comply with and successfully adapt to complex and evolving regulatory environments;

•        protect against increasingly sophisticated fraudulent uses of financial products and online theft;

•        successfully compete with companies that are currently in, or may in the future enter, the business of providing consumer financial services;

•        enter into new markets and introduce new products and services;

•        sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights;

•        effectively secure and maintain the confidentiality of the information received, accessed, stored, provided and used across our systems;

•        successfully obtain and maintain funding and liquidity to support continued growth and general corporate purposes;

•        attract, integrate and retain qualified employees; and

•        effectively manage and expand the capabilities of our operations teams, outsourcing relationships and other business operations.

If we are not able to timely and effectively address these risks and difficulties as well as those described elsewhere in this “Risk Factors” section, our business and results of operations may be harmed.

Our results of operations and future prospects depend on our ability to retain existing, and attract new, customers. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among others:

•        the continued growth of our customer base;

•        our ability to monetize our customer base, including through additional products by our existing customers;

•        our ability to acquire customers at a lower cost; and

•        our ability to increase the overall value to us of each of our customers while they remain on our platform.

We expect our competition to continue to increase, as there are generally no substantial barriers to entry to the markets we serve. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to financial services products similar to ours, significantly greater financial, technical, marketing and other resources and a larger customer base than we do. This allows them, among other things, to potentially offer more competitive pricing or other terms or features, a broader range of financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.

We currently compete at multiple levels with a variety of competitors, including:

•        traditional banks and credit unions;

•        new entrants obtaining banking licenses;

•        other non-bank digital providers that white label regulated products, offering banking-related services;

•        specialty finance and other non-bank providers, offering consumer lending-related products or advances; and

•        online wealth management platforms, such as robo-advisors, offering consumer investment services.

We compete with traditional banks for many of the services we offer. Because we do not currently control a bank or a bank holding company, we are subject to regulation by a variety of state and federal regulators across our products and services and we rely on MetaBank®, N.A. (“MetaBank”) to provide banking accounts and debit cards to our customers. This regulation by federal, state and local authorities increases our compliance costs, particularly for our lending business, as we navigate multiple regimes with different examination schedules and processes, varying disclosure requirements, and at times conflicting consumer protection laws. In addition, our ability to compete may be hampered in certain states where the amount of interest we are permitted to charge customers is capped and we are consequently unable to make loans to all the customers that we believe may be qualified but to whom we cannot offer the appropriate risk-adjusted margin.

We believe that our ability to compete depends upon many factors both within and beyond our control, including, among others, the following:

•        the size, diversity and activity levels of our customer base;

•        the timing and market acceptance of products and services, including developments and enhancements to those products and services, offered by us and our competitors;

•        customer service and support efforts;

•        selling and marketing efforts;

•        the ease of use, performance, price and reliability of solutions developed either by us or our competitors;

•        changes in economic conditions, regulatory and policy developments;

•        general credit markets conditions and their impact on our liquidity and ability to access funding;

•        the ongoing impact of the COVID-19 pandemic on the lending and financial services markets we serve;

•        our brand strength relative to our competitors; and

•        competition over highly skilled personnel in the technology industry.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our net revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. Competitive pressures could also result in us reducing the amounts we charge for our various products and services, such as reducing the annual percentage rate on the loans we originate, incurring higher customer acquisition costs and could make it more difficult for us to grow our financial services product offerings in both number and volume for new as well as existing customers. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Because we rely on third parties to provide services, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

We depend on certain key third-party partners, service providers and vendors for certain products and services. The success of our business depends in part on our ability to work with a bank partner, currently MetaBank, to provide our customers with deposit accounts and debit cards facilitated through our platform. We are also dependent on our relationship with DriveWealth LLC (“DriveWealth”), a third-party broker-dealer partner, which provides brokerage and related services for the investment accounts facilitated through our platform. Any changes in these relationships or loss of these partners could degrade the functionality of our products and services, impose additional costs or requirements, or give preferential treatment to competitors’ services, including their own services, and materially and adversely affect usage of our products and services. In the event our agreements with these third parties are terminated, or if upon their expiration we are unable to renew the contracts on terms favorable to us, or at all, it may be difficult for us to replace these services, which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

Our systems and operations or those of our third-party service providers could be exposed to damage or interruption from, among other things, financial insolvency, bankruptcy, contractual default, or adverse regulatory changes. In addition, we may be unable to renew our existing contracts with our most significant third-party relationships, MetaBank and DriveWealth, or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of these third-party providers to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability.

If we fail to comply with the applicable requirements of our third-party partners, they could seek to suspend or terminate our accounts, which could adversely affect our business.

We rely on agreements with MetaBank, DriveWealth and other third-party providers to provide deposit accounts, debit card services and investment advisory services. These agreements and corresponding regulations governing banks and financial institutions may give them substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for customers and require us to comply with certain legal requirements. Our financial institution partners’ discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. Without these relationships, we would not be able to service our deposit accounts, debit cards and investment accounts, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, our financial results could be adversely affected if our costs associated with such relationships materially change or if any penalty or claim for damages is imposed as a result of our breach of the agreement with them or their other requirements.

We rely on third-party service providers for payment processing and other functions that are important to our operations. The loss of those service providers could materially and adversely affect our business, results of operations and financial condition. Additionally, if a third-party service provider fails to comply with legal or regulatory requirements or otherwise to perform these functions properly, our business may be adversely affected.

We rely on third-party service providers to perform various functions relating to our business, including underwriting, fraud detection, marketing, operational functions, cloud infrastructure services, information technology, and telecommunications, and, because we are not a bank and cannot belong to or directly access the ACH payment network, ACH processing, and debit card payment processing. While we oversee these service providers to ensure they provide services in accordance with our agreements and regulatory requirements, we do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform such functions, including through negligence, willful misconduct or fraud, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.

Additionally, if one or more key third-party service providers were to cease to exist, to become a debtor in a bankruptcy or an insolvency proceeding or to seek relief under any debtor relief laws or to terminate its relationship with us, there could be delays in our ability to process payments and perform other operational functions for which we are currently relying on such third-party service provider, and we may not be able to promptly replace such third-party service provider with a different third-party service provider that has the ability to promptly provide the same services in the same manner and on the same economic terms. As a result of any such delay or inability to replace such key third-party service provider, our ability to process payments and perform other business functions could suffer and our business, cash flows and future prospects may be negatively impacted.

A significant change in consumer confidence in our products and services could negatively impact our business.

We have developed a strong and trusted brand that has contributed significantly to the success of our business. We believe that maintaining and promoting our brand is critical to achieving widespread acceptance of our products and services and expanding our base of customers.

Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable, secure, and innovative products and services, as well as our ability to maintain trust and remain a leading financial services platform. We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.

We rely on relationships with third-party partners to obtain and maintain customers. Our ability to acquire new customers could be materially harmed if we are unable to enter into or maintain these relationships on terms that are commercially reasonable to us, or at all.

Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information (“PII”), compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. We have been, from time to time and, may in the future be, the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

If the information provided to us by customers is incorrect or fraudulent, we may misjudge a customer’s qualifications to receive our products and services and our results of operations may be harmed and could subject us to regulatory scrutiny or penalties.

Our decisions to provide many of our products and services to our customers are based partly on information customers provide to us or authorize us to receive. To the extent that these customers provide information to us in a manner that we are unable to verify, our decisioning process may not accurately reflect the associated risk. In addition, data provided by third-party sources, including consumer reporting agencies, is a component of our credit decisions and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business and results of operations.

In addition, we use identity and fraud prevention tools to analyze data provided by external databases to authenticate each applicant’s identity. From time to time, these checks have failed and there is a risk that these checks could fail in the future, and fraud, which may be significant, may occur. We may not be able to recoup funds underlying loans or associated with our other services made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, results of operations and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, which could negatively impact our results of operations, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs.

Many of our investment advisory customers are first-time investors and our revenues could be reduced if these customers stop investing altogether or stop using our platform for their investing activities.

Our business model focuses on making the financial markets accessible to a broad demographic of retail investors. In each of the years ended December 31, 2020, 2019 and 2018, over half of our customers for the applicable period were first-time investors. In addition, in the first half of 2020, we saw a significant increase in the number of new accounts opened by first-time investors, largely as a result of economic and social conditions driven by the COVID-19 pandemic. Our success, and our ability to increase revenues and operate profitably, depends in part on such customers continuing to utilize our platform, even as global social and economic conditions shift. However, our customers do not have long-term contractual arrangements with us and can utilize our platform on a transaction-by-transaction basis and may also cease to use our platform at any time or use a competitor’s platform. We may face particular challenges in retaining these investors as customers, for example as a result of a return to pre-COVID-19 behaviors, increased volatility in the financial markets or increasing availability of competing products that seek to target the same demographic. In particular, a broad decline in the equity or other financial markets could result in some of these investors exiting the markets and leaving our platform. Any significant loss of these customers or a significant reduction in their use of our platform could have a material impact on our investment volumes and revenues, and materially adversely affect our business, financial condition and results of operations.

If loans and other receivables originated through our platform do not perform, or significantly underperform, we may incur financial losses on the receivables we originate or lose the confidence of our financing sources.

Any significant underperformance of the loans and other receivables facilitated through our platform, especially if they underperform compared to those generated by our competitors, may adversely impact our relationship with our funding sources and result in their loss of confidence in us, which could lead to the termination of our existing funding arrangements. We do not provide a guarantee for the performance of loans and other receivables that we facilitate, and also sell these loans and other receivables at a discount of approximately 10% to our special purpose vehicle financing structure. Any requirement that we increase the amount of receivables we hold on our balance sheet due to a decrease or termination by our funding sources in their investments in our credit products and other consumer receivables would have a material adverse effect on our business, results of operations, financial condition, and future prospects.

Borrowers may prepay a loan at any time without penalty, which could reduce our revenue and limit our ability to obtain financing for our lending operations.

A borrower may decide to prepay all or a portion of the remaining principal amount on a loan at any time without penalty. If the entire or a significant portion of the remaining unpaid principal amount of a loan is prepaid, we would receive significantly lower interest associated with such prepaid loan. Prepayments may occur for a variety of reasons, including if interest rates decrease after a loan is made. If a significant volume of prepayments occurs, the amount of our servicing fees would decline, which could harm our business and results of operations. Our data-driven models are designed to predict prepayment rates. However, if a significant volume of prepayments occur that our models do not accurately predict, returns targeted by our financing sources in our loan funding programs would be adversely affected and our ability to attract new investors would be negatively affected.

We service all of the loans we originate. A failure by us to service loans properly could result in lost revenue and negatively impact our business and operations or subject us to regulatory scrutiny or penalties.

We service all of the loans we originate. Any failure on our part to perform functions related to our servicing activities to properly service our loans could result in a significant decrease in the amount of loans we service and therefore adversely impact the amount of revenue generated from interest income.

We rely on investment through our subsidiary Special Purpose Vehicle financing structure to finance loans and advances, and any inability to meet investors expected returns or our obligations concerning that financing could result in significant losses in and harm to our business.

Our credit and advance products are currently financed through Invest in America Credit Fund 1 LLC (“IIA”) and associated special purpose vehicles. IIA was formed in 2016 and is an indirect wholly owned subsidiary of MoneyLion Inc. If we fail to meet our contractual obligations under the arrangement with our funding sources, including ensuring that our credit and advance products are run and managed appropriately, or if we fail to meet the investment expectations or returns of our funding sources, our funding sources could terminate their arrangements with us or we may not be able to refinance such funding sources on favorable terms or at all, which could significantly impair our ability to finance future credit and advance receivables beyond the contractual obligations of the funding sources. Loss of one or more of the financing sources we have for our credit products and other receivables could have an adverse impact on our performance, and it could be costly and time consuming to obtain a new financing, if at all. Additionally, any failure involving our servicing processes and any related technical or other errors could create material obligations between MoneyLion and IIA, which could negatively impact our results of operations.

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain and motivate our personnel, our business, financial condition and results of operations could be adversely affected.

Our success significantly depends on the continued service of our senior management team, including Diwakar (Dee) Choubey, our Co-Founder and Chief Executive Officer, and Rick Correia, our Chief Financial Officer, and other highly skilled personnel. Our success also depends on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization.

Competition for highly skilled personnel, including engineering and data analytics personnel, is extremely intense, particularly in New York where our headquarters is located. We have experienced, and expect to continue to face, difficulty identifying and hiring qualified personnel in many areas, especially as we pursue our growth strategy. Further, as a result of the COVID-19 pandemic, a large and increasing number of companies have adopted permanent work-from-home policies, which further increases the challenges associated with hiring and retaining qualified personnel. We may not be able to hire or retain such personnel at compensation or flexibility levels consistent with our existing compensation and salary structure and policies. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, specifically in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the price of our stock after this Business Combination may adversely affect our ability to attract or retain highly skilled technical, financial and marketing personnel.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements. While we are in the process of training their replacements, the quality of our services and our ability to serve our customers could decline, resulting in an adverse effect on our business.

If we fail to promote, protect, and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing, protecting, and maintaining awareness of our brand in a cost-effective manner is critical to attracting new and retaining existing customers to our platform. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the experience of existing customers. Our efforts to build our brand have involved significant expense, and we expect to increase our marketing spend in the near term. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. Additionally, the successful protection and maintenance of our brand will depend on our ability to obtain, maintain, protect, and enforce trademark and other intellectual property protection for our brand. If we fail to successfully promote, protect, and maintain our brand or if we incur substantial expenses in an unsuccessful attempt to promote, protect, and maintain our brand, we may lose our existing merchants and customers to our competitors or be unable to attract new merchants and customers. Any such loss of existing merchants or customers, or inability to attract new merchants or customers, would have an adverse effect on our business and results of operations.

Our engineering and technical development teams are based primarily in Malaysia, which could be adversely affected by changes in political or economic stability or by government policies.

Our engineering and technical development teams operate a foreign office in Malaysia, which is subject to relatively higher degrees of political and social instability than the United States and may lack the infrastructure to withstand political unrest or natural disasters. The political or regulatory climate in the United States, or elsewhere, also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them. If we had to curtail or cease operations in Malaysia and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our results of operations. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Any violations of the FCPA or local anti-corruption laws by us, our subsidiaries or our local agents could have an adverse effect on our business and reputation and result in substantial financial penalties or other sanctions.

Our ability to collect payments on our financial products and services and maintain accurate accounts may be adversely affected by computer malware, social engineering, phishing, physical or electronic break-ins, undetected technical errors, bugs and similar disruptions.

The automated nature of our platform may make it an attractive target for hacking and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, in which case there would be an increased risk of fraud or identity theft, and we may experience losses on, or delays in the collection of amounts owed on, a fraudulently induced loan or payments relating to our other products and services. Security breaches could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. In addition, the software that we have developed to use in our daily operations is highly complex and may contain undetected technical errors that could cause our computer systems to fail. Because many of the products and services we provide involve, in part, our proprietary automated decisioning processes, any failure of our computer systems involving our automated processes and any technical or other errors contained in the software pertaining to our automated processes could compromise our ability to accurately evaluate potential customers, which would negatively impact our results of operations. Furthermore, any failure of our computer systems could cause an interruption in operations and result in disruptions in, or reductions in the amount of, collections on fees and other amounts from our customers.

Additionally, if hackers were able to access our secure files, they might be able to gain access to the personal information of our customers. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of customers, all of which may negatively affect our business.

Our platform and internal systems, and those of third parties upon whom we rely, rely on software that is highly technical, and if it contains undetected technical errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage high volumes of data. The software upon which we rely may from time to time contain undetected technical errors or bugs. Some technical errors or bugs may only be discovered after the code has been released for external or internal use. Technical errors or other design defects within the software upon which we rely may result in failure to accurately predict a loan applicant’s creditworthiness or the suitability of other applicants for our other products and services, failure to comply with applicable laws and regulations, approval of sub-optimally priced loans, incorrectly displayed interest rates or other fees to borrowers and other customers, or incorrectly charged interest or fees to borrowers and other customers or to third-party partners or institutional investors, failure to detect fraudulent activity on our platform, our inability to accurately evaluate potential customers, a negative experience for customers or third-party partners, delayed introductions of new features or enhancements or failure to protect customer data or our intellectual property or other sensitive data or proprietary information. Any technical errors, bugs or defects discovered in the software upon which we rely could result in harm to our reputation, loss of customers or bank partners, increased regulatory scrutiny, fines or penalties, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations.

Some aspects of our business processes include open source software, which poses risks that could have a material and adverse effect on our business, financial condition and results of operations. In addition, any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

We incorporate open source software into processes supporting our business and anticipate using open source software in the future. Such open source software may include software covered by licenses like the GNU General Public License and the Apache License. The terms of various open source licenses to which we are subject have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems, limits our use of the software, inhibits certain aspects of our systems and negatively affects our business operations.

Some open source licenses contain requirements that we make source code publicly available or make available on unfavorable terms or at no cost, modifications or derivative works we create based upon the type of open source software we use.

While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source license, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. We may face claims from third parties claiming ownership of, or demanding the release or license of, modifications or derivative works that we have developed using such open source software (which could include our proprietary source code or artificial intelligence (“AI”) models), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and if portions of our proprietary AI models or software are determined to be subject to an open source license, or if the license terms for the open source software that we incorporate change, we could be required to publicly release all or affected portions of our source code, purchase a costly license, cease offering the implicated products or services unless and until we can re-engineer such source code in a manner that avoids infringement, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or change our business activities, any of which could negatively affect our business operations and potentially our intellectual property rights. In addition, the re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. If we were required to publicly disclose any portion of our proprietary models, it is possible we could lose the benefit of trade secret protection for our models.

In addition to risks related to license requirements, the use of certain open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, controls or other contractual protections regarding infringement claims or the quality of the origin of the software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. Any of these risks associated with the use of open source software could be difficult to eliminate or manage, and if not addressed, could materially and adversely affect our business, financial condition and results of operations.

Systems defects, failures or disruptions, including events beyond our control, and resulting interruptions in the availability of our websites, applications, products, or services could harm our business, harm our reputation, result in significant costs to us, decrease our potential profitability and expose us to substantial liability.

We use vendors, such as our cloud computing web services provider, account transaction and card processing companies, and third-party software providers, in the operation of our platform. The satisfactory performance, reliability, and availability of our technology and our underlying network and infrastructure are critical to our operations and reputation and the ability of our platform to attract new and retain existing customers. We rely on these vendors to protect their systems and facilities against damage or service interruptions from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm these systems, criminal acts, unauthorized access, sabotage, acts of vandalism, military actions, negligence, human errors, fraud, spikes in platform use and denial of service issues, hardware failures, improper operation, cyberattacks, data loss, wars and similar events. If our arrangement with a vendor is terminated or if there is a lapse of service or damage to its systems or facilities, we could experience interruptions in our ability to operate our platform. We also may experience increased costs and difficulties in replacing that vendor and replacement services may not be available on commercially reasonable terms, on a timely basis, or at all. In addition, our platform is accessed by many customers, often at the same time. As we continue to expand the number of our customers, and products and services available through our platform, we may not be able to scale our technology to accommodate the increased capacity requirements. The failure of data centers, internet service providers or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. Any interruptions or delays in our platform availability, whether as a result of a failure to perform on the part of a vendor, any damage to one of our vendor’s systems or facilities, the termination of any of our third-party vendor agreements, software failures, our or our vendor’s error, natural disasters, terrorism, other man-made problems, security breaches, whether accidental or willful, or other factors, could harm our relationships with our customers, prevent our customers from accessing their accounts, damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, cause the loss of critical data, prevent us from supporting our platform, products or services or cause us to incur additional expense in arranging for new facilities and support or otherwise harm our business and also harm our reputation.

In addition, we source certain information from third parties. For example, our risk-scoring model is based on algorithms that evaluate a number of factors and currently depend on sourcing certain information from third parties, including consumer reporting agencies. In the event that any third party from which we source information experiences a service disruption, whether as a result of maintenance, natural disasters, terrorism, or security breaches, whether accidental or willful, or other factors, the ability to score and decision loan applications and applications for our other products and services through our platform may be adversely impacted. Additionally, there may be errors contained in the information provided by third parties. This may result in the inability to approve otherwise qualified applicants through our platform, which may adversely impact our business by negatively impacting our reputation and reducing our transaction volume.

To the extent we use or are dependent on any particular third-party data, technology, or software, we may also be harmed if such data, technology, or software becomes non-compliant with existing regulations or industry standards, becomes subject to third-party claims of intellectual property infringement, misappropriation, or other violation, or malfunctions or functions in a way we did not anticipate. Any loss of the right to use any of this data, technology, or software could result in delays in the provisioning of our products and services until equivalent or replacement data, technology, or software is either developed by us, or, if available, is identified, obtained, and integrated, and there is no guarantee that we would be successful in developing, identifying, obtaining, or integrating equivalent or similar data, technology, or software, which could result in the loss or limiting of our products, services, or features available in our products or services.

In addition, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. Furthermore, prolonged interruption in the availability, or reduction in the speed or other functionality, of our platform, products or services could materially harm our reputation and business. Any of the foregoing could prevent us from processing transactions or posting payments on our platform, damage our brand and reputation, divert the attention of our employees, reduce our revenue, subject us to liability, and cause customers to abandon our platform, any of which could have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

Demand for our products may decline if we do not continue to innovate or respond to evolving technological or other changes.

We operate in a dynamic industry characterized by rapidly evolving technology, frequent product introductions, and competition based on pricing and other differentiators. We rely on our proprietary technology to make the MoneyLion platform available to customers, to service customers and to introduce new products. In addition, we may increasingly rely on technological innovation as we introduce new types of products, expand our current products into new markets, and continue to streamline the MoneyLion platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior customer experience, customers’ demand for our products may decrease and our growth and operations may be harmed. Participants in our industry also compete on price, and our ability to meet the demand of our customers in this respect could affect our ability to maintain demand for our products and services.

Our business is subject to extensive regulation, examination, and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.

We are subject to extensive regulation, supervision and examination under United States federal and state laws and regulations. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject us to civil money penalties, customer remediations, increased compliance costs, and limits or prohibitions on our ability to offer certain products or services or to engage in certain activities. Any failure or perceived failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions and/or damage our reputation, which could materially and adversely affect our business. In addition, to the extent that we undertake actions requiring regulatory approval or non-objection, regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on our business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over us.

We are subject to the regulatory and enforcement authority of the Consumer Financial Protection Bureau (“CFPB”), which oversees compliance with federal consumer financial protection laws. In addition, if the CFPB were to expand its supervisory authority by promulgating new regulations, it is possible that the CFPB could be permitted to conduct periodic examination of our business, which may increase our risk of regulatory or enforcement actions. Further, we are regulated by many state regulatory agencies through licensing and other supervisory or enforcement authority, which includes regular examination by state governmental authorities.

In addition, our wholly-owned subsidiary, ML Wealth LLC (“ML Wealth”), is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is subject to regulation by the SEC. The Advisers Act, together with related regulations and interpretations of the SEC, impose numerous obligations and restrictions on investment advisers, including requirements relating to the safekeeping of client funds and securities, limitations on advertising, disclosure and reporting obligations, prohibitions on fraudulent activities, restrictions on agency cross and principal transactions between an adviser and its advisory clients, and other detailed operating requirements, as well as general fiduciary obligations.

We are also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties and fines, customer remediations, and increased compliance costs, damage our reputation and brand and limit or prohibit our ability to offer certain products and services or engage in certain business practices. Further, in some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body.

The legal and regulatory regimes governing certain of our products and services are uncertain and evolving. Changing laws, regulations, interpretations or regulatory enforcement priorities may negatively impact the management of our business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.

We are required to comply with constantly changing federal, state, and local laws and regulations that regulate, among other things, the terms of the loans and other consumer receivables that we originate and the associated fees that may be charged. Federal and state regulators of consumer financial products and services are also enforcing existing laws, regulations, and rules more aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. Changes in the laws, regulations and enforcement priorities applicable to our business could have a material impact on our business model, operations and financial position.

Such laws and regulations are complex and require us to incur significant expenses and devote significant management attention to ensure compliance. In addition, our failure to comply (or to ensure that our agents and third-party service providers comply) with these laws or regulations may result in litigation or enforcement actions, the penalties for which could include: revocation of licenses and registrations; fines and other monetary penalties; civil and criminal liability; substantially reduced payments by our customers; modification of the original terms of loans and other products, permanent forgiveness of debt, or inability to, directly or indirectly, collect all or a part of the principal of or interest on loans or other amounts owed by our customers; and indemnification claims. Such consequences could, among other things, require changes to our business practices and scope of operations or harm our reputation, which in turn, could have a material adverse effect on our results of operations, financial condition or business.

In addition, the transition to a new Presidential Administration occurring in 2021 is expected to bring an increased focus on enforcement of federal consumer protection laws and appointment of consumer-oriented regulators at federal agencies such as the CFPB, the SEC, the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). It is possible that changes made by regulators in the Biden Administration could result in new requirements or restrictions that apply to us (or our third-party partners), impacting our business, operations, and profitability.

State attorneys general have indicated that they will take a more active role in enforcing consumer protection laws, including through use of Dodd-Frank Act provisions that authorize state attorneys general to enforce certain provisions of federal consumer financial laws and obtain civil money penalties and other relief available to the CFPB.

Further, we may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned features, products, and services and/or increase our cost of doing business. In addition, if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, or criminal or civil sanctions, all of which may have an adverse effect on our reputation, business, results of operations, and financial condition.

These regulatory changes and uncertainties make our business planning more difficult and could result in changes to our business model and potentially adversely impact the results of our operations. New laws or regulations also require us to incur significant expenses to ensure compliance. As compared to our competitors, we could be subject to more stringent state or local regulations or could incur marginally greater compliance costs as a result of regulatory changes.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect our operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on our operating environment. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

In addition, we expect to continue to launch new products and services in the coming years, which may subject us to additional legal and regulatory requirements under federal, state and local laws and regulations, but which we expect to be similar to the legal and regulatory regimes to which we are already subject. We are currently evaluating the business and regulatory implications of offering a Buy Now Pay Later (“BNPL”) product to our customers directly through MoneyLion-controlled lending subsidiaries or offering it through a partnership with an originating bank. Depending on the model we choose, we may be subject to additional or different state lending licensing requirements or contractual requirements under arrangements with a bank partner. We also anticipate launching a credit card product in the future, which would also be provided in partnership with a credit card issuing bank. Depending on the terms of the credit card product, we may need to comply with additional legal, regulatory and contractual obligations, including card association rules. In 2021, we also anticipate making certain cryptocurrency-related products or services available to our customers through one or more regulated partners. On March 26, 2021, we signed a licensing and cooperation agreement with Zero Hash LLC and Zero Hash Liquidity Services LLC (collectively, “Zero Hash”), both of which are registered as money services businesses and have the necessary state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Under the terms of the agreement, we will not be directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency at or through Zero Hash, and therefore, we do not currently expect to be subject to money services business, money transmitter licensing, or other licensing or regulatory requirements specific to transactions relating to virtual currencies. Zero Hash will remain primarily liable for its digital assets activities, and the agreement specifically requires Zero Hash to indemnify us for, among other things, Zero Hash’s failure to perform or comply with the provisions of the agreement, any claims or disputes concerning Zero Hash’s provision of cryptocurrency services, and any failure by Zero Hash to comply with applicable laws and regulations. To the extent claims are made against us and/or we incur liabilities as a result of any such failures, claims or disputes by Zero Hash and Zero Hash is not able to indemnify us for such claims or liabilities, we may suffer losses. With respect to each of our new product offerings, to the extent the application of federal, state, and local laws or regulations to these products is unclear or evolving, including changing interpretations and the implementation of new or varying regulatory requirements by federal or state governments and regulators, this may significantly affect or change our proposed business model, increase our operating expenses and hinder or delay our anticipated launch timelines for new products and services.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices or alter its relationships with customers, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.

If loans made by us under our state lending licenses are found to violate applicable state interest rate limits or other provisions of applicable state lending and other laws, it could adversely affect our business, results of operations, financial condition, and future prospects.

The loans we originate pursuant to our state licenses are subject to state licensing and interest rate restrictions, as well as numerous state requirements regarding consumer protection, interest rate, disclosure, prohibitions on certain activities, and loan term lengths. If the loans we originate pursuant to our state licenses were deemed subject to and in violation of certain state consumer finance or other laws, we could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), and other penalties or consequences, and the loans could be rendered void or unenforceable in whole or in part, any of which could have an adverse effect on our business, results of operations, financial condition, and future prospects.

If we operate without having obtained necessary state or local licenses, it could adversely affect our business, results of operations, financial condition, and future prospects.

Certain states have adopted laws regulating and requiring licensing, registration, notice filing, or other approval by parties that engage in certain activity regarding consumer finance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing, registration, notice filing, or other approval for consumer debt collection or servicing, and/or purchasing or selling consumer loans. We have also received inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state, and we expect to continue to receive such inquiries. The application of some consumer financial licensing laws to our platform and the related activities it performs is unclear. In addition, state licensing requirements may evolve over time, including, in particular, recent trends toward increased licensing requirements and regulation of parties engaged in loan solicitation activities. If we were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, or agree to resolve such concerns by voluntary agreement, we could be subject to or agree to pay fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties, and other penalties or consequences, and the loans facilitated through our platform could be rendered void or unenforceable in whole or in part, any of which could have an adverse effect on the enforceability or collectability of the loans facilitated through our platform.

The highly regulated environment in which our third-party financial institution partners operate may subject us to regulation and could have an adverse effect on our business, results of operations, financial condition, and future prospects.

Our third-party partners are subject to federal and state supervision and regulation. Federal regulation of the banking and investment industries, along with tax and accounting laws, regulations, rules, and standards, may limit their operations significantly and control the methods by which they conduct business. In addition, compliance with laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance requirements. Regulatory requirements affect our third-party partners’ banking and investment practices, among other aspects of their business, and restrict transactions between us and our third-party partners. These requirements may constrain the operations of our third-party partners, and the adoption of new laws and changes to, or repeal of, existing laws may have a further impact on our business.

In choosing whether and how to conduct business with us, current and prospective third-party partners can be expected to take into account the legal, regulatory, and supervisory regime that applies to them, including potential changes in the application or interpretation of regulatory standards, licensing requirements, or supervisory expectations. Regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management, or other operational practices for financial services companies in a manner that impacts our current and prospective third-party partners.

Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of our third-party partners’ assets. If any regulatory agency’s assessment of the quality of our third-party partners’ assets, operations, lending practices, investment practices, or other aspects of their business changes, it may reduce our third-party partners’ earnings, capital ratios, and share price in such a way that affects our business.

Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable state and federal laws, regulations, and interpretations, including enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. We cannot predict with any degree of certainty the substance or effect of pending or future legislation or regulation or the application of laws and regulations to our current and prospective third-party partners. Future changes may have an adverse effect on our current and prospective third-party partners and, therefore, on us.

The collection, processing, use, storage, sharing and transmission of PII and other sensitive data are subject to stringent and changing state, federal and international laws, regulations and standards and policies and could give rise to liabilities as a result of our failure or perceived failure to protect such data, comply with privacy and data protection laws and regulations or adhere to the privacy and data protection practices that we articulate to our customers.

In the course of our operations and the processing of transactions, we collect, process, store, disclose, use, share and/or transmit a large volume of PII and other sensitive data from current, past and prospective customers as well as our employees in and across multiple jurisdictions. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. There are federal, state, and foreign laws and regulations regarding privacy, data security and the collection, processing, use, storage, protection, sharing and/or transmission of PII and sensitive data. For example, the Gramm-Leach-Bliley Act (“GLBA”) (along with its implementing regulations) restricts certain collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. Additionally, many states continue to enact legislation on matters of privacy, information security, cybersecurity, data breach and data breach notification requirements. For example, as of January 1, 2020, the California Consumer Privacy Act (“CCPA”) grants additional consumer rights with respect to data privacy in California. The CCPA, among other things, entitles California residents to know how their PII is being collected and shared, to access or request the deletion of their PII and to opt out of certain sharing of their PII. The CCPA is subject to further amendments pending certain proposed regulations that are being reviewed and revised by the California Attorney General. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of PII. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. We cannot predict the impact of the CCPA on our business, operations or financial condition, but it could require us to modify certain processes or procedures, which could result in additional costs and liability.

Additionally, a new California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding customers’ rights with respect to certain sensitive PII. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

We expect more states to enact legislation similar to the CCPA and the CPRA, which provide customers with new privacy rights and increase the privacy and security obligations of entities handling certain PII of such customers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation, such as in Nevada, New Hampshire, Illinois and Nebraska, as well as in Virginia, which recently signed such legislation, the Virginia Consumer Data Protection Act (“VCDPA”), into law on March 2, 2021 with an effective date of January 1, 2023. In addition, on July 7, 2021, Colorado enacted the Colorado Privacy Act (the “CoPA”), becoming the third comprehensive consumer privacy law to be passed in the United States (after the CCPA and VCDPA). The CoPA is set to take effect on July 1, 2023. The VCDPA, CoPA and such other proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Additionally, our investment adviser, ML Wealth, and broker-dealer, MoneyLion Securities LLC, are subject to SEC Regulation S-P, which requires that businesses maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires businesses to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights.

Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services and platform capabilities. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our platform, which could have an adverse effect on our business. Any violations or perceived violations of these laws, rules and regulations by us, or any third parties with which we do business, may require us to change our business practices or operational structure, including limiting our activities in certain states and/or jurisdictions, addressing legal claims by governmental entities or private actors, sustaining monetary penalties, sustaining reputational damage, expending substantial costs, time and other resources and/or sustaining other harms to our business. Furthermore, our online, external-facing privacy policy and website make certain statements regarding our privacy, information security, and data security practices with regard to information collected from our customers or visitors to our website. Failure or perceived failure to adhere to such practices may result in regulatory scrutiny and investigation, complaints by affected customers or visitors to our website, reputational damage and/or other harm to our business. If either we, or the third-party service providers with which we share customer data, are unable to address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and policies, it could result in additional costs and liability to us, damage our reputation, inhibit sales and harm our business, financial condition and results of operations.

Cyberattacks and other security breaches or disruptions suffered by us or third parties upon which we rely could have a materially adverse effect on our business, harm our reputation and expose us to public scrutiny or liability.

In the normal course of business, we collect, process, use and retain sensitive and confidential information regarding our customers and prospective customers, including data provided by and related to customers and their transactions, as well as other data of the counterparties to their payments. We also have arrangements in place with certain third-party service providers that require us to share consumer information. Although we devote resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of third-party service providers, are vulnerable to actual or threatened external or internal security breaches, acts of vandalism, theft, or fraud or misconduct on the part of employees, other internal sources or third parties, computer viruses, phishing attacks, internet interruptions, disruptions or losses, misplaced or lost data, ransomware, unauthorized encryption, denial-of-service attacks, social engineering, unauthorized access, spam or other attacks, natural disasters, fires, terrorism, war, telecommunications or electrical interruptions or failures, programming or human errors or malfeasance, and other similar malicious or inadvertent disruptions or events. We and our third-party service providers from time to time experience such instances. For example, we recently experienced an account takeover incident where an unknown third party(ies) utilized password and other customer credentials found outside of MoneyLion to successfully gain access to user accounts. In some cases, the bad actors facilitated unauthorized financial transactions. Our investigation to date shows no signs that our systems were actually breached by the bad actors, and we have compensated and made whole the customers whose accounts were accessed and financially impacted. We are working with our banking partners and advisors to provide notices to affected customers and relevant regulators, and expect to incur total costs and expenses associated with the incident that are immaterial to our financial statements and operations. We also face security threats from malicious third parties that could obtain unauthorized access to our systems and networks, which threats we anticipate will continue to grow in scope and complexity over time. These events could interrupt our business or operations, result in legal claims or proceedings, result in significant legal and financial exposure, supervisory liability under U.S. federal or state, or non-U.S. laws regarding the privacy and protection of information, including PII, damage to our reputation and a loss of confidence in the security of our systems, products and services. Although the impact to date from these events has not had a material adverse effect on us, no assurance is given that this will be the case in the future.

Information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and other malicious third parties. In addition to cyberattacks and other security breaches involving the theft of sensitive and confidential information, hackers, terrorists, sophisticated nation-state and nation-state supported actors and other malicious third parties recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites. We and our third-party service providers may not be able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used to sabotage or to obtain unauthorized access to our or our third-party service providers’ technology, systems, networks and/or physical facilities in which data is stored or through which data is transmitted change frequently and because attacks can originate from a wide variety of sources. We employ detection and response mechanisms designed to contain and mitigate security incidents. Nonetheless, early detection efforts may be thwarted by sophisticated attacks and malware designed to avoid detection. We also may fail to detect the existence of a security breach related to the information of our customers and to prevent or detect service interruption, system failure or data loss. Further, as the current COVID-19 pandemic continues to result in a significant number of people working from home, these cybersecurity risks may be heightened by an increased attack surface across our business and those of our customers and third-party service providers. We cannot guarantee that our efforts, or the efforts of those upon whom we rely and partner with, will be successful in preventing any such information security incidents.

The access by unauthorized persons to, or the improper disclosure by us of, confidential information regarding our customers or our proprietary information, software, methodologies and business secrets could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services, all of which could have a material adverse impact on our business. In addition, there recently have been a number of well-publicized attacks or breaches affecting companies in the financial services industry that have heightened concern by customers, which could also intensify regulatory focus, cause customers to lose trust in the security of the industry in general and result in reduced use of our services and increased costs, all of which could also have a material adverse effect on our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain partners and service providers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach of any of our vendors that processes PII of our customers may pose similar risks.

A security breach may also cause us to breach customer contracts. Our agreements with certain partners and service providers may require us to use industry-standard or reasonable measures to safeguard PII. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard PII. A security breach could lead to claims by our customers or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages, and in some cases our customer agreements may not limit our remediation costs or liability with respect to data breaches.

Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our technology, systems, networks, or physical facilities, or those of our third-party service providers, could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our products and/or technology capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity or availability of PII was disrupted, we could incur significant liability, or our technology, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

We may not have adequate insurance coverage. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

While we take precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of our products and services or subject us to scrutiny or penalties.

There is risk of fraudulent activity associated with our platform, customers, service providers and third parties handling consumer information. Our resources, technologies, and fraud prevention tools may be insufficient to accurately detect and prevent fraud. The level of fraud-related charge-offs on the loans and other products and services facilitated through our platform could be adversely affected if fraudulent activity were to significantly increase. Significant amounts of fraudulent cancellations or chargebacks could adversely affect our business or financial condition. High profile fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negative publicity, and the erosion of trust from our customers, and could materially and adversely affect our business, results of operations, financial condition, future prospects, and cash flows.

We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, which could reduce the value of our platform, products, services and brand, impair our competitive position and cause reputational harm.

Intellectual property and other proprietary rights are important to the success of our business. Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, protect, and enforce our intellectual property and other proprietary rights, including with respect to our proprietary technology, and to obtain licenses to use the intellectual property and proprietary rights of others. We rely on a combination of trademarks, service marks, copyrights, trade secrets, domain names and contractual rights to protect our intellectual property and other proprietary rights. We own the domain name rights for moneylion.com, and, as of June 30, 2021, we owned 22 registered trademarks and four trademark applications in the United States. Nonetheless, the steps we take to obtain, maintain, protect, and enforce our intellectual property and other proprietary rights may be inadequate and, despite our efforts to protect these rights, unauthorized third parties, including our competitors, may duplicate, mimic, reverse engineer, access, obtain, or use the proprietary aspects of our technology, processes, products, or services without our permission, thereby impeding our ability to promote our platform and possibly leading to customer confusion. Our competitors and other third parties may also design around or independently develop similar technology or otherwise duplicate or mimic our services or products such that we would not be able to successfully assert our intellectual property or other proprietary rights against them. We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We cannot assure that any future patent, trademark, or service mark registrations will be issued for our pending or future applications or that any of our current or future patents, copyrights, trademarks, or service marks (whether registered or unregistered) will be valid, enforceable, sufficiently broad in scope, provide adequate protection of our intellectual property or other proprietary rights, or provide us with any competitive advantage.

Our trademarks, trade names, and service marks have significant value, and our brand is an important factor in the marketing of our services. We rely on, and intend to rely on, both registrations and common law protections for our trademarks. However, we may be unable to prevent competitors or other third parties from acquiring or using trademarks, service marks, or other intellectual property or other proprietary rights that are similar to, infringe upon, misappropriate, dilute, or otherwise violate or diminish the value of our trademarks and service marks and our other intellectual property and proprietary rights. The value of our intellectual property and other proprietary rights could diminish if others assert rights in or ownership of our intellectual property or other proprietary rights, or in trademarks or service marks that are similar to our trademarks or service marks. Additionally, if third parties succeed in registering or developing common law rights in such trademarks or similar trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our platform, products or services. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could adversely impact our business, financial condition and results of operations.

In addition to registered intellectual property rights such as trademark registrations, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information, know-how and technical information. In order to protect our proprietary information and technology, we rely in part on confidentiality and intellectual property assignment agreements with our employees and contractors involved in the development of material intellectual property for us, which require such individuals to assign such intellectual property to us and place restrictions on the employees’ and contractors’ use and disclosure of our confidential information. However, these agreements may not be self-executing, and we cannot guarantee that we have entered into such agreements containing obligations of confidentiality with each party that has or may have had access to proprietary information, know-how, or trade secrets owned or held by us. Individuals that were involved in the development of intellectual property for us or who had access to our intellectual property may make adverse ownership claims to our current and future intellectual property. Likewise, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting works of authorship, know-how and inventions. Moreover, our contractual arrangements may be insufficient or breached or may otherwise not effectively prevent disclosure of, or control access to, our confidential or otherwise proprietary information or provide an adequate remedy in the event of an unauthorized disclosure, which could cause us to lose any competitive advantage resulting from this intellectual property. The measures we have put in place may not prevent misappropriation, infringement, or other violation of our intellectual property or other proprietary rights or information and any resulting loss of competitive advantage, and we may be required to litigate to protect our intellectual property or other proprietary rights or information from misappropriation, infringement, or other violation by others, which is time-consuming and expensive, could cause a diversion of resources, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated. Our efforts to enforce our intellectual property and other proprietary rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property and other proprietary rights, and if such defenses, counterclaims, or countersuits are successful, it could diminish or we could otherwise lose valuable intellectual property and other proprietary rights. Furthermore, changes to U.S. or foreign intellectual property laws and regulations may jeopardize the enforceability and validity of our intellectual property portfolio and harm our ability to obtain patent protection, including for some of our unique business methods. Additionally, the laws of some foreign countries may not be as protective of intellectual property and other proprietary rights as those in the United States, and the mechanisms for enforcement of intellectual property and other proprietary rights may be inadequate.

Furthermore, third parties may challenge, invalidate, or circumvent our intellectual property and proprietary rights, including through administrative processes or litigation. The legal standards relating to the validity, enforceability, and scope of protection of intellectual property and other proprietary rights are uncertain and still evolving. Our intellectual property and other proprietary rights may not be sufficient to provide us with a competitive advantage and the value of our intellectual property and other proprietary rights could also diminish if others assert rights therein or ownership thereof, and we may be unable to successfully resolve any such conflicts in our favor or to our satisfaction.

We may be sued by third parties for alleged infringement, misappropriation, or other violation of their intellectual property or other proprietary rights which may be costly and may subject us to significant liability and increased costs of doing business.

Our success depends, in part, on our ability to develop and commercialize our products and services without infringing, misappropriating, or otherwise violating the intellectual property or other proprietary rights of third parties.

We may become involved in disputes from time to time concerning intellectual property or other proprietary rights of third parties, which may relate to our own proprietary technology, or to technology that we acquire or license from third parties, and we may not prevail in these disputes. Relatedly, competitors or other third parties may raise claims alleging that we, service providers or other third parties retained or indemnified by us, infringe on, misappropriate, or otherwise violate such competitors’ or other third parties’ intellectual property or other proprietary rights. These claims of infringement, misappropriation, or other violation may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid all such alleged violations of such intellectual property or other proprietary rights. We also may be unaware of third-party intellectual property or other proprietary rights that cover or otherwise relate to some or all of our products and services. For example, there may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or products. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or products. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future technologies or products.

Given the complex, rapidly changing, and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, a claim of infringement, misappropriation, or other violation against us may require us to spend significant amounts of time and other resources to defend against the claim (even if we ultimately prevail), pay significant money damages, make significant payments for legal fees, settlement payments or other costs, lose significant revenues, be prohibited from using the relevant systems, processes, technologies, or other intellectual property (temporarily or permanently), cease offering certain products or services, obtain a license, which may not be available on commercially reasonable terms or at all, to sell or use the relevant technology or redesign our allegedly infringing products or services or functionality therein to avoid infringement, misappropriation or other violations, which could be costly, time-consuming, or impossible, rebrand our products and services and/or be prevented from selling some of our products or services if third parties successfully oppose or challenge our trademarks or successfully claim that we infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights, and/or limit the manner in which we use our brands. In addition, if a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our relevant products and technology capabilities or cease business activities related to such intellectual property. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations.

Some of the aforementioned risks of infringement, misappropriation or other violation, in particular with respect to patents, are potentially increased due to the nature of our business, industry, and intellectual property portfolio. For instance, it has become common in recent years for certain third parties to purchase patents or other intellectual property assets for the sole purpose of making claims of infringement, misappropriation, or other violation in an attempt to extract settlements from companies such as ours. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we can. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid, or both. The strength of our defenses may depend on the patents asserted, the interpretation of these patents, or our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We do not currently have a patent portfolio, which could prevent us from deterring patent infringement claims from competitors or other third parties and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we may have. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, any future patents we may have may provide little or no deterrence as we would not be able to assert them against such entities or individuals.

In addition to the previously mentioned impacts of intellectual property-related litigation, while in some cases a third party may have agreed to indemnify us for costs associated with intellectual property-related litigation, such indemnifying third party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of infringement and misappropriation claims may grow as the market for our platform and products grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Any of the foregoing could adversely impact our business, financial condition and results of operations.

Our business and platform depend in part on intellectual property and proprietary rights and technology licensed from or otherwise made available to us by third parties. If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.

Our business and our platform rely on technologies developed or licensed by third parties. These third-party software components may become obsolete, defective or incompatible with future versions of our services, relationships with the third-party licensors or technology providers may deteriorate, or our agreements with the third-party licensors or technology providers may expire or be terminated. Additionally, some of these licenses or other grants of rights may not be available to us in the future on terms that are acceptable, or at all, or that allow our platform, products and services to remain competitive. Our inability to obtain licenses or rights on favorable terms could have a material and adverse effect on our business and results of operations. Furthermore, incorporating intellectual property or proprietary rights licensed from or otherwise made available to us by third parties on a non-exclusive basis in our products or services could limit our ability to protect the intellectual property and proprietary rights in our services and our ability to restrict third parties from developing, selling or otherwise providing similar or competitive technology using the same third-party intellectual property or proprietary rights.

We believe we have all the necessary licenses and other grants of rights from third parties to use technology and software that we do not own. A third party could, however, allege that we are infringing its rights, which may deter our ability to obtain licenses or other grants of rights on commercially reasonable terms from the third party, if at all, or cause the third party to commence litigation against us. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may harm or restrict our business. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Any such litigation or the failure to obtain any necessary licenses or other rights could adversely impact our business, financial position and results of operations.

Failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.

We maintain an enterprise-wide program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the Patriot Act. This program includes policies, procedures, processes, and other internal controls designed to identify, monitor, manage, and mitigate the risk of money laundering and terrorist financing. These controls include procedures and processes to detect and report potentially suspicious transactions, perform consumer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. We are required to maintain this program under our agreements with our third-party partners, and certain state regulatory agencies have intimated they expect the program to be in place and followed. We cannot provide any assurance that our programs and controls will be effective to ensure compliance with all applicable anti-money laundering and anti-terrorism financing laws and regulations we are required to comply with, and our failure to comply with these laws and regulations could result in a breach and termination of our agreements with our third-party partners or criticism by state governmental agencies, which would have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We have in the past, and continue to be, subject to inquiries, subpoenas, exams, pending investigations, and enforcement matters by state and federal regulators, the outcome of which is uncertain and could cause reputational and financial harm to our business and results of operations.

The financial services industry is subject to extensive regulation under federal, state, and applicable international laws. From time to time, we have been, and continue to be, subject to inquiries, subpoenas, pending investigations, and enforcement matters by state and federal regulators and have been threatened with or named as a defendant in lawsuits, arbitrations and administrative claims involving securities, consumer financial services and other matters. We are also subject to periodic regulatory examinations and inspections. Compliance and trading problems that are reported to regulators, such as the SEC, Financial Industry Regulatory Authority, Inc. (“FINRA”), the CFPB, or state regulators, by dissatisfied customers or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. Any such claims or disciplinary actions that are decided against us could have a material impact on our financial results. For a discussion of specific legal and regulatory proceedings, inquiries and investigations, to which we are currently subject, please refer to “Business of New MoneyLion–Legal and Regulatory Proceedings.”

Unfavorable outcomes in legal proceedings may harm our business and results of operations.

We are, and may in the future become, subject to litigation, claims, examinations, investigations, legal and administrative cases and proceedings, whether civil or criminal, or lawsuits by governmental agencies or private parties, which may affect our results of operations. These claims, lawsuits, and proceedings could involve labor and employment, discrimination and harassment, commercial disputes, intellectual property rights (including patent, trademark, copyright, trade secret, and other proprietary rights), class actions, general contract, tort, defamation, data privacy rights, antitrust, common law fraud, government regulation, or compliance, alleged federal and state securities and “blue sky” law violations or other investor claims, and other matters. Due to the consumer-oriented nature of our business and the application of certain laws and regulations, participants in our industry are regularly named as defendants in litigation alleging violations of federal and state laws and regulations and consumer law torts, including fraud. Many of these legal proceedings involve alleged violations of consumer protection laws. In addition, we have in the past and may in the future be subject to litigation, claims, examinations, investigations, legal and administrative cases and proceedings related to our loan products and other financial services we provide. For instance, our membership model and some of the products and services we offer are relatively novel and have been subject to limited regulatory scrutiny, but there has been, and may continue to be, increasing regulatory interest in and/or litigation challenging our membership model, our products or services.

Any unfavorable results of pending or future legal proceedings may result in contractual damages, usury related claims, fines, penalties, injunctions, the unenforceability, rescission or other impairment of loans originated on our platform or other censure that could have an adverse effect on our business, results of operations and financial condition. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.

As the regulatory framework for artificial intelligence and machine learning technology evolves, our business, financial condition and results of operations may be adversely affected.

The regulatory framework for artificial intelligence and machine learning technology is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the United States, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our platform and the way in which we use artificial intelligence and machine learning technology, including with respect to fair lending laws. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations.

We may be unsuccessful in managing the effects of changes in the cost of capital on our business.

We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures and make acquisitions. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements.

Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, interest rates, our operating performance, our credit rating and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our business development efforts. If we succeed in raising additional funds through the issuance of equity or equity-linked securities, then existing stockholders could experience substantial dilution. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. In addition, any such issuance could subject us to restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Further, to the extent we incur additional indebtedness or such other obligations, the risks associated with our existing debt, including our possible inability to service our existing debt, would increase.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, and our ability to attract and retain customers and enterprise partnerships, while generating sustained revenues. Additionally, our business may be affected by reductions in consumer borrowing, spending and investing from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Real or perceived inaccuracies in our key operating metrics may harm our reputation and negatively affect our business.

We track certain key operating metrics such as total payment volume, total originations and total customers with internal systems and tools that are not independently verified by any third party. While the metrics presented in this prospectus are based on what we believe to be reasonable assumptions and estimates, our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If the internal systems and tools we use to track these metrics understate or overstate performance or contain algorithmic or other technical errors, the key operating metrics we report may not be accurate. If investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our results of operations and financial condition could be adversely affected.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, and significant management oversight. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business.

The nature of our business is such that our financial statements involve a number of complex accounting policies, many of which involve significant elements of judgment, including determinations regarding the consolidation of variable interest entities, determinations regarding the fair value of financial assets and liabilities (including loans and other consumer receivables, notes receivable and notes payable) and the appropriate classification of various items within our financial statements. The inherent complexity of these accounting matters and the nature and variety of transactions in which we are involved require that we have sufficient qualified accounting personnel with an appropriate level of experience and controls in our financial reporting process commensurate with the complexity of our business. While we believe we have sufficient internal accounting personnel and external resources and appropriate controls to address the demands of our business, we expect that the growth and development of our business will place significant additional demands on our accounting resources. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting. There can be no assurance that we will maintain internal control over financial reporting sufficient to enable us to identify or avoid material weaknesses in the future.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could materially and adversely affect our business, results of operations, and financial condition and could cause a decline in the trading price of our common stock.

MoneyLion has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If MoneyLion is unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results after the Business Combination in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of an entity’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Subsequent to the issuance of MoneyLion’s consolidated financial statements, MoneyLion has restated its previously issued financial statements with respect to the treatment of the noncontrolling interests attributable to the Class B investors of IIA. For additional information with respect to the restatement, see “Note 2” to MoneyLion’s audited financial statement included elsewhere in this proxy statement/prospectus.

MoneyLion has identified a material weakness in its internal control over financial reporting. MoneyLion did not maintain an effective control environment as there were certain areas in which the accounting function did not operate as expected, resulting in an audit adjustment, an entry on the schedule of uncorrected misstatements or a restatement of previously issued financial statements. In particular, there is a restatement related to an error in the recognition of net income attributable to noncontrolling interests in MoneyLion’s Consolidated Statement of Operations and, after reassessing the interpretation of authoritative guidance, there is a restatement related to the classification of the equity associated with the noncontrolling interests of the IIA investors in IIA.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. MoneyLion continues to evaluate steps to remediate this material weakness and is in the process of remediating the control deficiencies that relate to the material weakness. We intend to have this remediation completed and the appropriate controls in place by the end of 2021. There is no assurance that we will be able to complete this remediation and put the appropriate controls in place within this timeframe. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If MoneyLion identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures MoneyLion has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt our ongoing operations or result in operating difficulties, liabilities and expenses, harm our business, and negatively impact our results of operations.

We may evaluate and consider strategic transactions, combinations, acquisitions, dispositions or alliances. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be successful in negotiating favorable terms and/or consummating the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Any strategic transaction, combination, acquisition, disposition or alliance will involve risks encountered in business relationships, including:

•        difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•        inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

•        difficulties in retaining, training, motivating and integrating key personnel;

•        diversion of management’s time and resources from our normal daily operations;

•        difficulties in successfully incorporating licensed or acquired technology and rights into our platform;

•        difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•        difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

•        risks of entering markets in which we have no or limited direct prior experience;

•        regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•        assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•        failure to successfully further develop the acquired technology;

•        liability for activities of the acquired or disposed of business before the acquisition or disposition, including patent and trademark infringement claims, violations of laws, regulatory actions, commercial disputes, tax liabilities and other known and unknown liabilities;

•        difficulty in separating assets and replacing shared services;

•        assumption of exposure to performance of any acquired loan portfolios;

•        potential disruptions to our ongoing businesses; and

•        unexpected costs and unknown risks and liabilities associated with the acquisition.

We may not make any transactions, combinations, acquisitions, dispositions or alliances, or any future transactions, combinations, acquisitions, dispositions or alliances may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated costs or may not otherwise result in the intended benefits. It may take us longer than expected to fully realize the anticipated benefits and synergies of these transactions, and those benefits and synergies may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results.

Any transactions, combinations, acquisitions, dispositions or alliances may also require us to issue additional equity securities, spend our cash, or incur debt (and increased interest expense), liabilities, and amortization expenses related to intangible assets or write-offs of goodwill, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders and the interests of holders of our indebtedness.

In addition, we cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable. Further, we may also choose to divest certain businesses or product lines that no longer fit with our strategic objectives. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, the terms of such potential transactions may expose the Company to ongoing obligations and liabilities.

Our risk management processes and procedures may not be effective.

Our risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. We have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including credit risk, deposit risk, market risk, liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk. Credit risk is the risk of loss that arises when a loan obligor fails to meet the terms of a loan repayment obligation, the loan enters default, and if uncured results in financial loss of remaining principal and interest to the investor. Our exposure to credit risk mainly arises from our lending activities. Deposit risk refers to accelerated availability of depositor funds, prior to settlement, risk of ACH returns or merchant settlements, and transactional limits that may be applied to deposit accounts. Market risk is the risk of loss due to changes in external market factors, such as interest rates, asset prices, and foreign exchange rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations (e.g., current and future cash flow needs) and support business growth. We actively monitor our liquidity position. Strategic risk is the risk from changes in the business environment, ineffective business strategies, improper implementation of decisions or inadequate responsiveness to changes in the business and competitive environment.

Our management is responsible for defining the priorities, initiatives, and resources necessary to execute our strategic plan, the success of which is regularly evaluated by the board of directors. Operational risk is the risk of loss arising from inadequate or failed internal processes, controls, people (e.g., human error or misconduct) or systems (e.g. technology problems), business continuity or external events (e.g., natural disasters), compliance, reputational, regulatory, or legal matters and includes those risks as they relate directly to us, fraud losses attributed to applications, transaction processing, or employees, as well as to third parties with whom we contract or otherwise do business. Operational risk is one of the most prevalent forms of risk in our risk profile. We strive to manage operational risk by establishing policies and procedures to accomplish timely and efficient processing, obtaining periodic internal control attestations from management, conducting internal process risk control self-assessments and audit reviews to evaluate the effectiveness of internal controls.

In order to be effective, among other things, our enterprise risk management capabilities must adapt and align to support any new product or loan features, capability, strategic development, or external change. Cybersecurity risk is the risk of a malicious technological attack intended to impact the confidentiality, availability, or integrity of our systems and data, including, but not limited to, sensitive client data. Our technology and information security teams rely on a layered system of preventive and detective technologies, practices, and policies to detect, mitigate, and neutralize cybersecurity threats. In addition, our information security team and third-party consultants regularly assess our cybersecurity risks and mitigation efforts. Cyberattacks can also result in financial and reputational risk.

Reputational risk is the risk arising from possible negative perceptions of us, whether true or not, among our current and prospective customers, counterparties, employees, and regulators. The potential for either enhancing or damaging our reputation is inherent in almost all aspects of business activity. We manage this risk through our commitment to a set of core values that emphasize and reward high standards of ethical behavior, maintaining a culture of compliance, and by being responsive to customer and regulatory requirements.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business.

We have a history of losses and may not achieve profitability in the future.

Our net losses were $41.6 million and $79.1 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had a total accumulated deficit of $327.6 million. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain significant revenues for our business generally, and achieve greater scale and generate greater operating cash flows in future periods in order to achieve, maintain or increase our level of profitability. We intend to continue to invest in sales and marketing, technology and new products and services in order to enhance our brand recognition and our value proposition to our customers, and these additional costs will create further challenges to generating near term profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.

Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur losses and not achieve future profitability or, if achieved, be unable to maintain such profitability, due to a number of reasons, including the risks described in this proxy statement/prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events.

Our ability to use our deferred tax assets to offset future taxable income may be subject to certain limitations that could subject our business to higher tax liabilities.

We may be limited in the portion of net operating loss carryforwards (“NOLs”) that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017, makes broad and complex changes to the U.S. tax code. While future interpretative guidance of the Tax Act and how many U.S. states will incorporate these federal law changes may have an impact on our business, the Tax Act’s reduction of the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, has reduced our deferred tax asset associated with NOLs. A lack of future taxable income would adversely affect our ability to utilize our NOLs.

In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Future changes in our stock ownership as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. Our NOLs may also be impaired under similar provisions of state law.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, a full valuation allowance has historically been recorded to recognize only deferred tax assets that are more likely than not to be realized.

Finally, further changes to the federal or state tax laws or technical guidance relating to the Tax Act that would further reduce the corporate tax rate could operate to effectively reduce or eliminate the value of any deferred tax asset. Our tax attributes as of December 31, 2020 may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

Risks Relating to Fusion and the Business Combination

Directors and officers of Fusion have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the Fusion Board’s recommendation that the Fusion Stockholders vote in favor of the approval of the Business Combination, Fusion Stockholders should be aware that directors and officers of Fusion have interests in the Business Combination that may be different from, or in addition to, the interests of Fusion Stockholders. These interests include:

•        Our Sponsor officers and directors will lose their entire investment in us if we do not complete a business combination by December 31, 2021. If we are unable to complete our initial business combination by December 31, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by December 31, 2021. Our Sponsor purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will be converted into 8,750,000 shares of New MoneyLion Class A common stock (assuming no founder shares are forfeited by the Sponsor at Closing), and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $86.9 million based upon the closing price of $9.93 per public share on the NYSE on August 27, 2021, but, given the restrictions on such shares, we believe such shares have less value.

•        Simultaneously with the closing of our initial public offering, we consummated the sale of 8,100,000 private placement warrants at a price of $1.00 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020, for one share of New MoneyLion Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by December 31, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $7.0 million based upon the closing price of $0.87 per warrant on the NYSE on August 27, 2021.

•        Jeff Gary is expected to continue to serve as a director of New MoneyLion after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New MoneyLion Board determines to pay to its directors.

•        Our Sponsor, directors and executive officers at the time of our IPO have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Fusion fails to complete a business combination by December 31, 2021.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Fusion and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, directors and executive officers and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Fusion from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

These financial interests of the Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the Fusion Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.

The aggregate consideration to be paid to MoneyLion stockholders will be (i) shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

For illustrative purposes, assuming no redemptions by Fusion’s public stockholders and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and (i) assuming MoneyLion stockholders elect to receive $100.0 million of merger consideration in cash at Closing, we will issue 210,000,000 shares of New MoneyLion Class A common stock to the MoneyLion stockholders at Closing and New MoneyLion will have approximately $450,000,000 of cash on its balance sheet after Closing; (ii) assuming MoneyLion stockholders elect to receive $50.0 million of merger consideration in cash at Closing, we will issue 215,000,000 shares of New MoneyLion Class A common stock to the MoneyLion stockholders at Closing and New MoneyLion will have approximately $500,000,000 of cash on its balance sheet after Closing; and (iii) assuming MoneyLion stockholders elect to receive no merger consideration in cash at Closing, we will issue 220,000,000 shares of New MoneyLion Class A common stock to the MoneyLion stockholders at Closing and New MoneyLion will have approximately $550,000,000 of cash on its balance sheet after Closing.

Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the Special Meeting, you will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any).

Our Sponsor, directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Our Sponsor, directors and executive officers have agreed to vote their shares in favor of the Business Combination. The Sponsor owns approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our Sponsor had agreed to vote its shares in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.

Our Sponsor, directors, executive officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.

In the event that our Sponsor, directors, executive officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Warrants will become exercisable for New MoneyLion Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 17,500,000 outstanding public warrants to purchase 17,500,000 shares of New MoneyLion Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020. In addition, there will be 8,100,000 private placement warrants outstanding exercisable for 8,100,000 shares of New MoneyLion Class A common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of New MoneyLion Class A common stock will be issued, which will result in dilution to the holders of New MoneyLion Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New MoneyLion Class A common stock, the impact of which is increased as the value of our stock price increases.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New MoneyLion will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New MoneyLion Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New MoneyLion, New MoneyLion may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, New MoneyLion may redeem your warrants after they become exercisable for a number of shares of New MoneyLion Class A common stock determined based on the redemption date and the fair market value of New MoneyLion Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out- of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New MoneyLion Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 17,500,000 public warrants and 8,100,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors that are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, on April 22, 2021, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period from March 6, 2020 (inception) through December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.

Our stockholders will experience immediate dilution as a consequence of the issuance of New MoneyLion Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New MoneyLion.

Assuming there are no redemptions of our Class A common stock, MoneyLion does not elect to take any cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and all of the Earn Out Shares have been released to the Earn Out Participants, following the Closing: (i) holders of shares of MoneyLion capital stock (the “MoneyLion equityholders”) are expected to hold, in the aggregate, 237,500,000 shares of New MoneyLion Class A common stock, or 77.55% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 11.43% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 2.86% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.16% of the issued and outstanding shares of New MoneyLion common stock.

Assuming there are no redemptions of our Class A common stock, MoneyLion does not elect to take any cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and none of the Earn Out Shares are released to the Earn Out Participants, following the Closing: (i) MoneyLion equityholders are expected to hold, in the aggregate, 220,000,000 shares of New MoneyLion Class A common stock, or 76.19% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 12.12% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 3.03% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.66% of the issued and outstanding shares of New MoneyLion common stock.

Assuming there are no redemptions of our Class A common stock, MoneyLion does elect to take the maximum amount of cash as part of the merger consideration at Closing, all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and all of the Earn Out Shares have been released to the Earn Out Participants, following the Closing: (i) MoneyLion equityholders are expected to hold, in the aggregate, 227,500,000 shares of New MoneyLion Class A common stock, or 76.79% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 11.81% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 2.95% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.44% of the issued and outstanding shares of New MoneyLion common stock.

Assuming there are no redemptions of our Class A common stock, MoneyLion does elect to take the maximum amount of cash as part of the merger consideration at Closing , all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and none of the Earn Out Shares are been released to the Earn Out Participants, following the Closing: (i) MoneyLion equityholders are expected to hold, in the aggregate, 210,000,000 shares of New MoneyLion Class A common stock, or 75.34% of the issued and outstanding shares of New MoneyLion Class A common stock, (ii) the public stockholders are expected to hold 35,000,000 shares of New MoneyLion Class A common stock, or 12.56% of the issued and outstanding shares of New MoneyLion common stock, (iii) the Sponsor is expected to hold 8,750,000 shares of New MoneyLion Class A common stock, or 3.14% of the issued and outstanding shares of New MoneyLion common stock and (iv) the PIPE Investors are expected to hold 25,000,000 shares of New MoneyLion Class A common stock, or 8.97% of the issued and outstanding shares of New MoneyLion common stock.

There are currently outstanding an aggregate of 25,600,000 warrants to acquire Fusion Class A common stock, which comprise 8,100,000 private placement warrants held by our Sponsor at the time of Fusion’s initial public offering and 17,500,000 public warrants. Each of Fusion’s outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020, for one share of Fusion Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of Fusion Class A common stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully diluted share capital would increase by a total of 25,600,000 shares, with approximately $294,400,000 paid to us to exercise the warrants.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Fusion has conducted due diligence on MoneyLion, Fusion cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Fusion’s or MoneyLion’s control will not later arise. As a result, New MoneyLion may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New MoneyLion reports charges of this nature could contribute to negative market perceptions about New MoneyLion or its securities. In addition, charges of this nature may cause New MoneyLion to violate net worth or other covenants to which it may be subject. Accordingly, any Fusion Stockholder who chooses to remain a stockholder of New MoneyLion following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Fusion’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code and/or a transaction governed by Section 351 of the Code, holders of MoneyLion common stock may incur a substantially greater U.S. income tax liability as a result of the Business Combination.

The parties intend for the merger contemplated by the Merger Agreement to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If the merger qualifies for such treatment, holders of MoneyLion common stock generally will not recognize gain or loss upon their exchange of MoneyLion common stock for New MoneyLion common stock, except to the extent of any gain that must be recognized as a result of their receipt of cash consideration (which gain may be treated as a dividend in certain circumstances). However, the obligations of MoneyLion, Fusion and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from Davis Polk & Wardwell LLP or White & Case LLP to the effect that the merger qualifies for such treatment, and the merger may occur even if it does not so qualify. Neither MoneyLion nor Fusion has requested, or intends to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary. Accordingly, if the IRS or a court determines that the merger neither qualifies as a reorganization under Section 368(a) of the Code nor as a transaction that qualifies for tax-deferred treatment under a different provision of the Code, such as Section 351 of the Code and is therefore a fully taxable transaction for U.S. federal income tax purposes, holders of MoneyLion common stock generally would recognize taxable gain or loss on the total merger consideration (rather than only the cash component) they receive in connection with the merger. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Considerations.”

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Fusion’s securities prior to the Closing may decline. The market values of Fusion’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Fusion Stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of Fusion’s Class A common stock, the market value of New MoneyLion Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New MoneyLion’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New MoneyLion and trading in the shares of Fusion’s Class A common stock has not been active. Accordingly, the valuation ascribed to MoneyLion in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New MoneyLion securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New MoneyLion securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of New MoneyLion’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about New MoneyLion’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New MoneyLion or the industry in which New MoneyLion operates in general;

•        operating and stock price performance of other companies that investors deem comparable to New MoneyLion;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving New MoneyLion;

•        changes in New MoneyLion’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of New MoneyLion Class A common stock available for public sale;

•        any major change in New MoneyLion’s board or management;

•        sales of substantial amounts of New MoneyLion Class A common stock by our or New MoneyLion’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New MoneyLion could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Financial projections with respect to New MoneyLion may not prove to be reflective of actual future results.

In connection with the Business Combination, the Board of Directors of Fusion considered, among other things, financial forecasts for the post-Business Combination company. They speak only as of the date made and will not be updated. These financial projections are subject to significant economic, competitive, industry and other uncertainties, including other risks discussed in this “Risk Factors” section, and may not be achieved in full, at all or within projected timeframes. Further, as a result of unprecedented market uncertainly resulting from COVID-19, these projections are even more uncertain in terms of reflecting actual future results. In addition, the failure of New MoneyLion to achieve projected results could have a material adverse effect on the trading price of New MoneyLion Class A common stock and New MoneyLion’s financial position following the Business Combination.

There can be no assurance that New MoneyLion Class A common stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.

New MoneyLion Class A common stock and warrants are expected to be listed on the NYSE following the Business Combination. New MoneyLion’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists New MoneyLion Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that New MoneyLion Class A common stock is a “penny stock,” which will require brokers trading in New MoneyLion Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New MoneyLion Class A common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that we must complete our initial business combination by December 31, 2021. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent prior to [•], New York City time, on [•], 2021. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), calculated as of two business days prior to the anticipated consummation of the Business Combination.

The ability of Fusion Stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time we entered into the Merger Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have at least $260,000,000 of cash at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by Fusion Stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If Fusion does not complete the Business Combination, Fusion could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of our Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

Delaware law and provisions in New MoneyLion’s certificate of incorporation and bylaws could make a takeover proposal more difficult.

If the Business Combination is consummated, New MoneyLion’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of New MoneyLion’s certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by New MoneyLion’s stockholders. These provisions include the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New MoneyLion, even if the third party’s offer may be considered beneficial by many of New MoneyLion’s stockholders. As a result, New MoneyLion’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New MoneyLion may experience negative reactions from the financial markets, including negative impacts on the price of New MoneyLion Class A common stock. These provisions could also discourage proxy contests and make it more difficult for New MoneyLion’s stockholders to elect directors of their choosing and to cause New MoneyLion to take other corporate actions that New MoneyLion’s stockholders desire. See “Description of New MoneyLion Securities.”

New MoneyLion’s certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New MoneyLion’s stockholders, which could limit New MoneyLion’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New MoneyLion or New MoneyLion’s directors, officers or other employees.

If the Business Combination is consummated, New MoneyLion’s certificate of incorporation will provide that, unless New MoneyLion consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New MoneyLion, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New MoneyLion to New MoneyLion or New MoneyLion’s stockholders, (iii) any action asserting a claim against New MoneyLion, its directors, officers or employees arising pursuant to any provision of the DGCL or New MoneyLion’s Certificate of Incoroporation or Bylaws, or (iv) any action asserting a claim against New MoneyLion, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in any security of New MoneyLion shall be deemed to have notice of and consented to these provisions.

These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New MoneyLion or New MoneyLion’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of New MoneyLion’s certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New MoneyLion may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New MoneyLion’s business, financial condition and results of operations and result in a diversion of the time and resources of New MoneyLion’s management and board of directors.

We will incur significant costs and obligations as a result of being a public company.

As a privately held company, MoneyLion has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, New MoneyLion will incur significant legal, accounting and other expenses that MoneyLion was not required to incur in the past. These expenses will increase once New MoneyLion is no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and NYSE, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

MoneyLion is a private company and as such little information is publicly available regarding MoneyLion. This may result in the Business Combination not being as profitable as we expect, or at all.

While we have conducted due diligence on MoneyLion, very little public information exists about private companies. As a result, the Business Combination could be less profitable than we expect, or at all. Furthermore, the relative lack of information about a private company may hinder our ability to properly assess the value of MoneyLion which could result in our overpaying.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Fusion

Fusion is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding Fusion, see the section entitled “Other Information Related to Fusion”.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Fusion formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on February 9, 2021. Merger Sub owns no material assets and does not operate any business.

MoneyLion

MoneyLion Inc. is an all-in-one, digital financial platform that provides convenient, low-cost access to banking, borrowing and investing solutions tailored for its customers, rooted in data, and delivered through its proprietary technology platform. MoneyLion addresses its customers from a data-driven perspective of the individual and their specific circumstances. When customers enjoy periods of financial excess, MoneyLion provides tools for them to easily manage their spending and saving goals through its digital banking and automated investing solutions. When customers experience moments of financial need, MoneyLion provides them immediate access to innovative lending or advance products and credit improvement programs that can bridge these times of financial stress and improve their financial health.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to Fusion Stockholders as part of a solicitation of proxies by the Fusion Board for use at the Special Meeting to be convened on [•], 2021 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to Fusion Stockholders on or about, [•], 2021. In addition, this proxy statement/prospectus constitutes a prospectus for New MoneyLion in connection with the issuance by New MoneyLion of common stock to be delivered to MoneyLion’s stockholders in connection with the Business Combination.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at [•], New York City time, on [•], 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting [•] and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Registering for the Special Meeting

Pre-registration at [•] is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [•], New York City time, on [•], 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Proposals

At the Special Meeting, Fusion Stockholders will vote upon:

•        the Business Combination Proposal;

•        the Charter Proposal;

•        the Advisory Charter Proposals;

•        the Stock Issuance Proposal;

•        the Incentive Plan Proposal;

•        the ESPP Proposal; and

•        the Adjournment Proposal.

THE FUSION BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE FUSION STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

Fusion has fixed the close of business on [•], 2021 as the “record date” for determining Fusion Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on [•], 2021, there were [•] Fusion Shares outstanding and entitled to vote. Each Fusion Share is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of Fusion Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of Fusion Shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and Fusion Board Recommendation

The Business Combination Proposal

Fusion Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement and Amendment No. 1, which are attached as Annex A and Annex G to this proxy statement/prospectus, respectively.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Fusion Stockholders of the Class A common stock and Stockholders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Proposal

Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding Fusion Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER PROPOSAL.

The Advisory Charter Proposals

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The ESPP Proposal

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.

Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, Fusion Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to Fusion Stockholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if Fusion reasonably determines that it is advisable or necessary to do so in order to obtain Fusion stockholder approval for the Merger Agreement and thereby approval of the Business Combination.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

FUSION’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

Stockholders of Record

If you are a stockholder of record, you may vote by mail or at the Special Meeting. Each share of our common stock that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the Special Meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by the close of business, New York City time, on [•], 2021.

Voting at the Special Meeting.    If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at [•], in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to obtain a legal proxy from your bank, broker, or other nominee and e-mail a copy (a legible photograph is sufficient) of such legal proxy to proxy@continentalstock.com. You will then be issued a 12-digit meeting control number that will allow you to register to attend and participate in the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

If you are a Fusion Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•        timely delivering a written revocation letter to the Corporate Secretary of Fusion;

•        signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•        attending the Special Meeting and voting electronically by visiting the website established for that purpose at [•] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) Fusion Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by Fusion’s Sponsor, Directors and Executive Officers

As of the record date, the Sponsor had the right to vote 8,750,000 Fusion Shares, representing approximately 20% of the Fusion Shares then outstanding and entitled to vote at the meeting. Our Sponsor and our directors and executive officers at the time of our initial public offering have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, and, pursuant to the terms of the Sponsor Support Agreement, our Sponsor agreed to vote “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor will not have redemption rights with respect to any Fusion Shares owned by it, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to [•], New York City time, on [•], 2021, (a) submit a written request to the transfer agent that Fusion redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with Fusion’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Fusion instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Fusion will promptly return any public shares previously delivered by public holders.

For illustrative purposes, the marketable securities held in the Trust Account on June 30, 2021 was $350,119,600 or $10.00 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of Fusion Shares as they may receive higher proceeds from the sale of their Fusion Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Fusion cannot assure its stockholders that they will be able to sell their Fusion Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your Fusion Shares (either physically or electronically) to the transfer agent, in each case prior to [•], New York City time, on [•], 2021, the deadline for submitting redemption requests, and the Business Combination is consummated.

Immediately following the Closing, New MoneyLion will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither Fusion Stockholders nor Fusion warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Fusion or its securities, Sponsor, MoneyLion and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Fusion Shares or vote their Fusion Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) Fusion satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Costs of Solicitation

Fusion will bear the cost of soliciting proxies from Fusion Stockholders.

Fusion will solicit proxies by mail. In addition, the directors, officers and employees of Fusion may solicit proxies from Fusion Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Fusion will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Fusion Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Fusion has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. Fusion has agreed to pay Morrow a fee of $35,000, plus disbursements. Fusion will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Fusion will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Fusion’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

Fusion is not aware of any other business to be acted upon at the Special Meeting. If, however other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Fusion Board may recommend.

Attendance

Only Fusion Stockholders on the record date or persons holding a written proxy for any stockholder or account of Fusion as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. Please see “— Registering for the Special Meeting” above for further details on how to register to attend the Special Meeting. If you hold your Fusion Shares in your name as a stockholder of record and you wish to attend the Special Meeting, please visit [•] and enter the control number found on your proxy card. If your Fusion Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for Fusion, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FUSE.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL

The Fusion Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All Fusion stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and Amendment No. 1, which are attached as Annex A and Annex G to this proxy statement/prospectus, respectively. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Fusion may consummate the Business Combination only if all of the condition precedent proposals are approved by the Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

The Merger Agreement

On February 11, 2021, the parties entered into the Merger Agreement. The Merger Agreement and the transactions contemplated thereby were approved by each of the Fusion Board and the board of directors of MoneyLion.

On June 28, 2021, the parties executed Amendment No. 1, by which the Merger Agreement was amended to permit the New MoneyLion Board to initially consist of ten directors, instead of nine, and to align the exclusive forum provisions of the Proposed Charter with those of the Current Charter. Amendment No. 1 is attached as Annex G to this proxy statement/prospectus.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into MoneyLion, with MoneyLion surviving the Business Combination. Upon consummation of the foregoing transactions, MoneyLion will be the wholly-owned subsidiary of New MoneyLion (formerly Fusion). In addition, New MoneyLion (formerly Fusion) will amend and restate its charter to be the Proposed Charter, as described in the section of this proxy statement/prospectus titled “Description of New MoneyLion Securities.”

Consideration to MoneyLion Stockholders

The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. MoneyLion stockholders will receive shares of New MoneyLion Class A common stock valued at $10.00 per share, and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of the “Earn Out Shares. See the “Sources and Uses of Funds for the Business Combination” section for more information. Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the Special Meeting, Fusion’s stockholders will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

Pursuant to the Merger Agreement, at the Effective Time of the Business Combination, the stock consideration to be issued to the then current holders of stock in MoneyLion will be in the form of New MoneyLion Class A common stock.

Additionally, each outstanding MoneyLion option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New MoneyLion and will be converted into an option to acquire New MoneyLion Class A common stock with the same terms and conditions as applied to the MoneyLion option immediately prior to the Effective Time; provided that the number of shares underlying such New MoneyLion option will be determined by multiplying the number of shares of MoneyLion common stock subject to such option immediately prior to the Effective Time, by the option exchange ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New MoneyLion option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the option exchange ratio, which quotient shall be rounded up to the nearest whole cent.

Pursuant to the Merger Agreement, at the Effective Time, each warrant to purchase shares of MoneyLion capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New MoneyLion Class A common stock.

In addition, the Merger Agreement contemplates that the Earn Out Participants, following the closing of the Business Combination and for a period of five years thereafter, will be eligible to receive the Earn Out Shares, subject to a Triggering Event. Upon the occurrence of a Triggering Event, New MoneyLion will release such Earn Out Shares to the Earn Out Participants.

Exchange of Fractional Shares.

No fractional shares of New MoneyLion common stock will be issued as part of the Business Combination. In lieu of the issuance of any such fractional shares, New MoneyLion has agreed to issue to each former holder of MoneyLion common stock who otherwise would be entitled to receive such fractional share (after aggregating all fractional shares of New MoneyLion common stock that otherwise would be received by such stockholder): (i) one share of New MoneyLion common stock if the aggregate amount of fractional shares of New MoneyLion common stock such stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of New MoneyLion common stock if the aggregate amount of fractional shares of New MoneyLion common stock such stockholder would otherwise be entitled to is less than 0.50.

Earn Out Shares.

Following the Closing and for a period of five years thereafter (the “Earn Out Period”), the Earn Out Participants will be eligible to receive the Earn Out Shares contingent on the occurrence of certain Triggering Events as follows:

•        a one-time issuance of 7,500,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period), the closing price of the shares of New MoneyLion Class A common stock is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, which will be paid within five business days of such Triggering Event;

•        a one-time issuance of 10,000,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period), the closing price of the shares of New MoneyLion Class A common stock is equal to or greater than $16.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, which will be paid within five business days of such Triggering Event; and

Each Triggering Event may only occur once, if at all, and in no event will the amount of Earn Out Shares distributed in connection with the Triggering Events exceed 17,500,000 aggregate shares. Any Earn Out Shares to be released and distributed shall be released and distributed as shares of New MoneyLion common stock.

The Private Placement

Fusion entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, Fusion agreed to issue and sell in private placements an aggregate of 25,000,000 shares of Fusion Class A common stock to the PIPE Investors for $10.00 per share, generating total gross proceeds of $250,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount is expected to be used by the Company to (a) pay any cash amounts required to be paid by the Company in connection with the closing of the Business Combination and (b) pay any fees and expenses of the Company, with any remaining amounts to remain on the Company’s balance sheet as working capital.

The Private Placement is expected to close immediately prior to the consummation of the Business Combination. In connection with the Closing, all of the issued and outstanding shares of Fusion Class A common stock, including the shares of Fusion Class A common stock issued to the PIPE Investors, will become shares of New MoneyLion Class A common stock.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of Fusion and MoneyLion. The following is a brief description of the background of these negotiations and the resulting Business Combination.

Fusion is a blank check company incorporated in Delaware on March 6, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses with strong growth potential.

On June 26, 2020, we consummated our IPO of 30,500,000 units, at a price of $10.00 per unit, with each unit consisting of one share of Fusion Class A common stock and one-half of one warrant, generating total gross proceeds of $305,000,000. Prior to the consummation of our IPO, the Sponsor purchased 8,768,750 founder shares (after various adjustments) for an aggregate purchase price of $25,000, or approximately $0.004 per share. On June 30, 2020, Fusion announced that the underwriters exercised their over-allotment option in part and issued an additional 4,500,000 units at a price of $10.00 per unit for additional proceeds of $45,000,000. This resulted in a total of 35,000,000 units being issued for total gross proceeds of $350,000,000. As a result of the over-allotment option being exercised in part, the Sponsor forfeited 18,750 founder shares, resulting in the Sponsor holding a total of 8,750,000 founder shares. Simultaneously with the consummation of our IPO, we consummated the private sale of 8,100,000 private placement warrants, to the Sponsors at a price of $1.00 per warrant, generating gross proceeds of approximately $8,100,000.

Prior to the consummation of our IPO, neither Fusion, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Fusion.

After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of Fusion were contacted by, and representatives of Fusion contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Our officers and directors, and their affiliates, also brought to our attention target business candidates.

During this time, members of Fusion’s management researched companies in the Fintech industry that could be potential targets, including MoneyLion.

During this search process, Fusion reviewed several business combination opportunities and entered into confidentiality agreements with 24 companies (including MoneyLion). Most of the targets considered were located in the United States and operated in the sectors we specified at the time of our IPO, namely financial technology, wealth, investment and asset management, consistent with our original intentions.

We most actively pursued five potential targets, including MoneyLion, which process included meeting with such target’s management teams, conducting due diligence, submitting valuations and/or engaging in discussions regarding a potential business combination. All five of these targets were focused on financial technology and we submitted non-binding letters of intent to four (including MoneyLion) and a non-binding term sheet to the other.

Initial discussions between Fusion and MoneyLion commenced in July 2020, when Jeff Gary, Chief Financial Officer of Fusion, contacted Dee Choubey, the Chief Executive Officer and co-founder of MoneyLion, a conversation facilitated by Ron Suber, a consultant to Fusion and an advisor to MoneyLion. In a subsequent video conference on July 16, 2020, both Mr. Gary and John James, Chief Executive Officer of Fusion, spoke with Mr. Choubey and inquired as to whether MoneyLion might be interested in pursuing a potential business combination with Fusion. During the conversation, Mr. Choubey expressed some interest in a potential transaction, but requested additional time to discuss the matter with his management and board. The parties agreed to further their dialogue and executed a mutual confidentiality agreement on July 23, 2020.

On July 18, 2020, Mr. Gary had a telephone call with Chris Sugden, a member of MoneyLion’s board of directors and a managing partner of Edison Partners, an investor in MoneyLion, to discuss the potential business combination and MoneyLion’s board’s strategic outlook and, on July 27, 2020, Mr. Gary and Mr. Choubey had a brief follow-up telephone call to discuss next steps.

On August 5, 2020, Mr. James and Mr. Gary spoke with Greg DePetris and Rohit D’Souza, both of whom are members of the board of directors of MoneyLion, to introduce Fusion as a potential opportunity and talk about MoneyLion’s future strategic plans.

On September 17, 2020, Mr. Gary and Mr. Choubey had a brief call to discuss MoneyLion’s internal financial models. On September 18, 2020, Mr. Choubey provided Fusion with MoneyLion’s financial models and having discussed the financial models with Mr. Choubey, Mr. Gary informed him that based on such financial models and their independent research into MoneyLion’s business, he believed that MoneyLion would make an attractive target business for Fusion to complete its initial business combination with. He indicated that Fusion remained very interested in continuing to discuss a potential transaction.

Throughout the next few months, Fusion continued to actively review several other business combination opportunities and communications with MoneyLion ebbed until December 14 and 17, 2020, when Mr. Gary and Mr. Sugden exchanged emails relating to MoneyLion’s updated financial performance and forecasts. Mr. Gary expressed Fusion’s continued interest in a potential business combination with MoneyLion. Following this exchange, on or around December 17, 2020, the Fusion Board agreed that a proactive approach should be made in connection with the potential transaction with MoneyLion and that a letter of intent should be prepared and signed. To prepare for a potential transaction, Fusion engaged various third parties to assist in its due diligence efforts. During late December 2020 and continuing into January 2021, MoneyLion provided Fusion with due diligence materials, including financial information.

In mid-December 2020, Fusion also informed its legal counsel, White & Case LLP (“White & Case”), about the potential transaction with MoneyLion and requested that White & Case prepare a draft non-binding Letter of Intent (“LOI”) for such transaction. On December 17, 2020, Fusion delivered the LOI to MoneyLion. The LOI contemplated a business combination with consideration based on a pre-money enterprise value of MoneyLion of between $2.0 billion to $2.5 billion. The LOI further contemplated that Fusion would enter into subscription agreements for the Private Placement of Fusion Class A common stock, which would close simultaneously with the closing of the business combination, the proceeds of which, together with the amounts retained in the Trust Account, would total approximately $500 million. The LOI stated that all terms were subject to ongoing due diligence by Fusion of MoneyLion. The LOI also provided for an exclusivity period during which the parties could continue to negotiate the transaction agreements. Following receipt of the draft LOI, MoneyLion responded that they would continue to consider the potential business combination and review the LOI, and that they were also considering alternate financing strategies.

On December 21, 2020, the Fusion Board met by video conference with certain representatives of MoneyLion, including several of its officers, directors and financial advisors, and Fusion presented its vision for a business combination. Members of J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisors to Fusion, also attended. Prior to the meeting, Fusion prepared and reviewed with its advisors extensive financial models of MoneyLion’s business in order to generate a view as to the expected near-term financial performance and growth potential within the digital banking and wealth management product offerings. Further research was performed in evaluating the total U.S. addressable market for digital banking and wealth management (relying on third-party sources) and MoneyLion’s performance in the United States.

During the December 21, 2020 meeting, the parties discussed the general terms of a potential transaction, including that the consideration for MoneyLion would consist solely of Fusion equity. The parties also discussed (i) the need to obtain commitments from the PIPE Investors in order to demonstrate investor support for the potential transaction and to ensure that a minimum cash amount would be available at closing and (ii) the need for there to be a condition to closing the potential business combination that Fusion have an excess amount of cash available at Closing from such Private Placement and the proceeds from the Trust Account to pay transaction expenses and certain working capital and growth initiatives following the Closing. Both sides believed that having sufficient capital on the balance sheet of the post-business combination company to market existing products and launch new product offerings was of critical importance.

On December 27, 2020, Fusion delivered a revised LOI to MoneyLion. The LOI contemplated consideration based on a pre-money enterprise value of MoneyLion of between $2.1 billion to $2.25 billion, which reflected Fusion’s revised valuation range based on its review of comparable companies and the results of its preliminary diligence on MoneyLion. The LOI also contemplated that Fusion would enter into a Private Placement, the proceeds of which, together with the amounts retained in the Trust Account, would total approximately $500 million. The LOI stated that all terms were subject to ongoing due diligence by Fusion of MoneyLion. The LOI also provided for a period of exclusivity for the parties to negotiate the Merger Agreement and related transaction agreements. MoneyLion responded that while they would continue to consider the potential business combination and review the draft LOI, they were also considering alternate financing strategies.

Over the following days, Fusion continued to speak frequently with executives and representatives of MoneyLion as they considered the LOI, and the parties continued to negotiate the terms of a potential business combination between the two companies. During this time, Fusion engaged in further due diligence of MoneyLion. Fusion and MoneyLion had numerous phone calls, emails, and question and answer sessions with each companies’ respective management and financial advisors. Mr. James also had several discussions with Mr. Choubey about MoneyLion’s readiness to become a public company. This included a discussion as to the status of MoneyLion’s year-end financial audits.

During the period from December 27, 2020 through January 4, 2021, the parties continued to discuss the terms of the proposed transaction and exchanged various drafts of the LOI. The principal terms being negotiated were exclusivity, minimum cash balance, and the amount of the Private Placement. Ultimately, after further negotiation among the parties and receiving investor feedback, on or about December 30, 2020, Fusion and MoneyLion agreed to a valuation of MoneyLion between $2.1 billion and $2.25 billion, which was consistent with Fusion’s evaluation of the business, comparable companies in analogous markets, and feedback from its financial advisors about the then-current view of high-growth companies in the public markets. The LOI also contemplated that Fusion would enter into subscription agreements for the Private Placement of Fusion Class A common stock in a target amount of $181 million in proceeds, which, together with the amounts retained in the Trust Account, would total at least $531 million, prior to paying approximately $31 million in transaction expenses. The LOI also included a minimum cash condition that aggregate cash available from amounts held in the Trust Account (after payment of any redemptions) and obtained in connection with the Private Placement, after payment of any transaction expenses, would be no less than $260 million. There were significant discussions around this minimum cash condition including whether it should be higher. The discussion included recommendations from Fusion’s bankers that a lower minimum cash balance was viewed by the market as all parties having a high conviction in the deal closing. If the minimum cash was set too high, then a low amount of redemptions could cause the deal to fail this condition. As a result, it was determined that investors would view a deal with a higher minimum cash balance as having a lower probability of closing and could discount the pre-Business Combination share price they are willing to pay. In addition, the parties wanted to create an ability for some amount of cash to be available to buy shares from existing MoneyLion equityholders. It was discussed that the minimum cash amount would not be impacted by any cash going to selling shareholders. Therefore, it was decided that the appropriate balance for the best interests of all stakeholders would be to provide that if there was additional cash above the $260 million minimum cash condition, then this excess amount, subject to a maximum amount of $100 million, would be made available to make an offer to existing MoneyLion equityholders to buy their shares at a price of $10 per share. In addition to the consideration paid to MoneyLion, the parties determined that 17.5 million shares of New MoneyLion Class A common stock would be payable to MoneyLion as earn-out shares in three tranches (7.5 million shares at $12.50 per share, 7.5 million shares at $16.50 per share and 2.5 million shares at $18.00 per share). The LOI also anticipated that a new equity incentive plan pursuant to which MoneyLion would grant cash and equity incentive awards and compensation to officers, directors, employees and other eligible service providers would be approved and adopted in connection with the business combination. The LOI stated that all terms were subject to ongoing due diligence by Fusion of MoneyLion.

On January 4, 2021, Fusion convened a special meeting of the Fusion Board to discuss and consider the potential business combination with MoneyLion and vote on entering into the non-binding LOI. Representatives from J.P. Morgan were also in attendance. During the meeting, Messrs. James and Gary updated the Fusion Board on the status of negotiations with MoneyLion and on the principal terms of the transaction, proposed timing for the transaction and additional information about MoneyLion’s business and the proposed business combination. Representatives of J.P. Morgan also discussed the proposed valuation of the transaction. After the discussion, the Fusion Board decided to proceed with entering into a non-binding LOI for the Business Combination with MoneyLion, which included reciprocal exclusivity commitments. Following the meeting, on January 4, 2021, Fusion and MoneyLion entered into a non-binding LOI for the Business Combination. Given its exclusivity commitment in the LOI signed with MoneyLion, Fusion discontinued discussions with other potential targets.

Following execution of the LOI, the parties and their respective legal counsel prepared and then negotiated the Merger Agreement and related agreements, which continued until the Merger Agreement was executed. In addition, the parties began preparing for discussions with potential PIPE Investors.

On January 6, 2021, Fusion hosted a virtual kick-off meeting with the Fusion Board and the board of directors of MoneyLion, and their respective legal and financial advisors, by video conference to organize the overall business combination process, conduct further due diligence of MoneyLion and analysis on the post-business combination company, identify potential PIPE Investors, and prepare an investor presentation for the Private Placement.

In the week commencing January 11, 2021, the Fusion Board, its advisors and legal counsel, as well as officers, director, representatives and advisors of MoneyLion, held a series of video conferences focused on various diligence areas including legal, cybersecurity and regulatory, business and product offerings, historical financial statements, accounting and audit matters, and other financial information requirements relating to the potential business combination transaction.

Between January 15 and 18, 2021, Fusion engaged J.P. Morgan, Citigroup Global Markets Inc., Cantor Fitzgerald & Co. and Odeon Capital Group LLC to serve as placement agents for the Private Placement.

Beginning the week of January 25, 2021, Fusion arranged for a digital data room to be established to provide certain materials to prospective PIPE Investors. Fusion, through its placement agents, sent data room invitations to potential investors who had a track record of long-term investments and an interest in investing in similar transactions and such investors conducted customary due diligence on MoneyLion. On January 26, 2021, Fusion commenced investor meetings with certain potential PIPE Investors. Mr. James and Mr. Gary represented Fusion, and Mr. Choubey and Rick Correia, Chief Financial Officer of MoneyLion, represented MoneyLion in these meetings.

On January 26, 2021, Fusion and MoneyLion entered into an amendment to the LOI (the “LOI Amendment”). In the LOI Amendment, Fusion and MoneyLion agreed to a company valuation of $2.2 billion, which was consistent with Fusion’s evaluation of the business, comparable companies in analogous markets, and feedback from its financial advisors about the then-current view of high-growth companies in the public markets. The LOI Amendment provided that the earn-out shares of New MoneyLion Class A common stock payable to MoneyLion would be in two tranches (7.5 million shares at $12.50 per share and 10 million shares at $16.50 per share). The LOI Amendment further clarified the terms of the cash and equity incentive awards that would be approved and adopted in connection with the Business Combination and extended the period of exclusivity for the parties to negotiate the transaction agreements.

From the end of January into early February 2021, members of Fusion’s and MoneyLion’s management held numerous video conference meetings and follow-up phone calls with prospective PIPE Investors.

White & Case performed customary red-flags legal due diligence at Fusion’s request and reported its findings to the Fusion Board in a written report delivered on February 7, 2021. White & Case and Fusion followed up on the written report with a discussion on the evening of February 8, 2021, during which members of the Fusion Board asked a number of follow up questions related to the diligence findings. Based on such discussion and Q&A, Fusion determined that it was ready to proceed to execution of definitive documentation.

On February 8, 2021, the management teams of each of Fusion and MoneyLion met by video conference, along with their financial advisors and legal counsels to negotiate a number of commercial and legal matters regarding the potential business combination. Fusion reported that based on feedback from potential investors in the Private Placement, the Private Placement would most likely be oversubscribed and could raise in excess of the expected minimum of $181 million based on a total enterprise value of approximately $2.4 billion.

On February 9, 2021, given the high demand, the parties determined to increase the size of the Private Placement from $181 million to $250 million.

On February 10, 2021, the Fusion Board of directors unanimously approved, by written consent, the entrance into the Merger Agreement and the Business Combination, including the terms of the Private Placement and the Sponsor Support Agreement and MoneyLion Support Agreements. In approving the Merger Agreement, the Fusion Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account.

On February 11, 2021, the parties executed the Merger Agreement, Fusion entered into the Subscription Agreements for the Private Placement, Fusion, the Sponsor and Fusion’s directors and officers entered into the Sponsor Support Agreement and Fusion and certain MoneyLion stockholders entered into the MoneyLion Support Agreements. The next morning, on February 12, 2021, Fusion and MoneyLion issued a joint press release announcing the Business Combination.

On June 28, 2021, the parties executed Amendment No. 1 to permit the New MoneyLion Board to initially consist of ten directors, instead of nine, and to align the exclusive forum provisions of the Proposed Charter with those of the Current Charter. Amendment No. 1 is attached as Annex G to this proxy statement/prospectus.

The Fusion Board’s Reasons for the Approval of the Business Combination

On February 10, 2021, the Fusion Board unanimously (i) approved the signing of the Merger Agreement and the transactions contemplated thereby and (ii) directed that the Merger Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and recommended that our stockholders approve and adopt the Merger Agreement, related transaction documentation and such other proposals. Before reaching its decision, the Fusion Board reviewed the results of the due diligence performed by members of its management team and its legal counsel, which included:

•        research on industry trends, revenue projections and other industry factors;

•        extensive meetings and calls with MoneyLion’s management team and representatives regarding operations, company services, customers, financial prospects, the pipeline of potential new products and possible acquisitions, among other customary due diligence matters;

•        review of MoneyLion’s material business contracts and certain other legal, regulatory and commercial diligence;

•        financial and accounting diligence; and

•        creation of an independent financial model in conjunction with management of MoneyLion, which was generally consistent with the financial model prepared by MoneyLion.

The Fusion Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Fusion Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Fusion Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. We intended to seek to acquire companies that we believed:

•        were fundamentally sound and could unlock and enhance stockholder value through a business combination with us, thereby offering attractive risk-adjusted returns for our stockholders;

•        had strong, experienced management teams, or provided a platform to assemble an effective management team with a track record of driving growth and profitability;

•        were at an inflection point, such as requiring additional management expertise, were able to innovate through new operational techniques, or where we believed we could drive improved financial performance;

•        could benefit from the application and exploitation of financial service technologies;

•        had a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams;

•        could grow both organically and where we believed our ability to source proprietary opportunities and execute transactions would help the business grow through additional acquisitions;

•        had a leading or niche market position and that demonstrate advantages when compared to their competitors, which could help to create barriers to entry against new competitors;

•        could benefit from being a publicly traded company, with access to broader capital markets, to achieve the company’s growth strategy; and

•        exhibited unrecognized value or other characteristics that we believed could be enhanced based on our analysis and due diligence review.

These illustrative criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

In considering the Business Combination, the Fusion Board concluded that it met all the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

High-Growth Industry.    MoneyLion is expected to become one of the fastest growing digital banking and wealth management solutions in the industry. Based on third-party data and industry reports, conventional banks now account for only 72% of the total market value of the global banking and payments industry, down from 81% at the beginning of 2020. While the digital banking and wealth management sector in the United States is nascent, customer dissatisfaction with conventional banking solutions, generational wealth transfer, the acceptance of accessible digital solutions, and increased regulation by the federal and state governments has created a rapidly growing environment and a trend toward digital banking. Fusion believes this represents an opportunity for MoneyLion, which already has a strong market share and a significant funnel of unique users, to grow rapidly.

Business with Revenue and Earnings Growth Potential.    MoneyLion has an attractive financial profile characterized by strong existing growth and continued prospects of accelerated growth in the future. From 2020 to 2022E, New MoneyLion expects to achieve an adjusted revenue CAGR of approximately 84% and to grow its adjusted revenue by $182 million in the same period. Fusion believes that MoneyLion is well-positioned to continue its dynamic growth trajectory as it expands its product offerings and marketing efforts.

Compelling Unit Economics.    MoneyLion is a high-growth customer facing internet business that features compelling unit economics. This has been demonstrated in its business offerings to date and its expected future rollout of new digital banking and membership subscription offerings. MoneyLion’s business had an overall projected gross profit margin, which is a non-GAAP measure, of 52% for the year ended December 31, 2020 and an overall projected adjusted gross profit margin of 49% for the year ended December 31, 2020, while MoneyLion had an overall estimated gross profit margin of 70% for the year ended December 31, 2022 and an overall estimated adjusted gross profit margin forecast of 71% for the year ended December 31, 2022. Fusion believes that MoneyLion will increase its adjusted gross profit margin in the future as the business achieves greater scale nationally and rolls out new service offerings.

Diversified Revenue Mix.    Given the multitude of different products offered by MoneyLion, following the Business Combination, we expect that New MoneyLion will have a diversified revenue mix, which we believe will be well-suited to capture different parts of the value chain in the digital banking and wealth management sector. MoneyLion’s business is customer facing and reliant on marketing outreach to potential customers. Fusion believes that the low customer acquisition cost (due to its data driven-driven approach to its customers utilizing it single-core technology stack), large total addressable market, and diversified product offerings provides a financial advantage to the company to help it outperform its peers and create diversified sources of revenue and has the ability to create geographic dispersion to capture further growth both inside and potentially outside of the United States.

Experienced and Motivated Management Team.    MoneyLion is led by a seasoned and motivated team of technologists and financial industry experts that have re-defined digital banking and wealth management in the United States. We believe their experience in innovating technology, coupled with their financial services backgrounds, marketing experience and ability to create new product offerings, will help New MoneyLion in the future.

Although the Fusion Board did not seek a third-party valuation and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the Fusion Board relied on the following sources: (i) due diligence of MoneyLion’s business operations conducted by Fusion and its advisors; (ii) extensive research reports and data related to the digital banking sector in the United States and internationally; (iii) Fusion management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses; and (iv) industry expertise and knowledge from its advisors, including J.P. Morgan. The total enterprise value for MoneyLion is $2.4 billion. The Fusion Board concluded that this is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.

The Fusion Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

The risk that our public stockholders would vote against the Business Combination Proposal or exercise their redemption rights.

The Fusion Board considered the risk that some of the current public stockholders may vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination. The Fusion Board concluded however, that this risk was substantially mitigated because Fusion has commitments from the PIPE Investors to purchase $250 million of shares of Fusion Class A common stock at Closing, which represents nearly 100% of the minimum proceeds necessary for the Closing. Further, the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates against any incentive a public stockholder might have to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

Our management and directors may have different interests in the Business Combination than the public stockholders.

The Fusion Board considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interests of Fusion’s Directors and Officers and Others in the Business Combination” below. However, the Fusion Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the IPO prospectus and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.

Certain Projected Financial Information

In connection with its consideration of the potential Business Combination, the Fusion Board was provided with prospective financial information prepared by management of MoneyLion and Fusion (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide Fusion’s stockholders access to information made available in connection with the Fusion Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was February 10, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of MoneyLion nor Fusion nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Fusion and MoneyLion assume no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by MoneyLion management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of MoneyLion at the time the Projections were prepared and speak only as of that time.

The Projections were developed by MoneyLion and considered various material assumptions, including, but not limited to, the following:

•        MoneyLion’s digital banking offerings will continue to be available in the states in which they are currently offered;

•        demand for digital banking and wealth management solutions will remain strong and business growth will remain consistent with the rates of recent years;

•        MoneyLion will maintain a leading market position; and

•        other general business and market assumptions, including maintaining strong relationships with its current customers; the historical recent performance of MoneyLion; economic and market growth consistent with recent years, including continued expansion and growth in service offerings and capabilities; current and anticipated market position relative to its peers; and other future prospects of MoneyLion as a whole.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of MoneyLion, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist Fusion in its evaluation of MoneyLion and the potential business combination. MoneyLion has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Fusion. Neither MoneyLion’s management nor any of their representatives has made or makes any representations to any person regarding the ultimate performance of MoneyLion relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of MoneyLion may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any Fusion stockholders to vote in favor of any of the proposals at the Special Meeting.

We encourage you to review the financial statements of MoneyLion included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of MoneyLion” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither Fusion nor MoneyLion nor any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

(in millions)	2020P(1)	2021E	2022E
Adjusted Revenue(2)	$76	$144	$258
Adjusted Gross Profit(3)	$39	$94	$184

____________

(1)      2020P represents preliminary year-end results for the 2020 fiscal year.

(2)      Adjusted Revenue is a non-GAAP measure. Adjusted Revenue is defined as total revenue, net plus amortization of loan origination costs, less direct charge offs, revenue from phased out products and non-operating income.

(3)      Adjusted Gross Profit is a non-GAAP measure. Adjusted Gross Profit is defined as gross profit less revenue from phased out products and non-operating income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Non-GAAP Measures” for further information.

Comparable Public Companies

During the course of valuing MoneyLion, Fusion’s management also identified several comparable public companies. Specifically, it determined that its core peer group consisted of Affirm, Afterpay, Square, Inc., Open Lending, Upstart and SoFi. It also identified other publicly traded high-growth FinTech/Payments companies, including Adyen, bill.com, Lightspeed and Shopify, as well as high-growth Financial SaaS companies, including Avalara, Anaplan, Coupa, Duck Creek Technologies, nCino and Q2 Holdings, Inc. Fusion’s management believes that MoneyLion is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.

The following is the financial information of these companies and MoneyLion that was considered by the Fusion Board:

	MoneyLion	Core Peer Group Companies	High-Growth FinTech/ Payments Companies	High-Growth Financial SaaS Companies
Firm Value/2021E Revenue	17x	25x	54x	26x
Firm Value/2022E Revenue	9x	19x	39x	22x
Firm Value/2021E Revenue/2021E growth	0.2x	0.5x	1.4x	1.1x
2020P to 2022E Revenue CAGR	84%	51%	38%	23%

____________

Source: Information for companies other than MoneyLion have been obtained from public filings and data from Fact Set as of February 10, 2021.

Note: The comparable company figures represent the medians for each peer group.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on March 29, 2021.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — the Fusion Board’s Reasons for the Approval of the Business Combination,” the Fusion Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to Fusion’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.

Interests of Fusion’s Directors and Officers in the Business Combination

In considering the recommendation of our board of directors in favor of approval of the Business Combination Proposal, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a Fusion Stockholder. These interests include, among other things:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by December 31, 2021. If we are unable to complete our initial business combination by December 31, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•        There will be no liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a business combination within the required period. Our Sponsor purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will convert into 8,750,000 shares of New MoneyLion Class A common stock (assuming no founder shares are forfeited by the Sponsor at Closing), and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $86.9 million based upon the closing price of $9.93 per public share on the NYSE on August 27, 2021, but, given the restrictions on such shares, we believe such shares have less value.

•        Simultaneously with the closing of its initial public offering, Fusion consummated the sale of 8,100,000 private placement warrants at a price of $1.00 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on June 30, 2020, for one share of Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by December 31, 2021, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The warrants held by our Sponsor had an aggregate market value of approximately $7.0 million based upon the closing price of $0.87 per warrant on the NYSE on August 27, 2021.

•        Jeff Gary is expected to continue to serve as a director of New MoneyLion after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New MoneyLion Board determines to pay to its directors and/or officers.

•        Our Sponsor, directors and executive officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Fusion fails to complete a business combination by December 31, 2021.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Fusion and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Fusion from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent MoneyLion’s good faith estimate of such amounts assuming a Closing as of August 30, 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$350	$350
Private Placement	250	250
Sellers’ Equity	2,100	2,200
Fusion Upfront Founder Equity	88	88
Total Sources	$2,788	$2,888

Uses
Cash on Balance Sheet	$450	$283
Cash Proceeds to Selling Shareholders	100	—
Redemptions to Public Investors	—	267
Sellers’ Equity	2,100	2,200
Paydown of MoneyLion Debt	5	5
Fusion Upfront Founder Equity	88	88
Transaction costs	45	45
Total Uses	$2,788	$2,888

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(1)      Assumes MoneyLion elects to receive the maximum amount of cash consideration at the Closing in the no redemption scenario and no cash consideration in the maximum redemption scenario. If MoneyLion elects not to receive any cash consideration at the Closing in the no redemption scenario, then New MoneyLion will have an additional $100 million of Cash on its Balance Sheet and the Sellers’ Equity will increase by an additional $100 million and if MoneyLion elects to receive the maximum amount of cash consideration at the Closing in the maximum redemption scenario, then the amount of Cash on the Balance Sheet of New MoneyLion will decrease by $28,393,770 and the Seller’s Equity will decrease by $28,393,770.

Directors of New MoneyLion After the Business Combination

Pursuant to the Merger Agreement, as amended by Amendment No. 1, the New MoneyLion Board will initially consist of ten directors, one of which will consist of Diwakar Choubey, the Chief Executive Officer of MoneyLion. The remaining members of the board of directors will consist of two directors designated by Fusion who shall qualify as independent under applicable rules and regulations of the SEC and stock exchange rules and regulations (including the applicable rules and regulations of the NYSE), and one of whom shall be mutually acceptable to Fusion and MoneyLion, taking into account relevant public company board composition requirements, and the remaining members of the board of directors will be designated by MoneyLion.

Stock Exchange Listing

Fusion’s units, Class A common stock and public warrants are publicly traded on the NYSE under the symbols “FUSE.U”, “FUSE” and “FUSE WS”, respectively. Fusion intends to apply to list the New MoneyLion Class A common stock and public warrants on the NYSE under the symbols “ML” and “ML WS”, respectively, upon the Closing of the Business Combination. New MoneyLion will not have units traded following the Closing.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Fusion will issue shares for outstanding equity interests of MoneyLion in the Business Combination, Fusion will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of MoneyLion issuing stock for the net assets of Fusion, accompanied by a recapitalization. The net assets of Fusion will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MoneyLion.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Fusion’s Sponsor, along with Fusion’s directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of the Business Combination Proposal. See “Other Agreements — Fusion Letter Agreement” and “Other Agreements — Sponsor Agreement” for more information.

Recommendation of Fusion Board

THE FUSION BOARD UNANIMOUSLY RECOMMENDS THAT THE FUSION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of Fusion’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Fusion and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of Fusion’s Directors and Officers in the Business Combination” for a further discussion.

THE MERGER AGREEMENT

The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, as amended by Amendment No. 1, both of which are attached to this proxy statement/prospectus as Annex A and Annex G, respectively, and are incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by Fusion and MoneyLion. The representations, warranties and covenants made in the Merger Agreement by Fusion and MoneyLion were qualified and subject to important limitations agreed to by Fusion and MoneyLion in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that Fusion and MoneyLion each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of Fusion or MoneyLion, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.” Fusion will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Effect of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into MoneyLion, with MoneyLion surviving the Business Combination. Upon consummation of the foregoing transactions, MoneyLion will be a wholly-owned subsidiary of Fusion, which will then be renamed as determined by MoneyLion.

Merger Consideration

The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. The MoneyLion stockholders shall receive (i) shares of New MoneyLion Class A common stock (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of the Earn Out Shares.

Pursuant to the Merger Agreement, at the Effective Time, the stock consideration to be issued to the then current holders of stock in MoneyLion will be in the form of New MoneyLion Class A common stock.

Additionally, each MoneyLion option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New MoneyLion and will be converted into an option to acquire New MoneyLion Class A common stock with the same terms and conditions as applied to the MoneyLion option immediately prior to the Effective Time; provided that the number of shares underlying such New MoneyLion option will be determined by multiplying the number of shares of MoneyLion common stock subject to such option immediately prior to the Effective Time, by the option exchange ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New MoneyLion option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the option exchange ratio, which quotient shall be rounded up to the nearest whole cent.

Pursuant to the Merger Agreement, at the Effective Time, each warrant to purchase shares of MoneyLion capital stock that is issued and outstanding prior to the Effective Time and has not been exercised or terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of New MoneyLion Class A common stock.

In addition, the Merger Agreement contemplates that the Earn Out Participants, following the closing of the Business Combination and for a period of five years thereafter, will be eligible to receive the Earn Out Shares, subject to a Triggering Event. Upon the occurrence of a Triggering Event, New MoneyLion will release such Earn Out Shares to the Earn Out Participants.

Closing and Effective Time of the Business Combination

Unless Fusion and MoneyLion otherwise mutually agree, the Closing will take place on the date which is no later than three business days after the date on which all of the Closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing of the Business Combination, but subject to the satisfaction or waiver of those conditions) (such date, the “Closing Date”). See “The Merger Agreement — Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.

On the Closing Date, Merger Sub and MoneyLion will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time the certificate of merger has been duly filed (or such later time as may be agreed in writing by Fusion and MoneyLion and specified in the certificate of merger).

As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the third quarter of 2021. However, there can be no assurance as to when or if the Business Combination will occur.

If the Closing (as defined in the Merger Agreement), has not occurred by the date that is nine months following the date of the Merger Agreement, the Merger Agreement may be terminated by either Fusion or MoneyLion. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a breach of the Merger Agreement. See “The Merger Agreement — Termination.”

Covenants and Agreements

Conduct of MoneyLion Prior to the Completion of the Business Combination

MoneyLion has agreed that, prior to the Effective Time of the Business Combination, it will conduct its operations in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve the present business and operations and goodwill of the Company and its subsidiaries, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

In addition to the general covenants above, MoneyLion has agreed that prior to the Effective Time, subject to specified exceptions, it will not without the written consent of Fusion:

•        except as otherwise required by any existing benefit plan of MoneyLion, the Merger Agreement or applicable legal requirements: (i) materially increase or grant any material increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any such person with an annual base salary or wage rate of less than $400,000 in the ordinary course of business; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any benefit plan of MoneyLion or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an benefit plan of MoneyLion if it had been in effect on the date of the Merger Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice or amendments to welfare plans that do not result in a material increase in cost to MoneyLion); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any benefit plan of MoneyLion; (v) grant any equity or equity-based compensation awards; or (vi) hire or terminate any employee or independent contractor (other than for cause), if such new employee or independent contractor will receive, or such terminated employee or consultant does receive, annual base compensation (or annual base wages or fees) in excess of $400,000; transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a lien (other than certain permitted liens), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of MoneyLion in or to any owned intellectual property material to any of the businesses of the Group Companies (other than non-exclusive licenses of such owned intellectual property granted in the ordinary course of business);

•        waive or cancel any material rights in or to any intellectual property material to any business of the Group Companies;

•        disclose to any third party (excluding, for the avoidance of doubt, employees, officers or directors of any Group Company) who is not subject to a written obligation to maintain the confidentiality thereof any material trade secrets constituting the owned intellectual property of MoneyLion or its subsidiaries;

•        knowingly subject any material software constituting owned intellectual property of MoneyLion or its subsidiaries to copyleft terms;

•        except for transactions solely among the wholly-owned Group Companies, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchase, redemptions or other acquisitions or equity interests from directors, officers or employees in accordance with the terms of any equity incentive plans or such person’s employment, grant or subscription agreement or in accordance with the Group Company’s organizational documents); (iii) except in the ordinary course of business, grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

•        amend its organizational documents;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•        other than with respect to the real property leases of MoneyLion and its subsidiaries and, for clarity, intellectual property, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of real or tangible assets or properties, other than in the ordinary course of business or pursuant to contracts existing on the date hereof;

•        (i) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any indebtedness of, any person other than any of the Group Companies except for loans, advances or capital contributions pursuant to and in accordance with the ordinary course of business or the terms of contracts existing as of the date of the Merger Agreement; (ii) except in the ordinary course of business, create any material liens on any material property or assets of any of the Group Companies in connection with any indebtedness thereof (other than certain permitted liens); or (iii) cancel or forgive any indebtedness owed to any of the Group Companies;

•        release, assign, compromise, settle or agree to settle any legal proceeding material to the Group Companies or their respective properties or assets which would require a payment by the Group Companies in excess of $3,000,000, except in the ordinary course of business;

•        except in the ordinary course of business: (A) modify, amend or terminate in a manner that is materially adverse to the applicable Group Companies, taken as a whole, any material contract MoneyLion and its subsidiaries; (B) enter into any contract that would have been a material contract MoneyLion and its subsidiaries had it been entered into prior to the date of the Merger Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any material contract MoneyLion and its subsidiaries; or (D) incur or enter into a contract requiring MoneyLion to make any capital expenditures in excess of $3,000,000 in any twelve-month period;

•        except as required by United States generally accepted accounting principles (or any interpretation thereof) or applicable law (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

•        (i) make or change any material tax election; (ii) change (or request to change) any material method of accounting for tax purposes; (iii) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return or requested in the ordinary course of business); or (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any governmental entity with respect to a material amount of taxes;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of MoneyLion or its subsidiaries;

•        enter into or amend any agreement with any of its officers, directors, material stockholders or other affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) employee benefit plans and (iii) employment arrangements entered into in the ordinary course.

•        engage in any material new line of business other than as set forth in the investor presentation of MoneyLion provided to Fusion;

•        implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under the Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” legal requirement;

•        enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

•        agree in writing or otherwise agree or commit to take any of the actions listed above.

Conduct of Fusion Prior to the Completion of the Business Combination

Fusion has agreed that, until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, it and its subsidiaries will conduct their operations in the ordinary course and use commercially reasonable efforts to preserve the present business and operations and goodwill of the Fusion and its subsidiaries, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

In addition to the general covenants above, Fusion has agreed that prior to the Effective Time, subject to specified exceptions, it will not without the written consent of MoneyLion:

•        declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•        purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Fusion or any of its subsidiaries;

•        other than pursuant to the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

•        amend its organizational documents or form or establish any subsidiary;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances; incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; provided, however, that Fusion will be permitted to incur indebtedness (which shall constitute Fusion transaction costs) from its affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Fusion in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

•        except as required by United States generally accepted accounting principles (or any interpretation thereof) or applicable legal requirements, make any change in accounting methods, principles or practices;

•        (i) make or change any material tax election; (ii) change (or request to change) any material method of accounting for tax purposes; (iii) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return or requested in the ordinary course of business); or (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any governmental entity with respect to a material amount of taxes;

•        create any material liens on any material property or assets of Fusion or Merger Sub;

•        liquidate, dissolve, reorganize or otherwise wind up the business or operations of Fusion or Merger Sub;

•        commence, settle or compromise any legal proceeding;

•        engage in any material new line of business;

•        amend the Trust Agreement or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Investment; or

•        agree in writing or otherwise agree, commit or resolve to take any of the actions listed above.

HSR Act and Regulatory Approvals

Fusion and MoneyLion have agreed to each prepare and file the notification required of it under the HSR Act in connection with the Business Combination as promptly as practicable after the date of the Merger Agreement, and no later than ten business days after such date, and to promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission (the “FTC”), U.S. Department of Justice, or any other governmental entity in connection with such notification and otherwise cooperate in good faith with each other and such governmental entities.

Each of Fusion and MoneyLion have agreed to promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable.

Each of Fusion and MoneyLion have agreed to promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their affiliates and their respective agents, representatives and advisors, on the one hand, and any governmental entity, on the other hand, with respect to the Merger Agreement or the Business Combination.

Without limiting the foregoing, each of Fusion and MoneyLion have agreed that it will: (i) promptly inform the other of any communication to or from the FTC, the U.S. Department of Justice or any other Governmental Entity regarding the Business Combination; (ii) permit each other to review in advance any proposed written communication to any such governmental entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any legal proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such governmental entity in respect of any filing, investigation or inquiry concerning the Merger Agreement or the Business Combination unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such legal proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their affiliates and their respective agents, representatives and advisors, on one hand, and any such governmental entity, on the other hand, in each case, with respect to the Merger Agreement and the Business Combination.

Fusion, on the one hand, and MoneyLion, on the other hand, have agreed to each pay 50% of any filing fees required by governmental entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of the Merger Agreement, the performance of the obligations thereunder and the consummation of the Business Combination, including filing fees in connection with filings under the HSR Act.

Except for filings under the HSR Act, each of Fusion and MoneyLion have agreed to, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental entities that may be or become necessary for its execution and delivery of the Merger Agreement and the performance of its obligations pursuant the Merger Agreement (including those required by applicable approvals of the Group Companies (the “Regulatory Filings”)). Each of Fusion and MoneyLion have agreed to use reasonable best efforts to cooperate fully with the other and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each of Fusion and MoneyLion have agreed to use its reasonable best efforts and cooperate with the other (i) in timely making inquiries with governmental entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by governmental entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where Fusion and MoneyLion agree that a Regulatory Filing is not required). If Fusion determines that it is required to make any Regulatory Filing or otherwise provide information with respect to Fusion or any Fusion personnel or affiliates to a governmental entity in connection with any approval, then MoneyLion will, except as prohibited by applicable legal requirements (in which case MoneyLion will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon Fusion’s request relevant portions of all past filings and correspondence with governmental entities with respect to any Approvals related to such Regulatory Filing or information provision requirement that Fusion reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information.

Fusion and MoneyLion have agreed not to willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Group Companies, taken as a whole.

Proxy Solicitation

Fusion has agreed to, as promptly as practicable after this registration statement is declared effective (i) cause the proxy statement to be filed with the SEC as part of this registration statement (the “Proxy Statement”) to be disseminated to its stockholders in compliance with applicable legal requirements, (ii) duly give notice of and convene and hold the Special Meeting in accordance with the Fusion organizational documents, which meeting shall be held not more than 20 business days after the date on which Fusion mails the Proxy Statement to its stockholders, and (iii) solicit proxies from the holders of Fusion Class A common stock to vote in favor of each of the stockholder matters, and to provide Fusion’s stockholders with the opportunity to redeem shares of Fusion Class A common stock. Fusion has also agreed, through the Fusion Board, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “Fusion board recommendation”) and shall include the Fusion board recommendation in this proxy statement/prospectus, subject to the obligations described in this paragraph. The Fusion Board shall not (and no committee or subgroup thereof shall) withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Fusion board recommendation, unless the Fusion Board determines in good faith, after consultation with its legal counsel, that a failure to do so would reasonably be expected to constitute a breach by the Fusion Board of its fiduciary obligations to its stockholders. To the fullest extent permitted by applicable law, (x) Fusion’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any change in recommendation by the Fusion Board, (y) Fusion agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for approval the proposals contained in this proxy statement/prospectus and (z) Fusion agrees that if the approvals of the proposals contained in this proxy statement/prospectus shall not have been obtained at any such Special Meeting, then Fusion shall promptly continue to take all such necessary actions, including the actions required by the Merger Agreement, and hold additional Special Meetings in order to obtain such approvals.

MoneyLion has agreed to use commercially reasonable efforts to solicit and obtain the written consent of the MoneyLion supporting stockholders within 24 hours following the effectiveness of this registration statement, or in the event it is not able to obtain such written consent of its stockholders, MoneyLion will convene a meeting of its stockholders for the sole purpose of voting on the approval of the Merger Agreement and the other agreements and the transactions contemplated thereby as soon as reasonably practicable after this registration statement is declared effective. If such meeting is convened, MoneyLion shall obtain the approval of the MoneyLion stockholders at such meeting and take all other action necessary or advisable to secure such approval as soon as reasonably practicable after this registration statement is declared effective.

No Solicitation

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, MoneyLion has agreed not to, and shall cause its subsidiaries not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly:

•        solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than Fusion and its agents, representatives, advisors) concerning any merger, sale of a majority of the ownership interests and/or assets of MoneyLion, recapitalization or similar transaction involving MoneyLion (each, a “MoneyLion Business Combination”);

•        enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a MoneyLion Business Combination; or

•        commence, continue or renew any due diligence investigation regarding a MoneyLion Business Combination.

In addition, MoneyLion has agreed to, and to cause its subsidiaries to, and to cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any MoneyLion Business Combination.

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, Fusion and Merger Sub have agreed not to, and to direct their respective Representatives not to, directly or indirectly:

•        solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than MoneyLion, MoneyLion stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of or by Fusion, recapitalization or similar business combination transaction (each, a “Fusion Business Combination”);

•        enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Fusion Business Combination; or

•        commence, continue or renew any due diligence investigation regarding a Fusion Business Combination.

Fusion and Merger Sub have agreed to, and to cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Fusion Business Combination.

Each of Fusion and MoneyLion have agreed to promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other (and in the case of Fusion’s receipt of a Fusion Business Combination proposal, Fusion will also provide notice to MoneyLion) if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a MoneyLion Business Combination or Fusion Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of the Merger Agreement.

If either Fusion or MoneyLion or its Representatives receives an inquiry, proposal, offer or submission with respect to a MoneyLion Business Combination or Fusion Business Combination, as applicable, such party shall provide the other with a copy of such inquiry, proposal, offer or submission (and in the case of Fusion’s receipt, Fusion will also provide copies to MoneyLion). Notwithstanding anything to the contrary, either Fusion or MoneyLion may respond to any unsolicited proposal regarding a MoneyLion Business Combination or Fusion Business Combination only indicating that such party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such party or any of its subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a MoneyLion Business Combination or Fusion Business Combination, as applicable.

The NYSE Listing

Through the Closing, Fusion has agreed to use commercially reasonable efforts to ensure Fusion remains listed as a public company on, and for shares of Fusion Class A common stock and public warrants to be listed on, the NYSE. Fusion has agreed to use commercially reasonable efforts to cause the New MoneyLion Class A common stock to be issued in connection with the Business Combination (including the Earn Out Shares) to be approved for listing on the NYSE.

Indemnification of Directors and Officers

Fusion has agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective organizational documents or in any indemnification agreement with any Group Companies will survive the Closing and continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, New MoneyLion will cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of each Group Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date.

New MoneyLion has agreed not to amend, repeal or otherwise modify any exculpation, indemnification or advancement of expenses provisions in any manner that would adversely affect the rights of any D&O Indemnified Party for a period of six years from the Closing Date, except that New MoneyLion will continue to honor the terms of the aforementioned provision in the event a legal proceeding was brought within the six-year period.

Prior to the Closing, MoneyLion is required to purchase a so-called D&O tail insurance policy to cover the acts or omissions of the directors and officers of the Group Companies that may have occurred prior to the Effective Time (the “D&O Tail”). The D&O Tail that MoneyLion is required to purchase must be as good as, if not better, than the D&O insurance policy that was in effect prior to the Effective Date, and is required to maintain the D&O Tail for a period of six years following the Closing. If New MoneyLion enters into a separate merger or acquisition after the Business Combination, then New MoneyLion is required to ensure that the D&O Tail is maintained by the acquiring entity (or entity into which New MoneyLion is merging, if applicable) for the remainder of the six years.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        MoneyLion and Fusion cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•        Fusion keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•        The preparation of a joint press release by Fusion and MoneyLion;

•        Each of MoneyLion and Fusion providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to MoneyLion’s and Fusion’s (as applicable) and its subsidiaries’ properties, books, records and personnel;

•        MoneyLion agreeing not to engage in transactions involving securities of Fusion without Fusion’s prior consent if MoneyLion possesses material nonpublic information of Fusion;

•        Fusion and MoneyLion agreeing to keep each other apprised of any events, developments or conditions that would (a) be reasonably likely to prevent the consummation of the Business Combination or (b) would require any amendment or supplement to this proxy statement/prospectus;

•        MoneyLion waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•        Fusion agreeing not to amend or modify any of the Subscription Agreements without MoneyLion’s prior written consent;

•        Fusion taking steps to exempt the acquisition of Fusion Class A common stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•        Fusion and MoneyLion agreeing to take all actions necessary or appropriate to cause certain appointments to the board of New MoneyLion and the Surviving Company;

•        Agreement between Fusion and MoneyLion relating to the intended tax treatment of the transactions contemplated by the Merger Agreement;

•        The termination of certain affiliate agreements of MoneyLion; and

•        Confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.

Representations and Warranties

The Merger Agreement contains representations and warranties made by MoneyLion to Fusion relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        corporate organization, qualification to do business, good standing and corporate power of its subsidiaries;

•        capitalization;

•        requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•        absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        compliance with applicable law;

•        possession of all licenses, permits and approvals;

•        financial statements;

•        absence of undisclosed liabilities;

•        absence of any material adverse effect and absence of certain other material changes;

•        absence of legal proceedings, governmental investigations, settlements and governmental orders;

•        employee compensation and benefits matters;

•        labor matters;

•        properties and assets;

•        tax matters;

•        environmental matters;

•        broker’s and finder’s fees related to the Business Combination;

•        intellectual property and information technology systems;

•        data privacy matters;

•        material contracts;

•        insurance;

•        related party transactions;

•        accuracy of MoneyLion’s information provided in this proxy statement/prospectus; and

•        anti-corruption matters.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to MoneyLion means any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of MoneyLion to consummate the Business Combination on or prior to the Termination Date; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a material adverse effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any regulations, measures, recommendations, directives, guidelines or orders promulgated or issued by any governmental entity to address COVID-19) or other natural or man-made disasters; (iii) changes attributable to the execution, announcement, performance or pendency or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental entities); (iv) changes or proposed changes in applicable legal requirements, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement; (v) changes or proposed changes in United States generally accepted accounting principles (or any interpretation thereof) after the date of the Merger Agreement; (vi) general economic, political, regulatory or legal conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a material adverse effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement, other than as a result of compliance with the first sentence of Section 6.01 of the Merger Agreement or (B) taken with the prior written consent of or at the prior written request of Fusion or Merger Sub; provided, however, that if a change or effect related to clauses (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a material adverse effect has occurred.

The Merger Agreement also contains representations and warranties made by Fusion and Merger Sub to MoneyLion relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        corporate organization, qualification to do business, good standing and corporate power of its subsidiaries;

•        capitalization;

•        requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•        absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummate the Business Combination;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        compliance with applicable law;

•        possession of all licenses, permits and approvals;

•        compliance with SEC required filings and preparation of financial statements;

•        absence of any material adverse effect and absence of certain other material changes;

•        legal proceedings and absence of governmental orders; business activities; absence of operations;

•        no undisclosed material contracts;

•        the NYSE stock market quotation;

•        the PIPE investment;

•        the Trust Account;

•        tax matters;

•        accuracy of Fusion’s information provided in this proxy statement/prospectus;

•        employee benefit plans; and

•        Fusion Board approval and advisability of Merger Agreement to stockholders;

•        affiliate transactions; and

•        broker’s and finder’s fees related to the Business Combination.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Fusion means any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, financial condition or results of operations of Fusion and Merger Sub, taken as a whole; or (b) the ability of Fusion or Merger Sub to consummate the Business Combination on or prior to the Termination Date; provided, however, that no change, event, circumstance, fact or occurrence or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a material adverse effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) changes or proposed changes in applicable legal requirements, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement; (ii) changes or proposed changes in United States generally accepted accounting principles (or any interpretation thereof) after the date of the Merger Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, however, that if a change or effect related to clauses (i) through (iii) disproportionately adversely affects Fusion and Merger Sub, taken as a whole, compared to other persons operating in the same industry as Fusion and Merger Sub, then such disproportionate impact may be taken into account in determining whether a material adverse effect has occurred.

The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under “— Termination”, if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully breached the Merger Agreement prior to such termination.

Conditions to Closing

The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

Conditions to Each Party’s Obligations

The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•        HSR Act.    The applicable waiting period under the HSR Act in respect of the Business Combination shall have expired or been terminated.

•        Government Approvals.    Fusion and MoneyLion will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all governmental entities in connection with the execution, delivery and performance of the Merger Agreement and the Business Combination.

•        No Prohibition.    There shall not have been enacted or promulgated any governmental order, statute, rule or regulation prohibiting, enjoining, restricting or making illegal the consummation of the Business Combination.

•        Fusion Stockholder Approval.    The adoption and approval by Fusion Stockholders of the Merger Agreement, the Business Combination and other proposals, other than the Adjournment Proposal, set forth in this proxy statement/prospectus.

•        MoneyLion Stockholder Approval.    The adoption and approval by MoneyLion stockholders of the Merger Agreement and the Business Combination as required by applicable law, MoneyLion’s organizational documents and all other agreements relating to securities of MoneyLion and the conversion of all MoneyLion preferred stock issued and outstanding into a number of shares of MoneyLion common stock in accordance with MoneyLion’s organizational documents immediately prior to the Effective Time.

•        NYSE.    New MoneyLion Class A common stock to be issued in connection with the Closing shall have been approved for listing upon the Closing on the NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

•        Registration Statement.    This registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of this registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Additional Conditions to the Obligations of Fusion and Merger Sub

The obligations of Fusion to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Fusion:

•        Representations and Warranties.

•        Certain of the representations and warranties of MoneyLion regarding due incorporation, company subsidiaries, due authorization, capitalization and brokers’ fees shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date of the Merger Agreement and as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

•        All of the other representations and warranties of MoneyLion shall be true and correct (without giving any effect to any limitation as to “materiality” or “material Adverse Effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.

•        Agreements and Covenants.    Each of the agreements and covenants of MoneyLion to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

•        MoneyLion Material Adverse Effect.    No material adverse effect with respect to MoneyLion shall have occurred since the date of the Merger Agreement.

•        Officer’s Certificate.    MoneyLion shall have delivered to Fusion a certificate signed by an executive officer of MoneyLion, dated as of the Closing Date, certifying that the conditions relating to the accuracy of MoneyLion’s representations and warranties, no material adverse effect, and the performance of its obligations under the Merger Agreement have been fulfilled.

Additional Conditions to the Obligations of MoneyLion

The obligations of MoneyLion to consummate the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by MoneyLion:

•        Representations and Warranties.

•        The representations and warranties of Fusion and Merger Sub regarding due incorporation, parent subsidiaries, due authorization, capitalization, business activities and brokers’ fees shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date of the Merger Agreement and as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

•        All of the other representations and warranties of Fusion and Merger Sub shall be true and correct (without giving any effect to any limitation as to “materiality” or “material Adverse Effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.

•        Agreements and Covenants.    Each of the agreements and covenants of Fusion and Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

•        Fusion and Merger Sub Material Adverse Effect.    No material adverse effect with respect to Fusion and Merger Sub shall have occurred since the date of the Merger Agreement.

•        Officer’s Certificate.    Fusion and Merger Sub shall have delivered to MoneyLion a certificate signed by an executive officer of Fusion, dated the Closing Date, certifying that the conditions relating to the accuracy of Fusion’s and Merger Sub’s representations and warranties, no material adverse effect, and the performance of Fusion’s and Merger Sub’s obligations under the Merger Agreement have been fulfilled.

•        Resignation from Office.    Certain individuals shall have resigned from all of their positions and offices with Fusion and Merger Sub.

•        Proposed Charter.    The existing charter of Fusion shall be amended and restated to the Proposed Charter and the existing bylaws of Fusion shall be amended and restated to the Proposed Bylaws.

•        Trust Account.    Fusion shall have made appropriate arrangements to have the Trust Account, less amounts paid and payable (A) to stockholders who elect to have their Fusion Class A common stock converted to cash in accordance with the provisions of Fusion’s organizational documents; (B) for income tax or other tax obligations of Fusion prior to Closing; (C) for any transaction costs of Fusion; and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Fusion, if any, available to Fusion for payment of the cash portion of the consideration to be paid to the MoneyLion stockholders, if any, the transaction costs of MoneyLion and the transaction costs of Fusion at the Closing.

•        Minimum Cash Condition.    The aggregate cash available to Fusion at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash actually received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion shall equal or exceed $260,000,000.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        by mutual written agreement of Fusion and MoneyLion at any time;

•        by either MoneyLion or Fusion if the Closing shall not have occurred by the date that is nine months following the date of the Merger Agreement; provided, however, a party may not terminate the Merger Agreement pursuant to this provision if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a breach of the Merger Agreement;

•        by either MoneyLion or Fusion if a governmental entity issues an order or takes any other action, which would permanently restrain, enjoin or otherwise prohibit the consummation of the Business Combination, if such action is final and nonappealable; or

•        by either MoneyLion or Fusion, if, at the Special Meeting, the stockholder matters, other than the Adjournment Proposal, are not duly adopted by Fusion’s stockholders by the requisite vote under the DGCL and Fusion’s organizational documents.

Termination Rights of Fusion

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        prior to the Closing, by written notice to MoneyLion from Fusion if (i) there is any breach of any representation, warranty, covenant or agreement on the part of MoneyLion or if any representation or warranty of MoneyLion shall have become untrue, in either case such that the conditions to closing of Fusion would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach is curable by MoneyLion prior to the Closing, then Fusion must first provide written notice of such breach and may not terminate the Merger Agreement until the earlier of (i) 30 days after delivery of written notice of the breach; and (ii) the Termination Date; provided, further that MoneyLion continues to exercise commercially reasonable efforts to cure such breach (it being understood that Fusion may not terminate the Merger Agreement pursuant to this provision if: (A) it has materially breached the Merger Agreement and such breach has not been cured or (B) if such breach by MoneyLion is cured during such 30-day period); or

•        by Fusion if the approval of MoneyLion’s stockholders is not obtained within 48 hours following the effectiveness of this registration statement.

Termination Rights of MoneyLion

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•        prior to the Closing, by written notice to Fusion from MoneyLion if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Fusion or Merger Sub or if any representation or warranty of Fusion or Merger Sub shall have become untrue, in either case such that the conditions to Closing of MoneyLion would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach is curable by Fusion or Merger Sub prior to the Closing, then MoneyLion must first provide written notice of such breach and may not terminate the Merger Agreement until the earlier of (i) 30 days after delivery of written notice of the breach; and (ii) the Termination Date; provided, further that Fusion and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that MoneyLion may not terminate the Merger Agreement pursuant to this provision if: (A) it has materially breached the Merger Agreement and such breach has not been cured or (B) if such breach by Parent or Merger Sub is cured during such 30-day period).

Effect of Termination

If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party willfully breaches or engages in actual and intentional fraud in the making of the representations and warranties in the Merger Agreement prior to such termination. The provisions of the Merger Agreement (i) requiring MoneyLion and Fusion to keep certain information confidential and cooperate with each other in the making of any public statements related to the Business Combination, (ii) whereby MoneyLion waived any right, title, interest or claim to the Trust Account, (iii) regarding notice and the effect of termination and (iv) certain other general provisions, along with the confidentiality agreement by and between Fusion and MoneyLion, shall in each case survive the termination of the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties at any time by execution of a document in writing that is signed by all the parties.

Specific Performance

The parties to the Merger Agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with Fusion, MoneyLion and Fusion’s directors and officers, pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject Securities (as defined in the Sponsor Support Agreement) in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Fusion board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Fusion, the Sponsor and Fusion’s directors and officers agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any private placement warrants) held by the Sponsor will end on the earlier of (a) 180 days after the Closing Date and (b) the date on which the closing price of the shares of New MoneyLion Class A common stock is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of New MoneyLion Class A common stock shall commence no earlier than 60 days following the Closing Date.

MoneyLion Support Agreements

In connection with and following the execution of the Merger Agreement, Fusion entered into the MoneyLion Support Agreements, pursuant to which such MoneyLion stockholders agreed, among other things, to vote (whether pursuant to a duly convened meeting of MoneyLion’s stockholders or pursuant to an action by written consent) in favor of the adoption and approval of the Business Combination and any of the documents and transactions contemplated by the Merger Agreement thereto following the time at which the registration statement to which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and delivered or otherwise made available to the MoneyLion stockholders. The shares of MoneyLion common stock and MoneyLion preferred stock held by the MoneyLion stockholders that entered into the MoneyLion Support Agreements represent (i) a majority of the outstanding voting power of the MoneyLion preferred stock, voting as a separate class, and (ii) a majority of the outstanding voting power of MoneyLion common stock and MoneyLion preferred stock (on an as converted basis), voting together as a single class. The shares of MoneyLion common stock and MoneyLion preferred stock subject to the MoneyLion Support Agreements represent the requisite majority to approve the Business Combination and any of the documents and transactions contemplated by the Merger Agreement thereto.

Registration Rights Agreement

At the Closing, New MoneyLion will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Sponsor and certain former stockholders of New MoneyLion with respect to the shares of New MoneyLion Class A common stock that will be issued and outstanding following the Business Combination. The Registration Rights Agreement will replace the registration rights agreement that Fusion, the Sponsor and Fusions’ directors and officers entered into in connection with Fusion’s initial public offering and will require New MoneyLion to, among other things, file a resale shelf registration statement on behalf of such stockholders promptly after the Closing. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to such stockholders, subject to customary underwriter cutbacks and issuer blackout periods. New MoneyLion will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Subscription Agreements

Fusion entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase immediately prior to the Closing an aggregate of 25,000,000 shares of Fusion Class A common stock at a purchase price of $10.00 per share. In connection with the Closing, all of the issued and outstanding shares of Fusion Class A common stock, including the shares of Fusion Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New MoneyLion common stock.

Pursuant to the terms of the Subscription Agreements, New MoneyLion is required to file a registration statement to register the resale of the shares issued to the PIPE Investors within 30 calendar days following the Closing Date and to use its commercially reasonable efforts to keep such registration statement effective until the earlier of (i) three (3) years from the effective date of the registration statement, (ii) the date on which all of the shares issued pursuant to the Subscription Agreements have been sold or (iii) on the first date on which the PIPE Investors can sell all of the shares it received pursuant to the Subscription Agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

Omnibus Incentive Plan

At the Closing, New MoneyLion will adopt an omnibus incentive plan (the “Incentive Plan”) pursuant to which New MoneyLion will make grants to eligible individuals in amounts determined by the board of directors of New MoneyLion. The Incentive Plan will be effective upon the closing of the Business Transaction. Following the closing, and upon effectiveness the registration statement, New MoneyLion will register shares under the Incentive Plan on Form S-8. For a more fulsome description of the Incentive Plan, please see the “Incentive Plan Proposal” below.

Lock-Up

The Proposed Bylaws contain certain restrictions on transfer with respect to holders of (i) any share of New MoneyLion Class A common stock that was received as consideration in connection with the Business Combination by holders of MoneyLion common stock (including, for the avoidance of doubt, any Earn Out Shares issued during the Lockup Period (as defined below)), (ii) stock options, other equity awards or warrants in respect of shares of New MoneyLion, in each case received pursuant to the Merger Agreement and outstanding as of immediately following the Closing (“ML Equity”) or (iii) shares of New MoneyLion Class A common stock underlying ML Equity (collectively, the “Lockup Securities”). Such restrictions begin at the Effective Time and end on the date that is the earlier of (a) 180 days after the Closing Date and (b) the date on which the closing price of the shares of Class A common stock of New MoneyLion is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period (provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of New MoneyLion Class A common stock shall commence no earlier than 60 days following the Closing Date) (the “Lockup Period”). Following the expiration of such lock-up, holders of Lockup Securities will not be restricted from selling Lockup Securities held by them, other than by applicable securities laws.

THE CHARTER PROPOSAL

Overview

In connection with the Business Combination, Fusion is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as the Fusion Board’s reasons for approval of the Charter Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

•        Change the post-combination company’s name to MoneyLion Inc.    Currently, Fusion’s name is Fusion Acquisition Corp. If the Charter Proposal is approved, Fusion’s name will be changed to MoneyLion Inc. Our board of directors believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change. In addition, our board of directors believes that having the MoneyLion Inc. name as our own going forward will strengthen our reputation, brand and, as a result, stockholder value.

•        Removal of blank check company provisions.    Our board of directors has determined that it is in the best interest of Fusion to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of Fusion’s initial business combination. For example, these proposed amendments remove the prohibition on Fusion entering into an initial Business Combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from Fusion’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred.

•        Change stock classes and total number of authorized shares of common stock to 2,000,000,000 shares.    Our Current Charter authorizes the issuance of 380,000,000 shares of Fusion Class A common stock and 20,000,000 shares of Fusion Class B common stock. The Proposed Charter authorizes the issuance of 2,000,000,000 shares of New MoneyLion Class A common stock. As part of the transactions contemplated by the Merger Agreement, all shares of Fusion Class B common stock shall be automatically converted on a one-for-one basis into shares of Fusion Class A common stock, and all shares of Fusion Class A common stock shall become shares of New MoneyLion Class A common stock under the Proposed Charter. Our board of directors determined that there was no longer a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the dual classes of our common stock as described above. The Proposed Charter also provides adequate authorized capital and flexibility for future issuances of common stock if determined by New MoneyLion Board to be in the best interests of the post-combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        Change stockholder vote required to 66⅔% in voting power of then outstanding shares of New MoneyLion Class A common stock to (1) alter, amend or repeal the bylaws, (2) remove a director and (3) amend, alter or repeal certain provisions of the Proposed Charter.    Our Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares for stockholders to adopt, amend, alter or repeal the Bylaws and the Current Charter and to remove a director from office. The Proposed Charter will require an affirmative supermajority vote of the outstanding shares for the stockholders to amend, alter or repeal the Bylaws, to remove a director from office, and to amend certain provisions of the Proposed Charter. Our board of directors believes that this change protects such provisions from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders.

•        Provide that stockholders may not take action by written consent.    The Current Charter permits only holders of Class B common stock to take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Charter instead prohibits stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent of stockholders without a meeting. Our board of directors determined that upon the elimination of separate classes of stock and the conversion of all Class B common stock to Class A common stock, there was no longer a need for a provision applicable to the Class B common stock held by our Sponsor. In addition, our board of directors believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Vote Required for Approval

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Proposal will have no effect, even if approved by the Fusion Stockholders. Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding Fusion Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Recommendation of Fusion Board

THE FUSION BOARD UNANIMOUSLY RECOMMENDS THAT FUSION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of Fusion’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Fusion and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Fusion’s Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, Fusion is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, Fusion is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Fusion or the Fusion Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Fusion Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal).

Advisory Charter Proposals

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Changes in Capital Stock

The Current Charter authorizes 401,000,000 shares of capital stock, consisting of 380,000,000 shares of Fusion Class A common stock and 20,000,000 shares of Fusion Class B common stock, and 1,000,000 shares of preferred stock.

The Proposed Charter would authorize 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of New MoneyLion Class A common stock and 200,000,000 shares of preferred stock.
Advisory Charter Proposal B — Director Removal

The Current Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Fusion capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter would provide that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock of New MoneyLion entitled to vote on the election of such director, voting together as a single class.

Advisory Charter Proposal C — Vote Required to Amend Certain Provisions of the Proposed Charter	The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the Current Charter and Fusion’s bylaws.

The Proposed Charter would require the approval by affirmative vote of the holders of at least 66⅔% in voting power of the then outstanding shares of common stock of New MoneyLion to amend certain provisions of the Proposed Charter as follows: Article 4, Section 4(B), which addresses the voting rights of holders of MoneyLion Class A common stock and holders of MoneyLion preferred stock; Article 5, which addresses requirements relating to the amendment of our Bylaws; Article 6, which addresses the number, election, terms and removal of the classified board structure and any directors thereof; Article 7, which addresses the conduct of our annual meetings and special meetings, the requirement that special meetings be called only by

Advisory Charter Proposal	Current Charter	Proposed Charter

the New MoneyLion Board; and the requirement that stockholders take action at a meeting rather than by written consent; and Article 9, which addresses requirements to amend, alter, change or repeal certain provisions of the Proposed Charter.

Advisory Charter Proposal D — Vote Required to Amend Proposed Bylaws	Our Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the bylaws.	The Proposed Charter would require the approval by affirmative vote of the holders of at least 66% of the common stock of New MoneyLion to adopt, amend, alter or repeal the bylaws.
Advisory Charter Proposal E — Stockholder Action by Written Consent	The Current Charter permits only holders of Class B common stock to take action by written consent in lieu of taking action at a meeting of stockholders.

The Proposed Charter would prohibit stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Advisory Charter Proposal F — Changes in Connection with Adoption of the Proposed Charter	The Current Charter contains various provisions applicable only to blank check companies.

The Proposed Charter would (i) change the post-business combination company’s corporate name from “Fusion Acquisition Corp.” to “MoneyLion Inc.” and making the Company’s corporate existence perpetual and (ii) remove certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.

Reasons for Approval of the Advisory Charter Proposals

Advisory Charter Proposal A — Change in Capital Stock

Our board of directors determined that there was no longer a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the dual classes of our common stock as described above. The Proposed Charter also provides adequate authorized capital and flexibility for future issuances of common stock if determined by the New MoneyLion Board to be in the best interests of the post-combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

The authorized but undesignated preferred stock will allow the post-combination company to discourage unsolicited and hostile attempts to obtain control by means of a merger, tender offer, proxy context or otherwise without incurring the risk, delay and potential expense incident to obtaining stockholder approval to amend the certificate of incorporation to authorize preferred stock or other defensive measures at the time of an unsolicited and hostile attempt to obtain control. As a result of this amendment, the New MoneyLion Board will have the authority, without further action by the holders of common stock, to issue up to 200,000,000 shares of preferred stock in one or more series, and to establish the number of shares to be included in each such series and to fix the rights and preferences, including voting rights, designated from time to time by the board of directors.

Advisory Charter Proposal B — Director Removal

Our board of directors believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. Our board of directors believes that, going forward, a supermajority voting requirement encourages the person seeking control of New MoneyLion to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal C — Vote Required to Amend Certain Provisions of the Proposed Charter

Our board of directors believes that this change protects such provisions from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal D — Vote Required to Amend the Proposed Bylaws

Our board of directors believes that this change protects such provisions from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal E — Stockholder Action by Written Consent

Our board of directors determined that upon the elimination of separate classes of stock and the conversion of all Class B common stock to Class A common stock, there was no longer a need for a provision applicable to the Class B common stock held by our Sponsor. In addition, our board of directors believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Advisory Charter Proposal F — Changes in Connection with Adoption of the Proposed Charter

Our board of directors believes that changing the post-business combination corporate name from “Fusion Acquisition Corp.” to “MoneyLion Inc.” and making the post-business combination company’s corporate existence perpetual is desirable to reflect the Business Combination with MoneyLion and to clearly identify the post-business combination company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for New MoneyLion following the Business Combination.

Furthermore, our board of directors has determined it is in the best interest of Fusion to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve Fusion and allow us to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for the Company.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of Fusion Board

THE FUSION BOARD UNANIMOUSLY RECOMMENDS THAT FUSION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of Fusion’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Fusion and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Fusion’s Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL

In connection with the Business Combination, we intend to effect the issuance of shares of New MoneyLion Class A common stock to the stockholders of MoneyLion pursuant to the Merger Agreement.

Why Fusion Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of Fusion Class A common stock issuable pursuant to the Merger Agreement and the Subscription Agreements will represent greater than 20% of the number of shares of Fusion Class A common stock before such issuance and could result in a change of control of Fusion. As a result, stockholder approval of the issuance of shares Fusion Class A common stock issuable pursuant to the Merger Agreement is required under the NYSE regulations.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Stock Issuance Proposal requires the majority of the votes cast by the Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting.

Failure to submit a proxy at the Special Meeting or a broker non-vote will have no effect on the Stock Issuance Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.

The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.

Fusion’s Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Stock Issuance Proposal. See “Other Agreements — Sponsor Agreement” for more information.

Recommendation of the Fusion Board

THE FUSION BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of Fusion’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Fusion and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Fusion’s Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination is approved, our shareholders are also being asked to approve and adopt the MoneyLion Inc. Omnibus Incentive Plan (the “Incentive Plan”). In designing the Incentive Plan, the anticipated future equity needs were considered and the number of shares of New MoneyLion Class A common stock that may be subject to awards granted under the Incentive Plan was determined to be 17,712,158 and up to 38,985,776 shares of New MoneyLion Class A common stock subject to outstanding prior awards. Our board of directors has approved the Incentive Plan, subject to receiving shareholder approval. A summary of the principal features of the Incentive Plan is provided below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E. If the Business Combination closes and the Plan is approved by our shareholders, the Incentive Plan will be administered by the compensation committee or the New MoneyLion Board, as applicable (the “Committee”), which will have the authority to make awards under the Incentive Plan.

If the Incentive Plan is not approved by shareholders, New MoneyLion will be unable to make equity grants to its employees, consultants and directors, and therefore New MoneyLion will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to its success.

Considerations for the Approval of the Incentive Plan

The Incentive Plan incorporates corporate governance best practices to align New MoneyLion’s equity compensation program with the interests of its shareholders. Certain of the corporate governance best practices included in the Incentive Plan are as follows:

•

Restricted dividends on awards.    The Incentive Plan prohibits the payment of dividends in respect of an award (other than awards of restricted stock) prior to the time such award (or the applicable portion thereof) vests (and, in the case of performance awards, the applicable performance condition is achieved).

•

No repricings.    Repricing of stock options and stock appreciation rights (“SARs”) is not permitted without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

•

No “liberal” change in control definition.    The change in control definition under the Incentive Plan is only triggered in those instances where an actual change in control occurs, such as a 50% or greater change in beneficial ownership (see “Change in Control,” below).

•	Clawback of awards. The Incentive Plan provides that awards granted thereunder are subject to any clawback or recoupment policies that we have in effect from time to time.

Summary of the Incentive Plan

Purpose

The purpose of the Incentive Plan is to enable New MoneyLion to offer its employees, directors and other individual service providers long-term equity-based incentives, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and New MoneyLion shareholders.

Eligibility

New MoneyLion’s employees, non-employee directors, individual consultants, advisors and other service providers are eligible to receive awards under the Incentive Plan based on the Committee’s determination, in its sole discretion, that an award to such individual will further the Incentive Plan’s stated purpose (as described above). Awards of incentive stock options will be limited to New MoneyLion’s employees or employees of certain of its affiliates. As of June 30, 2021, there are approximately 292 employees and 32 individual consultants, directors, advisers and other service providers eligible to receive awards under the Incentive Plan.

Authorized Shares

Subject to adjustment (as described below), the number of shares of Class A common stock that may be subject to awards granted under the Incentive Plan is 17,712,158 and up to 38,985,776 shares of Class A common stock subject to outstanding prior awards. No less than 9,840,088 shares of such Class A Common Stock will be available for grants pursuant to awards of restricted stock and restricted stock units, as described below. The number of shares of Class A common stock that may be subject to incentive stock options granted under the Incentive Plan is 58,410,395. The number of shares of New MoneyLion common stock reserved for issuance under the Incentive Plan will automatically increase on each of January 1, 2022 (assuming the Incentive Plan becomes effective in 2021) and January 1, 2023, by the least of (i) 2% of the total number of shares of all classes of New MoneyLion common stock outstanding on December 31 of the immediately preceding calendar year or (ii) such smaller number of shares of New MoneyLion common stock as determined by the Committee in its discretion. If an award expires or is canceled or forfeited, or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the Incentive Plan. Shares tendered or withheld to pay or satisfy the exercise price of a stock option or SAR or to pay taxes in respect of any stock option or SAR, will again be available for issuance under the Incentive Plan. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) will not reduce the number of shares available for issuance under the Incentive plan. The Incentive Plan limits non-employee director compensation, including cash fees and incentive equity awards (based on their grant-date fair value), to a maximum of (i) $1,000,000 during the initial annual period following a non-employee director’s appointment or election to the board of directors and (ii) $750,000 per each subsequent calendar year, in each case, in respect of their service as non-employee directors. The limitation on non-employee director compensation applies beginning the first calendar year following the effective date of the Incentive Plan.

Administration

The Incentive Plan is administered by the Committee. The Committee (or its delegate) has authority under the Incentive Plan to:

•        designate participants;

•        determine the types of awards to grant, the number of shares to be covered by awards, the terms and conditions of awards, the circumstances under which awards may be canceled, forfeited or suspended, and whether awards may be deferred;

•        amend the terms of any outstanding awards;

•        correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the Incentive Plan into effect;

•        interpret and administer the Incentive Plan and any instrument or agreement relating to, or award made under, the Incentive Plan; and

•        make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan, in each case, as it deems appropriate for the proper administration of the Incentive Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

The Committee may delegate some or all of its authority under the Incentive Plan, to the extent permitted by applicable law, to (i) one or more of New MoneyLion’s officers (except that such delegation will not be applicable to grant awards to a person then covered by Section 16 of the Exchange Act) and (ii) one or more committees of the board of directors.

Establishment of Sub-plans

The Committee has the authority to establish one or more sub-plans under the Incentive Plan to facilitate the local administration of the Incentive Plan in any jurisdiction in which New MoneyLion and its affiliates operate and to conform the Incentive Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law. The Committee may establish such sub-plans by adopting supplements setting forth (i) such limitations on the committee’s discretion under the Incentive Plan as the Committee deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Incentive Plan as the Committee deems necessary or desirable. All sub-plans adopted by the Committee will be deemed to be part of the Incentive Plan, but each such sub-plan will only apply to participants within the affected jurisdiction.

Types of Awards

The Incentive Plan provides for grants of stock options (both nonqualified and incentive stock options), SARs, restricted stock, restricted stock units, performance awards and other cash-based and other stock-based awards. Any award may be granted alone or in tandem with other awards, and may be granted in addition to, or in substitution for, other types of awards.

Stock Options.    A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by the Committee and may not be less than the fair market value of a share of New MoneyLion common stock on the grant date. The Committee will determine the date after which each stock option may be exercised, the method and form by which each option is to be exercised, and the expiration date of each option, provided that no option will be exercisable more than ten years after the grant date. Options intended to be incentive stock options under Section 422 of the Code may not be granted to any person who is not an employee of New MoneyLion or of any parent or subsidiary, as defined in Section 424 of the Code. There have not yet been any options granted under the Incentive Plan, and so there are no options currently outstanding under the Incentive Plan.

Stock Appreciation Rights.    Stock appreciation rights (SARs) represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. The terms and conditions applicable to stock options also apply to SARs.

Restricted Stock.    Restricted stock is an award of shares that are subject to restrictions on transfer and a substantial risk of forfeiture. Recipients of restricted stock generally have the rights and privileges of a shareholder, including the right to vote such shares of restricted stock and to receive dividends.

Restricted Stock Units.    A restricted stock unit award is a right to receive a specified number of shares of New MoneyLion common stock (or the fair market value thereof in cash, other property or any combination thereof, as determined by the Committee), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Committee, consistent with the terms of the Incentive Plan. The restricted stock unit award agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of New MoneyLion common stock subject to the award. Prior to the settlement of a restricted stock unit award in New MoneyLion common stock, the award recipient will have no rights or privileges as a shareholder of New MoneyLion with respect to its common stock subject to the award.

Performance Awards.    Performance awards, which may be denominated in cash, shares or units (including restricted stock units) (or a combination thereof), will be earned on the satisfaction of performance goals specified by the Committee. With respect to any performance award that becomes settled in New MoneyLion common stock upon achievement or satisfaction of the applicable performance conditions, prior to such settlement the award recipient will have no rights or privileges as a shareholder of New MoneyLion with respect to its common stock subject to the award.

Other Cash-Based and Other Stock-Based Awards.    The Committee is authorized to grant other cash-based and other stock-based awards that are payable in cash or New MoneyLion common stock (or a combination thereof) and may be granted either independently or as an element of or supplement to any other award under the Incentive Plan. Other stock-based awards are valued in whole or in part by reference to New MoneyLion common stock, including restricted stock units, phantom stock and similar units.

Dividends and Dividend Equivalents

Other than with respect to awards of restricted stock, awards granted under the Incentive Plan may not provide for any dividend to be payable to the participant in respect of such award prior to the time such award (or the applicable portion thereof) vests (and, in the case of performance awards, the applicable performance condition is achieved). The Committee may, in its discretion, provide for dividend equivalents on awards of restricted stock units.

Adjustments

In the event the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares of New MoneyLion Class A common stock or other securities, or other similar corporate transaction or event affecting New MoneyLion Class A common stock or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the Committee will adjust equitably any or all of: (i) the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate limit under the Incentive Plan; (ii) the number and type of shares or other securities subject to outstanding awards; (iii) the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and (iv) the terms and conditions of any outstanding awards, including the performance criteria of any performance awards.

Change in Control

In the event of a “change in control” (as described below and as defined in the Incentive Plan), except as otherwise provided in the applicable award agreement, the Committee may provide for:

•        continuation or assumption of outstanding awards under the Incentive Plan by New MoneyLion (if New MoneyLion is the surviving corporation) or by the successor or surviving corporation or its parent;

•        substitution or replacement of any outstanding award by the successor or surviving entity or its parent for a cash payment, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof);

•        acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards, in each case, either (i) immediately prior to or as of the date of the change in control, (ii) upon a participant’s involuntary termination of service on or within a specified period following the change in control, or (iii) upon the failure of the successor or surviving corporation (or its parent) to continue or assume such outstanding awards;

•        in the case of a performance award, determination of the level of attainment of the applicable performance conditions; and

•        cancellation of outstanding awards under the Incentive Plan in consideration of a payment, with the form, amount and timing of such payment to be determined by the Committee in its sole discretion, provided that (i) such payment is made in cash, securities, rights and/or other property, (ii) the amount of such payment equals the value of the award, as determined by the Committee in its sole discretion (provided that the Committee may cancel out-of-the-money options or SARs for no consideration) and (iii) such payment will be made promptly following the change in control, in compliance with Section 409A of the Code.

A “change in control” under the Incentive Plan generally means (i) the acquisition of 50% or more of New MoneyLion Class A common stock or combined voting power of voting securities; (ii) a change in the composition of the New MoneyLion Board such that, during any twelve-month period, the individuals who as of the beginning of such period constitute the New MoneyLion Board cease for any reason to constitute at least 50% of the New MoneyLion Board (provided that any individual becoming a member of the New MoneyLion Board after the beginning of such twelve-month period whose election or nomination for election by New MoneyLion’s shareholders was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the New MoneyLion Board at the beginning of such twelve-month period); (iii) New MoneyLion’s merger or consolidation with another entity after which New MoneyLion’s voting securities outstanding immediately prior to such transaction do not continue to represent 50% or more of the total voting power of New MoneyLion’s stock or of the surviving entity or parent entity thereof (if New MoneyLion is not the surviving entity in such merger or consolidation); or (iv) a disposition of all or substantially all of New MoneyLion’s assets.

Amendment and Termination

The New MoneyLion Board may amend, modify, suspend, discontinue or terminate the Incentive Plan (or any portion thereof) at any time. However, no such action may, without the consent of the participant, materially adversely affect the rights of such participant under any award previously granted (other than to apply with applicable law or to impose any clawback or recoupment provisions on any awards). Additionally, no such action may be made without New MoneyLion shareholder approval, if such approval is required by applicable law or by the rules of the stock market or exchange on which New MoneyLion Class A common shares are principally quoted or traded (including the NYSE). No award may be granted pursuant to the Incentive Plan after the tenth anniversary of the date on which the Incentive Plan was approved by our shareholders.

Prohibition on Repricing

Subject to the adjustment provision described above, the Committee may not directly or indirectly, through cancellation or re-grant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our shareholders.

Cancellation or “Clawback” of Awards

The Committee may, to the extent permitted by applicable law and stock exchange rules or by any of New MoneyLion’s policies (including any recoupment policy it may adopt from time to time or pursuant to the recoupment provisions in any award agreement), cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Incentive Plan or the sale of shares underlying such awards.

Term

The Incentive Plan expires ten years after the date on which the Business Combination is consummated, unless earlier terminated (x) upon the maximum number of shares of common stock available for issuance under the Incentive Plan having been issued or (y) by the New MoneyLion Board at its discretion (and in accordance with the terms of the Incentive Plan).

U.S. Federal Income Tax Consequences of Equity Awards

The following is a general summary under current law of certain United States federal income tax consequences to New MoneyLion and participants who are citizens or individual residents of the United States relating to awards granted under the Incentive Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to us and participants. Accordingly, we urge each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Incentive Plan under federal, state, local and other applicable laws. In addition, we may be subject to limits on tax deductibility relating to compensation described herein under certain statutory provisions, including Sections 162(m) and 280G of the Code.

Non-Qualified Stock Options

A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Code. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. We generally will be entitled to a corresponding federal income tax deduction. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them.

Incentive Stock Options

An incentive stock option (or “ISO”) is an option that meets the requirements of Section 422 of the Code. A participant will not have taxable income when granted an ISO or when exercising an ISO. If a participant exercises an ISO and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares will be taxable as long-term capital gain. However, even though a participant will not have taxable income when exercising an ISO, the exercise of an ISO is taken into account for purposes of determining whether the participant has any alternative minimum tax liability (described below). We generally will not be entitled to a corresponding federal income tax deduction.

If a participant disposes of the shares received upon exercise of an ISO within the one-year or two-year periods described above, it will be considered a “disqualifying disposition.” Under such circumstances, the participant generally will realize ordinary income in the year of the disposition, and we generally will be entitled to a corresponding federal income tax deduction. The amounts of the participant’s ordinary income and our deduction will equal the excess of the lesser of the amount, if any, realized on the disposition and the fair market value of the shares on the exercise date over the aggregate exercise price of the ISO. Any additional gain or loss that the participant realizes on the disposition will be long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them.

If a participant exercises an ISO more than three months after the participant’s employment terminates, the option will be treated as a non-qualified stock option for federal income tax purposes. If a participant is disabled and terminates employment because of his or her disability, the three-month period is extended to one year. The three-month period does not apply in the case of a participant’s death.

SARs

A participant does not recognize income at the time a SAR is granted. A participant will recognize income at the time cash or stock representing the amount of the appreciation is transferred to the participant pursuant to exercise of a SAR. The amount of income will equal the amount of cash or fair market value of shares paid or transferred to the participant and will be ordinary income. New MoneyLion generally will be entitled to a corresponding federal income tax deduction.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and New MoneyLion generally will not be entitled to a corresponding federal income tax deduction at the time restricted stock is granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the restricted stock, and New MoneyLion generally will be entitled to a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the restricted stock, and New MoneyLion generally will be entitled to a corresponding federal income tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted stock is later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

Registration with the SEC

If our shareholders approve the Incentive Plan, New MoneyLion plans to file a registration statement on a Form S-8 with the SEC, as soon as reasonably practicable after such approval, to register the shares available for issuance under the Incentive Plan.

New Plan Benefits

As described above, the Committee, in its discretion, will select the participants who receive awards and the size and types of those awards under the Incentive Plan, if the Incentive Plan is approved by our shareholders. Therefore, the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals in the future under the Incentive Plan are not currently determinable.

Equity Compensation Plan Information

Fusion did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Fusion Special Meeting and a broker non-vote will have no effect on the outcome of the Incentive Plan Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposals. If the Business Combination Proposal, the Charter Proposal or the Stock Issuance Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

THE FUSION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FUSION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL

Overview

Assuming that the Business Combination is approved, our shareholders are also being asked to approve and adopt the MoneyLion Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). In designing the ESPP, the anticipated future equity needs were considered, and a total of 3,936,035 shares of New MoneyLion Class A common stock will be reserved for issuance under the ESPP. Our board of directors has approved the ESPP, subject to receiving shareholder approval. A summary of the principal features of the ESPP is provided below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the ESPP. A copy of the ESPP is attached to this proxy statement/prospectus as Annex F. If the Business Combination closes and the ESPP is approved by our shareholders, the ESPP will be administered by the Committee which will have the authority to make awards under the ESPP.

If the ESPP is not approved by shareholders, we will be unable to provide a means by which New MoneyLion employees will be given an opportunity to purchase shares of New MoneyLion Class A common stock, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to New MoneyLion’s success.

Purpose

The purpose of the ESPP is to provide a means by which New MoneyLion employees may be given an opportunity to purchase shares of New MoneyLion Class A common stock, to assist it in retaining the services of New MoneyLion employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New MoneyLion’s success. The ESPP includes two components: (i) one component (the “423 Component”) is designed to allow eligible U.S. employees to purchase shares of New MoneyLion Class A common stock in a manner that is intended to qualify for favorable tax treatment under Section 423 of the Code, and (ii) the other component (the “Non-423 Component”) provides for purchase rights which do not by operation of law qualify for such favorable tax treatment to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. Any Non-423 Component will operate and be administered in the same manner as the 423 Component unless otherwise required under applicable foreign laws.

Administration

Unless otherwise determined by the New MoneyLion Board, the Committee will administer the ESPP. The Committee has the power, subject to the provisions of the ESPP, to construe and interpret both the ESPP and the rights granted under it; to determine when and how rights to purchase our common stock will be granted and the provisions of each offering of such rights (which need not be identical); to designate whether employees of New MoneyLion subsidiary companies will be eligible to participate in the ESPP; to adopt sub-plans or special rules applicable to participants in particular designated subsidiaries or locations, which special rules may be designed to be outside the scope of Section 423 of the Code and under the Non-423 Component; and to amend, suspend or terminate the ESPP.

Shares Subject to the ESPP

Subject to adjustment for certain changes in New MoneyLion’s capitalization, the maximum number of shares of New MoneyLion Class A common stock that may be issued pursuant to rights granted under the ESPP is 3,936,035 shares. The number of shares of New MoneyLion Class A common stock reserved for issuance under the ESPP will automatically increase on the first day of each calendar year during the term of the ESPP, commencing on January 1, 2022 (assuming the ESPP becomes effective in 2021) through January 1, 2032, by the least of (i) 3,936,035 shares of New MoneyLion Class A common stock, (ii) 1.5% of the total number of shares of all classes of New MoneyLion common stock outstanding on December 31 of the immediately preceding calendar year, or (iii) such smaller number of shares of New MoneyLion common stock as determined by the New MoneyLion Board. If any rights granted under the ESPP terminate without being exercised in full, the shares of common stock not purchased under such rights shall again become available for issuance under the ESPP. The shares of common stock issuable under the ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by New MoneyLion on the open market.

Offerings

The ESPP will be implemented by offerings of rights to purchase shares of New MoneyLion Class A common stock to all eligible employees. The Committee will determine the duration of each offering period, provided that in no event may an offering period exceed 27 months, and the terms and conditions of each offering period will be set forth in an offering document. The Committee may establish separate offerings which vary in terms (although not inconsistent with the provisions of the ESPP or the requirements of applicable laws). Each offering period will have one or more purchase dates, as determined by the Committee prior to the commencement of the offering period. The Committee has the authority to alter the terms of an offering prior to the commencement of the offering period, including the duration of subsequent offering periods. When an eligible employee elects to join an offering period, he or she is granted a right to purchase shares of New MoneyLion Class A common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of New MoneyLion common stock, subject to certain limitations (which are described further below under “Eligibility”).

The Committee has the discretion to structure an offering so that if the fair market value of New MoneyLion Class A common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of New MoneyLion Class A common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility — Broad-Based Participation

Any individual who is employed by New MoneyLion (or by any of its subsidiary companies if such company complies with Section 423 and is designated by the Committee as eligible to participate in the ESPP) may participate in offerings under the ESPP, provided such individual has been employed by New MoneyLion (or its subsidiary, if applicable) for such continuous period preceding the first day of the offering period as the compensation committee may require, but in no event may the required period of continuous employment be equal to or greater than two years. In addition, the Committee may provide that an employee will not be eligible to be granted purchase rights under the ESPP unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Committee may also provide in any offering that certain of New MoneyLion’s employees who are “highly compensated” as defined in the Code are not eligible to participate in the ESPP. New MoneyLion’s non-employee directors will not be eligible to participate in the ESPP.

No employee will be eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of New MoneyLion stock or of any of its subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of New MoneyLion Class A common stock (determined based on the fair market value of the shares at the time such rights are granted) in each calendar year during which such rights are outstanding.

As of June 30, 2021, approximately 117 employees would have been eligible to participate in the ESPP.

Participation in the ESPP; Limits on Employee Contributions

An eligible employee may enroll in the ESPP by delivering to New MoneyLion, prior to the date selected by the Committee as the beginning of an offering period, an agreement authorizing contributions in the form of payroll deductions which must equal a whole percentage (and which may not be less than 1%) of such employee’s earnings (as defined in the ESPP) during the offering period and which may not exceed the maximum amount specified by the Committee, but in any case, which may not exceed 15% of such employee’s earnings during the offering period. Each participant will be granted a separate purchase right for each offering in which he or she participates. Unless an employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.

Purchase Price and Limits; Payroll Deductions

The purchase price per share at which shares of New MoneyLion Class A common stock are sold on each purchase date during an offering period will not be less than the lower of (i) 85% of the fair market value of a share of New MoneyLion common stock on the first day of the offering period or (ii) 85% of the fair market value of a share of New MoneyLion Class A common stock on the purchase date.

The purchase of shares during an offering period generally will be funded by a participant’s payroll deductions accumulated during the offering period. A participant may decrease his or her rate of contributions, as determined by the Committee and set forth in the offering document. All contributions made for a participant are credited to his or her account under the ESPP and deposited with New MoneyLion’s general funds.

In connection with each offering made under the ESPP, the Committee may specify (i) a maximum number of shares of New MoneyLion Class A common stock that may be purchased by any participant on any purchase date pursuant to such offering, which, in any case, may not exceed 15% of such employee’s eligible earnings during the offering period, (ii) a maximum aggregate number of shares of New MoneyLion Class A common stock that may be purchased by all participants pursuant to such offering, and/or (iii) a maximum aggregate number of shares of New MoneyLion Class A common stock that may be purchased by all participants on any purchase date pursuant to such offering. If the aggregate purchase of shares of New MoneyLion Class A common stock issuable upon exercise of purchase rights granted under such offering would exceed any such maximum aggregate number, then the Committee will make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal; Termination of Employment; Restrictions on Transfer

Participants may withdraw from a given offering by delivering a withdrawal form to New MoneyLion and terminating their contributions. Such withdrawal may be elected generally at any time prior to the end of an offering (but no later than one week prior to the end of the applicable offering period), except as otherwise provided by the Committee and set forth in the offering document. Upon such withdrawal, New MoneyLion will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the ESPP.

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New MoneyLion or any of its subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New MoneyLion will distribute to the participant his or her accumulated but unused contributions without interest.

Rights granted under the ESPP are not transferable except by will, by the laws of descent and distribution, or if permitted by New MoneyLion, by a beneficiary designation. During a participant’s lifetime, such rights may only be exercised by the participant.

Changes in Capitalization and Effect of Certain Corporate Transactions

In the event that there occurs a change in New MoneyLion’s capital structure through such actions as a dividend or other distribution, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of New MoneyLion’s assets, or sale or exchange of New MoneyLion Class A common stock or other securities, or other similar corporate transaction or event, affects New MoneyLion Class A common stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the ESPP or with respect to any outstanding purchase rights under the ESPP, the Committee will appropriately adjust: (i) the type and maximum number of securities subject to the ESPP; (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding purchase rights; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.

In the event of a corporate transaction (as defined in the ESPP and described above), (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights granted under the ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholder in the corporate transaction) for such outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such outstanding purchase rights or does not substitute similar rights for such outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of New MoneyLion Class A common stock under such purchase rights, and such purchase rights and the ESPP will terminate immediately after such purchase.

Duration, Amendment and Termination

The compensation committee may amend, suspend or terminate the ESPP at any time. However, for certain capitalization adjustments, any such amendment must be approved by New MoneyLion stockholders if such approval is required by applicable law, including any listing requirements. Stockholder approval is required for the following amendments: (i) to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the ESPP (other than upon certain specified adjustments), (ii) to change the corporations or classes of corporations whose employees may be granted rights under the ESPP, or (iii) to change the ESPP in any manner that would cause the 423 Component to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Upon termination of the ESPP, each participant’s balance will be refunded as soon as practicable without interest.

Any outstanding purchase rights granted before an amendment or termination of the ESPP will not be materially impaired by any such amendment or termination, except (i) with the consent of the employee to whom such purchase rights were granted, (ii) as necessary to comply with applicable laws, including any listing requirements or governmental regulations (including Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

Notwithstanding anything in the ESPP or any offering to the contrary, the Committee will be entitled to: (i) change the offering periods, (ii) limit the frequency and/or number of changes in amounts withheld from employee earnings during an offering period, (iii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, if applicable; (iv) permit contributions in excess of the amount designated by a participant to adjust for delays or mistakes in processing of properly completed contribution elections; (v) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with that participant’s contributions; and (vi) establish other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the ESPP; provided in each case that such actions qualify under and/or comply with Section 423 of the Code.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to participants and New MoneyLion with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New MoneyLion Class A common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)     the excess of the fair market value of the common stock at the time of such sale or disposition over the purchase price of such shares, or

(ii)    an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. New MoneyLion will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase the shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and New MoneyLion will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and New MoneyLion will not be entitled to an income tax deduction for any such capital gain.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. In addition, the New MoneyLion Board and the Committee have not granted any purchase rights under the ESPP that are subject to stockholder approval of this ESPP Proposal. Accordingly, the benefits or amounts that will be received by or allocated to New MoneyLion executive officers and other employees under the ESPP are not determinable.

Registration with the SEC

If the ESPP is approved by our stockholders and becomes effective, New MoneyLion is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after becoming eligible to use such form.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Fusion Special Meeting and a broker non-vote will have no effect on the outcome of the ESPP Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal. The ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposals. If the Business Combination Proposal, the Charter Proposal or the Stock Issuance Proposals are not approved, the ESPP Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board

THE FUSION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FUSION STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Fusion’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of Fusion Class A common stock have elected to redeem an amount of Fusion Class A common stock such that Fusion would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by MoneyLion. In no event will Fusion’s board of directors adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the Fusion Stockholders, Fusion’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of Fusion Class A common stock have elected to redeem an amount of Fusion Class A common stock such that Fusion would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by MoneyLion, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 31, 2021 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Other Agreements — Sponsor Agreement” for more information.

Recommendation of the Fusion Board

THE FUSION BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Fusion’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Fusion and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Fusion’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on Fusion’s historical financial statements and MoneyLion’s historical condensed consolidated financial statements as adjusted to give effect to the Business Combination, the Private Placement. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination, treated as a reverse recapitalization for accounting purposes and the Private Placement as if they had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, give effect to the Business Combination and the Private Placement as if they had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the Private Placement.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Fusion and MoneyLion have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with Fusion’s and MoneyLion’s historical condensed consolidated financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion,” and other financial information relating to Fusion and MoneyLion included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•        Assuming no redemptions:    This presentation assumes that no Fusion public stockholders exercise their rights to redeem any of their public shares for a pro rata portion of the funds in the Trust Account. Thus, the full amount held in the Trust Account as of Closing is available for the Business Combination, and MoneyLion stockholders elect to receive $100.0 million of merger consideration in cash at Closing.

•        Assuming maximum redemptions:    This presentation assumes that Fusion public stockholders holding 26,675,623 shares of Class A common stock exercise their rights to redeem their public shares for a pro rata portion of the funds in the Trust Account. This scenario gives effect to redemptions of 26,675,623 shares of Class A common stock of Fusion for aggregate redemption payments of $266.7 million, using a per-share redemption price of $10.00, which is the maximum redemption amount after which the closing conditions of the Merger Agreement are still achieved. Under this maximum redemption scenario, MoneyLion stockholders will receive $0.1 million of merger consideration in cash at Closing.

	Pro Forma
	Six Months Ended June 30, 2021
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Combined Statement of Operations data:
Net revenue	$71,330	$71,330
Loss from operations	(15,327)	(15,327)
Net loss	14,670	14,670
Net loss attributable to common stockholders	8,826	8,826
	Pro Forma
	Six Months June 30, 2021
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Combined Balance Sheet data:
Total assets	$611,302	$422,382
Total debt	44,529	44,529
Total liabilities	80,666	80,666
Total temporary equity	101,157	101,157
Total stockholders’ equity	429,479	240,559

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the Private Placement.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited historical balance sheet of Fusion as of June 30, 2021 with the unaudited historical consolidated balance sheet of MoneyLion as of June 30, 2021, giving effect to the Business Combination and the Private Placement as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited historical statement of operations of Fusion and the unaudited historical consolidated statement of operations of MoneyLion for such period, giving effect to the Business Combination and the Private Placement as if they had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the unaudited historical condensed financial statements of Fusion for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the unaudited historical condensed consolidated financial statements of MoneyLion for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of MoneyLion,” and other financial information relating to Fusion and MoneyLion included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Private Placement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(Dollars in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions				Scenario 2 Assuming Maximum Redemptions
	5(A) Fusion	5(B) MoneyLion	Business Combination and PIPE Investment			Pro Forma Balance Sheet	Additional Business Combination and PIPE Investment			Pro Forma Balance Sheet
ASSETS
Cash	$14	$28,971	$443,770	5	(a)	$472,755	$(188,920)	5	(i)	$283,835
Restricted cash	—	2,806	—			2,806	—			2,806
Finance and membership receivables	—	106,689	—			106,689	—			106,689
Allowance for losses on finance receivables	—	(14,701)	—			(14,701)	—			(14,701)
Finance and membership receivables, net	—	91,988	—			91,988	—			91,988
Property and equipment, net	—	474	—			474	—			474
Intangible assets, net	—	8,452	—			8,452	—			8,452
Goodwill	—	21,565	—			21,565	—			21,565
Due from related party	31	4	—			35	—			35
Other assets	—	13,129	—			13,129	—			13,129
Prepaid expenses	98	—	—			98	—			98
Security deposit	—	—	—			—	—			—
Marketable securities held in trust account	350,120	—	(350,120)	5	(b)	—	—			—
Total assets	$350,263	$167,389	$93,650			$611,302	$(188,920)			$422,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured loans	$—	$24,057	$—			$24,057	$—			$24,057
Accounts payable and accrued liabilities	271	20,201	—			20,472	—			20,472
Subordinated convertible notes	—	100,311	(100,311)	5	(c)	—	—			—
Related party loan	—	5,000	(5,000)	5	(d)	—	—			—
Warrant liability	36,125	73,456	(73,456)	5	(e)	36,125	—			36,125
Other debt	—	—	—			—	—			—
Income tax payable	12	—	—			12	—			12
Deferred underwriting fee payable	13,150	—	(13,150)	5	(f)	—	—			—
Total liabilities	49,558	223,025	(191,917)			80,666	—			80,666
COMMITMENTS AND CONTINGENCIES
MoneyLion redeemable convertible preferred stock	—	298,010	(298,010)	5	(g)	—	—			—
MoneyLion redeemable noncontrolling interests	—	101,157	—	5	(h)	101,157	—			101,157
Fusion Class A common stock subject to possible redemption	295,704	—	(295,704)	5	(h)	—	—			—
Stockholders’ Equity:
MoneyLion common stock, $0.0001 par value	—	—	—			—	—			—
Fusion preferred stock, $0.0001 par value	—	—	—			—	—			—
Fusion Class A common stock, $0.0001 par value	1	—	24	5	(i)	25	(2)	5	(j)	23
Fusion Class B common stock, $0.0001 par value	1	—	(1)	5	(i)	—	—			—
Additional paid-in capital	15,320	—	769,736	5	(i)	785,056	(188,918)	5	(j)	596,138
Accumulated deficit	(10,321)	(453,803)	108,522	5	(i)	(355,602)	—			(355,602)
Treasury stock	—	(1,000)	1,000	5	(i)	—	—			—
Total stockholders’ deficit attributable to common stockholders	5,001	(454,803)	879,281	5	(i)	429,479	(188,920)			240,559
Total stockholders’ equity	5,001	(454,803)	879,281			429,479	(188,920)			240,559
Total liabilities and stockholders’ equity	$350,263	$167,389	$93,650			$611,302	$(188,920)			$422,382

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(Dollars in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions					Scenario 2 Assuming Maximum Redemptions
	6(A) Fusion	6(B) MoneyLion	Business Combination and PIPE Investment			Pro Forma Statement of Operations		Additional Business Combination and PIPE Investment	Pro Forma Statement of Operations
Revenue:
Net interest income on finance receivables	$—	$3,423	$—			$3,423		$—	$3,423
Membership subscription revenue	—	15,362	—			15,362		—	15,362
Affiliates income	—	3,269	—			3,269		—	3,269
Fee income	—	49,257	—			49,257		—	49,257
Other income	—	19	—			19		—	19
Total revenues, net	—	71,330	—			71,330		—	71,330
Operating expenses:
Marketing	—	13,529	—			13,529		—	13,529
Provision for loss on receivables	—	21,406	—			21,406		—	21,406
Other direct costs	—	5,155	—			5,155		—	5,155
Interest expense	—	3,320	150	6 (a	)	3,470		—	3,470
Personnel expenses	—	15,253	—			15,253		—	15,253
Underwriting expenses	—	3,544	—			3,544		—	3,544
Information technology expenses	—	3,814	—			3,814		—	3,814
Bank and payment processor fees	—	11,756	—			11,756		—	11,756
Change in fair value of warrant liability	—	48,790	48,790	55	(c)	—		—	—
Change in fair value of subordinated convertible notes	—	49,561	49,561	55	(e)	—		—	—
Professional fees	—	8,037	—			8,037		—	8,037
Depreciation expense	—	1,016	—			1,016		—	1,016
Occupancy expense	—	765	—			765		—	765
Gain on foreign currency translation	—	(44)	—			(44)		—	(44)
Other operating (income) expenses	—	(2,021)	—			(2,021)		—	(2,021)
Formation and operating costs	1,127	—	(150)	6 (b	)	977		—	977
Total operating expenses	1,127	183,881	(98,351)			86,657		—	86,657
Loss from operations	(1,127)	(112,551)	98,351			(15,327)		—	(15,327)
Other income (expense):
Interest earned on investments held in Trust Account	72	—	(72)	6 (c	)	—		—	—
Change in fair value of warrant liability	30,002	—	—			30,002		—	30,002
Loss before provision for income taxes	28,947	(112,551)	98,279			14,675		—	14,675
Income tax (expense) benefit	—	(42)	37			(5)		—	(5)
Net loss	28,947	(112,593)	98,316			14,670		—	14,670
Net loss attributable to noncontrolling interests	—	(5,844)	—			(5,844)		—	(5,844)
Accrued dividends on redeemable convertible preferred stock	—	(9,827)	9,827			—		—	—
Net loss attributable to common stockholders	$28,947	$(128,264)	$108,143			$8,826		$—	$8,826
Weighted average common shares outstanding, basic and diluted	8,750,000	2,955,677				241,137,636	6 (d)		222,245,676	6 (d)
Loss per common share, basic and diluted	$3.31	$(43.40)				$0.04	6 (d)		$0.04	6 (d)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Description of the Transactions

The Business Combination

On February 11, 2021, Fusion Acquisition Corp., a Delaware corporation (“Fusion” or the “Company”), entered into an agreement and plan of merger by and among Fusion, ML Merger Sub Inc., a wholly owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Inc. (“MoneyLion”) (as amended on June 28, 2021 and as it may be further amended and/or restated from time to time, the “Merger Agreement”), which provides for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Fusion will be renamed “MoneyLion Inc.” and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, Fusion has agreed to acquire all of the outstanding equity interests of MoneyLion for $2.2 billion in aggregate consideration. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260 million and (B) $100 million, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Private Placement

On February 11, 2021, concurrently with the execution of the Merger Agreement, Fusion entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, Fusion agreed to issue and sell in private placements an aggregate of 25,000,000 shares of Fusion Class A common stock to the PIPE Investors for $10.00 per share.

The Private Placement is expected to close immediately prior to the Closing. In connection with the Closing, all of the issued and outstanding shares of Fusion Class A common stock, including the shares of Fusion Class A common stock issued to the PIPE Investors, will become shares of New MoneyLion Class A common stock.

2.     Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the Private Placement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Business Combination and the Private Placement as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 gives effect to the Business Combination and the Private Placement as if they occurred on January 1, 2021.

The pro forma adjustments reflecting the consummation of the Business Combination and the Private Placement are based on certain currently available information and certain assumptions and methodologies that Fusion believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Fusion believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the Private Placement based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Fusion and MoneyLion have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming no redemptions:    This presentation assumes that no Fusion public stockholders exercise their rights to redeem any of their public shares for a pro rata portion of the funds in the Trust Account. Thus, the full amount held in the Trust Account as of Closing is available for the Business Combination, and MoneyLion stockholders elect to receive $100.0 million of merger consideration in cash at Closing.

•        Assuming maximum redemptions:    This presentation assumes that Fusion public stockholders holding 26,675,623 shares of Class A common stock exercise their rights to redeem their public shares for a pro rata portion of the funds in the Trust Account. This scenario gives effect to redemptions of 26,675,623 shares of Class A common stock of Fusion for aggregate redemption payments of $266.7 million, using a per-share redemption price of $10.00, which is the maximum redemption amount after which the closing conditions of the Merger Agreement are still achieved. Under this maximum redemption scenario, MoneyLion stockholders will receive $0.1 million of merger consideration in cash at Closing.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•        the unaudited historical condensed financial statements of Fusion as of and for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the unaudited historical condensed consolidated financial statements of MoneyLion for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of MoneyLion,” and other financial information relating to Fusion and MoneyLion included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Private Placement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.     Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Fusion will issue shares for outstanding equity interests of MoneyLion in the Business Combination, Fusion will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of MoneyLion issuing stock for the net assets of Fusion, accompanied by a recapitalization. The net assets of Fusion will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MoneyLion.

MoneyLion has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•        The former owners of MoneyLion hold the largest portion of voting rights in the combined company;

•        MoneyLion has the right to appoint a majority of the directors in the combined company;

•        MoneyLion’s existing senior management team will comprise senior management of the combined company;

•        The operations of the combined company will represent the operations of MoneyLion;

•        The combined company will assume MoneyLion’s name and headquarters.

4.     Capitalization

The following summarizes the pro forma ownership of Class A common stock of Fusion following the Business Combination and the Private Placement under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
MoneyLion stockholders(1)	172,387,636	71.5%	182,387,636	82.3%
Fusion public stockholders(2)	35,000,000	14.5%	5,501,503	2.5%
Fusion Sponsor	8,750,000	3.6%	8,750,000	3.9%
PIPE Investors(3)	25,000,000	10.4%	25,000,000	11.3%
Total Class A common stock	241,137,636	100.0%	221,639,139	100.0%

____________

(1)      Under Scenario 1, assumes stock consideration of 172,387,636 shares of Class A common stock and cash consideration of $100.0 million based on the balance of the Trust Account as of June 30, 2021 and resulting Parent Closing Cash. Under Scenario 2, assumes that 26,675,623 shares of Class A common stock are redeemed for aggregate redemption payments of $266.7 million using a per-share redemption price of $10.00, resulting in stock consideration of 180,087,326 shares of Class A common stock and cash consideration of $0.1 million.

(2)      Under Scenario 2, assumes redemptions of 26,675,623 shares of Class A common stock of Fusion for aggregate redemption payments of $266.7 million using a per-share redemption price of $10.00.

(3)      Under Scenario 1 and Scenario 2, assumes the Private Placement is consummated in accordance with its terms for aggregate proceeds of $250.0 million in connection with the issuance of 25,000,000 shares of Class A common stock to the PIPE Investors.

5.     Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited balance sheet of Fusion as of June 30, 2021.

(B)    Derived from the unaudited consolidated balance sheet of MoneyLion as of June 30, 2021.

Pro forma adjustments

(a)     To reflect the net cash proceeds from the Business Combination and the Private Placement as follows (in thousands):

Release of Trust Account	$350,120	5(b)
Proceeds from Private Placement	250,000	5(i)
Payment of cash consideration	(100,000)	5(i)
Payment of transaction expenses	(38,050)	5(i)
Payment of Fusion deferred underwriting fee payable	(13,150)	5(f)
Repayment of MoneyLion debt	(5,000)	5(d)
Early payment penalty on MoneyLion debt	(150)	5(i)
Cash	$443,770

(b)    To reflect the release of $350.2 million from the Trust Account (see Note 5(a)).

(c)     To reflect the conversion of MoneyLion’s subordinated convertible notes into Class A common stock, including $14.0 million outstanding at December 31, 2020 and $86.3 million Additional Convertible Notes issued during the first quarter of 2021 (see Note 5(i)).

(d)    To reflect the repayment of MoneyLion’s related party loan of $5.0 million (see Note 5(a)).

(e)     To reflect the conversion of MonyLion’s warrants into Class A common stock (see Note 5(i)).

(f)     To reflect the settlement of $13.2 million of deferred underwriting fees incurred during Fusion’s IPO that are contractually due upon completion of the Business Combination (see Note 5(a)).

(g)    To reflect the exchange of $298.0 million of MoneyLion’s redeemable convertible preferred stock as a result of the Business Combination (see Note 5(i)).

(h)    In Scenario 1, which assumes no Fusion public shares are redeemed, the Fusion common shares subject to possible redemption of $295.7 million would be reclassified to permanent equity immediately prior to the consummation of the Business Combination (see Note 5(i)).

(i)     To reflect the recapitalization of the combined company through the exchange of all of the outstanding share capital of MoneyLion for Class A common stock of Fusion and the following equity transactions (in thousands):

Exchange of MoneyLion redeemable convertible preferred stock	$298,010	5(g)
Reclassification of Fusion common stock subject to possible redemption	295,704	5(h)
Proceeds from Private Placement	250,000	5(a)
Payment of cash consideration	(100,000)	5(a)
Payment of transaction expenses	(38,050)	5(a)
Conversion of MoneyLion subordinated convertible notes	100,311	5(c)
Conversion of MoneyLion warrants	73,456	5(e)
Early payment penalty on MoneyLion related party loan	(150)	5(a)
Total stockholders’ equity	$879,281

(j)     In Scenario 2, which assumes the maximum number of shares are redeemed for cash by the Fusion Public Shareholders, $266.7 million would be paid out in cash. The $266.7 million or 26,675,623 shares of Fusion Class A common stock represents the maximum redemption amount after which the closing conditions of the Merger Agreement are still achieved. Additionally, cash consideration paid to MoneyLion stockholders would be reduced to $0, resulting in an offsetting adjustment of $100.0 million.

6.     Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited statement of operations of Fusion for the six months ended June 30, 2021.

(B)    Derived from the unaudited consolidated statement of operations of MoneyLion for the six months ended June 30, 2021.

Pro forma adjustments

(a)     To recognize the payment of early-payment penalties as of January 1, 2021 on MoneyLion’s related party loan to be repaid upon closing of the Business Combination.

(b)    To eliminate fees incurred by Fusion under the administrative support and management agreements which will cease upon closing of the Business Combination.

(c)     To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

(d)    The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Fusion shares outstanding at the closing of the Business Combination and Private Placement, assuming the Business Combination and Private Placement occurred on January 1, 2021. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

OTHER INFORMATION RELATED TO FUSION

Introduction

Fusion is a blank check company incorporated on March 6, 2020 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, Fusion’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

Fusion has neither engaged in any operations nor generated any revenue to date. Based on Fusion’s business activities, Fusion is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On June 30, 2020, Fusion consummated its initial public offering of 35,000,000 units (“units”), including the issuance of 4,500,000 units as a result of the underwriters’ partial exercise of their over-allotment option. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $350,000,000. Prior to the consummation of the initial public offering, on March 10, 2020, Fusion Sponsor LLC (our “Sponsor”) purchased 5,750,000 shares of Fusion Class B common stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. On May 28, 2020, we effected a 1:1.25 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 7,187,500 founder shares. On June 24, 2020, we effected a 1:1.20 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 8,625,000 founder shares. On June 25, 2020, we effected a 1:1.01666 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 8,768,750 founder shares. The number of founder shares issued was determined based on the expectation that the initial public offering would be a maximum of 35,075,000 units and therefore that such founder shares would represent on an as-converted basis, 20% of the outstanding shares of Class A common stock under the initial public offering. On June 30, 2020, in connection with the underwriters’ partial exercise of its over-allotment option and forfeiture of the balance, our Sponsor forfeited 18,750 shares of Fusion Class B common stock, resulting in it holding 8,750,000 founder shares.

Simultaneously with the consummation of the initial public offering, Fusion consummated the private sale of an aggregate of 8,100,000 warrants, each exercisable to purchase one share of Fusion Class A common stock at $11.50 per share, to Sponsor at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $8,100,000 (the “private placement warrants”). The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Fusion, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Fusion completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.

Upon the closing of the initial public offering and the private placement warrants, $350,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Fusion’s obligation to redeem 100% of the public shares if Fusion does not complete an initial public offering within 18 months from the closing of its initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if Fusion is unable to complete an initial business combination within 18 months from the closing of Fusion’s initial public offering, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2021, there was $350,119,600 in marketable securities held in the Trust Account.

Fair Market Value of MoneyLion’s Business

Fusion’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. Fusion will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. Fusion’s board of directors determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, Fusion must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for Fusion’s initial public offering. Accordingly, in connection with the Business Combination, the Fusion Stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the execution of the Merger Agreement, our Sponsor and our directors and executive officers entered into the Sponsor Support Agreement, pursuant to which, among other things, our Sponsor agreed to vote its shares in favor of the Business Combination Proposal and all of the other proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns 20% of the total outstanding Fusion Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Fusion or its securities, the Sponsor, MoneyLion and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Fusion Class A common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented to stockholders for approval at the Special Meeting are approved and/or (ii) Fusion satisfy the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Fusion’s Sponsor for nominal value.

Liquidation if No Business Combination

Fusion has until December 31, 2021 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), Fusion will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Fusion’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to Fusion’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if Fusion fails to complete its initial business combination by December 31, 2021.

Fusion’s Sponsor and its directors and executive officers have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if Fusion fails to complete its initial business combination within the required time frame. However, if Fusion’s Sponsor, independent directors and executive officers acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Fusion fails to complete its initial business combination by December 31, 2021.

Fusion’s Sponsor and its directors and executive officers have also agreed, pursuant to a written agreement with Fusion, that they will not propose any amendment to the Current Charter that would affect the substance or timing of Fusion’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by December 31, 2021 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless Fusion provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. However, Fusion may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).

Fusion expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,250,000 of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Fusion may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Fusion was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. Fusion cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While Fusion intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Fusion will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Fusion’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Fusion’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Fusion than any alternative. Examples of possible instances where Fusion may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, Fusion is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Fusion and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to Fusion if and to the extent any claims by a third party for services rendered or products sold to Fusion, or a prospective target business with which Fusion has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Fusion’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, Fusion has not asked our Sponsor to reserve for such indemnification obligations, nor has Fusion independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and Fusion believes that our Sponsor’s only assets are Fusion’s securities. Therefore, Fusion cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, Fusion may not be able to complete the Business Combination, and Fusion’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of Fusion’s officers or directors will indemnify Fusion for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Fusion’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While Fusion currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to Fusion, it is possible that Fusion’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Fusion cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

Fusion will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with Fusion waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Fusion’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Fusion has access to up to approximately $750,000 held outside the Trust Account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Fusion liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

If Fusion files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Fusion’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Fusion cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Fusion files a bankruptcy petition or an involuntary bankruptcy petition is filed against Fusion that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Fusion’s stockholders. Furthermore, Fusion’s board may be viewed as having breached its fiduciary duty to Fusion’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Fusion cannot assure you that claims will not be brought against it for these reasons.

Fusion’s public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the public shares if Fusion does not complete its initial business combination by December 31,

2021, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Fusion’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by December 31, 2021 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of Fusion’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Fusion seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to Fusion for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Properties

Fusion currently sub-leases its executive offices at 667 Madison Avenue, 5th Floor, New York, New York 10065, from the Sponsor. Fusion has agreed to reimburse the Sponsor for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and Fusion does not pay a third party directly for such services. Fusion believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. Fusion considers its current office space adequate for its current operations.

Employees

Fusion currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Fusion’s matters but they intend to devote as much of their time as they deem necessary to Fusion’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. Fusion does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Fusion’s directors and executive officers are as follows:

Name	Age	Position
Jim Ross	55	Non-Executive Chairman
John James	42	Chief Executive Officer and Director
Jeffrey Gary	58	Chief Financial Officer and Director
Kelly Driscoll	61	Director
Ben Buettell	58	Director

Jim Ross, 55, has been Fusion’s Non-Executive Chairman since April 2020 and a senior adviser to State Street since May 2020. He was most recently an executive vice president of SSGA (from December 2013 to March 2020) and chairman of the Global SPDR ETF business (“SPDR business”) (from May 2016 to March 2020). Prior to becoming chairman, Mr. Ross was global head of the SPDR business (from February 2012 to May 2016), responsible for all aspects of the SPDR business including Profit and loss management, product innovation, sales and marketing. Throughout his 27-year career, Mr. Ross served in numerous executive positions, such as director and chairman of the board for State Street Global Advisors Funds Management, Inc. and SSGA’s registered investment advisor from February 2012 to March 2020, as director of State Street Global Markets, LLC, State Street’s registered broker dealer, from May 2013 to April 2017 and as chairman and chief executive officer of State Street Global Advisors Funds Distributors, LLC, SSGA’s registered broker dealer, from May 2017 to March 2020. He was a member of SSGA’s executive management group as well as SSGA’s global product committee from July 2015 to March 2020 and from October 2009 to March 2020, respectively. In these roles, Mr. Ross was responsible for leading SSGA’s engagement with ETF stakeholders, including regulators, mutual fund and ETF boards of directors, industry associations, key clients, partners, and the media. Mr. Ross served as the trustee of various SSGA mutual funds from February 2007 and continues to serve as a trustee of Select Sector SPDR Trust ETFs and as a trustee of SPDR Series Trust ETFs since November 2005. In addition, Mr. Ross has served as a board member of various Irish self-managed investment companies from November 2016 to March 2020. Mr. Ross also served on the Board of Governors of the Investment Company Institute (“ICI”) from May 2011 to March 2020 and was chairman of ICI’s Exchange Traded Funds Committee from June 2010 to January 2020. Prior to joining State Street Bank & Trust Company in 1992, he worked as a senior accountant for Ernst & Young, responsible for auditing investment companies and insurance companies. Mr. Ross received a Bachelor of Science in Accountancy from Bentley College in 1988. We believe Mr. Ross’s deep asset management industry background, coupled with broad operational and transactional experience, make him well qualified to serve as Non-Executive Chairman of our board of directors.

John James, 42, has served as Fusion’s Chief Executive Officer and as a director since March 2020. Mr. James has also served as Chief Executive Officer of Fusion Acquisition Corp. II since January 2021. Mr. James has 20 years’ experience as a successful institutional investor, asset manager, and founder and operator of multiple technology businesses. Since November 2015, Mr. James has served as chairman and chief executive officer of BetaSmartz Global Pty Ltd (“BetaSmartz”), a global financial technology business serving financial services organizations. Mr. James has also served as a director of Strawberry Hill Consulting Pty Ltd since July 2012. Prior to founding BetaSmartz, Mr. James co-founded Boka Group (“Boka”) in October 2005, an emerging market fund management and sovereign advisory company, where he oversaw Boka’s investments and fund administration until the term of Boka’s closed-ended funds came to an end in 2010. In 2010, Mr. James relocated to Australia where he began structuring new financial products, including a first home buyer mortgage product for La Trobe Financial Services, which is now a subsidiary of Blackstone Group, and a real estate ETF. After serving as a reserve officer in the U.K. Royal Naval Reserve, Mr. James began his career at London-based Anglo-Suisse Capital in February 2002 where he managed equities portfolios and advised on M&A transactions until starting Boka. Mr. James received a Bachelor of Arts (Hons) and a Master of Arts from the University of Oxford with further studies in Law at the University of London and Managerial Accounting and Digital Marketing at the University of Illinois at Urbana-Champaign — College of Business. He is a fellow of the Financial Services Institute of Australasia (F Fin) and a Chartered Member of the Chartered Institute for Securities and Investment (Chartered MCSI). We believe Mr. James’s entrepreneurial experience and deep financial services background, make him well qualified to serve as a director.

Jeffrey Gary, 58, has served as Fusion’s Chief Financial Officer and as a director since March 2020. Mr. Gary has also served as Chief Financial Officer of Fusion Acquisition Corp. II since January 2021. Mr. Gary has a 30-year track record in the investment and financial services industry, including significant merger and acquisition (“M&A”) experience. He is an experienced board member and investor, having worked on numerous transactions with SPACs and public and private equity companies and has directly led audit, fiduciary, and corporate governance committees of these companies. He currently sits on the boards of directors of National Holdings Corporation (Nasdaq: NHLD) (since February 2019), where he also serves as chair of the audit committee, and Arca US Treasury Mutual Fund (since December 2019). Mr. Gary also sits on the advisory boards for Monroe Capital (since January 2020) and two FinTech companies, DealBox (since May 2019) and Total Network Service/Digital Names (since May 2019). From October 2018 to March 2020, Mr. Gary served on the board of directors of the Axonic Alternative Income Mutual Fund. Previously, Mr. Gary was a senior portfolio manager and led investment teams at Avenue Capital Group (from January 2012 to July 2018), Third Avenue (from May 2009 to December 2010), BlackRock, Inc. (NYSE: BLK) (“BlackRock”) (from September 2003 to December 2008), AIG/American General (NYSE: AIG) (from May 1998 to September 2003), and Koch Industries (from September 1996 to April 1998) where he invested across all asset classes with a focus on the high-yield, bank loan and distressed markets. During this time, he operated in a variety of roles, which included presenting each quarter on regulatory, compliance, shareholder, the Sarbanes-Oxley Act of 2002, and other U.S. Securities and Exchange Commission (“SEC”) matters to the Board. His role also included making investments and negotiating capital structures for numerous corporate buyout and acquisition transactions. He also successfully launched and managed ten new investment businesses between 1996 and 2018, and was an angel investor/advisor for a start-up healthcare company. For over 15 years, Mr. Gary was the portfolio manager for numerous NYSE-listed funds. Mr. Gary also sat as an investment committee member at BlackRockKelso Capital BDC (Nasdaq: BKCC) (“BKCC”) from February 2005 to December 2008, where he was involved with the review and approval of all private equity and credit investments, and was a team member in the launch and initial public offering of BKCC. Additionally, Mr. Gary was employed at Avenue Capital from January 2012 to July 2018, where he worked closely with the SPAC investment team on their two completed SPAC transactions in 2015 and in 2017. He started his career at PricewaterhouseCoopers as a senior auditor from September 1984 to June 1987 and later as a senior analyst at Citigroup (NYSE: C) from July 1987 to July 1988. From August 1988 to December 2002, Mr. Gary was an investment banker at Mesirow Financial. From

January 1993 to August 1996, he was a senior distressed analyst at Cargill, Inc. Mr. Gary earned a Bachelor of Science in Accounting from Penn State University in 1984 and a Master of Business Administration in Finance and International Business from Northwestern University (Kellogg) in 1991. Mr. Gary is a Certified Public Accountant.

Kelly Driscoll, 61, has served on Fusion’s board of directors since March 2020. Ms. Driscoll has over 30 years’ experience as an asset management and financial services executive with international board experience, fiduciary expertise, and a proven track record of driving business growth. In May 2020, she became a principal of Fiduciary Resolutions Inc., an ERISA advisory and consulting firm specializing in fiduciary responsibilities and best practices. Previously, she held a number of leadership roles at State Street and SSGA, including senior vice president in global services (from July 2017 to December 2018) and office of regulatory initiatives (from June 2014 to July 2017), senior managing director of SSGA as head of public policy and governance from 2012 to 2014, where she developed and implemented SSGA’s first public policy platform, and senior managing director as head of SSGA Asia ex-Japan, located in Hong Kong, from 2008 to 2012, where she led the investment management business across that region and grew the assets under management of that group. Prior to moving to Hong Kong, Ms. Driscoll built and led SSGA’s fiduciary business negotiating numerous leveraged employee stock ownership plan (“ESOP”) and ERISA transactions as an independent fiduciary and managing company stock portfolios for corporate clients. Ms. Driscoll earned a Master of Laws degree in banking law from the Boston University School of Law in 1991, a Juris Doctor degree from Suffolk University Law School in 1987, and a Bachelor of Arts degree from Catholic University in 1981. Ms. Driscoll is a licensed attorney in the Commonwealth of Massachusetts and the Commonwealth of Pennsylvania. We believe that Ms. Driscoll’s extensive executive and legal expertise make her well qualified to serve as a director.

Ben Buettell, 58, has served on Fusion’s board of directors since March 2020. Mr. Buettell is a mergers and acquisitions professional who brings strategic, financial and transactional experience to the team, having spent 24 years (from August 1988 to September 2012) with Houlihan Lokey (NYSE: HLI), where he was instrumental in its growth from a boutique firm into a global investment bank. While at Houlihan Lokey, he led numerous corporate engagements, including mergers, acquisitions, recapitalizations, equity reorganizations, and strategic alternative assessments to start-ups, public and private companies, boards of directors, and independent fiduciaries. He also served in numerous senior management positions, including serving as co-head of Houlihan Lokey’s Fairness and Solvency Opinion Practices, co-chair of the Fairness Engagement Committee, and was a senior member of the Financial Advisory Services Management Committee. Mr. Buettell co-founded Chicago-based R7 Partners, an early-stage technology venture capital firm, in May 2013 and is a former partner. He has sat on the board of directors of 6fusion USA, Inc., Airy3D, Inc. and Tanvas, Inc. since 2016, 2017 and 2015, respectively, and as a board observer at AEye, Inc., Carrot, Inc. and More Labs, Inc. since 2017, 2017 and 2018, respectively. In addition, since December 2020, Mr. Buettell has also served on the board of directors of Trulite, Inc. (OTC: TRUL). Mr. Buettell received a Bachelor of Arts from Northwestern University in 1984 and a Master of Business Administration from Northwestern University’s Kellogg School of Management in 1988. We believe that Mr. Buettell’s deep financial services background make him well qualified to serve as a director.

Executive Compensation and Director Compensation

Except as set forth below, none of Fusion’s executive officers or directors have received any cash compensation for services rendered to Fusion. We have agreed to pay our Sponsor for $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of Fusion’s initial business combination or liquidation, it will cease paying these monthly fees. Our Sponsor, directors and executive officers, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account.

Number and Terms of Office of Officers and Directors

Fusion’s board of directors consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to Fusion’s first annual meeting of stockholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, Fusion is not required to hold an annual meeting until one year after its first fiscal year end following its listing on the NYSE. The term of office of the first class of directors, consisting of Mr. Buettell, will expire at Fusion’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Ross and Ms. Driscoll, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. James and Mr. Gary, will expire at the third annual meeting of stockholders.

Fusion’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Fusion’s board of directors is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

Director Independence

The rules of the NYSE require that a majority of Fusion’s board of directors be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Fusion’s board of directors has determined that Mr. Jim Ross, Ms. Kelly Driscoll and Mr. Ben Buettell are “independent directors” as defined in the rules of the NYSE and applicable SEC rules. Fusion’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Fusion or any members of its management team in their capacity as such, and Fusion and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Fusion has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Fusion’s annual reports contain consolidated financial statements audited and reported on by Fusion’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FUSION

The following discussion and analysis of the financial condition and results of operations of Fusion Acquisition Corp. (for purposes of this section, “Fusion,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of Fusion included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a blank check company formed under the laws of the State of Delaware on March 6, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

Recent Developments

On February 11, 2021, the Company entered into a Merger Agreement, by and among the Company, Merger Sub and MoneyLion, which provides for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed as determined by MoneyLion and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, we have agreed to acquire all of the outstanding shares of common stock of MoneyLion for $2,200,000,000 in aggregate consideration. MoneyLion stockholders will receive shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

Results of Operations

We have neither engaged in any operations (other than searching for a Business Combination after our Initial Public Offering) nor generated any revenues to date. Our only activities from March 6, 2020 (inception) through June 30, 2021, were organizational activities, those necessary to prepare for the Initial Public Offering, identifying a target for our Business Combination, and activities in connection with the proposed acquisition of MoneyLion. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2021, we had net income of $6,901,837, which consists of formation and operating costs of $680,231 and a change in the fair value of derivative warrant liabilities of $6,235,562, offset by interest income on marketable securities held in the Trust Account of $11,723 and a benefit from income taxes of $2,233.

For the three months ended June 30, 2020, we had a net loss of $1,619,103 which consists of formation and operating costs of $552,414 and a change in the fair value of derivative warrant liabilities of $1,066,689.

For the six months ended June 30, 2021, we had net income of $28,947,974, which consists of a change in the fair value of derivative warrant liabilities of $30,002,310 and interest income on marketable securities held in the Trust Account of $72,356, offset by formation and operating costs of $1,126,692.

For the period from March 6, 2020 (inception) through June 30, 2020, we had a net loss of $1,620,103 which consists of formation and operating costs of $553,414 and a change in the fair value of derivative warrant liabilities of $1,066,689.

Liquidity and Capital Resources

On June 30, 2020, we consummated the Initial Public Offering of 35,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000, generating gross proceeds of $350,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 8,100,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our stockholders, generating gross proceeds of $8,100,000.

Following the Initial Public Offering, the partial exercise of the over-allotment option by the underwriters’ and the sale of the Private Placement Warrants, a total of $350,000,000 was placed in the Trust Account. We incurred $19,834,039 in transaction costs, including $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $584,039 of other offering costs.

For the six months ended June 30, 2021, cash used in operating activities was $1,078,894. Net income of $28,947,974 was affected by interest earned on marketable securities held in the Trust Account of $72,356 and changes in the fair value of the derivative warrant liabilities of $30,002,310. Changes in operating assets and liabilities provided $47,798 of cash.

For the period from March 6, 2020 (inception) through June 30, 2020, cash used in operating activities was $30,178. Net loss of $1,620,103 was affected by changes in the fair value of the derivative warrant liabilities of $1,066,689 and expenses allocated to operations from offering costs related to derivative warrant liability of $551,352. Changes in operating assets and liabilities which used $28,116 of cash.

As of June 30, 2021, we had marketable securities held in the Trust Account of $350,119,600. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2021, we had $13,735 of cash held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern

We have until December 31, 2021 to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after December 31, 2021.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support to the Company. We began incurring these fees on June 25, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 30,500,000 Units sold in the Initial Public Offering, or $10,675,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,475,000. Up to 10% of the deferred commission relating to the base offering may be paid at the sole discretion of the Company to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist us in consummating the Business Combination. The deferred fee will be forfeited by the underwriters solely in the event that we fail to complete a Business Combination, subject to the terms of the underwriting agreement.

Our board of directors approved payments of up to $15,000 per month to our Chief Financial Officer for services rendered to the Company commencing on June 25, 2020 and continuing through the earlier of consummation of a Business Combination or our liquidation.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The Company accounts for its outstanding public warrants and private placement warrants (collectively, the “warrants”) in accordance with the guidance contained in Accounting Standards Codification 815-40, “Derivatives and Hedging — Contracts on an Entity’s Own Equity” (“ASC 815-40”) and determined that the warrants do not meet the criteria for equity treatment thereunder. As such, each warrant must be recorded as a liability and is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private placement warrants was estimated using a Black-Scholes Option Pricing Model. The public warrants were valued using the instrument’s publicly listed trading price.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A Common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Income (Loss) Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income (loss) earned on the Trust Account, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding for the periods. Net income (loss) per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing net income (loss) less income attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the periods presented.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 as of January 1, 2021 and the adoption did not have an impact on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

BUSINESS OF NEW MONEYLION

Throughout this section, unless otherwise specified, “we”, “us”, “our”, and the “Company” refer to MoneyLion Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.

Mission

Provide financial access and advice to every hard-working American by rewiring the banking system.

Company Overview

MoneyLion was founded on a simple observation: the current financial system fails to meet the needs of 100 million middle-class Americans. We believe these Americans deserve a better alternative in financial services, and MoneyLion can be a partner in improving their financial well-being. We offer an all-in-one, digital financial platform that provides convenient, low-cost access to banking, borrowing and investing solutions tailored for our customers, rooted in data, and delivered through our proprietary technology platform.

We address our customers from a data-driven perspective of the individual and their specific circumstances. When our customers enjoy periods of financial excess, we provide tools for them to easily manage their spending and saving goals through our digital banking and automated investing solutions. When our customers experience moments of financial need, we provide them immediate access to innovative lending or advance products and credit improvement programs that can bridge these times of financial stress and improve their financial health.

Our platform approach was purpose-built to better serve our customers in contrast to the incumbent providers of financial services. Consumer financial services remains oriented around siloed service providers with incomplete customer data and fee-first product delivery models. We believe consumers benefit when their financial partner understands their entire financial life and can provide both access and advice at the right time and place. Traditional providers generally attempt to sell consumers specific financial products, only seeking to qualify them as a suitable buyer and generate a fee. With a deep, data-driven understanding of our customers and a broad set of integrated, tailor made products, we can guide our customers to use our products when and if appropriate for their needs, creating a mutually beneficial partnership.

We address large, pervasive problems in the $3.5 trillion financial services industry by focusing on the largest segment of consumers, the middle class. American consumers face enormous costs to obtain the basic elements of financial life — spend, save, and advice — that in aggregate generate over $250 billion in fees for the financial services industry on an annual basis. With 100 million middle-class Americans as our core focus — defined as individuals with household incomes up to $150,000 and FICO scores up to 750 — the breadth of our potential customers, and the costs they face in obtaining financial services, are substantial.

We have only just begun to address these problems, but our progress to date demonstrates the demand for MoneyLion to rewire the banking system. Since inception and through the date of this filing, over 2.2 million customers have opened an account on our platform to use at least one of our current products. We added approximately 1.9 million of these customers since the beginning of 2019, and we believe that we have a substantial opportunity to grow our customer base going forward. We focus on delivering the benefits of our all-in-one, digital financial platform to our customers. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our customers, allowing us to introduce products and guidance that address their changing life circumstances.

The following diagram depicts the organizational structure of New MoneyLion.

____________

(1)      We have 37 subsidiaries through which we conduct our consumer lending business. Those entities make loans pursuant to state licenses or applicable exemptions under state law. The loans we originate pursuant to our state licenses or exemptions are subject to state interest rate and other restrictions and regulations. See “Business of New MoneyLion — Regulatory Environment — State licensing requirements and regulation.”

(2)      ML Plus LLC is the subsidiary that provides MoneyLion membership services to our customers, and is also the subsidiary that makes Instacash cash advances to our customers. ML Plus LLC is also party to the Account Servicing Agreement with MetaBank, which governs our RoarMoney deposit accounts and to the Service Agreement with Galileo Financial Technologies, Inc. (“Galileo”), which governs processing activity relating to the RoarMoney accounts.

(3)      ML Wealth LLC is an entity registered as an investment adviser under the Investment Advisers Act of 1940 and is the principal subsidiary for the advisory services provided in connection with our MoneyLion Investing product. ML Wealth LLC is also party to the Carrying Agreement with DriveWealth, which governs brokerage and related services relating to our MoneyLion Investing product.

(4)      MoneyLion Securities LLC is a broker-dealer registered with the SEC and a member of FINRA. We currently do not engage in any business activity through MoneyLion Securities LLC.

(5)      IIA is currently our source of funding for originated receivables. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III LLC (“ML Capital III”), an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of its non-voting Class B Units to purchase payment-dependent collateralized notes from Invest in America Notes SPV I LLC (“IIA Notes SPV I”) and Invest in America Notes SPV IV LLC (“IIA Notes SPV IV”). MoneyLion Inc. has identified IIA Notes SPV I and IIA Notes SPV IV as variable interest entities (“VIEs”) due to the fact that the Class A Units are entitled to residual income/loss in IIA. The Company has identified itself as the primary beneficiary of these VIEs because it directs the activities of the VIEs that most significantly impact the VIEs’ economic performance. As the primary beneficiary of the VIEs, the Company has consolidated the balances of the VIEs into its financial statements. The IIA Class B Units are reflected in the Company’s consolidated financial statements as noncontrolling interests.

(6)      We acquired 100% of the outstanding common stock and Series A preferred shares of Wealth Technologies Inc. in December 2020. Wealth Technologies Inc. is a technology company specializing in market-leading wealth management decisioning and administration.

(7)      MoneyLion Malaysia SDN BHD is our foreign subsidiary in Malaysia that employs engineering and technical development teams who work out of our office in Kuala Lumpur, Malaysia. This entity does not generate any revenue.

Our Strategy

We address our customers’ needs by pursuing a differentiated strategy. We attempt to rectify complex and long-standing problems in consumer financial services through solutions supported by the following approach:

1)      Team:    Backgrounds across both technology and financial services;

2)      Data:    Products designed from a data-driven understanding of our customers and their needs;

3)      Technology:    Built to underpin all our products and support constant innovation;

4)      Platform:    Complementary set of products to address our customers’ entire financial lives; and

5)      Guidance:    Real-time and automated, spanning saving, spending, borrowing and investing.

Organize a Team to Address the Problem:    The complexity of the problems faced by our customers required a different type of team to address them. The American middle class is under tremendous, ongoing financial stress with many living paycheck to paycheck without enough savings to navigate through a small financial setback, even before COVID-19. We believed building yet another provider of standard financial products, whether delivered digitally or at a branch, was unlikely to impact their financial well-being for the better.

What was required were individuals who understood the current system in detail, including its legacy technology, exorbitant pricing models, and myopic view of customers. But understanding the problem was only the beginning. Experience in solving seemingly intractable problems through the application of data and technology was necessary. Our team grew to include individuals who had built advanced technologies to algorithmically identify and eliminate inefficiencies in some of the most demanding and competitive markets. To this team, we added experts in product development and financial planning to translate these solutions into a data-driven platform that maximized the benefit of these innovations for our customers.

Organizing a team that understands the complex problems of both our customers and the financial system and has the experience to address such problems was our foundation. However, to generate meaningful benefit for our customers we had to go farther. Customers required a partner who could deliver products that were transparent and made addressing their problems both easy and enjoyable. We added team members experienced in delivering best-in-class consumer digital services, bringing to market a beautiful, easy-to-use interface for our customers to access our platform, consume our products and receive advice.

Lastly, as we established an institution built for the long-term, we hired team members to develop technologies that introduce MoneyLion to our prospective consumers in a cost-effective manner, allowing us to offer our products at fair prices while building a growing, sustainable business. We believe our innovations in customer acquisition have provided us with a competitive advantage that we expect to continue as we scale technologies in which we have made substantial historical investments.

Understand the Problem Through Data:    We build innovative consumer financial products that address our customers’ complex problems by leveraging advancements in data science from both Silicon Valley and Wall Street and applying those advancements for the benefit of America’s middle class. We believe this approach separates us both from incumbent providers and new market entrants.

MoneyLion begins and ends every conversation with data. Data drives our approach to understanding the problems of our customers, how we can address these problems with products and guidance, and how we approach prospective customers in a timely, cost effective manner.

We consume an enormous flow of data about the American middle class to understand their problems. Since inception, we have engaged with over 8.5 million Americans through our web and mobile applications, linked to over 15 million bank accounts, and integrated over 100 external data sources, coming to understand the cycle of financial excess and deficit that permeates our prospective customer base. Each day we ingest one billion transactional data points such that our understanding grows, and with it, our ability to address both legacy and emerging problems in our customers’ lives. We are constantly analyzing this data reservoir through our 55 machine learning models to generate three billion inferences, categorizations, and predictions per day that we distill into over 14,000 insights for each of our customers.

These insights allow us to understand our customers and drives the development of innovative products. On a standalone basis, our products reflect deep insights in our customers’ needs:

•        RoarMoneySM Banking product: premium features with no minimums, ability to get paid two days early with direct deposit and credit-card like rewards;

•        MoneyLion Investment product: the first investment account for 60% of our customers, automatically manages their investments in custom portfolios from leading providers like Global X Management Company LLC (“Global X”) and Wilshire Advisors, LLC (“Wilshire”), and offered without account minimums;

•        InstacashSM Earned Income Advance product: 0% APR advances against expected salary or other recurring income deposits; always there in moments of need, providing funds to help avoid overdraft fees or finance daily transactions; and

•        Credit Builder Plus membership program: a suite of services that help customers establish or repair credit, gain financial literacy, and track financial health in a bundled membership subscription that includes banking and investing accounts, a loyalty rewards program and access to cost-effective credit.

Our data-driven customer insights drive the power of our platform, where our current products can work in conjunction to drive better outcomes for our customers. Selected examples include:

•        Customers can track their account balances from the MoneyLion mobile application so they can request a 0% APR Instacash advance to be delivered to their account to avoid costly overdraft fees;

•        When a customer earns a cashback reward using their MoneyLion debit card, it is automatically invested in a fully managed investment account where it can be withdrawn and spent or remain invested; and

•        Credit Builder Plus secured personal loans are collateralized in part by assets in the customers’ investment account, allowing a customer to enjoy the benefits of a lower rate while leaving their assets invested.

Lastly, we use our data advantage to drive our efficient customer acquisition strategy. Drawing upon the best practices of advertising technology, we use our deep understanding of our prospective customers to cost effectively introduce the MoneyLion platform at the right time and place.

Build Technology to Scale and Innovate:    When we started MoneyLion, we recognized that both incumbent providers of financial services and new market entrants generally chose to build technology to deliver a single product to market. While certainly an easier path than building a platform, a monoline product model can never deliver a fully integrated platform experience or support rapid product innovation. We chose to build differently.

We built a single core platform from an array of microservices that allows us to deliver both our current products as well as all those we have in development. We believe this technology development model is more in line with the best practices of leading global technology companies, rather than the legacy models still largely employed in the financial services industry.

The primary beneficiary of our technology strategy is our customers. Products we have introduced are integrated across our platform. Customers can move money from their bank account to their investment account and invest that money into an ETF. Customers can request a salary advance and deposit that money in their bank account. These seamless product experiences can occur within a single app, without friction, in real-time, and reflects the benefit of our original design decision.

We have experienced additional benefits from our decision to build a truly integrated technology platform, that we believe will only compound as we add additional products and features:

•        Deliver new products to our customers, from prototype to onboarding, in under six months;

•        Reduce our cost to deliver our products and service on an ongoing basis;

•        Approve customer requests for new accounts, loans, advances, etc. in under ten seconds;

•        Transact across the platform on our own payment rails, allowing for instantaneous, costless transfers; and

•        Utilize decision engines that automate over 99% of our customer interactions.

We built this platform to deliver a uniform customer experience alongside near complete flexibility in terms of the regulated and unregulated partners we utilize to support our products. For example, MoneyLion is not a bank. However, our customers can open and utilize an FDIC-insured digital demand deposit account, provided by a partner bank, that is fully integrated into our platform. This model allows MoneyLion to adopt best-of-breed partners to support an ever-increasing range of financial activities, shortening the time to deliver new products to our customers, while maintaining a seamless customer experience.

We utilize Amazon Web Services (“AWS”) to host and deliver our platform to customers. Delivery through AWS allows for reliable, secure, cost-effective, and high-performance scaling.

We have also invested in specific technologies to attract prospective customers to MoneyLion and convert those individuals into customers. Our technological approach to customer acquisition is a core competitive advantage of MoneyLion and an area in which we will continue to invest resources to maintain what we believe is a material advantage in our cost of marketing.

Solve with a Platform, not a Product:    Many new companies have entered the market since our inception that seek to provide an individual financial product to American consumers, while fewer, if any, have attempted to deliver a complete platform of products as we do. We continue to believe that a single product strategy is neither advantageous for consumers nor a tenable long-term strategy for the providers of these products.

Our customers require a variety of products and services to successfully manage their financial lives. By providing a complete platform for these customers, they can address these financial needs both conveniently and seamlessly, and we are able to architect a unique user experience, personalized to the individual customer. Most importantly, by addressing the complete financial life of our customers, we can provide much needed guidance to our customers as to their saving, spending, borrowing and investing decisions, with substantially better insight into their life circumstances. We believe a valuable financial partner needs to both see and provide guidance based on the whole problem, rather than only a portion, and our platform approach is fundamental to achieving our mission to improve financial outcomes for the American middle class.

In addition to being a better alternative for our customers, we believe that our platform approach is a substantially better long-term model as a business. The cost to acquire customers in a competitive market such as consumer financial services is a material portion of the variable cost structure for both incumbent providers as well as new market entrants. A platform approach allows us as a provider to allocate these acquisition costs over multiple products that our customers may use, initially or over time, on our platform. We can generate multiple income streams from a single customer and deliver our products at pricing levels that we believe will be comparatively lower over the long-term while maintaining attractive operating margins. Lastly, as we continue to mature our customer relationships, we believe that we will continue to grow wallet share with our customers in a manner only available to a full-service platform.

Similarly, our platform approach has also proved advantageous in acquiring new customers. We believe our ability to selectively market multiple products at once allows us to more cost effectively reach prospective customers initially seeking at least one of the products on our platform.

Guidance Brings it All Together:    Providing our customers with access to financial products is fundamental to our mission, however, products alone will not adequately address the financial requirements of our customers. We believe that guidance is an essential component of the required service model of a functioning all-in-one, digital financial platform.

When we refer to guiding our customers, we are not referring to an asset allocation strategy or a specific investment opportunity. Those are both comparatively easy and largely irrelevant for our customers. We use the term guidance to reflect a holistic, customer-centric set of automated suggestions, behavioral nudges, goal ingestion and adjustment, planning tips, and reporting across the entire spectrum of saving, spending, borrowing and investing activities driven by our knowledge of the customer, their peers, and our customers’ own goals.

Our model is most similar to goals-based planning, a methodology used by certain incumbent providers of financial planning services to address multiple customer objectives across different time horizons. Historically, goals-based planning has been used by financial planning providers to assist high-net-worth customers navigate their allocation of resources across current and future objectives. However, through our acquisition of Wealth Technologies Inc. (acquisition discussed below) and our prior partnership with their team, we have a version of goals-based planning we call fGPS® (Financial Goals Positioning System) that is both customized for our middle-class American customers and we believe to be more advanced than those employed by even the most sophisticated financial planning organizations. Amongst our many advancements, we expect to deliver real-time goals-based planning services, customized to the individual customer and their goals, on a fully automated basis, covering millions of concurrent customers and goals.

To date, we have focused our guidance on addressing the immediate and near-term problems of our customers to assist them in making decisions to place them on a path to a better financial future. Examples include:

•        Avoiding overdraft fees;

•        Managing surprise expenses;

•        Improving their credit score;

•        Building a rainy-day fund;

•        Paying bills; and

•        Opening an investment account.

As our customers make progress on the basic elements of managing their financial lives, we will assist them in setting and maintaining progress towards longer-dated goals and aspirations. Examples of longer-dated goals we will seek to assist our customers achieve include:

•        Purchasing insurance;

•        Planning for a vacation;

•        Buying a car;

•        Saving for college;

•        Buying a home; and

•        Retirement planning.

Our platform utilizes affiliates, third party providers of products and services to whom we may introduce our customers from our network to assist customers in making purchases in-line with their goals. We expect to grow our affiliate network over time to address the range of customer-defined goals. We earn revenue from fees from our affiliate partners in exchange for meeting certain success metrics related to their campaigns such as customers’ clicks, impressions or completed transactions. This revenue is reflected in affiliates income.

Our Product Platform

Once consumers download the free MoneyLion app, they are ready to improve their financial health, with a full range of financial services across banking, borrowing and investing, delivered through an all-in-one, easy-to-use digital financial platform.

Our intuitive and user-friendly app provides a fast, seamless experience across all our products. We continually listen to our customers’ feedback and implement improvements on an accelerated release cycle, always remaining committed to delivering a delightful customer experience. As of December 31, 2020, we had received over 85,000 five-star ratings across all app stores, with a 4.7 average on Apple, a 4.3 average on Google, a 4.6 average on TrustPilot, and a Net Promoter Score (“NPS”) of over 80 for our earned income advance product, InstacashSM.

MoneyLion’s current product platform includes:

•        RoarMoneySM:    Modern mobile banking that enables customers who set up direct deposit to get paid up to two days early and manage their day-to-day spending, with cashback rewards and robust security controls;

•        MoneyLion Investing:    Full featured, automated investing tools with a variety of investment options, including environmental, social and governance (“ESG”) portfolios, so customers can invest in strategies that match their personal preferences;

•        InstacashSM Earned Income Advances:    Interest-free advances based on anticipated salary or other recurring deposits to help customers bridge short-term timing gaps in their income, enabling them to pay their bills on time or cover unexpected expenses without incurring costly overdraft fees;

•        Credit Builder Plus:    Membership program designed to help customers build or rebuild their credit, gain access to cost-effective credit, establish financial literacy and track financial health; and

•        Financial Heartbeat®:    Intelligent, automated platform that evaluates a customer’s financial situation across four key dimensions and delivers personalized guidance that helps them decide what actions to take and which products to use to improve their financial health.

Premium Mobile Banking: RoarMoney

RoarMoney is our FDIC-insured digital demand deposit account with zero minimums, premium features, and rewards. Our RoarMoney demand deposit accounts are currently issued by MetaBank, a South Dakota-based, nationally chartered bank owned by Meta Financial Group, Inc. (NASDAQ: CASH).

Customers can open a RoarMoney account in minutes through the MoneyLion mobile application, add funds to their account and begin spending using a RoarMoney virtual debit card. RoarMoney accounts also include a physical MoneyLion Debit Mastercard® that can be used at any of the 55,000 Allpoint ATM network locations to make no-fee withdrawals.

RoarMoney accounts can be funded with a direct deposit, an external debit card, an external bank account, or mobile check capture. For an additional retail service fee of up to $4.95 paid to the retailer, customers may also make cash deposits to their RoarMoney debit cards through a network of over 90,000 retailers across the country, a service provided by Green Dot Corporation (“Green Dot”). Under our network membership agreement with Green Dot, all transactions made by customers through the Green Dot network are settled by MetaBank. MoneyLion does not pay Green Dot any fees for this service, nor does MoneyLion receive any of the retail service fee revenue collected by retailer; Green Dot may have revenue sharing arrangements with the retailer.

Our RoarMoney account includes some of the best features and rewards in banking, including:

•        Zero account minimums;

•        55,000 Allpoint ATM network locations to make no-fee withdrawals;

•        Paychecks delivered up to two days earlier than the scheduled payment date with direct deposit into the RoarMoney account, a feature accessible with no additional mandatory fees;

•        Price Protection, a Mastercard sponsored insurance benefit, worth up to $1,000 in individual coverage limits per year per MoneyLion Debit Mastercard cardholder;

•        Access to mobile wallets such as Apple Pay and Google Pay;

•        Shake ‘N’ BankTM cashback rewards, simply shake the phone after purchases of $10 or more for a reward. Shake ‘N’ Bank rewards allow customers to earn up to the full amount of the purchase back, subject to a cap of $120. Shake ‘N’ Bank rewards are deposited automatically into a customer’s MoneyLion investment account. Maintaining an investment account is a requirement in order to earn Shake ‘N’ Bank rewards; and

•        Other cashback rewards opportunities when customers make qualified purchases with eligible merchants using their debit card. Rewards are automatically added to the RoarMoney account or to a MoneyLion investment account, where a customer can either withdraw the cash reward or keep it invested. RoarMoney customers may receive 1-3% cashback on transactions at eligible merchants or merchant categories that are determined by MoneyLion.

RoarMoney offers robust security controls such as multi-factor authentication, contactless payment, instant card lock and robust protection against unauthorized purchases if cards are lost or stolen.

Each RoarMoney account is charged a $1 per month administrative fee, which is deducted from the customer’s RoarMoney account. The account administrative fee is retained by MoneyLion and is not shared with any of its third-party partners/vendors. If a customer’s account has less than $1 on deposit, the account will not be charged the administrative fee. We began charging this fee in 2020 and for the year ended December 31, 2020 approximately 20% of our RoarMoney accounts have been charged the administrative fee.

Our RoarMoney demand deposit accounts are currently issued by MetaBank. MetaBank is also the issuer of all RoarMoney debit cards and sponsors access to debit networks for payment transactions, funding transactions and associated settlement of funds under a sponsorship agreement with MoneyLion. MetaBank also provides sponsorship and support for ACH and associated funds settlement. Under the agreement between MoneyLion and MetaBank, MetaBank receives all of the program revenue and transaction fees, and passes them on to MoneyLion, minus any obligations owed to MetaBank. MoneyLion pays all payment network fees and other program-specific expenses associated with RoarMoney. These payment network fees are set directly by the various payment networks and based on the transactions processed on their respective network. See “Our Business Model” for additional information.

Shake ‘N’ Bank and other cashback rewards are paid for by MoneyLion and included in our marketing expense on our consolidated statement of operations. We pay a nominal fee to MetaBank for our customers to access their direct deposits up to two days earlier than the scheduled payment date. As part of a fee arrangement between MoneyLion and Allpoint, MoneyLion pays Allpoint a fee to provide RoarMoney customers with access to 55,000 Allpoint ATM network locations at no additional cost to RoarMoney customers. Price Protection is an insurance benefit sponsored by Mastercard and provided to MoneyLion Debit Mastercard cardholders by the Member Companies of AIG Insurance Company and paid for by MoneyLion.

Personalized Investing: MoneyLion Investing

MoneyLion Investing is an online investment account that offers access to separately managed accounts invested based on model portfolios comprised of ETFs and managed on a discretionary basis. Advisory services related to the MoneyLion investment account are provided by ML Wealth, an SEC registered investment adviser and wholly owned subsidiary of MoneyLion Inc. Brokerage and custodial services are provided by DriveWealth, a third-party provider. See “Our Business Model” below for additional information regarding our agreement with DriveWealth.

This fully-managed account model allows customers to set their investment strategy and let ML Wealth and its partners manage investment decisions to implement that strategy on a discretionary basis. An investment account holder simply identifies their investing comfort zone to receive a personalized portfolio, a mix of stock and bond ETFs. The customer is then free to make the portfolio more or less aggressive, if their preferences or goals change. Additionally, accounts are monitored on an ongoing basis and are managed to and rebalanced toward target allocations whenever there is money movement within an account, when model allocations are updated, as well as on a periodic basis. Auto-investing allows customers to automatically contribute into their investment account with recurring deposits directly into the account.

Investment strategies range from Steady-Income (most conservative; consistent investment income with an all-bond ETF portfolio and minimal exposure to market fluctuation) to Equity Only (most aggressive; taking on higher potential risk by investing in equity ETFs, in pursuit of the highest long-term potential gains). Thematic investing allows customers to invest in their interests and passions, with thematic ETFs aligned to specific topics such as technology innovation and social responsibility, by adding additional models to their investment account to be incorporated as part of their target allocations alongside their core allocation model.

Each active investment account is charged a $1 per month administrative fee, which is deducted from the customer’s investment account. The account administrative fee is retained by MoneyLion and is not shared with any of its third-party partners/vendors. If a customer’s account has no balance, the account will not be charged the administrative fee. We began charging this fee in the fourth quarter of 2019 and for the year ended December 31, 2020 and 2019, approximately 87% and 50%, respectively, of our investment accounts have been charged the administrative fee. There are no management fees charged or minimum balance required to maintain an investment account.

Portfolios are powered by two of the leading global investment solution providers in the industry, Wilshire and Global X. Wilshire provides ML Wealth with consulting services with respect to the development and maintenance of risk-based asset allocation and ETF selection for the core allocation models that ML Wealth offers to customers. Global X and Wilshire each provide research and consulting regarding the construction of the thematic portfolios that ML Wealth offers to customers. ML Wealth compensates Wilshire directly through a flat fee investment consulting arrangement for these services, including asset allocation research and advice, as well as security due diligence and selection. ML Wealth does not compensate Global X for these services.

As of February 28, 2021, ML Wealth had assets under management of approximately $16.7 million. Certain cashback rewards offered by MoneyLion (or its affiliates) may be added directly to the MoneyLion investment account. In those cases, the customer is required to maintain an investment account to be eligible for the reward. These rewards are offered and funded by MoneyLion and not by ML Wealth. See “— Premium Mobile Banking: RoarMoney” above.

Access to Earned Money: Instacash

Instacash is our 0% APR advance product that gives customers early access to their recurring income deposits. Customers can access Instacash advances at any time during a regular deposit period up to their advance limit, providing customers with the flexibility to cover temporary cash needs and avoid costly overdraft fees. When customers link their RoarMoney account or an external checking account, they can qualify for Instacash. No credit check is required.

Eligibility for Instacash is based on the verification of the customer’s checking account and the customer’s identity, and the advance limit is primarily based on a percentage of income or other recurring deposit amounts detected through the linked checking account. This process is fully automated unless there are any issues flagged via our customer identification processes. MoneyLion has the sole authority to make Instacash advances.

There are no fees associated with either regular delivery of funds to a RoarMoney account (typically delivered within 12-48 hours) or an external checking account (typically delivered within two to five business days). Should a customer wish to receive their funds on an expedited basis (typically within minutes or less), there is a $3.99 instant transfer fee for delivery to RoarMoney accounts and $4.99 instant transfer fee for delivery to an external checking account. Use of this expedited transfer feature is entirely optional. Customers may also choose to leave MoneyLion an optional tip for use of the Instacash service.

Instacash advances are included in finance and membership receivables in our consolidated balance sheets.

Building Credit History and Giving Access to Credit: Credit Builder Plus

Our Credit Builder Plus membership program offers a proven path for our customers to access credit and establish or rebuild history, build savings, establish financial literacy, and track their financial health.

For a monthly cost of $19.99, customers receive a suite of services including banking and investment accounts, credit tracking and financial literacy content, rewards programs and access to loans of up to $1,000 at competitive rates offered by MoneyLion lending subsidiaries, allowing our customers to establish up to twelve months of payment history with all three credit bureaus. Credit Builder Plus members do not pay additional recurring fees for the services included in the membership program — the $1 per month administrative fees for the RoarMoney account and MoneyLion investment account are waived. Credit Builder Plus members may incur certain fees or other charges for using specific features of the membership services, such as interest charges on a loan they choose to borrow, or non-recurring convenience fees associated with their RoarMoney account.

We offer our Credit Builder Plus members access to the Lion’s Share Loyalty Program, where members can earn up to $19.99 per month. The size of the Lion’s Share reward depends on a customer’s number of logins into the MoneyLion app and purchases using their RoarMoney account in that month. Expenses related to our Lion’s Share Loyalty Program are included in our marketing expense. For the year ended December 31, 2020, on average approximately 40% of our Credit Builder Plus customers who met the minimum eligibility criteria received this benefit.

As part of the Credit Builder Plus membership program, members may apply for a Credit Builder Plus secured personal loan. While most other credit builder products in the market do not give the consumer any of the loan funds upfront, MoneyLion provides a portion of the loan proceeds right away alongside access to Instacash advances to help cover everyday expenses. The rest of the loan funds are saved for the customer in a credit reserve account, an account in the customer’s name maintained by ML Wealth and held at DriveWealth (“Credit Reserve Account”). Based on the customer’s credit profile, the MoneyLion lending subsidiary will disburse a portion of the loan principal to the customer’s selected bank account, with the remainder deposited in a Credit Reserve Account. Funds in the Credit Reserve Account serve as collateral that partially secures the loan, which may not be withdrawn while the loan is outstanding and may be liquidated if the customer defaults on their loan obligations. Funds in the Credit Reserve Account are held in low-volatility money market funds or cash sweep vehicles and become fully accessible to the customer once the full loan amount has been repaid. Monitoring of the collateral is done through monthly reviews of the collateral value relative to the value of the outstanding loan-based finance receivables. With the membership, customers receive their credit score as well as key credit factors, such as credit utilization, to track their progress.

For the year ended December 31, 2020, the average Credit Builder Plus loan was $668, with a weighted average APR of 20.4%. Credit Builder Plus loans range in size from $500 to $1,000 with an interest rate range from 5.99% to 29.99%. All Credit Builder Plus loans have 12-month terms. Our underwriting is driven by proprietary models that combine applicants’ prior credit history, based on credit bureau data, with bank account and income data and their repayment history with MoneyLion. We do not have a minimum FICO score for approval of the Credit Builder Plus loans. MoneyLion develops and executes all credit policies and risk management strategies directly. While MoneyLion does not provide a guarantee for the performance of loans and other receivables that we originate, we sell these loans and other receivables at a discount of approximately 10% to IIA. The receivables are included in finance and membership receivables on our consolidated balance sheet.

For the year ended December 31, 2020, the average ML Plus loan was $500, with a weighted average APR of 17.0%. ML Plus loans were fixed at $500, with an interest rate range from 5.99% to 29.99%. All ML Plus loans have 12-month terms. Our underwriting was driven by proprietary models that combine applicants’ prior credit history, based on credit bureau data, with bank account and income data and their performance history with MoneyLion. MoneyLion develops and executes all credit policies and risk management strategies directly. While MoneyLion does not provide a guarantee for the performance of loans and other receivables that we originate, we sell these loans and other receivables at a discount of approximately 10% to IIA. See Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Net Interest Income on Finance Receivables” below for more information on ML Plus loans.

Advice and financial wellness: Financial Heartbeat

In addition to offering a complementary suite of financial products, MoneyLion has pioneered a new approach to personal financial management with Financial Heartbeat, an intelligent, automated advice platform that guides customers on their financial journey.

Financial Heartbeat evaluates customers’ financial situation across four key dimensions: SAVE (savings and financial preparedness), SPEND (spending and personal budget), SHIELD (insurance needs and coverage) and SCORE (credit tracking and health). Through our easy-to-use interface, customers can review the key issues impacting their financial situation, decide what actions to take, evaluate which products to use and receive guidance on how to stay motivated on their journey towards financial wellness.

Our Business Model

We offer a range of financial products and services through a single platform delivered via a mobile application.

Our adjusted revenue is primarily broken into the following categories:

•        Fees: in 2020, 80% of adjusted revenue, $61 million in adjusted revenue

•        Instacash (instant transfer convenience fees, tips)

•        Credit Builder Plus (monthly recurring membership fees, loan instant transfer convenience fees)

•        Payments: in 2020, 9% of adjusted revenue, $7 million in adjusted revenue

•        RoarMoney (interchange fees, out-of-network ATM fees, administration fees)

•        Advice: in 2020, 4% of adjusted revenue, $3 million in adjusted revenue

•        MoneyLion Investing (administration fees), affiliates (affiliate fees)

•        Interest: in 2020, 7% of adjusted revenue, $5 million in adjusted revenue

•        Credit Builder Plus (loan interest income)

Our revenue is primarily broken into the following categories:

•        Fee income: in 2020, 59% of revenue, $47 million in revenue

•        MoneyLion Investing (administration fees),

•        RoarMoney (interchange fees, out-of-network ATM fees, administration fees)

•        Instacash (instant transfer convenience fees, tips)

•        Credit Builder Plus (loan instant transfer convenience fees)

•        Credit-related decision servicing (fees)

•        Membership subscription revenue: in 2020, 33% of revenue, $26 million in revenue

•        Credit Builder Plus (monthly recurring membership fees)

•        Net interest income on finance receivables: in 2020, 5% of revenue, $4 million in revenue

•        Credit Builder Plus (loan interest income)

•        Unsecured personal loans (loan interest income)

•        Affiliates income: in 2020, 3% of revenue, $3 million in revenue

•        Affiliates (affiliate fees)

Adjusted revenue is a non-GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Non-GAAP Measures” for a reconciliation of adjusted revenue to total revenues, net.

We originate loans directly under our lending licenses or pursuant to applicable exemptions across various states in the U.S., and we service all of the loans that we originate.

Receivables originated on our platform are currently financed through IIA. IIA was formed in 2016 and is an indirect wholly owned subsidiary of MoneyLion Inc. As of December 31, 2020, IIA had assets of approximately $86 million, primarily from institutional investors, and for 2020 and 2019, approximately 90% of our originated receivables have been funded through IIA. IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III, an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC and Invest in America

Notes SPV IV LLC, each an indirect wholly owned MoneyLion subsidiary. The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform.

In addition, we depend on certain key third-party partners to provide certain of our products and services. Our RoarMoney demand deposit accounts and associated debit cards are currently issued by MetaBank. Our subsidiary, ML Plus LLC, is party to an Account Servicing Agreement with MetaBank, which has an initial three-year term ending January 2023, which automatically renews for successive two-year periods unless either party provides written notice of non-renewal, which may be provided without cause to the other party at least 180 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or MetaBank may terminate the agreement immediately upon written notice to the other party. The Account Servicing Agreement does not prohibit MetaBank from working with our competitors or from offering competing services, nor does it prevent us from working with other banks to provide similar services. Our partnership with MetaBank allows us to provide deposit accounts and debit cards while complying with various federal, state, and other laws. MetaBank also sponsors access to debit networks and ACH for payment transactions, funding transactions and associated settlement of funds. Under the terms of the Account Servicing Agreement, MetaBank has the right to supervise, oversee, monitor and review our performance, and we have to comply with applicable laws and regulations, including data privacy, BSA/AML and Customer Identification Program requirements. MetaBank receives all of the program revenue and transaction fees, and passes it on to MoneyLion, minus any obligations owed to MetaBank. In addition, we are generally responsible for any expenses related to this arrangement, including payment network fees, marketing expenses, vendor management expenses, and taxes.

In connection with our arrangements with MetaBank, we have also entered into a multi-year service agreement with Galileo Financial Technologies, LLC (f/k/a Galileo Financial Technologies, Inc.) (“Galileo”), in which Galileo has agreed to process all of our transactions for our RoarMoney accounts and debit cards, and to handle corresponding payments and adjustments. Galileo also maintains cardholder information, implements certain fraud control processes and procedures, and provides related services in connection with the RoarMoney accounts and debit cards. We pay the greater of actual fees or the minimum monthly fee for these services. Following the initial term, the service agreement renews for successive two-year periods unless either party provides written notice of non-renewal, which may be provided without cause, to the other party at least 180 days prior to the end of any such term. The occurrence of certain events would provide each party with an early termination right under the agreement.

Our MoneyLion Investing offering is currently reliant upon DriveWealth, a third-party broker-dealer partner, which provides brokerage and related services for the investment accounts facilitated through our platform. Under the terms of ML Wealth’s amended and restated Carrying Agreement with DriveWealth, which was entered into in October 2020, DriveWealth provides brokerage and custodial services to ML Wealth’s advisory customers, including by executing orders successfully submitted by ML Wealth via its master trading account. The Carrying Agreement has an initial three-year term ending October 2023, which automatically renews for successive one-year periods unless either party provides written notice of non-renewal, which may be provided without cause, to the other party at least 60 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or DriveWealth may terminate the agreement immediately upon written notice to the other party. The Carrying Agreement does not prohibit DriveWealth from working with our competitors or from offering competing services, and DriveWealth currently provides similar services to a variety of other financial institutions. Under our arrangement, our customers must sign a Customer Account Agreement with DriveWealth, and DriveWealth maintains ultimate authority on whether to reject the opening of an account, or to take any actions related to an account, including closing any account, liquidating the assets under an account or limiting the activities of any account, if DriveWealth deems it necessary to comply with applicable laws or if there is a reasonable risk-based justification for doing so.

Our Growth Strategy

We believe we are in the early innings of realizing the full value of our existing platform. We seek to capitalize on the structural advantages inherent in being a digitally native, customer-centric, and built-to-scale platform as we continue capturing market share and economic gains. Our multi-pronged growth strategy is designed to continue building upon the momentum we have generated to date to create even greater value for consumers:

•        Continue penetrating our large addressable market;

•        Increase top-of-funnel conversion;

•        Accelerate cross-sell and attachment rates with our platform approach;

•        Deliver new products and features;

•        Grow our affiliate network and expand our corporate partnerships; and

•        Evaluate additional strategic acquisitions.

Continue penetrating our large addressable market:    Our target market is the 100 million middle-class Americans whose needs are not well-addressed by the current financial system. We define this market as individuals with household incomes up to $150,000 and FICO scores up to 750. While we have achieved significant growth and scale to date through developing an all-in-one, digital financial platform to meet the needs of our customers, the addressable market is vast, and we have a long runway for future growth. With the over $500 million in cash raised from the Business Combination (including approximately $350 million in cash held in the Trust Account immediately prior to Closing and an additional $250 million in cash proceeds received at Closing from the PIPE Investment, less, among other things, transaction expenses, redemptions, repayment of all or a portion of MoneyLion’s outstanding indebtedness and, if elected by MoneyLion, cash consideration paid at Closing to the MoneyLion stockholders of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260,000,000.00 and (B) $100,000,000.00), we will have the ability to substantially increase our marketing spend versus our historical expenditure levels. We believe we have developed a highly efficient customer acquisition approach that will allow us to effectively deploy the expanded marketing spend and drive new customer growth.

Increase top-of-funnel conversion:    We have a significant opportunity to increase the rate at which we convert consumers we reach through various marketing channels into customers. While we have invested in a technology-based approach to customer acquisition that is highly efficient, we believe scale will allow us to further enhance top-of-funnel conversion. Expanding market presence and consumer awareness of our brand should result in higher rates of customer conversion. In addition, a growing customer base and associated financial and transactional data points will enhance our consumer insights and allow us to better address the needs of our target market, the middle class. Those insights will allow us to innovate and offer an even broader suite of financial products, attracting more customers onto the MoneyLion platform.

Accelerate cross-sell and attachment rates with our platform approach:    We take a platform approach to address our customers’ entire financial lives. The combination of a deep, data-driven understanding of our customers’ pain points and a broad suite of products allows us to help improve our customers’ financial well-being while producing strong revenue growth and profitability. We believe the number of customers using two or more products will further expand as more customers see value in our holistic platform approach, and as we continue to innovate and launch new products. Not only does multiple product engagement increase revenue per customer and drive revenue growth, it also further enhances our profitability, driving a lower cost to acquire and service customers.

Deliver new products and features:    Our product and engineering teams are constantly innovating, leveraging both our data-driven understanding of our customers and our existing technology infrastructure to build new, impactful products and features. Our products and services follow established product development steps, including research and development, design, validation and testing. For each product launch, we generally anticipate expenses related to technology, product design and implementation, including compensation and benefits, to amount to approximately $1.5 to $2.0 million on average. In 2021, we are developing several new products and services to continue our mission to better serve our customers.

Buy Now Pay Later (“BNPL”):    BNPL will provide further financial flexibility for MoneyLion customers, allowing purchases they have made to be financed in installments. BNPL will be offered to our customers as a way to obtain a different financing alternative for their e-commerce or offline purchases. We believe BNPL will be a valuable product addition for our customers, particularly for their e-commerce-related activity, and for MoneyLion, as McKinsey estimates that there will be $162 billion in point-of-sale lending in 2021, representing 11% of the total U.S. unsecured lending market. We are currently evaluating the business and regulatory implications of a number of potential BNPL product offerings, and we intend to launch a BNPL product to a limited population during 2021.

Crypto Platform:    To expand our customers’ access to the emerging digital asset ecosystem, we intend to introduce certain digital currency-related products or services to our platform under a partnership model in 2021. On March 26, 2021, we signed a licensing and cooperation agreement with Zero Hash LLC and its affiliate, Zero

Hash Liquidity Services LLC (collectively, “Zero Hash”). Both Zero Hash entities are registered as money services businesses and have the required state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. The multi-year agreement has customary renewal and termination provisions. Pursuant to the agreement, Zero Hash will pay us a monthly fee in exchange for enabling Zero Hash to effect digital currency-related transactions for our customers with RoarMoney accounts that reside in states where Zero Hash is authorized to conduct digital assets activities. As part of the account opening process, each such customer will be required to enter into a separate user agreement with Zero Hash. Under the terms of the agreement, MoneyLion will not be directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency taking place at or through Zero Hash. In developing the platform, we and Zero Hash have contractually agreed to limit the types of cryptocurrencies that are available on the platform. At launch, we and Zero Hash have agreed to limit the available cryptocurrencies on MoneyLion’s platform to Bitcoin and Ether. Transactions in additional digital assets may only be made on the platform should we and Zero Hash both agree to facilitate such transactions. We also expect to introduce a cryptocurrency rewards program through the Zero Hash arrangement that would allow our customers to receive digital assets instead of certain current cashback rewards. At present, only Bitcoin rewards are anticipated. MoneyLion will carefully consider any other potential rewards structures and will evaluate such rewards in light of applicable laws and regulatory guidance on differing types of cryptocurrency and digital assets. In general, under the terms of our agreement with Zero Hash, the parties must consent in writing before adding any additional digital assets to the program. If MoneyLion objects to the offering of any specific digital asset, then it will not be offered. MoneyLion’s evaluation of whether to provide any additional digital currency-related products or services on our platform will depend on customer demand, estimated costs, potential risks and applicable regulatory requirements, among other factors.

MoneyLife:    Consistent with our vision of establishing MoneyLion as a lifestyle brand, we will be introducing MoneyLife, an online financial education content destination. MoneyLife will be an influencer focused, video content-driven education platform where customers can share and discover ideas, advice and insights regarding their financial lives. With high usability and sleek design, MoneyLife will include content driven by financial advice and education influencers, tools to achieve financial goals and additional ways of earning rewards to shop and save. Through MoneyLife, we expect to provide MoneyLion an additional daily destination site for current customers, drive additional prospective customers to MoneyLion, and increase customer engagement and cross-sell opportunities for both MoneyLion and its affiliate partners. We expect to launch MoneyLife in 2021.

MoneyLion Credit Card:    We anticipate developing a credit card product that would allow our customers to receive a low-cost line of credit. The credit card product would be provided under a partnership model with one or more credit card issuing banks and offered in conjunction with one or more of our existing or new product offerings. We may need to meet additional compliance obligations based on the terms of our partnership and the legal and regulatory requirements applicable to credit cards under federal and state law. We are exploring what structure for our credit card product would be most beneficial to our customer base, and we expect to start originating credit card receivables to a limited population of consumers within the next 24 months.

Grow our affiliate network and expand our corporate partnerships:    We have established an affiliate network to offer products and services to our customers as guided by our platform. We will continue to dramatically expand our pool of affiliate partners to provide our customers an ever-growing selection of products that can lower their cost of living and improve their quality of life.

MoneyLion partners with companies to provide company-sponsored financial wellness programs that are designed to decrease financial stress and bolster productivity by offering employees the financial products, education and tailored advice they require. We expect to continue to add corporate partners to deliver our products in a cost-effective manner to our targeted customer segment.

Evaluate additional strategic acquisitions:    We acquired Wealth Technologies Inc. (“WTI”) in December 2020, contributing meaningfully to our strategies. WTI was an early stage B2B digital finance company delivering personalized algorithmic financial planning through partnerships with global financial institutions. WTI’s proprietary fGPS® financial planning platform, which is now fully integrated into MoneyLion’s platform, provides our customers dynamic personal financial guidance and decision-making assistance for individuals at scale. Through analysis of personal assets, liabilities and cash flows in the context of the customer’s financial goals, the fGPS platform provides hyper-customized guidance that puts the customer at the center of financial planning. Options range from defining and prioritizing goals, managing expenses, making credit and financing decisions, and optimizing insurance coverage.

We will continue to evaluate opportunistic acquisitions that would allow us to either expand our product offering to our existing customers or allow us to enter new verticals.

Marketing

Our customer acquisition channels combine a mix of online and offline, as well as paid and unpaid, channels. They include marketing affiliates, sponsorships, radio, direct mail, organic web traffic, email marketing, and online advertising, among others.

MoneyLion applies a full-funnel marketing approach both in media and in content creation. By creating complete marketing programs, we believe we generate a sustainable cost advantage across our various customer acquisition channels. We create multiple secondary content pieces from an original long-form content asset, and then cycle these content assets and marketing narratives across earned media channels and our own platforms, including our MoneyLion mobile application.

Customer Service

We are dedicated to addressing the needs of our customers. We believe that our multi-pronged approach to providing cost-effective customer service helps to support customer satisfaction. We offer a searchable, robust self-service Frequently Asked Questions database within our help center, where most questions can be easily answered 24 hours a day, seven days a week. In addition, we offer both a chatbot and a live chat service with an agent, either through the home screen of the MoneyLion app or on the MoneyLion web dashboard. Finally, should a customer wish to speak with a live agent over the phone or email their inquiries to our customer support team, we offer those support services as well.

Competitive Landscape

Consumer financial services is a large, fragmented, and competitive market, and we compete in varying degrees with a range of existing providers of consumer-focused banking, lending, investing and other financial products. Our competitors are generally large, well-capitalized financial services companies. Some of our current and potential competitors have longer operating histories, particularly with respect to financial products similar to what we offer, significantly greater financial, technical, marketing and other resources, and a larger customer base.

Banking Competitors:    Traditional banks and credit unions (e.g., Chase and Wells Fargo), new entrants obtaining banking licenses (e.g., Varo Money), and other non-bank digital providers that white label regulated products, offering banking-related services (e.g., Chime);

Lending and Earned Income Advance Competitors:    Traditional banks and credit unions, specialty finance and other non-bank providers, offering consumer lending-related or advance products (e.g., Upstart and Dave); and

Investing Competitors:    Online wealth management platforms, such as robo-advisors, offering consumer investment services (e.g., Betterment and Stash).

We believe other market participants do not adequately meet the needs of the 100 million middle-class Americans who make up our target market. We feel our data-driven approach, single-core technology stack, holistic product offering, and financial guidance focus represent compelling competitive differentiators that will allow us to continue to capture market share and drive growth.

Management Team

We are a founder-led business with a diverse management team that brings together experienced viewpoints from both technology and financial services. See “New MoneyLion Management after the Business Combination” for more information.

Employees and Culture

We believe we have built a unique company culture. We attract smart, talented individuals, who possess a passion for innovation and flourish when provided the opportunity to learn and grow. We provide our employees with support programs designed to allow employees to thrive and our teams to outperform. Incentives are further aligned through a broad-based equity compensation program across the employee base.

In operating multiple offices across the globe, bringing together some of the best talent from both the U.S. and around the world, we place significant emphasis on having a seamless, one-firm culture and employee experience. This model has paid dividends for our global team members as reflected in our employee engagement and retention.

As the focal point of our human capital strategy, we attract and retain a diverse, talented and motivated employee base. Career growth at MoneyLion may include manager skills and leadership training, peer-based recognition and rewards, transparent incentive and promotion processes, and time and budget allocated to learning and development initiatives.

We place special emphasis on diversity, from our recruitment process to our career development programs. Our management team members come from diverse backgrounds and seek to build a company with diversity clearly established as an organization priority. Here Women Roar is an employee resource group that aims to champion the growth and advancement of women at MoneyLion by investing in their social, personal and professional development. In early 2021, we launched an additional employee resource group to further support our employees of color.

As of December 31, 2020, we had a total of 234 employees across all locations. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Privacy and Security

Our business involves the collection, storage, processing, use, sharing and transmission of PII and other sensitive data, including customer and employee information, financial information and information about how customers interact with our platform. We collect, store, process, use, share and transmit data while maintaining physical, electronic and procedural safeguards. We maintain physical security measures designed to guard against unauthorized access to systems and use safeguards such as firewalls and data encryption. We also enforce physical access controls to our facilities, and we authorize access to PII only for those employees or agents who require it to fulfill the responsibilities of their jobs.

To prevent against fraud, we have built fraud detection capabilities to protect our customers and merchants. We first seek to establish the consumer’s identity using basic information following our KYC protocols. The consumer is then evaluated by our fraud model, and we will then either move forward in the approval processes or request additional data from the consumer. Our sophisticated fraud models use approximately 40-80 other data points to make a near-instantaneous decision on whether to block a transaction. There are also secondary rules that, when triggered, are designed to ensure a transaction is sent to fraud investigators.

The technology infrastructure supporting our platform optimizes the storage and processing of large amounts of data and facilitates the deployment and operations of large-scale products and services in our cloud computing. Our technology infrastructure is designed around industry practices intended to reduce downtime in the event of outages or disaster recovery occurrences. We incorporate multiple layers of protection for business continuity and system redundancy purposes to address cybersecurity risks and loss of data. We have a cybersecurity program designed to protect our technology, including regularly testing our systems to identify and address potential vulnerabilities. We strive to continually improve our technology infrastructure to enhance the customer experience and to increase efficiency, scalability, and security.

As a result of our collection, storage, processing, use, sharing and transmission of PII and other sensitive data, we are subject to certain privacy and information security laws, including, for example, the GLBA, the CCPA, the CPRA and other state privacy regulations, and other laws, rules and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PII, and some may require that financial services providers have in place policies regarding information privacy and security. In addition, under certain of these laws, we must provide notice to consumers of our policies and practices for sharing PII with third parties, provide notice of changes to our policies and, with limited exceptions, give consumers the right to prevent use of their PII and disclosure of it to third parties. Further, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals in the event of a data or security breach or compromise of our systems, including when their

PII has or may have been accessed by an unauthorized person. These laws may also require us to notify relevant law enforcement, regulators or consumer reporting agencies in the event of a data breach. Some laws may also impose physical and electronic security requirements regarding the safeguarding of PII. Privacy and information security laws evolve regularly, and complying with these various laws, rules, regulations and standards, and with any new laws or regulations or changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, requiring us to adjust our compliance program on an ongoing basis, change our business practices in a manner adverse to our business, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered. See “Risk Factors — Risks Relating to MoneyLion’s Business and Industry — The collection, processing, use, storage, sharing and transmission of PII and other sensitive data are subject to stringent and changing state, federal and international laws, regulations and standards and policies and could give rise to liabilities as a result of our failure or perceived failure to protect such data, comply with privacy and data protection laws and regulations or adhere to the privacy and data protection practices that we articulate to our customers.”

Regulatory Environment

We operate in a rapidly evolving regulatory environment and are subject to extensive and complex regulation under U.S. federal law and the laws of the states in which we operate. These cover most aspects of our business and include laws, regulations, rules and guidance relating to consumer finance and protection, privacy and data protection, banking, payments, and investment advisory services, among other areas. For example, with respect to our lending business, certain state laws may, if applicable, regulate interest rates and other charges and require certain disclosures to our customers, and may also require licensing for certain activities. In addition, other federal and state laws, public policy, and general principles of equity, such as with respect to the protection of consumers, unfair and deceptive acts or practices, and debt collection practices, may apply to our activities involving the origination, servicing and collection of consumer loans, as well as to our activities in banking, cash advances, payments, investment advisory services and other areas. We are impacted by these laws and regulations both directly and indirectly, including by way of our partnership with MetaBank, which provides deposit accounts and debit cards to our customers. Ensuring compliance with these laws and regulations imposes significant burdens on our business operations.

We could become subject to additional legal or regulatory requirements if laws or regulations change in the jurisdictions in which we operate, or if we were to release new products or services, such as BNPL, credit card or digital currency-related products or services, under applicable laws or regulations to which we are not currently subject today. In addition, the regulatory framework for our products and services is evolving and uncertain as federal and state governments and regulators consider the application of existing laws and potential adoption of new laws. Although some of the products and services that we offer are relatively novel, we are typically required to comply with the existing regulatory regimes for consumer financial products and services. New laws and regulations, as well as continued uncertainty regarding the application of existing laws and regulations to our products and services, may negatively affect our business. This could include the need to obtain new or different types of licenses or comply with additional laws and regulations in order to conduct our business.

State licensing requirements and regulation

Our lending operations must satisfy the laws and standards of each individual U.S. state in which we operate. This means that when individual states differ in how they regulate consumer lending activity, we must operate in accordance with those jurisdictional-specific requirements.

We are subject to state licensing and other requirements with respect to loans that we originate, and we have obtained necessary licenses or conduct operations pursuant to relevant exemptions in order to originate loans in the jurisdictions in which we do so. Licensing statutes and regulations vary from state to state and prescribe different requirements, including restrictions on loan origination and servicing practices (including limits on the type, amount, and manner of our fees), interest rate limits, disclosure requirements, periodic examination requirements, surety bond and minimum specified net worth requirements, periodic financial reporting requirements, notification requirements for changes in principal officers, stock ownership or corporate control, restrictions on advertising, and requirements that loan forms be submitted for review. The application of state licensing requirements to our business model is not always clear, and while we believe we are in compliance with applicable licensing requirements, state regulators may request or require that we obtain additional licenses or otherwise comply with additional requirements in the future, which may result in changes to our business practices.

In addition, we are currently evaluating the business and regulatory implications of offering a BNPL product to our customers directly through MoneyLion-controlled lending subsidiaries or offering it through a partnership with an originating bank. If we decide to offer the BNPL product through MoneyLion-controlled lending subsidiaries, we may need additional or different state lending licenses or be subject to additional or different regulatory requirements in certain states, but we would be largely subject to the same state lending licensing and regulatory regimes as those that already apply to our existing lending operations. If we offer the BNPL product through an originating bank, we may need to comply with additional contractual obligations based on our agreements with the originating bank, legal and regulatory requirements under federal or state law, or industry lending standards.

Below, we summarize several of the material federal consumer protection and other laws applicable to our business. Many states have laws and regulations that are similar to the federal laws referred to below, but the degree and nature of such laws and regulations vary from state to state. In addition to legal or regulatory inquiries relating to these laws, we may be subject to supervision and examination by state regulatory authorities in the jurisdictions where we operate. We have experienced, are currently and will likely continue to be subject to and experience exams by state regulators. These examinations have and may continue to result in findings or recommendations that have required us, and may continue to require us, to modify our internal controls and/or business practices. If we are found to have engaged in activities that require a state license without having the requisite license or in activities that are otherwise deemed to be in violation of state lending laws, the licensing authority may impose fines, impose restrictions on our operations in the relevant state, or seek other remedies for activities conducted in the state.

U.S. federal consumer protection requirements

We must comply with various federal consumer protection regimes, both pursuant to the financial products and services we provide directly and as a service provider to our bank partner, including those set forth in the risk factor entitled “Risk Factors — Our business is subject to extensive regulation, examination, and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.”

We are subject to regulation by the CFPB, which oversees compliance with and enforces federal consumer financial protection laws. The CFPB directly and significantly influences the regulation of consumer financial services, including the origination, brokering, servicing, transfer, and collection of consumer loans, including personal loans, and other consumer financial services we may provide. The CFPB has substantial power to regulate financial products and services received by consumers from both bank and non-bank providers of consumer financial products or services and their respective service providers, including rulemaking authority in enumerated areas of federal law applicable to consumer financial products or services such as truth in lending, fair credit reporting and fair debt collection. Under Title X of the Dodd-Frank Act, the CFPB has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services that engage in unfair, deceptive or abusive acts or practices, which can be referred to as “UDAAP.” The CFPB may also seek a range of other remedies, including rescission of contracts, refund of money, return of real property, restitution, disgorgement of profits or other compensation for unjust enrichment, damages, public notification of the violation, and “conduct” restrictions (i.e., future limits on the target’s activities or functions). Where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations.

The CFPB also has enforcement authority with respect to the conduct of third parties that provide services to financial institutions. The CFPB has made it clear that it expects non-bank entities to maintain an effective process for managing risks associated with vendor relationships, including compliance-related risks. In connection with this vendor risk management process, we are expected to perform due diligence reviews of potential vendors, review their policies and procedures and internal training materials to confirm compliance-related focus, include enforceable consequences in contracts with vendors regarding failure to comply with consumer protection requirements, and take prompt action, including terminating the relationship, in the event that vendors fail to meet our expectations.

Our business activities are also subject to applicable requirements under other federal statutes and regulations, including but not limited to:

•        Federal Trade Commission Act.    The Federal Trade Commission Act prohibits “unfair” and “deceptive” acts and practices in business or commerce and give the FTC enforcement authority to prevent and redress violations of this prohibition. Whether a particular act or practice violates these laws or the UDAAP-prevention laws enforced by the CFPB frequently involves a highly subjective and/or fact-specific judgment.

•        Truth in Lending Act.    The Truth in Lending Act (“TILA”) and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions prior to the consummation of a credit transaction and, in the case of certain open-end loans, at the time of a loan solicitation, application, approval, and origination of a credit transaction. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and periodic statements, security interests taken to secure the credit, the right to rescind certain loan transactions, a right to an investigation and resolution of billing errors, and the treatment of credit balances.

•        Equal Credit Opportunity Act.    The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from using advertising or making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. ECOA also requires creditors to provide consumers and certain small businesses with timely responses to applications for credit, including notices of adverse action taken on credit applications.

•        Fair Credit Reporting Act.    The federal Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report and requires persons that furnish loan payment information to credit bureaus to report such information accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a consumer report or received from a third party and requires creditors who use consumer reports in establishing loan terms to provide risk-based pricing or credit score notices to affected consumers. The FCRA also imposes rules and disclosure requirements on creditors’ use of consumer reports for marketing purposes, which impacts our ability to use consumer reports and prescreened lists to market consumer loans through direct mail and other means.

•        Military Lending Act.    The Military Lending Act (“MLA”) restricts, among other things, the interest rate and other terms that can be offered to active military personnel and their dependents. The MLA caps the interest rate that may be offered to a covered borrower for most types of consumer credit to a 36% military annual percentage rate, or “MAPR,” which includes certain fees such as application fees, participation fees and fees for add-on products. The MLA also requires certain disclosures and prohibits certain terms, such as mandatory arbitration if a dispute arises concerning the consumer credit product.

•        Electronic Fund Transfer Act and NACHA Rules.    The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E that implements it provide guidelines and restrictions on the provision of electronic fund transfer services to consumers, and on making an electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most transfers of funds in connection with the origination and repayment of loans are performed by electronic fund transfers, such as ACH transfers. EFTA requires that lenders make available loan payment methods other than automatic preauthorized electronic fund transfers and prohibits lenders from conditioning the approval of a loan transaction on the borrower’s agreement to repay the loan through automatic fund transfers. Recently, the NACHA Board of Directors approved a change in the NACHA Operating Rules that requires ACH Originators to utilize commercially reasonable fraudulent transaction detection systems. The rule change, effective on March 19, 2021, will require ACH Originators, including lenders, to perform account validation as part of their commercially reasonable fraudulent transaction detection system. This rule change may require changes to our fraud detection systems and increase our costs associated with ACH electronic transfers.

•        GLBA.    The GLBA includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information, and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities, as well as to safeguard personal customer information.

The federal regulatory framework applicable to consumer financial services providers such as us is evolving and uncertain. Additional or different requirements may apply to our business in the future. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that our compliance policies and procedures will be effective or will be adequate as laws change or are applied in a new manner.

Investment adviser and broker-dealer regulation

We offer investment management services through our wholly owned subsidiary ML Wealth, an internet-based investment adviser that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is subject to regulation by the SEC. ML Wealth is subject to, among other things, the anti-fraud provisions of the Advisers Act and fiduciary duties derived from these provisions, which apply to our relationships with our advisory clients. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our clients and the investments we manage, including, for example, disclosure of any conflicts of interest. ML Wealth has in the past and will in the future be subject to periodic SEC examinations. A regular or routine SEC examination will typically involve, at a minimum, a careful review of the adviser’s books and records and may include interviewing employees. The SEC examination staff may also conduct more frequent examinations focusing on a limited number of specific issues or conduct an examination “for cause.” ML Wealth is also subject to other requirements under the Advisers Act and related regulations primarily intended to protect advisory clients. These additional requirements include maintaining effective and comprehensive compliance programs and written policies and procedures, record-keeping, reporting and disclosure, advertising and solicitation rules, safeguards for protecting client funds and securities, limitations on agency cross and principal transactions between an adviser and its advisory clients, restrictions on advisory contract assignments, privacy protection regulations, and anti-corruption rules relating to investors associated with U.S. state or local governments.

The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations, significant monetary penalties, disgorgement of gains, cease-and-desist orders and other censures. The SEC may bring civil actions against investment advisers, and seek damages or other relief, in a U.S. district court or before an administrative law judge. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by the SEC were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

One of our subsidiaries, MoneyLion Securities LLC, is a broker-dealer and is therefore registered with the SEC and a member of FINRA. Although we do not currently engage in any business activity through MoneyLion Securities LLC, as a broker-dealer, it is subject to SEC and FINRA rules and regulations. The principal purpose of regulating broker-dealers is the protection of clients and securities markets. The regulations cover all aspects of the broker-dealer business and operations, including, among other things, sales and trading practices, client onboarding, communications with the public, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in retail customers’ best interests when making recommendations to them, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers, and employees.

MoneyLion Securities LLC is subject to Rule 15c3-1 under the Exchange Act (the “Uniform Net Capital Rule”) and related self-regulatory organization (“SRO”) requirements. The Uniform Net Capital Rule specifies minimum capital requirements that measure the general financial soundness and liquidity of broker-dealers. SEC and FINRA rules require notification to these regulators when net capital falls below certain defined criteria, or when withdrawals of capital exceed certain thresholds. These rules also dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer. If MoneyLion Securities LLC fails to maintain specified levels of net capital, we could be subject to sanctions, which may include immediate suspension or revocation of registration, and suspension or expulsion. MoneyLion Securities LLC has been and currently is in compliance with the Uniform Net Capital Rule and has net capital in excess of the minimum requirements.

The SEC, FINRA, and applicable state securities authorities also have the authority to conduct periodic examinations of MoneyLion Securities LLC and may also conduct administrative proceedings that could result in sanctions being imposed. To the extent any applicable SEC, state or FINRA rules or regulations change, MoneyLion Securities LLC will need to adapt to those changes.

Regulation of our bank partnership model

Pursuant to our partnership with MetaBank, we offer to our customers FDIC-insured, non-interest-bearing deposit accounts and debit cards with which customers can access their account balances, both of which are provided by MetaBank. Under the terms of our program agreement with MetaBank as well as the agreements between participating customers and MetaBank, each of the participating customers has a deposit account at MetaBank and a debit card issued by MetaBank. We act as the service provider to, among other things, provide customer support and technology features for customers utilizing their MetaBank account through our platform.

MetaBank is chartered as a national bank and subject to regulation and supervision as such by the OCC and the FDIC. Many laws and regulations that apply directly to MetaBank are indirectly applicable to us as a service provider to MetaBank. Our partnership with MetaBank is also subject to the supervision and enforcement authority of the OCC, MetaBank’s primary banking regulator. Additionally, in order for each participating customer’s deposits to be covered by FDIC insurance up to the applicable maximum deposit insurance amount, we and MetaBank must meet certain eligibility requirements established by the FDIC, such as adequately evidencing participating customers’ ownership of each account.

We are also currently exploring the business and regulatory implications of offering a BNPL product to our customers through an originating bank. If we decide to adopt this business model, depending on the bank we choose and our agreements with that bank, we may need to comply with additional obligations based on our agreements with the originating bank, legal and regulatory requirements under federal or state law, or industry lending standards.

In addition, we anticipate launching a credit card product in the future, which would also be provided in partnership with a credit card issuing bank. Depending on the terms of the credit card product, we may need to comply with additional obligations based on our agreements with the issuing bank, legal and regulatory requirements under federal or state law or industry standards applicable to credit cards, including card association rules.

Other requirements

In addition to the requirements described above, we are subject to and seek to comply with other state and federal laws and regulations applicable to consumer lending and other consumer financial and services, including additional requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and UDAAP prevention. These laws and regulations may be enforced by state banking or consumer protection regulatory agencies, state attorneys general, the CFPB, and private litigants, among others. Given our novel business model and the subjective nature of some of these laws and regulations, particularly UDAAP-prevention laws, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.

Given the nature of our business and our arrangements with third parties, we are subject to compliance obligations related to U.S. anti-money laundering (“AML”) laws and regulations. We have developed and currently operate an AML program designed to prevent our products from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries or territories, or with certain individuals or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other U.S. and non-U.S. sanctions authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols, and internal controls, including the designation of a BSA/AML compliance officer to oversee the programs. Our programs are designed to address these legal and regulatory requirements and to assist in managing risk associated with money laundering and terrorist financing.

In 2021, we anticipate making certain digital currency-related products or services available to our customers on our platform through one or more regulated partner(s). On March 26, 2021, we signed a licensing and cooperation agreement with Zero Hash LLC and its affiliate, Zero Hash Liquidity Services LLC, both of which are registered as money services businesses and have the required state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Under the terms of our agreement, we would not engage directly in any transactions involving the exchange of fiat currency for digital currencies taking place at or through Zero Hash or the provision of money transmission services on behalf of our customers or of MoneyLion. The initial digital currency product offerings are limited to Bitcoin and Ether. Therefore, we do not currently expect to be required to be registered as a money services business or be subject to money transmitter licensing requirements or other regulatory requirements specific to transactions relating to virtual currencies. Other laws and regulations may apply to us as a service provider to one or more regulated partner(s) providing virtual currency services, including BSA/AML requirements, but these would be similar to the legal and regulatory regimes to which we are already subject. However, federal and state laws and regulations applicable to digital assets involving distributed ledger technology, such as cryptocurrencies and cryptocurrency exchanges, remains uncertain and will continue to evolve, and changes in applicable laws and regulations, or in the interpretations of legal or regulatory requirements, may result in significant changes to the terms on which we may offer access to any digital currency-related product or service or the anticipated timeline for its launch. State regulators have also created new regulatory frameworks to cover virtual currencies, and changes to the applicable laws, regulations or guidance in this area may require us to meet additional licensing, registration or other requirements in connection with potential new products or services.

We collect, store, use, disclose, transfer, and otherwise process a wide variety of information, including PII, for various purposes in our business, including to help ensure the integrity of our services and to provide features and functionality to our customers. This aspect of our business, including the collection, storage, use, disclosure, transfer, processing, and protection of the information, including PII, we acquire in connection with our consumers’ use of our services, is subject to numerous privacy, cybersecurity, and other laws and regulations in the United States, including the GLBA as well as state laws such as the CCPA. Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the collection, storage, use, disclosure, transmission, processing, and protection of information. For additional discussion, please see the risk factors related to regulation of our business and regulation in the areas of privacy and data use, under the section titled “Risk Factors — The collection, processing, use, storage, sharing and transmission of PII and other sensitive data are subject to stringent and changing state, federal and international laws, regulations and standards and policies and could give rise to liabilities as a result of our failure or perceived failure to protect such data, comply with privacy and data protection laws and regulations or adhere to the privacy and data protection practices that we articulate to our customers.”

The legal and regulatory framework for privacy and security issues worldwide is rapidly evolving, and, although we endeavor to comply with these laws and regulations and our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. Any actual or perceived failure to comply with legal and regulatory requirements applicable to us, including those relating to privacy or security, or any failure to protect the information that we collect from our customers, including PII, from cyber-attacks, or any such actual or perceived failure by our third-party partners and service providers, may result in, among other things, revocation of required licenses or registrations, loss of approved status, private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, and constraints on our ability to continue to operate.

In addition, there are federal and state laws and regulations on marketing activities conducted over the internet, or by mail, email or telephone, including without limitation the federal Telephone Consumer Protection Act (“TCPA”), the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM Act”), FTC regulations and guidelines that implement the FTC’s Do-Not-Call Registry and impose other requirements in connection with telemarketing activities, and state telemarketing laws. Our marketing activities may subject us to some of these laws and regulations. MoneyLion’s policies address the requirements of the TCPA and other laws and regulations limiting telephone outreach, and we do not engage in certain activities covered by the TCPA. Our email communications with all consumers are formulated to comply with the CAN-SPAM Act and other applicable requirements.

The offerings of membership interests in designated series of IIA described under “Business of New MoneyLion — Our Business Model” are not offered publicly to retail investors and are not registered under the Securities Act. IIA membership interests are offered in private placements only to “accredited investors” within the meaning of the Securities Act, pursuant to the exemption provided in Regulation D thereunder, or to non-US persons in offshore transactions, pursuant to the exemption provided in Regulation S thereunder.

Various federal and state regulatory agencies in the United States continue to examine a wide variety of issues that are applicable to us and may impact our business. These issues include account management guidelines, antidiscrimination, consumer protection, identity theft, privacy, disclosure rules, electronic transfers, cybersecurity, and marketing. As our business continues to develop and expand, we continue to monitor the additional rules and regulations that may become relevant.

Intellectual Property

We rely on a combination of trademark, trade secrets and copyright laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. Despite substantial investment in research and development activities, we have not focused on patents and patent applications historically. In addition to the intellectual property that we own, we license certain third-party technologies and intellectual property, which are incorporated into some of our products and services.

The efforts we have taken to protect our intellectual property may not be sufficient or effective. It may be possible for other parties to copy or otherwise obtain and use the content of our solutions or other technology without authorization. Moreover, others may independently develop technologies or services that are competitive with ours or that infringe, misappropriate, or otherwise violate our intellectual property and proprietary rights. Failure to protect our intellectual property or proprietary rights adequately could significantly harm our competitive position, business, financial condition and results of operations. See “Risk Factors — Risks Relating to MoneyLion’s Business and Industry — We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, which could reduce the value of our platform, products, services and brand, impair our competitive position and cause reputational harm.”

In addition, third parties may initiate litigation against us alleging infringement, misappropriation or other violation of their proprietary rights or declaring their non-infringement of our intellectual property. Companies in the internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property. We may from time to time receive notices that claim we have misappropriated or misused other parties’ intellectual property. There may be intellectual property held by others, including issued or pending patents and trademarks, that cover significant aspects of our solutions. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages and could result in our having to stop using solutions found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing solutions, which could require significant effort and expense and which we may not be able to perform efficiently or at all. If we cannot license the intellectual property at issue or develop non-infringing solutions for any allegedly infringing aspect of our business, we may be unable to compete effectively. See “Risk Factors — Risks Relating to MoneyLion’s Business and Industry — We

may be sued by third parties for alleged infringement, misappropriation, or other violation of their intellectual property or other proprietary rights which may be costly and may subject us to significant liability and increased costs of doing business.”

Facilities

Our principal corporate headquarters are located in New York City, and we maintain additional offices in Salt Lake City and Kuala Lumpur. We lease all our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it become necessary, suitable additional or alternative space will be available to accommodate our operations.

Location	Approximate Square Footage
New York, New York	10,690
Salt Lake City, Utah	10,975
Kuala Lumpur, Malaysia	8,925

Legal and Regulatory Proceedings

From time to time, we are subject to various claims and legal proceedings in the ordinary course of business, including arbitrations, class actions and other litigation. We are also the subject of various actions, inquiries, investigations, and proceedings by regulatory and other governmental agencies. The outcome of legal and regulatory matters discussed in this section is inherently uncertain and some of these matters may result in adverse judgments or awards, including penalties, injunctions or other relief, and could materially and adversely impact our business, financial condition, operating results and cash flows. See “Risk Factors — Unfavorable outcomes in legal proceedings may harm our business and results of operations.”

DiCarlo Class Action Lawsuit

In July 2019, a putative class action was filed against us in the United States District Court for the Central District of California in DiCarlo v. MoneyLion Inc. et al. alleging that our membership and other fees are a finance charge under Regulation Z and that terms of membership and loans were not sufficiently disclosed, along with other state law causes. In December 2019, the District Court granted our motion to compel the plaintiff to adhere to the terms of the membership agreement and submit the matter to arbitration. The plaintiff appealed the District Court’s decision to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”), where oral arguments were heard in December 2020. In February 2021, the Ninth Circuit affirmed the District Court’s decision.

State Regulatory Examinations and Investigations

We hold a number of state licenses in connection with our business activities and must comply with various licensing, compliance and other requirements in the states in which we operate. In most states in which we operate, one or more regulatory agencies have authority with respect to regulation and enforcement under applicable state laws, and we may also be subject to the supervisory and examination authority of state regulators. Examinations by state regulators have and may continue to result in findings or recommendations that require us, among other potential consequences, to provide refunds to customers or to modify our internal controls and/or business practices.

With respect to our activities in California, we received a report of examination in 2020 from the California Department of Financial Protection and Innovation (the “CA DFPI”) regarding MoneyLion of California, LLC, our subsidiary, and a follow-up request for information in May 2021. The report of examination identified certain compliance exceptions and required us to take corrective actions, including customer refunds relating to legacy loan products that we no longer offer. We are in the process of completing the required corrective actions and have enhanced our policies and procedures for compliance with applicable provisions of the California Financial Code going forward. In addition, the CA DFPI is currently conducting an industry-wide investigation of companies that provide earned wage access products and services, including Instacash. We intend to continue cooperating fully in this investigation and to that end entered into a memorandum of understanding (“MOU”) with the CA DFPI on February 23, 2021. The MOU requires us to regularly provide certain information to the CA DFPI and adhere to certain best practices regarding Instacash while the CA DFPI continues to investigate. Any potential impacts on our financial condition or operations relating to the MOU are unknown at this time.

With respect to our activities in Colorado, we received a report of examination in 2021 from the Colorado Department of Law’s Consumer Protection Unit (“Colorado Consumer Protection Unit”) regarding MoneyLion of Colorado, LLC, our subsidiary. The report of examination identified certain compliance exceptions and required us to take corrective actions relating to our recordkeeping and customer disclosures, and potentially including customer refunds on certain loans. We are in the process of responding to the Colorado Consumer Protection Unit’s report of examination and requests for information and intend to take all corrective actions required to maintain compliance with applicable Colorado state law going forward.

With respect to our activities in Minnesota, we received information requests in 2019, 2020 and 2021 from the Minnesota Department of Commerce (“Minnesota DOC”) regarding an investigation relating to our lending activity in Minnesota and our membership program. We will continue to provide to the Minnesota DOC all of the information and documents required by the information requests and intend to continue to fully cooperate with the Minnesota DOC in this investigation. The investigation into the lending activity is ongoing and any potential impact on our financial condition or operations are unknown at this time.

CFPB Civil Investigative Demands

In 2019, 2020 and 2021, we received Civil Investigative Demands (the “CIDs”) from the CFPB relating to our compliance with the MLA and our membership model. We will continue to provide to the CFPB all of the information and documents required by the CIDs and intend to continue to fully cooperate with the CFPB in this investigation. The investigation is ongoing and any potential impact on our financial condition or operations are unknown at this time.

SEC Investigation

In February and March 2021, we received investigative subpoenas from the Securities and Exchange Commission concerning IIA, which primarily has assets from institutional investors, and is our current source of funding for originated receivables. We are cooperating with the investigation, which is at an early stage, and we cannot predict its outcome or any potential impact on our financial condition or operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF MONEYLION

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Company” or “MoneyLion” refer to MoneyLion Inc. and subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Financial Information of MoneyLion” section of this prospectus and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

MoneyLion offers a full-service digital financial platform (the “Platform”) that provides convenient, low-cost access to banking, borrowing, and investing solutions tailored for our customers, rooted in data, and delivered through our proprietary technology platform. The Platform is based upon analytical models that power recommendations which are designed to help customers achieve their financial goals, ranging from building savings, improving credit health, and managing unexpected expenses. The Platform is delivered through a mobile application and an online dashboard.

The Company’s key product offerings include:

Membership programs — We introduced the ML Plus membership in late 2017, allowing our customers to, among other things, access affordable credit through asset collateralization, build savings, improve financial literacy, and track their financial health. This program evolved into the Credit Builder Plus membership, introduced in 2019 and intended to emphasize the program’s ability to help our customers build credit while also saving. We offer these programs directly to our customers. Members also receive access to premium mobile banking services, managed investment services, credit tracking services, rewards, and increased limits to interest-free Instacash advances. We earn revenue from monthly membership fees paid by our customers. These fees are reflected in membership subscription revenue.

Secured personal loans — We provide our customers with access to Credit Builder Plus loans, personal term loans that are partially secured by the customers’ assets maintained by ML Wealth and held at our third-party broker-dealer partner. These loans are provided directly by MoneyLion and accessed as part of the Credit Builder Plus Membership program and are not available on a standalone basis. In addition to a free standard disbursement option, we also offer our customers an option to disburse their funds to their MoneyLion-serviced RoarMoney bank account or external bank account on an expedited basis for an instant transfer fee. We earn revenue from interest income, reflected in net interest income on finance receivables, and instant transfer fees, reflected in fee income.

Instacash — We offer our customers access to Instacash, an interest-free advance product, which allows them to access funds based primarily on a percentage of income or other recurring income amounts detected through a linked external bank account or through direct deposit to their RoarMoney bank account. Instacash is provided directly by MoneyLion and is available to our customers on a standalone basis. While access to Instacash is free for our customers, we provide them the option to leave us a tip. In addition to a free standard disbursement option, we also offer our customers an option to disburse their funds to their RoarMoney bank account or external bank account on an expedited basis for an instant transfer fee. We earn revenue from tips and instant transfer fees, both reflected in fee income.

RoarMoney Premium Mobile Banking — Through our bank partnership with MetaBank, we provide our customers a FDIC-insured digital demand deposit account, which includes issuance of a physical and virtual MoneyLion-branded debit card with features such as up to two-day early direct deposit and rewards. Our RoarMoney account is available to our customers on a standalone basis. We earn revenue from interchange fees from payment networks based on customer expenditures on the debit card. We also earn revenue from cardholder fees such as a small monthly administrative fee charged to our customers and a fee charged to customers when an out-of-network ATM is utilized to withdraw cash. Both interchange fees and cardholder fees are reflected in fee income. We incur direct costs, which include fees paid to the payment networks and our partner bank.

Affiliate marketing program — We work with various affiliate partners that offer products or services that we may recommend to our customers via display ads, offers or campaigns through our digital platform. Our customers can access these offers on a standalone basis. We earn revenue from fees from our affiliate partners in exchange for meeting certain success metrics related to their campaigns such as customers’ clicks, impressions or completed transactions. This revenue is reflected in affiliates income.

Managed investing — Through our partnership with various third parties, we offer our customers automated investing tools with various diversified investment options tailored to their risk tolerance preferences. Our customers are also able to invest in thematic portfolios, such as ones focused on cash flow growth or innovation. Our managed investment account is available on a standalone basis. We earn revenue from a small monthly administration fee from our customers who use this product, which is reflected in fee income.

Unsecured personal loans — Through our partnership with a third party as well as directly by MoneyLion, we offered unsecured personal loans to our customers of up to $15,000. These loans were available on a standalone basis and their average duration was 13.4 months. For the two years ended December 31, 2020, approximately 62% of the funded volume was done through our partnership with a third party, while the remaining 38% was funded directly by MoneyLion. The funding process for unsecured personal loans was the same as our Credit Builder Plus loans. While we do not provide a guarantee for the performance of loans and other receivables that we originate, we sell these loans and other receivables at a discount of approximately 10% to IIA. The credit policy for automated decisioning and manual reviews was developed and executed by MoneyLion. For loans made within our partnership with a third party, the credit policies were also reviewed and approved by the third party. We earn revenue from interest income, which is reflected in net interest income on finance receivables, and fees, which are reflected in fee income. We phased out this offering in the first quarter of 2020. For the year ended December 31, 2020, unsecured personal loans made up less than 1% of the total finance and membership receivables on our consolidated balance sheets.

Credit-related decision servicing — MoneyLion provided credit-related decision servicing to third parties. We earned revenue from fees generated from this service. These fees are reflected in fee income. We phased out this offering in the first quarter of 2020 and it is not expected to contribute to revenue going forward.

Receivables originated on our platform are currently financed through IIA. IIA was formed in 2016 and is an indirect wholly owned subsidiary of MoneyLion Inc. As of December 31, 2020, IIA had assets of approximately $86 million, primarily from institutional investors, and has been our primary source of funding for originated receivables since 2018. IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III, an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units. IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC and Invest in America Notes SPV IV LLC, each an indirect wholly owned MoneyLion subsidiary. The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform.

Refer to the “Business of New MoneyLion” section of this document for further details on our business.

Recent Developments

Recent events impacting our business are as follows:

COVID-19 — In March 2020, the World Health Organization recognized a global pandemic known as the coronavirus or COVID-19. Due to the economic uncertainty that this has and can continue to cause, there is an added risk factor in the overall future outlook of the Company. In response to the economic uncertainty caused by the pandemic, we made certain operational changes, including reductions to our marketing activities such as advertising through digital platforms, that have since returned to pre-pandemic levels. We also reduced our sponsorship arrangements with third parties. We implemented underwriting policy changes on a targeted basis as pockets of risk and opportunity had been identified, to more closely manage credit risk while we further evaluated market conditions. Our underwriting models are dynamic relative to real time changes in our customer’s income and credit profiles and our credit performance remained steady as our underwriting models quickly adapted to these changes. To further support our customers, we expanded our payment deferral options and reduced certain fees, while providing them with relevant content and resources on topics like unemployment insurance and stimulus checks. For our secured personal loan customers with fewer than three prior missed payments, we offer payment deferrals based on a customer’s payment frequency, ranging from one payment deferral for monthly payments and up to three payment deferrals for weekly payments. For our Instacash customers with an outstanding advance, we allow them to change the scheduled repayment date by up to 14 days. Once the advance is repaid, the customer could request another change to scheduled repayment on another salary advance. While there is no limit to the number of changes a customer may be granted, they are limited to one at a time and per salary advance. These programs are immaterial to our performance.

While there has been an increase in economic uncertainty due to the pandemic, there was an uptick in the number of customers on our platform in the second quarter of 2020 due to factors including government-initiated lockdowns and temporary or continued closure of local branches of many banks and credit unions. We expect this trend to continue although the rate of customer acquisition as a result of COVID-19 may be slower.

In April 2020, the Company borrowed $3.2 million from a bank under the SBA’s Paycheck Protection Program introduced as part of the U.S. Government’s COVID-19 relief efforts (the “PPP Loan”). In June 2021, the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP Loan.

Management will continue to monitor any changes to the business as the pandemic continues throughout 2021.

Business Combinations — During December 2020, we acquired WTI. Additionally, during February 2021, we entered into a definitive agreement to merge with Fusion Acquisition Corp. (“Fusion”). See below for further discussion.

•        WTI Acquisition — In December 2020, the Company acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of Wealth Technologies, Inc. in exchange for 539,592 shares of the Company Series C-1 Redeemable Convertible Preferred Stock, resulting in total consideration of approximately $27.9 million. WTI is a technology company specializing in market-leading wealth management decisioning and administration. The co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the Chairman of the MoneyLion board of directors as of the date of the transaction. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their respective fair market values. The excess of the aggregate purchase price over the fair values of the net assets acquired was recognized as goodwill of approximately $21.6 million.

•        Pending Merger with Fusion — On February 12, 2021, MoneyLion announced that it had entered into an agreement and plan of merger by and among Fusion, a publicly traded special purpose acquisition company and Merger Sub. Under the terms of the proposed transaction, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion at an estimated combined enterprise value of approximately $2.4 billion. Total consideration paid to MoneyLion’s existing shareholders will be $2.2 billion. MoneyLion stockholders will receive shares of Class A common stock of Fusion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260 million and (B) $100 million. Existing MoneyLion equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during in the late third quarter or early fourth quarter of 2021 and remains subject to customary closing conditions.

Factors Affecting Our Performance

The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.

New customer growth and increasing usage across existing customers

Our ability to effectively acquire new customers through our acquisition and marketing efforts, and drive usage of our products across our existing customers is key to our growth. We invested in the platform approach and believe our customers’ experience is enhanced by using our full product suite as we can better tailor the insights and recommendations. In turn, this generates higher revenue and lifetime value from our customer base.

Product expansion and innovation

We believe in the platform approach and providing relevant products to our customers to help them better manage their financial lives, both in times of need and excess. We will continue to invest in enhancing our existing suite of products and developing new products. Any factors that impair our ability to do so may negatively impact our efforts towards retaining and attracting customers.

General economic and market conditions

Our performance is impacted by the relative strength of the overall economy, market volatility, consumer spending behavior, and consumer demand for financial products and services. The willingness of our customers to spend, invest, or borrow may fluctuate with their level of disposable income. Other factors such as interest rate fluctuations or monetary policies may also impact our customers’ behavior and our own ability to fund loan volume.

Competition

We compete with several larger financial institutions and technology platforms that offer similar products and services. We compete with those that offer both single point solutions similar to any one of our products as well as more integrated, complete solutions. Some of our competitors may have access to more resources than we do and thus may be able to offer better pricing or benefits to our customers.

Pricing of our products

We derive a substantial portion of our revenue from fees earned from our products. The fees we earn are subject to a variety of external factors such as competition, interchange rates and other macroeconomic factors, such as interest rates and inflation, among others. We may provide discounts to customers who utilize multiple products to expand usage of our platform. We may also lower pricing on our products to acquire new customers. For example, we offer our customers discounts such as Shake ‘N’ Bank cashback and other cashback rewards opportunities as part of our RoarMoney bank account product offering and such discounts are provided to customers based on eligible MoneyLion debit card transactions. On average, approximately 50% of our eligible RoarMoney bank account customers receive this benefit. We also offer our Credit Builder Plus members access to our Lion’s Share Loyalty Program where members can earn up to $19.99 per month. The size of the Lion’s Share reward depends on a customer’s number of logins into the MoneyLion app and purchases using their RoarMoney account in that month. On average, approximately 40% of our Credit Builder Plus members who met the minimum eligibility criteria received a Lion’s Share reward.

Product mix

We provide various products and services on our platform, including a membership program, loans, earned income advances, investment and bank accounts, and each product has a different profitability profile. The relative usage of products with high or low profitability and their lifetime value could have an impact on our performance.

Access and cost of financing

Our credit products and other receivables are currently financed through IIA and associated special purpose vehicles. Loss of one or more of the financing sources we have for our credit products and other receivables could have an adverse impact on our performance, and it could be costly to obtain new financing.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Total Payment Volume

We define total payment volume as total customer expenditure on the MoneyLion branded debit card within the stated period. We consider total payment volume to be a key performance metric as it can be used to measure the usage and engagement of the customers of our RoarMoney bank account product and is a significant driver of fee income. Total payment volume was $510 million and $277 million for the years ended December 31, 2020 and 2019, respectively. Total payment volume was $280 million and $113 million for the three months ended June 30, 2021 and 2020, respectively. Total payment volume was $586 million and $211 million for the six months ended June 30, 2021 and 2020, respectively.

Total Originations

We define total originations as the dollar volume of the secured personal loans originated and Instacash advances funded within the stated period. We consider total originations to be a key performance metric as it can be used to measure the usage and engagement of the customers across our secured personal lending and Instacash products and is a significant driver of net interest income on finance receivables and fee income. Total originations were $410 million and $120 million for the years ended December 31, 2020 and 2019, respectively, and were originated directly by MoneyLion. Total originations were $237 million and $77 million for the three months ended June 30, 2021 and 2020, respectively. Total originations were $426 million and $139 million for the six months ended June 30, 2021 and 2020, respectively, and were originated directly by MoneyLion.

Total Customers

We define total customers as those customers that have opened at least one account, including banking, membership subscription, secured personal loan, Instacash advance, or managed investment account. We consider total customers to be a key performance metric as it can be used to understand lifecycle efforts of our customers, as we look to cross sell products to our customer base and grow our platform. Total customers were 1.4 million and 0.9 million as of December 31, 2020 and 2019, respectively. Total customers were 2.2 million and 1.0 million as of June 30, 2021 and 2020, respectively. For the years ended December 31, 2020 and 2019, approximately 33% and 46%, respectively, of our total customers have funded accounts. For the years ended December 31, 2020 and 2019, approximately 53% and 57%, respectively, of our total customers have engaged in any activity on our platform. For the three months ended June 30, 2021 and 2020, approximately 21% and 27%, respectively, of our total customers have funded accounts. For the six months ended June 30, 2021 and 2020, approximately 28% and 35%, respectively, of our total customers have funded accounts. For the three months ended June 30, 2021 and 2020, approximately 36% and 31%, respectively, of our total customers have engaged in any activity on our platform. For the six months ended June 30, 2021 and 2020, approximately 51% and 39%, respectively, of our total customers have engaged in any activity on our platform.

Adjusted Revenue

Adjusted revenue is defined as total revenues, net plus amortization of loan origination costs less direct charge-offs, revenue from products that have been phased out, and non-operating income. We believe that adjusted revenue provides a meaningful understanding of revenue from ongoing products and recurring revenue for comparability purposes. Adjusted revenue is a non-GAAP measure and should not be viewed as a substitute for total revenues, net. Refer to the “Non-GAAP Measures” section below for further discussion.

Our adjusted revenue is further broken into the following categories:

	Years Ended December 31,
	2020	2019
	(in thousands)
Fees	$60,955	$30,001
Payments	6,556	4,707
Advice	3,388	3,227
Interest	5,154	2,123
Adjusted Revenue	$76,053	$40,058

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Fees	$28,010	$13,584	$53,551	$25,068
Payments	3,655	1,612	7,460	3,072
Advice	2,519	555	3,814	1,239
Interest	2,265	1,245	4,131	2,064
Adjusted Revenue	$36,448	$16,996	$68,956	$31,443

This breakdown of adjusted revenue across the categories of fees, payments, advice, and interest helps provide our management with a better understanding of adjusted revenue by type and may help to inform strategic pricing and resource allocations across our products.

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit less revenue derived from products that have been phased out and non-operating income. We believe that adjusted gross profit provides a meaningful understanding of one aspect of profitability based on our current product portfolio. Adjusted gross profit is a non-GAAP measure and should not be viewed as a substitute for gross profit (loss). Refer to the “Non-GAAP Measures” section below for further discussion.

Results of Operations for the Years Ended December 31, 2020 and 2019

The following table is reference for the discussion that follows.

	Years Ended December 31,		Change
	2020	2019 (as restated)	$	%
	(in thousands, except for percentages)
Revenue
Net interest income on finance receivables	$4,347	$11,056	$(6,709)	(60.7)%
Membership subscription revenue	25,994	33,627	(7,633)	(22.7)%
Affiliates income	2,234	2,994	(760)	(25.4)%
Fee income	46,639	11,711	34,928	298.2%
Other income	197	996	(799)	(80.2)%
Total Revenues, net	79,411	60,384	19,027	31.5%
Operating expenses
Marketing	11,060	34,114	(23,054)	(67.6)%
Provision for loss on receivables	21,294	29,143	(7,849)	(26.9)%
Other direct costs	4,336	3,593	743	20.7%
Interest expense (including $91 and $239 accretion of debt issuance costs)	2,950	3,308	(358)	(10.8)%
Personnel expenses	24,200	25,646	(1,446)	(5.6)%
Underwriting expenses	6,242	14,130	(7,888)	(55.8)%
IT expenses	7,041	8,064	(1,023)	(12.7)%
Bank and payment processor fees	13,737	7,098	6,639	93.5%
Change in fair value of warrant liability	14,419	4,260	10,159	238.5%
Change in fair value of subordinated convertible notes	4,000	—	4,000	—
Professional fees	8,396	5,298	3,098	58.5%
Depreciation expense	1,108	898	210	23.4%
Occupancy expense	1,233	1,360	(127)	(9.3)%
Gain on foreign currency translation	(179)	(116)	(63)	54.3%
Other operating (income) expenses	1,155	2,733	(1,578)	(57.7)%
Total operating expenses	120,992	139,529	(18,537)	(13.3)%
Net loss before income taxes	(41,581)	(79,145)	37,564	(47.5)%
Income tax benefit	6	(8)	14	(175.0)%
Net loss	$(41,587)	$(79,137)	$37,550	(47.4)%

Revenues

We generate revenues primarily from originating loans, providing membership subscriptions, various product related fees and promoting affiliate services.

Total revenues increased by $19.0 million, or 31.5%, to $79.4 million for the year ended December 31, 2020, as compared to $60.4 million for the same period in 2019.

Net Interest Income on Finance Receivables

Net interest income on finance receivables decreased by $6.7 million, or 60.7%, to $4.3 million, for the year ended December 31, 2020, as compared to $11.1 million for the same period in 2019. Net interest income on finance receivables is generated by interest earned on unsecured personal loans, ML Plus loans, and Credit Builder Plus loans, which is offset by the amortization of loan origination costs. Net interest income on finance receivables is comprised of the following:

Credit Builder Plus loans — Net interest income related to Credit Builder Plus loans increased by $4.0 million to $4.2 million for the year ended December 31, 2020, as compared to $0.2 million for the same period in 2019. We launched Credit Builder Plus in the third quarter of 2019 and it became our only secured personal loan product in the second quarter of 2020 as we transitioned from ML Plus loans, which contributed to the increase in net interest income for Credit Builder Plus loans as our total originations increased.

ML Plus loans — Net interest income related to ML Plus loans decreased by $1.0 million, or 51.7%, to $0.9 million for the year ended December 31, 2020, as compared to $2.0 million for the same period in 2019. We transitioned from originating ML Plus loans in the second quarter of 2020 as we offered our new and existing customers our Credit Builder Plus loans. Therefore, these loans are immaterial to our ongoing performance as they only represent approximately 1% of finance and membership receivables on our consolidated balance sheets.

Unsecured personal loans — Net interest income related to unsecured personal loans decreased by $11.3 million, or 91.2% to $1.1 million for the year ended December 31, 2020, as compared to $12.4 million for the same period in 2019. During the first quarter of 2020, we phased out originating unsecured personal loans. Therefore, these loans are immaterial to our ongoing performance as they represent less than 1% of finance and membership receivables on our consolidated balance sheets.

The amortization of loan origination costs decreased by $1.6 million, or 45.3%, to $1.9 million for the year ended December 31, 2020, as compared to $3.5 million for the same period in 2019.

Membership Subscription Revenue

Membership subscription revenue decreased by $7.6 million, or 22.7%, to $26.0 million, for the year ended December 31, 2020, as compared to $33.6 million for the same period in 2019, primarily due to a reduction in membership subscription fees paid by our customers for access to our membership programs. We launched our Credit Builder Plus membership program in the third quarter of 2019, which carries a lower monthly membership fee than our ML Plus membership. We completed the transition from the ML Plus membership to the lower priced Credit Builder Plus membership in the second quarter of 2020.

Affiliates Income

Affiliates income decreased by $0.8 million, or 25.4%, to $2.2 million, for the year ended December 31, 2020, as compared to $3.0 million for the same period in 2019. This decrease was primarily attributable to a reduction in income generated from running campaigns promoting various affiliate partners through our digital platform.

Fee Income

Fee income increased by $34.9 million to $46.6 million, for the year ended December 31, 2020, as compared to $11.7 million for the same period in 2019. Fee income is primarily comprised of the following:

Instant transfer fees — Fee income related to instant transfer fees on Instacash, Credit Builder Plus loans and ML Plus loans increased by $24.6 million to $26.4 million, for the year ended December 31, 2020, as compared to $1.8 million for the same period in 2019. The increase is largely attributable to the growth of Instacash advances, across both existing and new customers. We launched the instant transfer disbursement option for Instacash customers in the third quarter of 2019 and have since seen a consistent percentage of our Instacash customers elect this disbursement option.

Tips — Fee income related to tips from Instacash increased by $10.5 million to $11.8 million, for the year ended December 31, 2020, as compared to $1.4 million for the same period in 2019. This increase was driven by the growth of Instacash advances, across both existing and new customers.

Interchange fees — Fee income related to interchange fees from our RoarMoney bank account increased by $1.7 million, or 47.8%, to $5.3 million, for the year ended December 31, 2020, as compared to $3.6 million for the same period in 2019. This increase was driven by an increase in expenditures from our RoarMoney bank account customers, as total payment volume increased from $277 million to $510 million from 2019 to 2020, as well as an increase in total customers.

Cardholder fees — Fee income related to cardholder fees from our RoarMoney bank account increased by $0.2 million, or 16.3%, to $1.3 million, for the year ended December 31, 2020, as compared to $1.1 million for the same period in 2019. This increase was primarily driven by an increase in usage of out-of-network ATMs from our RoarMoney bank account customers in 2020. We also began charging our RoarMoney bank account customers a small monthly administration fee in the third quarter of 2020.

Administration fees — Fee income related to administration fees from our managed investment account increased by $0.9 million to $1.1 million, for the year ended December 31, 2020, as compared to $0.1 million for the same period in 2019. We began charging our investment account customers a small quarterly administration fee in the fourth quarter of 2019. The quarterly administration fee continued through 2020, when we moved from a quarterly to monthly frequency, while holding the fee amount the same, in the fourth quarter of 2020.

Credit-related decision services fees — Fee income related to credit-related decision services decreased by $2.6 million, or 77.9%, to $0.7 million, for the year ended December 31, 2020, as compared to $3.4 million for same period in 2019. This decrease in revenue is due to the phasing out of this offering in the first quarter of 2020. We do not expect this to contribute to revenue going forward.

Operating Expenses

Our operating expenses consist of the following:

Marketing

Marketing decreased by $23.1 million, or 67.6%, to $11.1 million for the year ended December 31, 2020, as compared to $34.1 million for the same period in 2019. This decrease resulted primarily from a reduction in membership program rewards of $8.9 million due to the transition from the ML Plus to the Credit Builder Plus membership program, sponsor agreements with third parties of $3.2 million, advertising through digital platforms of $7.2 million and other marketing activities of $3.8 million. Other marketing activities include various marketing agency fees and miscellaneous marketing related costs.

Provision for loss on receivables

Provision for loss on receivables decreased by $7.8 million, or 26.9%, to $21.3 million for the year ended December 31, 2020, as compared to $29.1 million for the same period in 2019. This decrease resulted primarily from a decrease in provision related to unsecured personal loans of $4.0 million, membership receivables of $4.8 million and ML Plus loans of $17.4 million as we stopped originating unsecured personal and ML Plus loans. This decrease is offset by an increase to provision related to Credit Builder Plus loans of $3.2 million and Instacash of $15.1 million as both products grew, as evidenced by the increase in total originations from $120 million for the year ended December 31, 2019, compared to $410 million for the same period in 2020.

Provision for loss on receivables consists of amounts charged during the period to maintain an allowance for credit losses. The allowance represents management’s estimate of the credit losses in our loan portfolio and is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay.

Other direct costs

Other direct costs increased by $0.7 million, or 20.7%, to $4.3 million for the year ended December 31, 2020, as compared to $3.6 million for the same period in 2019. This increase resulted from an increase in costs related to our RoarMoney bank account offering, paid to our partner bank, card associations and third-party service providers, which is largely driven by the growth in total payment volume. This was offset by a decrease in chargeback costs of $0.7 million.

Interest expense

Interest expense decreased by $0.4 million, or 10.8%, to $3.0 million for the year ended December 31, 2020, as compared to $3.3 million for the same period in 2019. This decrease resulted from a decrease in interest incurred related to our secured loans, including $91,000 and $239,000 of accretion of debt issuance costs for the years ended December 31, 2020 and 2019, respectively.

Personnel expenses

Personnel expense decreased by $1.4 million, or 5.6%, to $24.2 million for the year ended December 31, 2020, as compared to $25.6 million for the same period in 2019. This decrease resulted from a decrease in personnel related costs of $2.3 million, offset by an increase in stock-based compensation of $0.9 million.

Underwriting expenses

Underwriting expense decreased by $7.9 million, or 55.8%, to $6.2 million for the year ended December 31, 2020, as compared to $14.1 million for the same period in 2019. This decrease resulted primarily from a decrease in data costs and administrative fees for loan originations.

IT expenses

IT expense decreased by $1.0 million, or 12.7%, to $7.0 million for the year ended December 31, 2020, as compared to $8.1 million for the same period in 2019. This decrease resulted primarily from a decrease in software licenses and subscriptions of $2.2 million, offset by an increase in internet hosting expenses of $1.2 million.

Bank and payment processor fees

Bank and payment processor fees increased by $6.6 million, or 93.5%, to $13.7 million for the year ended December 31, 2020, as compared to $7.1 million for the same period in 2019. This increase resulted primarily from an increase in payment processing and service fees driven by the growth in total originations.

Change in fair value of warrant liability

Change in fair value of warrant liability increased by $10.2 million to $14.4 million for the year ended December 31, 2020, as compared to $4.3 million for the same period in 2019. This increase resulted from the net change in the fair value of our warrant liability, primarily attributable to the increase in fair value associated with the pending merger with Fusion.

Change in fair value of subordinated convertible notes

Change in fair value of subordinated convertible notes was $4.0 million for the year ended December 31, 2020, as compared to zero for the same period in 2019. This resulted from the issuance of the convertible subordinated notes in December 2020. This increase also resulted from the increase in fair value associated with the pending merger with Fusion.

Professional fees

Professional fees increased by $3.1 million, or 58.5%, to $8.4 million for the year ended December 31, 2020, as compared to $5.3 million for the same period in 2019. This increase resulted primarily from an increase in fees related to consulting or advisory services of $3.4 million. Other fees paid for professional services include accounting and legal services.

Other operating (income) expenses

Other operating expense decreased by $1.6 million, or 57.7%, to $1.2 million for the year ended December 31, 2020, as compared to $2.7 million for the same period in 2019. Other operating (income) expenses primarily consist of miscellaneous general and administrative expenses.

Results of Operations for the Three Months and Six Months Ended June 30, 2021 and 2020

The following table is reference for the discussion that follows.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
	(in thousands, except for percentages)				(in thousands, except for percentages)
Revenue
Net interest income on finance receivables	$1,761	$772	$989	128.1%	$3,423	$1,963	$1,460	74.4%
Membership subscription revenue	7,917	6,695	1,222	18.3%	15,362	14,343	1,019	7.1%
Affiliates income	2,272	338	1,934	572.2%	3,269	850	2,419	284.6%
Fee income	26,231	9,131	17,100	187.3%	49,257	16,453	32,804	199.4%
Other income	(5)	34	(39)	(114.7)%	19	135	(116)	(85.9)%
Total Revenues, net	38,176	16,970	21,206	125.0%	71,330	33,744	37,586	111.4%
Operating expenses
Marketing	9,166	1,633	7,533	461.3%	13,529	4,483	9,046	201.8%
Provision for loss on receivables	15,698	(33)	15,731	(47669.7)%	21,406	4,130	17,276	418.3%
Other direct costs	2,355	1,014	1,341	132.2%	5,155	1,954	3,201	163.8%
Interest expense	1,849	779	1,070	137.4%	3,320	1,451	1,869	128.8%
Personnel expenses	8,183	5,031	3,152	62.7%	15,253	11,032	4,221	38.3%
Underwriting expenses	1,923	1,223	700	57.2%	3,544	3,415	129	3.8%
Information technology expenses	1,939	1,515	424	28.0%	3,814	3,364	450	13.4%
Bank and payment processor fees	6,512	2,731	3,781	138.4%	11,756	5,290	6,466	122.2%
Change in fair value of warrant liability	17,586	—	17,586	—	48,790	—	48,790	—
Change in fair value of subordinated convertible notes	9,622	—	9,622	—	49,561	—	49,561	—
Professional fees	4,451	1,287	3,164	245.8%	8,037	2,637	5,400	204.8%
Depreciation expense	502	271	231	85.2%	1,016	525	491	93.5%
Occupancy expense	381	252	129	51.2%	765	600	165	27.5%
Gain on foreign currency translation	(40)	(70)	30	(42.9)%	(44)	(112)	68	(60.7)%
Other operating (income) expenses	(2,755)	190	(2,945)	(1550.0)%	(2,021)	649	(2,670)	(411.4)%
Total operating expenses	77,372	15,823	61,549	389.0%	183,881	39,418	144,463	366.5%
Net loss before income taxes	(39,196)	1,147	(40,343)	(3517.3)%	(112,551)	(5,674)	(106,877)	1883.6%
Income tax benefit	17	—	17	—	42	(13)	55	(423.1)%
Net loss	$(39,213)	$1,147	$(40,360)	(3518.7)%	$(112,593)	$(5,661)	$(106,932)	1888.9%

Revenues

We generate revenues primarily from originating loans, providing membership subscriptions, various product related fees and promoting affiliate services.

Total revenues increased by $21.2 million, or 125.0%, to $38.2 million for the three months ended June 30, 2021, as compared to $17.0 million for the same period in 2020.

Total revenues increased by $37.6 million, or 111.4%, to $71.3 million for the six months ended June 30, 2021, as compared to $33.7 million for the same period in 2020.

Net Interest Income on Finance Receivables

Net interest income on finance receivables increased by $1.0 million, or 128.1%, to $1.8 million, for the three months ended June 30, 2021, as compared to $0.8 million for the same period in 2020.

Net interest income on finance receivables increased by $1.5 million, or 74.4%, to $3.4 million, for the six months ended June 30, 2021, as compared to $2.0 million for the same period in 2020. Net interest income on finance receivables is generated by interest earned on unsecured personal loans, ML Plus loans, and Credit Builder Plus loans, which is offset by the amortization of loan origination costs.

Net interest income on finance receivables is comprised of the following:

Credit Builder Plus loans

Net interest income related to Credit Builder Plus loans increased by $1.4 million to $2.3 million for the three months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. We launched Credit Builder Plus in 2019 and it became our only secured personal loan product in the second quarter of 2020 as we transitioned from ML Plus loans, which contributed to the increase in net interest income for Credit Builder Plus loans as our total originations increased.

Net interest income related to Credit Builder Plus loans increased by $2.8 million to $4.1 million for the six months ended June 30, 2021, as compared to $1.3 million for the same period in 2020. We launched Credit Builder Plus in 2019 and it became our only secured personal loan product in the second quarter of 2020 as we transitioned from ML Plus loans, which contributed to the increase in net interest income for Credit Builder Plus loans as our total originations increased.

ML Plus loans

Net interest income related to ML Plus loans decreased by $0.4 million to $0.0 million for the three months ended June 30, 2021, as compared to $0.4 million for the same period in 2020. We transitioned from originating ML Plus loans in the second quarter of 2020 as we offered our new and existing customers our Credit Builder Plus loans.

Net interest income related to ML Plus loans decreased by $0.8 million to $0.0 million for the six months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. We transitioned from originating ML Plus loans in the second quarter of 2020 as we offered our new and existing customers our Credit Builder Plus loans. Therefore, these loans are immaterial to our ongoing performance as they only represent less than 1% of finance and membership receivables on our consolidated balance sheets.

Unsecured personal loans

Net interest income related to unsecured personal loans decreased by $0.2 million, or 97.7%, to $0.0 million for the three months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. During the first quarter of 2020, we phased out originating unsecured personal loans.

Net interest income related to unsecured personal loans decreased by $1.2 million to $1.1 million for the six months ended June 30, 2021, as compared to $(0.1) million for the same period in 2020. During the first quarter of 2020, we phased out originating unsecured personal loans. Therefore, these loans are immaterial to our ongoing performance as they represent less than 1% of finance and membership receivables on our consolidated balance sheets.

The amortization of loan origination costs decreased by $0.2 million, or 31.7%, to $0.5 million for the three months ended June 30, 2021, as compared to $0.7 million for the same period in 2020.

The amortization of loan origination costs decreased by $0.6 million, or 50.3%, to $0.6 million for the six months ended June 30, 2021, as compared to $1.2 million for the same period in 2020.

Membership Subscription Revenue

Membership subscription revenue increased by $1.2 million, or 18.3%, to $7.9 million, for the three months ended June 30, 2021, as compared to $6.7 million for the same period in 2020 primarily due to an increasing number of customers using the Credit Builder Plus membership program. We launched our Credit Builder Plus membership program in 2019 and completed the transition from the ML Plus membership to the Credit Builder Plus membership in the second quarter of 2020.

Membership subscription revenue increased by $1.0 million, or 7.1%, to $15.4 million, for the six months ended June 30, 2021, as compared to $14.3 million for the same period in 2020 due to an increasing number of customers using the Credit Builder Plus membership program. This was slightly offset by a lower monthly membership fee charged to customers as we still offered the higher priced ML Plus membership in the first and second quarter of 2020.

Affiliates Income

Affiliates income increased by $1.9 million to $2.3 million, for the three months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. This increase was primarily attributable to an increase in income generated from running campaigns promoting various affiliate partners through our digital platform.

Affiliates income increased by $2.4 million to $3.3 million, for the six months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. This increase was primarily attributable to an increase in income generated from running campaigns promoting various affiliate partners through our digital platform.

Fee Income

Fee income increased by $17.1 million to $26.2 million, for the three months ended June 30, 2021, as compared to $9.1 million for the same period in 2020.

Fee income increased by $32.8 million to $49.3 million, for the six months ended June 30, 2021, as compared to $16.5 million for the same period in 2020.

Fee income is primarily comprised of the following:

Instant transfer fees

Fee income related to instant transfer fees on Instacash, Credit Builder Plus loans and ML Plus loans increased by $12.6 million to $17.3 million, for the three months ended June 30, 2021, as compared to $4.7 million for the same period in 2020. The increase is largely attributable to the growth of Instacash advances, across both existing and new customers. We launched the instant transfer disbursement option for Instacash customers in 2019 and have since seen a consistent percentage of our Instacash customers elect this disbursement option.

Fee income related to instant transfer fees on Instacash, Credit Builder Plus loans and ML Plus loans increased by $23.6 million to $31.4 million, for the six months ended June 30, 2021, as compared to $7.9 million for the same period in 2020. The increase is largely attributable to the growth of Instacash advances, across both existing and new customers. We launched the instant transfer disbursement option for Instacash customers in 2019 and have since seen a consistent percentage of our Instacash customers elect this disbursement option.

Tips

Fee income related to tips from Instacash increased by $2.4 million to $5.0 million, for the three months ended June 30, 2021, as compared to $2.6 million for the same period in 2020. This increase was driven by the growth of Instacash advances, across both existing and new customers.

Fee income related to tips from Instacash increased by $5.4 million to $9.8 million, for the six months ended June 30, 2021, as compared to $4.4 million for the same period in 2020. This increase was driven by the growth of Instacash advances, across both existing and new customers.

Interchange fees

Fee income related to interchange fees from our bank account increased by $1.7 million to $3.1 million, for the three months ended June 30, 2021, as compared to $1.3 million for the same period in 2020. This increase was driven by an increase in total payment volume from $113 million for the three months ended June 30, 2020 to $280 million for the three months ended June 30, 2021, as well as an increase in total customers.

Fee income related to interchange fees from our bank account increased by $3.8 million to $6.3 million, for the six months ended June 30, 2021, as compared to $2.6 million for the same period in 2020. This increase was driven by an increase in total payment volume from $211 million for the six months ended June 30, 2020 to $586 million for the six months ended June 30, 2021, as well as an increase in total customers.

Cardholder fees

Fee income related to cardholder fees from our bank account increased by $0.3 million to $0.6 million, for the three months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. This increase was primarily driven by a small monthly administration fee that we began charging our bank account customers in the third quarter of 2020.

Fee income related to cardholder fees from our bank account increased by $0.6 million to $1.1 million, for the six months ended June 30, 2021, as compared to $0.5 million for the same period in 2020. This increase was primarily driven by a small monthly administration fee that we began charging our bank account customers in the third quarter of 2020.

Administration fees

Fee income related to administration fees from our managed investment account increased by $0.1 million to $0.3 million, for the three months ended June 30, 2021, as compared to $0.2 million for the same period in 2020.

Fee income related to administration fees from our managed investment account increased by $0.2 million to $0.5 million, for the six months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. We charge our investment account customers a small administration fee, which we transitioned from a quarterly to monthly frequency, while holding the fee amount the same, in the fourth quarter of 2020.

Credit-related decision services fees

Fee income related to credit-related decision services decreased to zero, for the three months ended June 30, 2021, as compared to $0.0 million for same period in 2020.

Fee income related to credit-related decision services decreased to zero, for the six months ended June 30, 2021, as compared to $0.7 million for same period in 2020. This decrease in revenue is due to the phasing out of this offering in the first quarter of 2020. We do not expect this to contribute to revenue going forward.

Operating Expenses

Our operating expenses consist of the following:

Marketing

Marketing increased by $7.5 million to $9.2 million for the three months ended June 30, 2021, as compared to $1.6 million for the same period in 2020. This increase resulted primarily from an increase in costs related to advertising through digital platforms of $5.7 million, sponsor agreements with third parties of $0.6 million and other marketing related activities of $1.3 million.

Marketing increased by $9.0 million to $13.5 million for the six months ended June 30, 2021, as compared to $4.5 million for the same period in 2020. This increase resulted primarily from an increase in costs related to advertising through digital platforms of $6.7 million, sponsor agreements with third parties of $0.9 million and other marketing related activities of $1.5 million.

Provision for loss on receivables

Provision for loss on receivables increased by $15.7 million to $15.7 million for the three months ended June 30, 2021, as compared to $(0.0) million for the same period in 2020. This increase resulted primarily from an increase to provision related to Instacash principal receivables of $10.8 million, Instacash instant transfer fees and tips of $1.2 million and Credit Builder Plus loan receivables of $1.1 million, both evidenced by the increase in total originations from $77 million for the three months ended June 30, 2020 compared to $237 million for the same period in 2021. Provision related to membership fees increased by $0.6 million due to the increasing number of customers using the Credit Builder Plus membership program. Related to the ML Plus loans, a legacy product we transitioned from in the second quarter of 2020, the provision increased by $2.0 million, from $(2.3) million in the three months ended June 30, 2020 compared to $(0.2) million for the same period in 2021.

Provision for loss on receivables increased by $17.3 million to $21.4 million for the six months ended June 30, 2021, as compared to $4.1 million for the same period in 2020. This increase resulted primarily from an increase to provision related to Instacash of $14.7 million, Instacash instant transfer fees and tips of $1.7 million and Credit Builder Plus loan receivables of $1.1 million, both evidenced by the increase in total originations from $139 million for the six months ended June 30, 2020 compared to $426 million for the same period in 2021. This increase is offset by a decrease in provision related to membership fees of $0.2 million and unsecured personal loans of $0.1 million, as we stopped originating unsecured personal loans.

Provision for loss on receivables consists of amounts charged during the period to maintain an allowance for credit losses. The allowance represents management’s estimate of the credit losses in our loan portfolio and is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay.

Other direct costs

Other direct costs increased by $1.3 million, or 132.2%, to $2.4 million for the three months ended June 30, 2021, as compared to $1.0 million for the same period in 2020. This increase resulted from an increase in costs related to our bank account offering, paid to our partner bank, card associations and third-party service providers, which is largely driven by the growth in total payment volume to $280 million for the three months ended June 30, 2021, compared to $113 million for the same period in 2020.

Other direct costs increased by $3.2 million, or 163.8%, to $5.2 million for the six months ended June 30, 2021, as compared to $2.0 million for the same period in 2020. This increase resulted from an increase in costs related to our bank account offering, paid to our partner bank, card associations and third-party service providers, which is largely driven by the growth in total payment volume to $586 million for the six months ended June 30, 2021, compared to $211 million for the same period in 2020.

Interest expense

Interest expense increased by $1.1 million, or 137.4%, to $1.8 million for the three months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. This increase resulted from an increase in interest expense incurred related to our debt, including $0.9 million and $0.0 million of accretion of debt issuance costs for the three months ended June 30, 2021 and 2020, respectively.

Interest expense increased by $1.9 million, or 128.8%, to $3.3 million for the six months ended June 30, 2021, as compared to $1.5 million for the same period in 2020. This increase resulted from an increase in interest expense incurred related to our debt, including $1.6 million and $0.0 million of accretion of debt issuance costs for the six months ended June 30, 2021 and 2020, respectively.

Personnel expenses

Personnel expense increased by $3.2 million, or 62.7%, to $8.2 million for the three months ended June 30, 2021, as compared to $5.0 million for the same period in 2020. This increase resulted from an increase in personnel related costs of $2.2 million and stock-based compensation of $0.9 million.

Personnel expense increased by $4.2 million, or 38.3%, to $15.3 million for the six months ended June 30, 2021, as compared to $11.0 million for the same period in 2020. This increase resulted from an increase in personnel related costs of $3.1 million and stock-based compensation of $1.2 million.

Underwriting expenses

Underwriting expense increased by $0.7 million, or 57.2%, to $1.9 million for the three months ended June 30, 2021, as compared to $1.2 million for the same period in 2020. This increase resulted primarily from an increase in data costs and administrative fees for total originations.

Underwriting expense increased by $0.1 million, or 3.8%, to $3.5 million for the six months ended June 30, 2021, as compared to $3.4 million for the same period in 2020. This increase resulted primarily from an increase in data costs for total originations.

Bank and payment processor fees

Bank and payment processor fees increased by $3.8 million, or 138.4%, to $6.5 million for the three months ended June 30, 2021, as compared to $2.7 million for the same period in 2020. This increase resulted primarily from an increase in payment processing fees driven by the growth in total originations and total customers.

Bank and payment processor fees increased by $6.5 million, or 122.2%, to $11.8 million for the six months ended June 30, 2021, as compared to $5.3 million for the same period in 2020. This increase resulted primarily from an increase in payment processing fees driven by the growth in total originations and total customers.

Change in fair value of warrant liability

Change in fair value of warrant liability was $17.6 million for the three months ended June 30, 2021, as compared to zero for the same period in 2020. This increase resulted from the net change in the fair value of our warrant liability, primarily attributable to the increase in fair value associated with the pending merger with Fusion.

Change in fair value of warrant liability was $48.8 million for the six months ended June 30, 2021, as compared to zero for the same period in 2020. This increase resulted from the net change in the fair value of our warrant liability, primarily attributable to the increase in fair value associated with the pending merger with Fusion.

Change in fair value of subordinated convertible notes

Change in fair value of subordinated convertible notes was $9.6 million for the three months ended June 30, 2021, as compared to zero for the same period in 2020. This resulted primarily from the increase in fair value associated with the pending merger with Fusion.

Change in fair value of subordinated convertible notes was $49.6 million for the six months ended June 30, 2021, as compared to zero for the same period in 2020. This resulted from the issuance of the convertible subordinated notes in December 2020 and January 2021. This increase also resulted from the increase in fair value associated with the pending merger with Fusion.

Professional fees

Professional fees increased by $3.2 million to $4.5 million for the three months ended June 30, 2021, as compared to $1.3 million for the same period in 2020. This increase resulted primarily from an increase in fees related to accounting or consulting services of $2.0 million and legal services of $1.0 million.

Professional fees increased by $5.4 million to $8.0 million for the six months ended June 30, 2021, as compared to $2.6 million for the same period in 2020. This increase resulted primarily from an increase in fees related to accounting or consulting services of $3.8 million and legal services of $1.5 million.

Other operating (income) expenses

Other operating (income) expenses decreased by $2.9 million to $(2.8) million for the three months ended June 30, 2021, as compared to $0.2 million for the same period in 2020. The decrease resulted primarily from the gain related to the forgiveness of loans of $3.2 million as the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP loan.

Other operating (income) expenses decreased by $2.7 million to $(2.0) million for the six months ended June 30, 2021, as compared to $0.6 million for the same period in 2020. The decrease resulted primarily from the gain related to the forgiveness of loans of $3.2 million as the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP loan in the second quarter of 2021.

Non-GAAP Measures

In addition to total revenues, net, and net income (loss) and gross profit, which are measures presented in accordance with U.S. GAAP, management believes that adjusted revenue and adjusted gross profit provide relevant and useful information which is widely used by analysts, investors, and competitors in our industry in assessing performance. Adjusted revenue and adjusted gross profit are supplemental measures of MoneyLion’s performance that are neither required by nor presented in accordance with U.S. GAAP. Adjusted revenue and adjusted gross profit should not be considered as substitutes for U.S. GAAP metrics such as total revenues, net, net income (loss), gross profit or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

We define adjusted revenue as total revenues, net plus amortization of loan origination costs less direct charge-offs, revenue from products that have been phased out, and non-operating income. We believe that adjusted revenue provides a meaningful understanding of revenue from ongoing products and recurring revenue for comparability purposes.

We define adjusted gross profit as gross profit less revenue derived from products that have been phased out, and non-operating income. We believe that adjusted gross profit provides a meaningful understanding of one aspect of profitability based on our current product portfolio.

Adjusted revenue and adjusted gross profit are useful to an investor in evaluating our performance because these measures:

•        Are widely used by investors to measure a company’s operating performance;

•        Are metrics used by rating agencies, lenders and other parties to evaluate our credit worthiness; and

•        Are used by our management for various purposes, including as measures of performance and as a basis for strategic planning and forecasting.

The reconciliation of total revenues, net, which is prepared in accordance with U.S. GAAP, to adjusted revenue for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
	(in thousands)
Total revenues, net	$79,411	$60,384
Add back:
Amortization of loan origination costs(1)	1,894	3,461
Less:
Provision for loss on receivables – membership receivables(2)	(1,856)	(6,674)
Provision for loss on receivables – fees receivables(3)	(1,356)	(65)
Revenue derived from products that have been phased out(4)	(1,926)	(16,133)
Non-operating income(5)	(113)	(915)
Adjusted Revenue	$76,053	$40,058

____________

(1)      Amortization of loan origination costs are included within net interest income from finance receivables.

(2)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(4)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $1.2 million and $12.8 million for the years ended December 31, 2020 and 2019, respectively. Revenue from credit-related decision servicing was $0.7 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively.

(5)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

The reconciliation of total revenues, net to adjusted revenue for the three and six months ended June 30, 2021 and 2020 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenues, net	$38,176	$16,970	$71,330	$33,744
Add back:
Amortization of loan origination costs	495	728	575	1,158
Less:
Provision for loss on receivables – membership receivables(1)	(945)	(355)	(1,179)	(1,358)
Provision for loss on receivables – fees receivables(2)	(1,277)	(55)	(1,892)	(153)
Revenue derived from products that have been phased out(3)	1	(279)	125	(1,855)
Non-operating income(4)	(1)	(13)	(3)	(93)
Adjusted Revenue	$36,448	$16,996	$68,956	$31,443

____________

(1)      Amortization of loan origination costs are included within net interest income from finance receivables.

(2)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(4)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $(0.0) million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively Revenue from unsecured personal loans was $(0.1) million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.0 million for the three months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

(5)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

The reconciliation of gross profit, which is prepared in accordance with U.S. GAAP, to adjusted gross profit for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
	(in thousands)
Total revenue, net	$79,411	$60,384
Less:
Cost of Sales
Bank and payment processor fees	(13,737)	(7,098)
Underwriting expenses	(6,242)	(14,130)
Provision for loss on receivables – membership receivables(1)	(1,856)	(6,674)
Provision for loss on receivables – fees receivables(2)	(1,356)	(65)
IT expenses	(5,280)	(4,032)
Professional fees	(2,753)	(708)
Personnel expenses	(3,513)	(5,280)
Other direct costs	(4,336)	(3,593)
Other operating (income) expenses	282	(157)
Gross Profit	$40,620	$18,647
Less:
Revenue derived from products that have been phased out(3)	(1,926)	(16,133)
Non-operating income(4)	(113)	(915)
Adjusted Gross Profit	$38,580	$1,599

____________

(1)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(2)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $1.2 million and $12.8 million for the years ended December 31, 2020 and 2019, respectively. Revenue from credit-related decision servicing was $0.7 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively.

(4)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

The reconciliation of gross profit, which is prepared in accordance with U.S. GAAP, to adjusted gross profit for the three and six months ended June 30, 2021 and 2020 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenue, net	$38,176	$16,970	$71,330	$33,744
Less:
Cost of Sales
Bank and payment processor fees	(6,512)	(2,731)	(11,756)	(5,290)
Underwriting expenses	(1,923)	(1,223)	(3,544)	(3,415)
Provision for loss on receivables – membership receivables(1)	(945)	(355)	(1,179)	(1,358)
Provision for loss on receivables – fees receivables(2)	(1,277)	(55)	(1,892)	(153)
IT expenses	(1,454)	(1,136)	(2,860)	(2,523)
Professional fees	(741)	(649)	(1,482)	(1,405)
Personnel expenses	(905)	(823)	(1,791)	(1,848)
Other direct costs	(2,355)	(1,014)	(5,155)	(1,954)
Other operating (income) expenses	187	30	(101)	(81)
Gross Profit	$22,251	$9,015	$41,569	$15,718
Less:
Revenue derived from products that have been phased out(3)	1	(279)	125	(1,855)
Non-operating income(4)	(1)	(13)	(3)	(93)
Adjusted Gross Profit $ 22,251	$22,251	$8,723	$41,691	$13,770

____________

(1)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(2)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $(0.0) million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively Revenue from unsecured personal loans was $(0.1) million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.0 million for the three months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

(4)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

Changes in Financial Condition as of December 31, 2020 and 2019

	December 31,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Assets
Cash and restricted cash	$20,927	$45,813	$(24,886)	(54.3)%
Receivables	68,794	47,346	21,448	45.3%
Allowance for losses on finance receivables	(9,127)	(6,613)	(2,514)	38.0%
Receivables, net	59,667	40,733	18,934	46.5%
Property and equipment, net	502	741	(239)	(32.3)%
Goodwill and intangible assets, net	30,840	2,807	28,033	998.7%
Other assets	11,707	7,309	4,398	60.2%
Total assets	$123,643	$97,403	$26,240	26.9%

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Liabilities:
Debt arrangements	$46,602	$29,238	$17,364	59.4%
Accounts payable and accrued liabilities	20,968	16,128	4,840	30.0%
Warrant liability	24,667	10,248	14,419	140.7%
Total liabilities	92,237	55,614	36,623	65.9%

Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1)	288,183	231,020	57,163	24.7%
Redeemable noncontrolling interests	71,852	73,977	2,125	(2.9)%
Stockholders’ deficit:
Common stock	—	—	—	—
Additional paid-in capital	—	—	—	—
Accumulated deficit	(327,629)	(262,208)	(65,421)	25.0%
Treasury stock	(1,000)	(1,000)	—	0.0%
Total stockholders’ deficit	(328,629)	(263,208)	(65,421)	24.9%
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$123,643	$97,403	$26,240	26.9%

Assets

Cash and restricted cash

Cash and restricted cash decreased by $24.9 million, or 54.3%, to $20.9 million as of December 31, 2020, as compared to $45.8 million as of December 31, 2019. Refer to the “Cash Flows” section below for further discussion on the net cash provided by (used in) operating activities, investing activities and financing activities during the period.

Receivables, net

Receivables, net increased by $18.9 million, or 46.5%, to $59.7 million as of December 31, 2020, as compared to $40.7 million as of December 31, 2019. This increase was primarily driven by the increase in total originations and fee income as we saw strong growth across our Credit Builder Plus and Instacash products. This was offset by the decrease in ML Plus loans as we completed our transition to Credit Builder Plus loans in 2020 as well as the phase out of unsecured personal loans in 2020. Refer to the “Results of Operations for the Years Ended December 31, 2020 and 2019” section above for further discussion on the changes in revenues and provisions for loss on receivables due to the change in our product offering during the period.

Goodwill and intangible assets, net

Goodwill and intangible assets, net increased by $28.0 million to $30.8 million as of December 31, 2020, as compared to $2.8 million as of December 31, 2019. This increase is attributable to the acquisition of WTI in December 2020, which resulted in the recognition of $21.6 million of goodwill and $6.1 million of proprietary technology. Refer to the “Business Combinations” section above for further discussion on the acquisition.

Other assets

Other assets increased by $4.4 million, or 60.2%, to $11.7 million as of December 31, 2020, as compared to $7.3 million as of December 31, 2019. This is primarily attributable to an increase in cash in transit and prepaid expenses.

Liabilities

Debt arrangements

Debt arrangements increased by $17.4 million, or 59.4%, to $46.6 million as of December 31, 2020, as compared to $29.2 million as of December 31, 2019. This is primarily attributable to proceeds from issuance of secured loans of $28.5 million, PPP loan of $3.2 million and the increase in fair value of convertible notes of $4.0 million offset by repayments to secured/senior lenders of $18.3 million. Refer to the “Financing Arrangements” section below for further discussion on financing transactions during the period.

Accounts payable and accrued expenses

Accounts payable and accrued expenses increased by $4.9 million, or 30.0%, to $21.0 million as of December 31, 2020, as compared to $16.1 million as of December 31, 2019, which is attributable to an increase in operating expenses during the period. Refer to the “Results of Operations for the Years Ended December 31, 2020 and 2019” section above for further discussion on operating expense activity during the period.

Warrant liability

Warrant liability increased by $14.4 million, or 140.7%, to $24.7 million as of December 31, 2020, as compared to $10.2 million as of December 31, 2019. Refer to the “Results of Operations for the Years Ended December 31, 2020 and 2019” section above for further discussion on the change in fair value of warrant liability during the period.

Redeemable convertible preferred stock

Redeemable convertible preferred stock increased by $57.2 million, or 24.7%, to $288.2 million as of December 31, 2020, as compared to $231.0 million as of December 31, 2019. This is primarily attributable to proceeds from issuance of Series C-1 redeemable convertible preferred stock and accrued dividends on redeemable convertible preferred stock. Refer to the “Equity” section below for further discussion on the redeemable convertible preferred stock.

Changes in Financial Condition as of June 30, 2021 and December 31, 2020

	June 30,	December 31,	Change
	2021	2020	$	%
Assets
Cash and restricted cash	$31,777	$20,927	$10,850	51.8%
Receivables	106,689	68,794	37,895	55.1%
Allowance for losses on finance receivables	(14,701)	(9,127)	(5,574)	61.1%
Receivables, net	91,988	59,667	32,321	54.2%
Property and equipment, net	474	502	(28)	(5.6)%
Goodwill and intangible assets, net	30,017	30,840	(823)	(2.7)%
Other assets	13,133	11,707	1,426	12.2%
Total assets	$167,389	$123,643	$43,746	35.4%
Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Debt arrangements	$129,368	$46,602	$82,766	177.6%
Accounts payable and accrued liabilities	20,201	20,968	(767)	(3.7)%
Warrant liability	73,456	24,667	48,789	197.8%
Total liabilities	223,025	92,237	130,788	141.8%

Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1)	298,010	288,183	9,827	3.4%
Redeemable noncontrolling interests	101,157	71,852	29,305	40.8%
Stockholders’ deficit:
Common stock	—	—	—	—
Additional paid-in capital	—	—	—	—
Accumulated deficit	(453,803)	(327,629)	(126,174)	38.5%
Treasury stock	(1,000)	(1,000)	—	0.0%
Total stockholders’ deficit	(454,803)	(328,629)	(126,174)	38.4%
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$167,389	$123,643	$43,746	35.4%

Assets

Cash and restricted cash

Cash and restricted cash increased by $10.9 million, or 51.8%, to $31.8 million as of June 30, 2021, as compared to $20.9 million as of December 31, 2020. Refer to the “Cash Flows” section below for further discussion on the net cash provided by (used in) operating activities, investing activities and financing activities during the period.

Receivables, net

Receivables, net increased by $32.3 million, or 54.2%, to $92.0 million as of June 30, 2021, as compared to $59.7 million as of December 31, 2020. This increase was primarily driven by the increase in total originations, including Credit Builder Plus and Instacash, membership fees and Instacash tips and instant transfer fees as Instacash continues to see strong growth. This was offset by the decrease in ML Plus loans as we completed our transition to Credit Builder Plus loans in 2020 as well as unsecured personal loans as we phased out this offering in 2020. Refer to the “Results of Operations for the Three and Six Months Ended June 30, 2021 and 2020” section above for further discussion on the changes in revenues and provisions for loss on receivables.

Liabilities

Debt arrangements

Debt arrangements increased by $82.8 million, or 177.6%, to $129.4 million as of June 30, 2021, as compared to $46.6 million as of December 31, 2020. This increase is attributable to proceeds from issuance of convertible notes of $36.8 million and the increase in fair value of convertible notes of $49.6 million, offset by the $3.2 million decrease in PPP loan outstanding as the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance. Refer to the “Financing Arrangements” section below for further discussion on financing transactions during the period.

Warrant liability

Warrant liability increased by $48.8 million, or 197.8%, to $73.5 million as of June 30, 2021, as compared to $24.7 million as of December 31, 2020. Refer to the “Results of Operations for the Three and Six Months Ended June 30, 2021 and 2020” section above for further discussion on the change in fair value of warrant liability during the period.

Liquidity and Capital Resources

To date, the funds received from previous common stock and redeemable convertible preferred stock equity financings, as well as the Company’s ability to obtain lending commitments, have provided the liquidity necessary for the Company to fund its operations. The funds to be contributed to the balance sheet in connection with closing of this Business Combination as described elsewhere in this prospectus would provide additional equity capital and liquidity. If the Company is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

The following table presents the Company’s cash, restricted cash, and receivable from payment processor, as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019 (as restated)
	(in thousands)
Cash	$19,406	$28,231
Restricted cash	1,521	17,582
Receivable from payment processor – Debit card collections	5,600	—
Receivable from payment processor – Other	1,936	3,945

The following table presents the Company’s cash, restricted cash, and receivable from payment processor, as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
	(in thousands)
Cash	$28,971	$19,406
Restricted cash	2,806	1,521
Receivable from payment processor – Debit card collections	4,617	5,600
Receivable from payment processor – Other	1,788	1,936

Cash Flows

The following table presents cash provided by (used in) operating, investing and financing activities during the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019 (as restated)
	(in thousands)
Net cash provided by (used in) operating activities	$3,028	$(46,429)
Net cash used in investing activities	(42,747)	(35,971)
Net cash provided by financing activities	14,833	58,210
Net decrease in cash and restricted cash	$(24,886)	$(24,190)

Operating Activities

Net cash provided by operating activities was $3.0 million for the year ended December 31, 2020 and was primarily due to the net loss of $41.6 million and net cash outflow from changes in other assets of $4.2 million, offset by the provision for losses on finance receivables of $21.3 million and changes in accounts payable and accrued liabilities of $5.2 million due to increases in professional fees, and bank and payment processor fees within our operating expenses driven by an increase in total originations. Other adjustments to arrive at net cash from operating activities include $14.4 million from the change in fair value of warrants, $4.0 million from the change in fair value of subordinated convertible notes and stock compensation expense of $1.7 million.

Net cash used in operating activities was $46.4 million for the year ended December 31, 2019 and was primarily due to the net loss of $79.1 million and net cash outflow from changes in accounts payable and accrued liabilities of $2.5 million offset by provision for losses on finance receivables of $29.1 million and change in fair value of warrants of $4.3 million.

Investing Activities

Net cash used in investing activities was $42.7 million for the year ended December 31, 2020 and was primarily due to net originations and collections on finance receivables of $41.6 million, driven by growth in total originations, and purchases of property and equipment of $1.2 million.

Net cash used in investing activities was $36.0 million for the year ended December 31, 2019 and was primarily due to net originations and collections on finance receivables of $33.3 million and purchases of property and equipment of $2.6 million.

Financing Activities

Net cash provided by financing activities was $14.8 million for the year ended December 31, 2020 and was primarily due to proceeds from issuance of Series C-1 redeemable convertible preferred stock of $12.0 million, secured loans of $28.5 million, PPP loan of $3.2 million and contributions from redeemable noncontrolling interests of $10.8 million offset by repayments to secured/senior lenders of $18.3 million, distributions to redeemable noncontrolling interests of $3.8 million and redemptions by redeemable noncontrolling interests of $17.6 million.

Net cash provided by financing activities was $58.2 million for the year ended December 31, 2019 and was primarily due to the issuance of Series C redeemable convertible preferred stock of $66.4 million, proceeds from issuance of subordinated convertible notes of $15.1 million and contributions from redeemable noncontrolling interests of $8.2 million offset by repayments to secured/senior lenders of $13.2 million, distributions to redeemable noncontrolling interests of $4.8 million and redemptions by redeemable noncontrolling interests of $13.1 million.

Cash Flows

The following table presents cash provided by (used in) operating, investing and financing activities during the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Net cash provided by (used in) operating activities	$4,591	$(2,450)
Net cash used in investing activities	(52,564)	(4,116)
Net cash provided by financing activities	58,823	4,975
Net decrease in cash and restricted cash	$10,850	$(1,591)

Operating Activities

Net cash provided by operating activities was $4.6 million for the six months ended June 30, 2021 and was primarily due to the net loss of $112.6 million and net cash outflow from changes in other assets of $1.4 million, change in deferred fees and costs of $1.4 million and gain on loan forgiveness of $3.2 million, offset by the provision for losses on receivables of $21.4 million, changes in accounts payable and accrued liabilities of $0.7 million and stock compensation expense of $1.8 million. Other adjustments to arrive at net cash from operating activities include $48.8 million from the change in fair value of warrants and $49.6 million from the change in fair value of subordinated convertible notes.

Net cash used by operating activities was $2.5 million for the six months ended June 30, 2020 and was primarily due to the net loss of $5.7 million and net cash outflow from changes in other assets of $1.0 million and changes in accounts payable and accrued liabilities of $1.3 million offset by provision for losses on finance receivables of $4.1 million.

Investing Activities

Net cash used in investing activities was $52.6 million for the six months ended June 30, 2021 and was primarily due to net originations and collections on finance receivables, driven by growth in total originations.

Net cash used in investing activities was $4.1 million for the six months ended June 30, 2020 and was primarily due to net originations and collections on finance receivables of $3.2 million and purchases of property and equipment of $0.9 million.

Financing Activities

Net cash provided by financing activities was $58.8 million for the six months ended June 30, 2021 and was primarily due to proceeds from issuance of subordinated convertible notes of $36.8 million and contributions from redeemable noncontrolling interests of $31.0 million offset by redemptions by redeemable noncontrolling interests of $4.6 million and distributions to redeemable noncontrolling interests of $4.5 million.

Net cash provided by financing activities was $5.0 million for the six months ended June 30, 2021 and was primarily due to the issuance of Series C-1 redeemable convertible preferred stock of $12.0 million and proceeds from the issuance of a related party loan of $5.0 million, offset by redemptions by redeemable noncontrolling interests of $9.9 million and distributions to redeemable noncontrolling interests of $2.1 million.

Financing Arrangements

Through June 30, 2021, MoneyLion completed the following transactions, each of which has provided liquidity and cash resources.

Secured Loans

Secured Bank Loan — In September 2018, the Company entered into a Loan and Security Agreement (“Secured Bank Loan”) with a bank for a 6.75% $20 million loan. Interest only was payable monthly through September 27, 2019. According to the terms of the Secured Bank Loan, the outstanding principal on that date was converted to a term loan payable with principal and interest payable in 36 monthly installments, maturing on September 27, 2022. The loan was secured by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Secured Bank Loan, the Company was subject to certain covenants, as defined, including the requirement to maintain a cash balance, as defined, at the bank of $15 million. As of December 31, 2019, the balance of the Secured Bank Loan was $18.3 million. The Secured Bank Loan was paid off in 2020.

Second Lien Loan — In April 2020, the Company entered into a Loan and Security Agreement (“Second Lien Loan”) with a lender for a second-lien loan facility with an initial principal balance of $5.0 million. The Second Lien Loan bears interest at the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Wall Street Journal Prime Rate plus 5.75%, not to exceed 15%. The principal borrowings under the Second Lien Loan may be increased to up to $25.0 million upon the mutual consent of the Company and the lenders. Interest only is payable until April 30, 2022, and thereafter outstanding principal will be repaid in twelve equal installments through the facility maturity date of May 1, 2023. The Second Lien Loan is secured by substantially all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. The Company used the Second Lien Loan proceeds for general corporate purposes.

First Lien Loan — In July 2020, the Company entered into a Loan and Security Agreement (“First Lien Loan”) with a bank for a $25.0 million first-lien loan facility consisting of a $20.0 million revolving credit line and $5.0 million term loan. The revolving line bears interest at the greater of (i) Wall Street Journal Prime Rate+2.25% and (ii) 6.50%. The revolving line matures on May 1, 2022. The term loan bears interest at the greater of (i) Wall Street Journal Prime Rate+3.25% and (ii) 7.50%. Interest only on the term loan was payable until June 1, 2021, and thereafter outstanding principal is payable in thirty-six equal installments through the facility maturity date of May 1, 2024. The First Lien Loan is secured on a first-priority basis by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. Additionally, the Company granted the bank lender warrants to receive 12,792 shares of the Company’s common stock at an exercise price as defined in the First Lien Loan. The Company used the First Lien Loan proceeds to repay in full the Secured Bank Loan and for general corporate purposes.

Secured Debt Agreements — In March 2018, and then in April 2018, IIA Notes SPV II LLC and IIA Notes SPV III LLC, indirect wholly owned subsidiaries of the Company, entered into Loan and Security Agreements (the “Secured Debt Agreements”) with separate lenders establishing a total credit facility of a minimum of $20.0 million, which could have been increased to $27.0 million upon mutual agreement between the lenders and the Company. Borrowings under these agreements were secured by a security interest in certain consumer finance loans. These agreements matured at various dates through 2020 and carried a total interest rate of 14%. The Company borrowed a total of $22.0 million under these credit facilities. In January 2019, the Company repaid $11.0 million of the outstanding Secured Debt. As of December 31, 2019, the balance due under the Secured Debt Agreements was $11.0 million. In August 2020, IIA Notes SPV III repaid in full the approximately $11.5 million that was outstanding under the Secured Debt Agreements and terminated the facility. As of December 31, 2020, the balance due under the Secured Debt Agreements was $0.

Secured Loan Facility — In April 2015, certain wholly owned subsidiaries of MoneyLion entered into a Secured Loan Facility agreement with an unrelated third party. The Secured Loan Facility had a maximum principal amount of $25.0 million, the proceeds of which were used to fund origination of finance receivables through a wholly owned subsidiary of MoneyLion. The interest charged on the outstanding principal balance was 15% and the Secured Loan Facility matured on July 31, 2019. The Secured Loan Facility established a first priority lien on certain assets of the wholly owned subsidiary. The Secured Loan Facility contained various requirements, including maintaining cash balances on hand or in operating accounts at deposit institutions and certain other financial reporting requirements. The Secured Loan Facility was repaid to the lender as the underlying portfolio of finance receivables was repaid by borrowers. Additional interest of 0.5% was charged on any balance not borrowed up to the $25.0 million of the facility. As of March 2019, this facility was terminated and all outstanding principal and interest was paid in full. As of December 31, 2020 and 2019, the balance due under the Secured Loan Facility was $0.

Subordinated Convertible Note — In December 2020, the Company sold to a third-party lender $10 million of 3% Subordinated Convertible Notes maturing on July 31, 2021, the proceeds of which will be used to conduct its business. In January 2021, as part of the same series of notes issued in December 2020, the Company sold to third-party lenders $36.8 million maturing on July 31, 2021. On July 22, 2021, the Subordinated Convertible Notes were amended to extend their maturity date to September 30, 2021. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes.

The Company elected the fair value option to account for the Subordinated Convertible Note. The Company recorded the Subordinated Convertible Note at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recognized a gain (loss) in the consolidated statements of operations and comprehensive loss of $4 million as change in fair value of the convertible note during the year ended December 31, 2020.

The Company elected the fair value option to account for the Subordinated Convertible Note. The Company recorded the Subordinated Convertible Note at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recognized a gain (loss) in the consolidated statements of operations and comprehensive loss of $9.6 million as change in fair value of the convertible note during the three months ended June 30, 2021 and $49.6 million during the six months ended June 30, 2021.

As of June 30, 2021, the outstanding Subordinated Convertible Note is shown on the accompanying consolidated balance sheets at the fair value of $100.3 million.

Other

In August 2016, the Company entered into a $50 million credit and security agreement (the “Credit Agreement”) with a lender for the funding of finance receivables. The Credit Agreement allows for increases in the maximum borrowings under the agreement up to $500 million, bears interest at a rate as defined in the Credit Agreement and matures in February 2023. The Credit Agreement also requires the Company to adhere to certain financial covenants along with certain other financial reporting requirements. The Company did not meet certain of these covenant requirements as of December 31, 2019, for which it received a waiver from the lender. As of December 31, 2020 and 2019, the balance due under this facility was $0.

In connection with the Credit Agreement, the Company granted warrants allowing the lender to purchase up to 2.5% of the Company’s outstanding common stock, or 255,402 warrants. The warrants vest in tranches based upon the occurrence of certain advance events. In 2019, all tranches were vested and one tranche was exercised. In 2020, three tranches were exercised and one tranche was unexercised. There were no warrants unvested on this agreement as of December 31, 2020 and 2019.

In April 2020, the Company borrowed $3.2 million from a bank under the SBA’s Paycheck Protection Program introduced as part of the U.S. Government’s COVID-19 relief efforts (the “PPP Loan”). In June 2021, the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP Loan.

Equity

Common Stock

As of January 1, 2019, the Company had the authority to issue 10,350,000 shares of its common stock. In February 2019, the Company increased the number of authorized Common Shares to 11,000,000. In May 2019, the Company increased the number of authorized common shares to 12,500,000. In May 2019, the Company increased the authorization of shares available under its equity incentive plan to 1,715,191. In March 2020, the Company increased the number of authorized common shares to 14,000,000.

Redeemable Convertible Preferred Stock

The Company has issued Series A redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, Series A-3 redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series B-2 redeemable convertible preferred stock, Series C redeemable convertible preferred stock and Series C-1 redeemable convertible preferred stock. As of December 31, 2019 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 6,766,069 and 7,085,923 shares of redeemable convertible preferred stock, par value $0.0001 per share, respectively.

In March 2019, the Company sold to five existing preferred shareholders $15 million of 3% Subordinated Convertible Notes (the “Subordinated Convertible Notes”) maturing on May 15, 2019, the proceeds of which were to be used for working capital purposes. The Subordinated Convertible Notes were convertible into preferred shares sold during a subsequent qualified or non-qualified financing and at conversion prices as defined in the Subordinated Convertible Notes. In May 2019, all of the Subordinated Convertible Notes were converted into Series C Redeemable Convertible Preferred Stock.

In May 2019, the Board of Directors of the Company authorized the sale of up to 1,932,001 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value (“Series C Redeemable Convertible Preferred Stock”).

Through December 31, 2019, the Company sold 1,574,530 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value. Of the total preferred stock issued of $81.5 million, approximately $66.4 million was received in cash, and approximately $15.1 million resulted from the conversion of all the Subordinated Convertible Notes.

In March 2020, the Board of Directors of the Company authorized the issuance of up to 1,062,600 shares of Series C-1 redeemable convertible preferred stock, $0.0001 par value (“Series C-1 Redeemable Convertible Preferred Stock”). Series C-1 redeemable convertible preferred stock accrues dividends at 8% annually and dividends are only payable when, as, and if declared by the Company’s Board of Directors. Liquidation rights of the Series C-1 redeemable convertible preferred stock are the same as those of the Series C redeemable convertible preferred stock. The Company is under no obligation to pay the accrued dividends. Series C-1 redeemable convertible preferred stock is convertible, at the option of the shareholders, into Common Shares. In the event of a deemed liquidation, as defined, the proceeds of such liquidation will be distributed according to a system of preferential payments, as defined, to each series of redeemable convertible preferred stock outstanding at the time of the liquidation.

Through December 31, 2020, the Company sold 232,323 shares of Series C-1 Redeemable Convertible Preferred Stock for $51.7598 per share, resulting in gross proceeds of approximately $12.0 million. In addition, in December 2020, the Company acquired WTI in exchange for 539,592 shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock.

In December 2020, the Company sold to a third-party lender $10.0 million of 3% Subordinated Convertible Notes maturing on July 31, 2021. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. The Subordinated Convertible Notes are convertible into approximately 196,709 shares of Series C-1 redeemable convertible preferred stock upon maturity, if a qualified conversion event does not occur prior to maturity.

In January 2021, the Company sold to third-party lenders $36.8 million of 3% Subordinated Convertible Notes maturing on July 31, 2021. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. The Subordinated Convertible Notes are convertible into approximately 710,010 shares of Series C-1 redeemable convertible preferred stock upon maturity if a qualified conversion event does not occur prior to maturity.

Contractual Obligations

The table below summarizes debt, lease and other minimum cash obligations outstanding as of December 31, 2020:

	Payments Due by Period
	Total	2021	2022 – 2023	2024 – 2025	Thereafter
	(in thousands)
First lien loan	$25,000	$1,111	$23,334	$555	$—
Subordinated convertible notes, at fair value	14,000	14,000	—	—	—
Second lien loan	5,000	—	5,000	—	—
Other debt	3,207	—	3,207	—	—
Operating lease obligations	2,519	1,119	822	578	—
Total	$49,726	$16,230	$32,363	$1,133	$—

Off-Balance Sheet Arrangements

At June 30, 2021, the Company did not have any material off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Membership Receivables

Membership receivables are recorded at the amount billed to the customer. Membership receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Fees Receivables

Fees receivables, which represent the amounts due to the Company for tips and instant transfer fees related to the Company’s interest-free salary advances (“Instacash”), are recorded at the amount billed to the customer. Fees receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Finance Receivables

Finance receivables are secured and unsecured short-term loans and principal amounts of Instacash advances, which are unsecured. These loans and advances are made to individuals and are reported at their principal amount outstanding, net of deferred origination fees, direct costs, and an allowance for losses. Management has the intent and ability to hold these receivables for the foreseeable future, or until maturity or payoff. Direct origination costs incurred for the origination of finance receivables are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method. Unamortized amounts are recognized in income at the time the loans are sold, charged off or paid in full.

The Company’s charge-off policy is to charge off finance receivables related to loans in the month in which the account becomes 90 days contractually past due and charge off finance receivables related to advances in the month in which the account becomes 60 days past due. If an account is deemed to be uncollectable prior to the applicable date, the Company will charge off the receivable in the month it is deemed uncollectable.

The Company determines the past due status using the contractual terms of the finance receivables. This is the credit quality indicator used to evaluate the required allowance for losses on finance receivables for each portfolio of products.

The Company’s loans operate under individual state laws, which may carry different rates, and have varying terms and conditions depending upon the state in which they are offered. The Company is licensed or exempt from licensing to make loans in substantially all states in the United States of America.

Accrued Interest Receivables

Interest income on loan-related finance receivables is accrued based upon the daily principal amount outstanding except for when these loans are on nonaccrual status. The Company recognizes interest income using the interest method. The Company’s policy is to suspend recognition of interest income on finance receivables and place the loan on nonaccrual status when the account is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain, and the account is less than 90 days contractually past due. Accrued interest receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain. In 2019, the Company sold certain delinquent fully charged-off finance receivables to unrelated third parties. In 2019, the Company recorded $287 of recoveries related to the sale of certain delinquent finance receivables to unrelated third parties. In 2020, there were no recoveries related to the sale of certain delinquent finance receivables to unrelated third parties.

The Company does not recognize interest income on finance receivables associated with Instacash advances, because interest is not charged on Instacash advances. Advances typically include a term of 30 days or less, depending on the individual’s pay cycle. The Company’s policy is to suspend the account when an advance is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Allowance for Losses on Receivables

An allowance for losses on receivables is established to provide for probable losses incurred on the Company’s finance receivables at the balance sheet date and is established through a provision for loan losses. Charge-offs, net of recoveries are charged directly to the allowance. The allowance is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay. The allowance is developed on a general basis, each period, management assesses each product type by origination cohort in order to determine the forecasted performance of those cohorts and arrive at an appropriate allowance rate for that period. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

An allowance for losses on membership and fees receivables is established to provide probable losses incurred in the Company’s membership and fee receivables at the balance sheet date and is established through a provision for losses on receivables. Charge-offs, net of recoveries, are charged directly to the allowance. The allowance is based on management’s assessment of historical charge-offs and recoveries on these receivables, as well as certain qualitative factors including current economic conditions that may affect the customers’ ability to pay. Prior to the period ended June 30, 2021, the allowance related to these receivables had not been material to the consolidated financial statements.

Revenue Recognition

Historically, the MoneyLion Plus membership allowed customers to access affordable credit through asset collateralization, build savings, improve financial literacy and track their financial health. In 2019 the Company began offering the Credit Builder Plus membership, which is intended to emphasize the program’s ability to help customers build credit while also saving. These programs are offered directly to MoneyLion customers. Members also receive access to the Company’s banking account, managed investment services, credit tracking services, and Instacash advances. Revenue is recognized as the Company transfers control of promised goods or services to members, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods or services by considering if it is primarily responsible for fulfillment of the promise, and has the latitude in establishing pricing, among other factors. Based on the Company’s evaluation of these factors, revenue is recorded either gross or net of costs associated with the transaction.

Membership subscription revenue is recognized on a daily basis throughout the term of the individual subscription agreements, as the control of the membership services is delivered to the customer evenly throughout that term. The Company policy is to suspend recognition of subscription revenue when the last scheduled subscription payment is 30 days past due, or when, in the Company’s estimation, the collectability of the account is uncertain. Membership subscription revenue is recognized gross over time.

Members of the Credit Builder Plus membership program typically receive the cash related to loans and interest-free Instacash advances in 1-3 business days. Members may elect to receive cash immediately through the Company’s instant transfer option. The Company charges a fee when the instant transfer option is elected by a member. Instant transfer fees are recognized gross over the term of the loan or Instacash advance, as the services related to these fees are not distinct from the services of the loan or Instacash advance.

Due to the fact that Instacash advances are provided to the customer interest-free, the Company allows customers with the option to provide a tip for the offering. Fees earned on tips are recognized gross over the term of the Instacash advance, as the services related to these fees are not distinct from the services of the Instacash advance.

Affiliate revenue is generated by displaying ads on the Company’s application and by sending emails to members promoting affiliate services. For affiliate services, the Company enters into agreements with the affiliates in the form of a signed contract, which specify the terms of the services and fees, prior to advertising and promotional campaigns being run. The Company recognizes revenue from the display of impression-based ads and distribution of impression-based emails in the period in which the impressions are delivered in accordance with the contractual terms of the customer arrangements. Impressions are considered delivered when a member clicks on the advertisement or promotion.

Stock Options

The Company accounts for stock options granted to employees under the fair value recognition provision of ASC 718, “Compensation — Stock Compensation,” which requires the use of an option valuation model to measure the fair value of options at the date of grant. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock-based awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, such as expected term, common share price, and volatility, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred. Refer to Note 3 of the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019 for further details on the assumptions used in the Black-Scholes model.

Recently Issued and Adopted Accounting Pronouncements

See Note 3 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

Interest rates may adversely impact our customers’ level of engagement on our platform and ability and willingness to pay outstanding amounts owed to us. While we do not charge interest on a lot of our products, higher interest rates could deter customers from utilizing our credit products and other loans. Moreover, higher interest rates may lead to increased delinquencies, charge-offs, and allowances for loans and interest receivable, which could have an adverse effect on our operating results.

Certain of our funding arrangements, and future funding arrangements may, bear a variable interest rate. Given the fixed interest rates charged on many of our loans, a rising variable interest rate would reduce our interest margin earned in these funding arrangements. Dramatic increases in interest rates may make these forms of funding nonviable.

Emerging Growth Company

Fusion is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. Fusion has elected to use this extended transition period under the JOBS Act. Further, the financial statements of MoneyLion also take advantage of the extended transition period for complying with new or revised accounting standards applicable to public companies. As a result, following the Business Combination, New MoneyLion’s consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

DESCRIPTION OF NEW MONEYLION SECURITIES

As a result of the Business Combination, Fusion Shareholders who receive shares of New MoneyLion common stock in the transactions, as well as stockholders of MoneyLion, will become New MoneyLion stockholders. Your rights as New MoneyLion stockholders will be governed by the DGCL and New MoneyLion’s charter and bylaws. The following description of the material terms of New MoneyLion’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. We urge you to read in their entirety the Proposed Charter and Proposed Bylaws, which are attached as Annex B and Annex C, respectively.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of an aggregate of 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of New MoneyLion Class A common stock, $0.0001 par value per share and 200,000,000 shares of preferred stock, $0.0001 par value per share. The shares of New MoneyLion Class A common stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of the record date for the Special Meeting, there were (i)          shares of Class A common stock and          shares of Class B common stock outstanding. Fusion has also issued            warrants, of which          were private placement warrants.

Common Stock

We expect to have approximately shares of 288,750,000 shares of New MoneyLion Class A common stock outstanding immediately after the consummation of the Business Combination, assuming that no shares of outstanding Fusion Class A common stock are redeemed in connection with the Business Combination, MoneyLion does not elect to take any cash as part of the merger consideration at Closing, and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination. In connection with the Business Combination, the founder shares held by our Sponsor will be converted into shares of New MoneyLion Class A common stock.

Voting Rights

Each holder of the shares of New MoneyLion Class A common stock is entitled to one vote for each share of New MoneyLion Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Proposed Charter. The holders of the shares of New MoneyLion Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of New MoneyLion Class A common stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Proposed Charter or the Proposed Bylaws.

Dividend Right

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of New MoneyLion Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New MoneyLion Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New MoneyLion’s affairs, the holders of the shares of New MoneyLion Class A common stock are entitled to share ratably in all assets remaining after payment of New MoneyLion’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of New MoneyLion Class A common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of New MoneyLion Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of New MoneyLion Class A common stock. The rights, preferences and privileges of holders of shares of New MoneyLion Class A common stock will be subject to those of the holders of any shares of the preferred stock New MoneyLion may issue in the future.

Lock-Up Restrictions

Pursuant to the Proposed Bylaws, without the prior written consent of the New MoneyLion Board, in its sole discretion at any time, holders (together with any Permitted Transferees (as defined below) the “Lockup Holders”) of Lockup Securities may not directly or indirectly (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, lend, grant of any option, right or warrant to purchase, purchase of any option or contract to sell, or dispose of or agree to dispose of, filing of (or participation in the filing of) a registration statement with the SEC or establishment or increase of put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Lockup Securities, (ii) enter into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lockup Securities or (iii) publicly announces or discloses any action or intention to effect any transaction specified in clause (i) or (ii) (“Transfer”), any Lockup Securities during the Lockup Period without the prior written consent of the New MoneyLion Board.

Notwithstanding the foregoing, Lockup Securities may be transferred during the Lockup Period:

•        to New MoneyLion’s officers or directors, any affiliate or family member of any of New MoneyLion’s officers or directors;

•        to any affiliate of such Lockup Holder or any partner, member or equityholder of such Lockup Holder or any of their respective affiliates;

•        to any other Lockup Holder;

•        in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

•        in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual;

•        in the case of an individual, pursuant to a qualified domestic relations order;

•        in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

•        by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased;

•        by virtue of the laws of the State of Delaware or the dissolution of such Lockup Holder; or

•        in the event of New MoneyLion’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the New MoneyLion’s stockholders having the right to exchange their shares of New MoneyLion Class A common stock for cash, securities or other property.

Any person or entity to whom a Lockup Holder is permitted to Transfer any Lockup Securities pursuant to the immediately preceding paragraph (“Permitted Transferees”).

Preferred Stock

The Proposed Charter authorizes the New MoneyLion Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Proposed Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of New MoneyLion Class A common stock. The New MoneyLion Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

New MoneyLion could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of New MoneyLion Class A common stock might believe to be in their best interests or in which the holders of New MoneyLion Class A common stock might receive a premium over the market price of the shares of New MoneyLion Class A common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of New MoneyLion Class A common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New MoneyLion Class A common stock.

Warrants

MoneyLion Warrants

In connection with the Business Combination, each outstanding and unexercised warrant to purchase MoneyLion common stock from MoneyLion, subject to certain exceptions, shall be converted into a warrant to acquire shares of New MoneyLion Class A common stock and each holder of a warrant to acquires shares of New MoneyLion shall cease to have any rights with respect to warrants to acquire shares of MoneyLion common stock.

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 17,500,000 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire shares of New MoneyLion Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New MoneyLion Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing, provided that New MoneyLion has an effective registration statement under the Securities Act covering the shares of New MoneyLion Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or it permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. A holder may exercise its warrants only for a whole number of shares of New MoneyLion Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New MoneyLion Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New MoneyLion Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New MoneyLion satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New MoneyLion Class A common stock upon exercise of a warrant unless the shares of New MoneyLion Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of New MoneyLion Class A common stock underlying such unit.

Fusion is not registering the shares of common stock issuable upon exercise of its warrants at this time. However, New MoneyLion has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New MoneyLion Class A common stock issuable upon exercise of the warrants. New MoneyLion will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New MoneyLion Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of New MoneyLion Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the warrants become exercisable, New MoneyLion may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of New MoneyLion Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New MoneyLion for cash, New MoneyLion may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New MoneyLion issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New MoneyLion Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of New MoneyLion Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If New MoneyLion calls the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New MoneyLion Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New MoneyLion Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New MoneyLion Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our shares of New MoneyLion Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of New MoneyLion Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New MoneyLion Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New MoneyLion Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New MoneyLion Class A common stock is increased by a share capitalization payable in shares of New MoneyLion Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New MoneyLion Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of New MoneyLion Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New MoneyLion Class A common stock equal to the product of (i) the number of shares of New MoneyLion Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New MoneyLion Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per shares of New MoneyLion Class A common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New MoneyLion Class A common stock, in determining the price payable for shares of New MoneyLion Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New MoneyLion Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New MoneyLion Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Fusion (prior to the Closing) or New MoneyLion (from and following the Closing), at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Fusion Class A common stock in connection with the Closing, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of the obligation to redeem 100% of Fusion Class A common stock if it does not complete its initial business combination within 18 months from the closing of its IPO or to provide for redemption in connection with a business combination, or (e) in connection with the redemption of Fusion’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of New MoneyLion Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of New MoneyLion Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New MoneyLion Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New MoneyLion Class A common stock.

Whenever the number of shares of New MoneyLion Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New MoneyLion Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New MoneyLion Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Fusion Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of Fusion’s initial business combination at an issue price or effective issue price of less than $9.20 per share of Fusion Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or its affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of the shares of New MoneyLion Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New MoneyLion Class A common stock (other than those described above or that solely affects the par value of such shares of New MoneyLion Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New MoneyLion Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New MoneyLion Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New MoneyLion Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New MoneyLion Class A common stock in such a transaction is payable in the form of shares of New MoneyLion Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of New MoneyLion Class A common stock. After the issuance of shares of New MoneyLion Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New MoneyLion Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of New MoneyLion Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New MoneyLion Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New MoneyLion Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of New MoneyLion Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of New MoneyLion Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of New MoneyLion Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with Fusion’s initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan Fusion funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the shares of New MoneyLion Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing (except in limited circumstances).

Our Transfer Agent and Warrant Agent

The transfer agent and warrant agent will be Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Proposed Charter, Proposed Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New MoneyLion by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as the shares of New MoneyLion Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The New MoneyLion Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of New MoneyLion or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable the New MoneyLion Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New MoneyLion by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies and Newly Created Directorships

The Proposed Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, no director may be removed from office by the stockholders other than for cause with the affirmative of vote of at least 66 2/3% of the total voting power then outstanding. The Proposed Charter further provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

The Proposed Charter provides that special meetings of our stockholders may be called at any time only by board of directors acting pursuant to a resolution adopted by the board of directors, subject to the rights of holders of any series of preferred stock then outstanding The Proposed Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of New MoneyLion.

Director Nominations and Stockholder Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, subject to specified exceptions. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Proposed Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New MoneyLion.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New MoneyLion, the Proposed Charter does not permit our holders of common stock to act by consent in writing.

Lock-Up Restrictions

As discussed above in the section titled “Lock-Up Restrictions,” without the prior written approval of the New MoneyLion Board, holders of a substantial majority of New MoneyLion Class A common stockholders will not be permitted to transfer their shares until the date that is 180 days after the Closing Date, subject to certain exceptions as detailed above.

Section 203 of the DGCL

New MoneyLion will be subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•        prior to the date of the transaction, New MoneyLion Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the date of the transaction, the business combination is approved by the New MoneyLion Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Fusion Board expects the existence of this provision to have an anti-takeover effect with respect to transactions the New MoneyLion Board does not approve in advance. The Fusion Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of the Proposed Charter and Proposed Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of New MoneyLion’s common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in New MoneyLion’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the Effective Time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

The Proposed Charter provides that, unless New MoneyLion consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New MoneyLion, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New MoneyLion to New MoneyLion or New MoneyLion’s stockholders, (iii) any action asserting a claim against New MoneyLion, its directors, officers or employees arising pursuant to any provision of the DGCL or New MoneyLion’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against New MoneyLion, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of New MoneyLion shall be deemed to have notice of and consented to these provisions.

It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable and, accordingly, New MoneyLion could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that the board of directors expects New MoneyLion’s forum selection provisions to provide.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Proposed Charter.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are our or our subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. The Proposed Charter will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New MoneyLion. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under the Proposed Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The New MoneyLion Class A common stock will be listed on the NYSE under the symbol “ML.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of New MoneyLion for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New MoneyLion at the time of, or at any time during the three months preceding, a sale and (ii) New MoneyLion is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of New MoneyLion for at least six months but who are affiliates of New MoneyLion at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of New MoneyLion Class A common stock then outstanding; or

•        the average weekly reported trading volume of New MoneyLion’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New MoneyLion under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New MoneyLion.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Fusion’s Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Fusion has completed its initial business combination.

Following the Closing, New MoneyLion will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS

General

Fusion is incorporated under the laws of the State of Delaware and the rights of Fusion Stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and Fusion’s bylaws. As a result of the Business Combination, Fusion Stockholders who receive shares of New MoneyLion Class A common stock will become New MoneyLion stockholders. New MoneyLion is incorporated under the laws of the State of Delaware and the rights of New MoneyLion stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and Proposed Bylaws. Thus, following the Business Combination, the rights of Fusion Stockholders who become New MoneyLion stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and Fusion’s bylaws and instead will be governed by the Proposed Charter and Proposed Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Fusion Stockholders under the Current Charter and Fusion’s bylaws (left column), and the rights of New MoneyLion’s stockholders under forms of the Proposed Charter and Proposed bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Fusion’s Charter and Fusion’s bylaws, and forms of the Proposed Charter and Proposed bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.

Fusion	New MoneyLion
Authorized Capital Stock

The Current Charter authorizes 401,000,000 shares of capital stock, consisting of 380,000,000 shares of Fusion Class A common stock and 20,000,000 shares of Fusion Class B common stock, and 1,000,000 shares of preferred stock.

The Proposed Charter authorizes 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of New MoneyLion Class A common stock and 200,000,000 shares of preferred stock.
Rights of Preferred Stock

The Fusion Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions.

The New MoneyLion Board may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions.

Number and Qualification of Directors

The number of directors of Fusion, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be determined from time to time exclusively by resolution adopted by a majority of the Fusion Board.

None of the directors need be a stockholder of Fusion.

The number of directors that constitute the entire New MoneyLion Board, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be determined from time to time exclusively by resolution adopted by the New MoneyLion Board.

None of the directors need be a stockholder of New MoneyLion.

Fusion	New MoneyLion
Election of Directors

The Current Charter provides for three class of directors. At Fusion’s annual meeting, one class of directors is elected for a three-year term and each until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Fusion Board among the classes, but in no case will a decrease in the number of directors constituting the Fusion Board shorten the term of any incumbent director.

Fusion’s bylaws provide that, subject to the rights of the holders of one or more series of preferred stock, directors will be elected by a plurality of votes cast in respect of shares of capital stock, present in person or represented by proxy, and entitled to vote in the election of directors at a meeting of stockholders.

The Proposed Charter provides for three classes of directors. At New MoneyLion’s annual meeting, one class of directors is elected for a three-year term and each until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

The Proposed Bylaws provide that, subject to the rights of the holders of one or more series of preferred stock, directors will be elected by a plurality of votes cast in respect of shares of capital stock of New MoneyLion, present in person or represented by proxy, and entitled to vote in the election of directors at a meeting of stockholders.

Removal of Directors

The Current Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Fusion capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock of New MoneyLion entitled to vote on the election of such director, voting together as a single class.

Voting
Each Fusion Share is entitled to one vote on all matters properly at a meeting of stockholders.	Each share of New MoneyLion Class A common stock is entitled to one vote on all matters properly at a meeting of stockholders.
Cumulative Voting
Delaware law allows for cumulative voting only if provided for in Fusion’s charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in New MoneyLion’s charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors

Any newly created directorship on the Fusion Board that results from an increase in the number of directors and any vacancy occurring in the Fusion Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and each director so elected shall hold office for a term that shall coincide with the term to the class to which such director shall have been elected.

Any newly created directorship on the New MoneyLion Board that results from an increase in the number of directors and any vacancy occurring in the New MoneyLion Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term to the class to which such director shall have been elected.

Special Meeting of the Board of Directors

Fusion’s bylaws provide that special meetings of the Fusion Board may be called by the chairman of the Fusion Board or the President and shall be called by the chairman of the Fusion Board, President or the Secretary, on the written request of at least a majority of directors then in office, or the sole director.

The Proposed Bylaws provide that special meetings of the New MoneyLion Board may be called by the chairman of the New MoneyLion Board or the President and shall be called by the chairman of the New MoneyLion Board, President or the Secretary, on the written request of three directors of the New MoneyLion Board.

Fusion	New MoneyLion
Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, the Current Charter does not permit our holders of common stock to act by consent in writing, except that holders of Class B common stock may take action by written consent in lieu of taking action at a meeting of stockholders.

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New MoneyLion, the Proposed Charter does not permit our holders of common stock to act by consent in writing.

Amendment to Certificate of Incorporation
The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the Current Charter.

The Proposed Charter requires the approval by affirmative vote of the holders of at least 66⅔% in voting power of the then outstanding shares of common stock of New MoneyLion to amend certain provisions of the Proposed Charter as follows: Article 4, Section 4(B), which addresses the voting rights of holders of MoneyLion Class A common stock and holders of MoneyLion preferred stock; Article 5, which addresses requirements relating to the amendment of our Bylaws; Article 6, which addresses the number, election, terms and removal of the classified board structure and any directors thereof; Article 7, which addresses the conduct of our annual meetings and special meetings, the requirement that special meetings be called only by the New MoneyLion Board; and the requirement that stockholders take action at a meeting rather than by written consent; and Article 9, which addresses requirements to amend, alter, change or repeal certain provisions of the Proposed Charter.

Amendment of the Bylaws
Our Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the bylaws.	The Proposed Charter requires the approval by affirmative vote of the holders of at least 66⅔% of the common stock of New MoneyLion to adopt, amend, alter or repeal the bylaws.

Fusion	New MoneyLion
Quorum

Board of Directors.    At all meetings of the Fusion Board, a majority of the directors will constitute a quorum for the transaction of business except as otherwise expressly required by law, the Current Charter or the Fusion bylaws, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Fusion Board.

Stockholders.    The holders of record of a majority of the total voting power of all outstanding securities of Fusion generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting, without notice other than announcement at the meeting, to reconvene at the same or some other place. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Board of Directors.    At all meetings of the New MoneyLion Board, a majority of the directors will constitute a quorum for the transaction of business except as otherwise expressly required by law or by the Proposed Charter, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the New MoneyLion Board.

Stockholders.    The holders of record of a majority of the total voting power of all outstanding securities of New MoneyLion generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Interested Directors

The Current Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any expectancy that Fusion has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Fusion directors, officers or their affiliates, except with respect to any of the directors, officers, or their affiliates of Fusion with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Fusion and (i) such opportunity is one that Fusion is legally and contractually permitted to undertake and would otherwise be reasonable for Fusion to pursue and (ii) the director or officer is permitted to refer that opportunity to Fusion without violating any legal obligation.

The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are our or our subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. The Proposed Charter will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New MoneyLion. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under the Proposed Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Fusion	New MoneyLion
Special Stockholder Meetings

The Current Charter provides that special meetings of the Fusion stockholders may be called at any time only by the chairman of the Fusion Board, Chief Executive Officer of Fusion, or by the Fusion Board acting pursuant to a resolution adopted by a majority of the Fusion Board, subject to the rights of holders of any series of preferred stock then outstanding.

The Fusion bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

The Proposed Charter provides that special meetings of our stockholders may be called at any time only by board of directors acting pursuant to a resolution adopted by the board of directors, subject to the rights of holders of any series of preferred stock then outstanding.

The Proposed Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, if any, date and time of each meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). Unless otherwise provided by Delaware law, such notice shall be delivered by Fusion not less than 10 nor more than 60 days before the date of the meeting. The Fusion chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, Fusion may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware law, New MoneyLion’s certificate of incorporation or bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The New MoneyLion Board or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, New MoneyLion may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Fusion	New MoneyLion
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of Fusion and (ii) the business must be a proper matter for stockholder action. To be timely, a Fusion Stockholder’s notice must be received by the Secretary at the principal executive offices of Fusion not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Fusion. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Fusion bylaws.

The stockholder must (i) give timely notice thereof in written to the Secretary of New MoneyLion, and (ii) any such proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of New MoneyLion not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.

Stockholder Nominations of Persons for Election as Directors

The stockholder must give timely notice of nominations of persons for election to the Fusion Board in written to the Secretary of Fusion. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Fusion (i) in the case of an annual meeting, not later than close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Fusion; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

The stockholder must give timely notice of nominations of persons for election to the New MoneyLion Board in written to the Secretary of New MoneyLion. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of New MoneyLion (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than 150 days prior to the date of the special meeting or later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which the public announcement of the date of the special meeting is first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.

Fusion	New MoneyLion
Limitation of Liability of Directors and Officers

A director of Fusion shall not be personally liable to Fusion or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended, unless a director violated his or her duty of loyalty to Fusion or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

A director of New MoneyLion shall not be personally liable to New MoneyLion or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended.

Indemnification of Directors, Officers

Fusion will indemnify any person for any proceeding by reason of being a director, officer, employee or agent of Fusion or, while a director, officer, employee or agent is or was serving at the request of Fusion as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity. Fusion shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred.

New MoneyLion will indemnify any person for any proceeding by reason of being a director, officer, employee or agent of New MoneyLion or, while a director, officer, employee or agent is or was serving at the request of New MoneyLion as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise.

Dividends

Subject to the rights of the holders of Fusion preferred stock, and to the other provisions of the Current Charter, dividends and other distributions in cash, property or capital stock of Fusion may be declared and paid ratably on the Fusion Shares out of the assets of Fusion which are legally available for this purpose at such times and in such amounts as the Fusion Board in its discretion shall determine.

Subject to the rights of the holders of New MoneyLion preferred stock, and to the other provisions of the Proposed Charter, dividends and other distributions in cash, property or capital stock of New MoneyLion may be declared and paid ratably on the New MoneyLion Class A common stock out of the assets of New MoneyLion which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.

Liquidation

The Current Charter provides that, in the event of any liquidation, dissolution or winding up of Fusion, the holders of Fusion Shares are entitled to receive, subject to applicable law, the preferential rights as to distributions upon such liquidation event of the holders outstanding shares of preferred stock, and Article IX of the Current Charter, relating to business combination requirements, ratable and proportionate to the number of Fusion shares held by them.

The Proposed Charter provides that, in the event of any liquidation, dissolution or winding up of New MoneyLion, the holders of shares of New MoneyLion Class A common stock are entitled to receive, subject to the preferential rights as to distributions upon such liquidation event of each of the creditors of New MoneyLion and the holders of all classes or series of stock at the time outstanding, their ratable and proportionate share of the remaining assets of New MoneyLion.

Fusion	New MoneyLion
Supermajority Voting Provisions

The Current Charter does not contain any supermajority voting provisions.

The Fusion bylaws require the approval of an affirmative vote of at least 66⅔% in voting power of the then outstanding shares of capital stock of Fusion to amend or repeal Section 8 of the Fusion bylaws, which addresses indemnification rights to certain directors or officers of Fusion.

The Proposed Charter requires the approval by affirmative vote of the holders of at least 66⅔% in voting power of the then outstanding shares of common stock of New MoneyLion to amend certain provisions of the Proposed Charter as follows: Article 4, Section 4(B), which addresses the voting rights of holders of MoneyLion Class A common stock and holders of MoneyLion preferred stock; Article 5, which addresses requirements relating to the amendment of our Bylaws; Article 6, which addresses the number, election, terms and removal of the classified board structure and any directors thereof; Article 7, which addresses the conduct of our annual meetings and special meetings, the requirement that special meetings be called only by the New MoneyLion Board; and the requirement that stockholders take action at a meeting rather than by written consent; and Article 9, which addresses requirements to amend, alter, change or repeal certain provisions of the Proposed Charter.

The Proposed Charter requires the approval by affirmative vote of the holders of at least 66⅔% of the common stock of New MoneyLion to adopt, amend, alter or repeal the bylaws.

The Proposed Charter provides that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock of New MoneyLion entitled to vote on the election of such director, voting together as a single class.

Anti-Takeover Provisions and Other Stockholder Protections

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of Fusion’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. In addition, the anti-takeover provisions and other stockholder protections in the Current Charter include a staggered board, a prohibition on stockholder action by written consent (subject to exceptions, described above under “Stockholder Action by Written Consent”) and blank check preferred stock.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of New MoneyLion’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. In addition, the anti-takeover provisions and other stockholder protections in the Proposed Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock.

Preemptive Rights
There are no preemptive rights relating to the Fusion Shares.	There are no preemptive rights relating to shares of New MoneyLion Class A common stock.

Fusion	New MoneyLion
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Fusion’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule. The Fusion Board may exercise all such authority and powers of Fusion and do all such lawful acts and things as are not by statute or the Fusion’s charter directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing New MoneyLion’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule. The New MoneyLion Board may exercise all such authority and powers of New MoneyLion and do all such lawful acts and things as are not by statute or the New MoneyLion’s charter directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records

Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Fusion’s stock ledger, a list of its stockholders and its other books and records.

Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New MoneyLion’s stock ledger, a list of its stockholders and its other books and records.

Choice of Forum

The Current Charter provides that, unless Fusion consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Fusion, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Fusion to Fusion or Fusion’s stockholders, (iii) any action asserting a claim against Fusion, its directors, officers or employees arising pursuant to any provision of the DGCL or Fusion’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against Fusion, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction

The Proposed Charter provides that, unless New MoneyLion consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf of New MoneyLion, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New MoneyLion to New MoneyLion or New MoneyLion’s stockholders, (iii) any action asserting a claim against New MoneyLion, its directors, officers or employees arising pursuant to any provision of the DGCLor New MoneyLion’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against New MoneyLion, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel,

Fusion	New MoneyLion

of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Fusion shall be deemed to have notice of and consented to these provisions.

except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Fusion shall be deemed to have notice of and consented to these provisions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Fusion as of June 30, 2021 (the “Ownership Date”), which is prior to the Business Combination and (ii) the expected beneficial ownership of shares of New MoneyLion’s common stock immediately following the Closing (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:

•        each person who is known to be the beneficial owner of more than 5% of Fusion common stock and is expected to be the beneficial owner of more than 5% of shares of New MoneyLion common stock post-Business Combination;

•        each of Fusion’s current executive officers and directors;

•        each person who will become an executive officer or director of New MoneyLion post-Business Combination; and

•        all executive officers and directors of Fusion as a group pre-Business Combination, and all executive officers and directors of New MoneyLion post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Fusion common stock pre-Business Combination is based on 43,750,000 shares of Fusion common stock (including 35,000,000 public shares and 8,750,000 founder shares) issued and outstanding as of June 30, 2021. The expected beneficial ownership of New MoneyLion Class A common stock held by the directors and executive officers of New MoneyLion and each person who is expected to be the beneficial owner of more than 5% of such shares after the consummation of the Business Combination is based upon the number of shares of MoneyLion capital stock and options to acquire such stock issued and outstanding as of June 30, 2021.

The expected beneficial ownership of shares of New MoneyLion common stock post-Business Combination assumes two scenarios (in each case, excluding earn-out consideration):

(i)     a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) New MoneyLion issues 210,000,000 shares of New MoneyLion common stock and elects to receive $100 million in aggregate cash pursuant to the Merger Agreement; and

(ii)    a “maximum redemption” scenario where (i) 26,675,623 of Fusion’s outstanding public shares are redeemed in connection with the Business Combination and (ii) New MoneyLion issues 220,000,000 shares of New MoneyLion common stock.

	Before the Business Combination			After the Business Combination
Name and Address of Beneficial Owner	Number of shares of Fusion common stock	%	% of Total Voting Power	Assuming No Redemption		Assuming Maximum Redemption
				Number of shares of New MoneyLion Class A common stock	% of Total Voting Power	Number of shares of New MoneyLion Class A common stock	% of Total Voting Power
Fusion Sponsor LLC(1)(2)	8,750,000	20.0%	20.0%	8,750,000	3.5%	8,750,000	3.7%
John James(1)(2)	8,750,000	20.0%	20.0%	8,750,000	3.5%	8,750,000	3.7%
Jeffrey Gary(1)	—	—	—	—	—	—	—
Jim Ross(1)	—	—	—	—	—	—	—
Kelly Driscoll(1)	—	—	—	—	—	—	—
Ben Buettell(1)	—	—	—	—	—	—	—
All Directors and Executive Officers of Fusion as a Group (five individuals)	8,750,000	20.0%	20.0%	8,750,000	3.5%	8,750,000	3.7%

	Before the Business Combination			After the Business Combination
Name and Address of Beneficial Owner	Number of shares of Fusion common stock	%	% of Total Voting Power	Assuming No Redemption		Assuming Maximum Redemption
				Number of shares of New MoneyLion Class A common stock	% of Total Voting Power	Number of shares of New MoneyLion Class A common stock	% of Total Voting Power
Directors and Executive Officers of New MoneyLion After Consummation of the Business Combination
Diwakar (Dee) Choubey(3)(4)	—	—	—	21,581,537	6.7%	22,530,176	7.4%
Richard (Rick) Correia(3)	—	—	—	4,485,696	1.4%	4,682,870	1.5%
Samantha Roady(3)	—	—	—	1,684,210	0.5%	1,758,241	0.6%
Timmie (Tim) Hong(3)	—	—	—	2,178,303	0.7%	2,274,052	0.7%
Chee Mun Foong(3)	—	—	—	2,827,772	0.9%	2,952,070	1.0%
Bill Davaris(3)	—	—	—	701,380	0.2%	732,210	0.2%
Arthur Berd(3)(5)	—	—	—	1,954,102	0.6%	2,039,996	0.7%
Jerry Weiss(3)	—	—	—	97,975	0.0%	102,281	0.0%
Jon Stevenson(3)	—	—	—	952,595	0.3%	994,468	0.3%
Adam VanWagner(3)	—	—	—	52,063	0.0%	54,352	0.0%
John Chrystal(3)	—	—	—	137,903	0.0%	143,965	0.0%
Gregory DePetris(3)	—	—	—	229,828	0.1%	239,930	0.1%
Chris Sugden(3)(8)	—	—	—	—	—	—	—
Lisa Gersh(3)	—	—	—	—	—	—	—
Matt Derella(3)	—	—	—	—	—	—	—
Michael Paull(3)	—	—	—	—	—	—	—
Annette Nazareth(3)	—	—	—	—	—	—	—
Ambassador (Ret) Dwight L. Bush(3)	—	—	—	—	—	—	—
Jeffrey Gary(1)	—	—	—	—	—	—	—
All Directors and Executive Officers of New MoneyLion as a Group (nineteen individuals)	—	—	—	36,883,364	11.5%	38,504,610	12.0%
Five Percent Holders:
Rohit D’Souza(3)(6)	—	—	—	25,396,308	7.9%	26,512,629	8.7%
Fintech Collective(7)	—	—	—	19,352,425	6.0%	20,203,081	6.6%
Edison Partners(8)	—	—	—	33,698,673	10.5%	35,179,934	11.5%
Greenspring(9)	—	—	—	24,140,485	7.5%	25,201,605	8.3%

____________

*        Less than one percent.

(1)      The business address of each of these stockholders is 667 Madison Avenue, 5th Floor, New York, New York 10065.

(2)      The Sponsor is the record holder of the shares reported herein. Each of our officers and directors are among the members of the Sponsor. John James is the sole managing member of the Sponsor. Mr. James has voting and investment discretion with respect to the common stock held of record by the Sponsor. Each of our officers and directors other than Mr. James disclaims any beneficial ownership of any shares held by the Sponsor. After the Business Combination amounts exclude 8,100,000 shares underlying private placement warrants held by the Sponsor.

(3)      The business address of each of these stockholders is c/o MoneyLion Inc., 30 West 21st Street, 9th Floor, New York, NY 10010.

(4)      Includes (i) 91,077 (assuming no redemption) and 95,080 (assuming maximum redemption) shares and 125,904 (assuming no redemption) and 131,439 (assuming maximum redemption) options exercisable into shares held by Mr. Choubey’s spouse and (ii) 3,474,275 (assuming no redemption) and 3,626,991 (assuming maximum redemption) shares held in trusts, the beneficiaries of which are members of Mr. Choubey’s family. Mr. Choubey disclaims beneficial ownership of all shares held of record by such trusts.

(5)      Includes 977,051 (assuming no redemption) and 1,019,998 (assuming maximum redemption) shares held in trust, the beneficiaries of which are members of Mr. Berd’s family. Mr. Berd disclaims beneficial ownership of all shares held of record by such trust.

(6)      Includes 22,000,907 (assuming no redemption) and 22,967,980 (assuming maximum redemption) shares indirectly beneficially owned through RDS MoneyLion Holdings I, LLC, 1,634,502 (assuming no redemption) and 1,706,349 (assuming maximum redemption) shares indirectly beneficially owned through Bear Creek Ventures, LLC and 1,760,898 (assuming no redemption) and 1,838,300 (assuming maximum redemption) shares indirectly beneficially owned through Telluride Capital Ventures, LLC.

(7)      FinTech Collective, LLC (“Fintech Collective”) holds shares in MoneyLion through FinTech Collective II-AV LLC, FinTech Collective SL1 LLC, FinTech Collective SL2 LLC, FinTech Collective SL3 LLC, FinTech Collective SL4 LLC, and FinTech Collective W2 LLC. FinTech Collective, LLC is the sole manager of FinTech Collective Management LLC, which in turn manages the above-mentioned shareholders of MoneyLion. The business address is 200 Park Avenue South, Suite 1611, New York NY 10003.

(8)      Edison Partners VIII, L.P. (“Edison Partners”), a Delaware limited partnership, is a registered holder of shares in MoneyLion, Inc. Edison VIII GP LLC, a Delaware limited liability company, is the general partner of Edison Partners VIII, L.P. Christopher S. Sugden is the Managing Member of the general partner. The business address of Edison Partners and its general partner is: Edison Partners, 281 Witherspoon Street, Suite 300, Princeton, NJ 08540.

(9)      Greenspring Associates, LLC (“Greenspring”) is the investment manager of several direct shareholders of MoneyLion, including AU Special Investments II, L.P., Greenspring Global Partners VIII-A, L.P., Greenspring Global Partners VIII-C, L.P., Greenspring Opportunities IV, L.P., and Greenspring SK Special, L.P. (collectively, the “Greenspring Funds”). Greenspring has voting and dispositive power over the shares held by the Greenspring Funds pursuant to each Greenspring Fund’s limited partnership agreement and certain investment management agreements to which Greenspring and such Greenspring Funds are parties. The address for Greenspring is 100 Painters Mill Road, Suite 700, Owings Mills, MD 21117.

NEW MONEYLION MANAGEMENT AFTER THE BUSINESS COMBINATION

Board of Directors and Management after the Business Combination

The following persons are expected to serve as New MoneyLion’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Executive Officers
Diwakar (Dee) Choubey	40	Chief Executive Officer
Richard (Rick) Correia	48	Chief Financial Officer
Samantha Roady	51	Chief Operating Officer
Timmie (Tim) Hong	39	Chief Product Officer
Chee Mun Foong	43	Chief Technology Officer
Bill Davaris	48	Chief Marketing Officer
Arthur Berd	54	Head of Advice
Jerry Weiss	63	Head of Credit Risk
Jon Stevenson	46	Head of Wealth Management
Adam VanWagner	40	General Counsel

Directors
John Chrystal	63	Non-Executive Chairman of the Board of Directors, Director Nominee
Diwakar (Dee) Choubey	40	Director Nominee
Gregory DePetris	46	Director Nominee
Chris Sugden	51	Director Nominee
Jeffrey Gary	58	Director
Lisa Gersh	62	Director Nominee
Matt Derella	43	Director Nominee
Michael Paull	49	Director Nominee
Annette Nazareth	65	Director Nominee
Ambassador (Ret) Dwight L. Bush	64	Director Nominee

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Diwakar (Dee) Choubey, 40, co-founded MoneyLion in 2013 and has been its Chief Executive Officer since inception. Prior to co-founding MoneyLion, Mr. Choubey was a senior investment banking professional at Barclays from 2011 to 2013. Prior to joining Barclays, Mr. Choubey was a Vice President at Citadel Securities from 2009 to 2011. Prior to joining Citadel, Mr. Choubey was an investment banking professional at Goldman Sachs from 2005 to 2009 and Citigroup from 2003 to 2005. Mr. Choubey holds a Bachelor of Arts in Economics with Honors from the University of Chicago.

Richard (Rick) Correia, 48, joined MoneyLion in 2016 and serves as its Chief Financial Officer. Prior to joining MoneyLion, Mr. Correia served in various roles at Citadel from 2008 to 2016, most recently as the Chief Operating Officer of Surveyor Capital. Prior to joining Citadel, Mr. Correia served in various roles at Merrill Lynch from 2001 to 2008, most recently as the Chief Operating Officer of Alternative Investments. Previously, Mr. Correia was a Manager at Accenture. Mr. Correia received a Bachelor of Commerce from Queen’s University, Canada.

Samantha Roady, 51, joined MoneyLion in 2016 as a member of the Board of Directors and subsequently joined MoneyLion as Chief Operating Officer in 2019. Prior to joining MoneyLion, Ms. Roady served in various roles at GAIN Capital from 1999 to 2019, initially as a founding partner and Chief Marketing Officer, and most recently as the President of GAIN’s retail brokerage business, which operates multiple direct-to-consumer brands in the U.S. and internationally, including FOREX.com. In this role, she drove commercial strategy and oversaw sales, marketing, partnerships, product management, customer operations, and regional management. Previously, Ms. Roady served as the Global Marketing Director of FNX Limited. Ms. Roady holds a Bachelor of Arts in International Affairs from James Madison University.

Timmie (Tim) Hong, 39, joined MoneyLion in 2015 and serves as its Chief Product Officer. Prior to joining MoneyLion, Mr. Hong was a part of the founding team of Tsumobi from 2011 to 2015, where he was responsible for growth, marketing, product and analytics. Previously, Mr. Hong was Senior Vice President of Product Development and Analytics at EmSense Corporation. Mr. Hong holds a Master of Science in Management Science and Engineering from Stanford University and a Bachelor of Science in Materials Science, Engineering and Physics from MIT.

Chee Mun Foong, 43, co-founded MoneyLion in 2013 and has been its Chief Technology Officer since inception. Prior to co-founding MoneyLion, Mr. Foong served in various roles at Simulex from 1999 to 2013, most recently as Vice President of Technology. Mr. Foong holds a Bachelor of Science in Electrical Engineering from Purdue University.

Bill Davaris, 48, joined MoneyLion in 2018 and serves as its Chief Marketing Officer. Prior to joining MoneyLion, Mr. Davaris served as the Chief Creative Officer of Madras Global where he led brand strategy and creative services between 2016 and 2018. Prior to Madras, Mr. Davaris served as the Executive Creative Director and Senior Partner of Ogilvy and Mather from 1999 to 2016. At Ogilvy he drove strategy and creative services, including within the categories of tech, retail, pharmaceuticals, financial services, packaged goods, and telecommunications. Previously, Mr. Davaris served as a Senior Creative with Karlin + Pimsler, Draft Direct and HMG Saatchi & Saatchi. Mr. Davaris holds a Bachelor of Arts in Advertising from the School of Visual Arts.

Arthur Berd, 54, joined MoneyLion in 2020 and serves as its Head of Advice. Prior to that, Mr. Berd co-founded Wealth Technologies Inc. in 2016, and led its technology and analytics until its merger with MoneyLion in 2020. Mr. Berd also founded General Quantitative LLC in 2012 and served as its Chief Executive Officer until 2020. Previously, Mr. Berd served in quantitative portfolio management, research and strategy roles in Capital Fund Management, BlueMountain Capital, Lehman Brothers, Goldman Sachs, and Morgan Stanley between 1996 and 2012. Mr. Berd holds a Ph.D. in Physics from Stanford University, and a Master of Science in Theoretical Physics from the Moscow Institute of Physics and Technology.

Jerry Weiss, 63, joined MoneyLion in 2019 and serves as its Head of Credit Risk. Prior to joining MoneyLion, Mr. Weiss served as Credit Risk and Capital Operations Lead at Square Capital from 2017 to 2018. Prior to Square Capital, Mr. Weiss served as Chief Credit Officer at Bond Street from 2014 to 2017. Previously, Mr. Weiss held various portfolio management and business risk roles at Citibank, Washington Mutual, Bank of America, and JP Morgan between 1985 and 2013. Mr. Weiss is a Credit Risk Advisor to Theorem LP, a Board Member of Accion East, and the founder of Lone Wolf Risk Management Consulting. Mr. Weiss holds an MBA in Finance from the New York University Stern School of Business and a Bachelor of Arts in Economics from Reed College.

Jon Stevenson, 46, joined MoneyLion in 2018 and serves as its Head of Wealth Management. Prior to joining MoneyLion, Mr. Stevenson was a Managing Director at Stifel Financial from 2015-2018, most recently serving as Head of Alternative Investments. Prior to joining Stifel Financial, Mr. Stevenson served in various roles at Barclays Wealth & Investment Management in the U.S. from 2009 to 2015, most recently as Managing Director, head of Investment Management Platforms. Previously, Mr. Stevenson was a Director, Global Equities & Alternative Investments at Bank of America Merrill Lynch from 2006 to 2009. Mr. Stevenson holds an MBA from Dalhousie University, Canada, and a Bachelor of Business Administration from the University of New Brunswick, Canada.

Adam VanWagner, 40, joined MoneyLion in 2018 and serves as its General Counsel. Prior to joining MoneyLion, Mr. VanWagner was a lawyer with Kleinberg Kaplan from 2015 to 2018 and Davis Polk & Wardwell from 2012 to 2015. Previously, Mr. VanWagner was an entertainment industry professional holding various production and studio positions from 2005 to 2009. Mr. VanWagner holds a Juris Doctor from the Fordham University School of Law and a Bachelor of Arts from the University of Minnesota.

Directors

John Chrystal, 63, joined MoneyLion’s Board of Directors in 2016. Since June 2013, he has served as a Director of The Bancorp and its subsidiaries and has served as Vice Chairman since April 2017. Mr. Chrystal previously served as Interim Chief Executive Officer of The Bancorp, Inc., and President of The Bancorp Bank, from December 2015 through May 2016. Mr. Chrystal has served as a director of MCAP Acquisition Corp, a SPAC, since February 2021. Mr. Chrystal has served as a director INSU Acquisition Corp. III, a SPAC, since December 2020. Mr. Chrystal brings more than 30 years of experience as a highly-regarded financial services leader to MoneyLion. Among the companies Mr. Chrystal serves as an independent director of are Regatta Loan Management LLC and the Trust for Advised Portfolios. Mr. Chrystal was also a Managing Member of Bent Gate Advisors, LLC, the Chief Risk Officer of DiMaio Ahmad Capital, and was a Managing Director with Credit Suisse entities, with oversight of asset management and financial products functions. Mr. Chrystal received an MBA from The University of Chicago and an undergraduate degree from Iowa State University. Mr. Chrystal will be a valuable member of New MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Diwakar (Dee) Choubey, 40, co-founded MoneyLion in 2013 and has been its Chief Executive Officer since inception. Prior to co-founding MoneyLion, Mr. Choubey was a senior investment banking professional at Barclays from 2011 to 2013. Prior to joining Barclays, Mr. Choubey was a Vice President at Citadel Securities from 2009 to 2011. Prior to joining Citadel, Mr. Choubey was an investment banking professional at Goldman Sachs from 2005 to 2009 and Citigroup from 2003 to 2005. Mr. Choubey holds a Bachelor of Arts in Economics with Honors from the University of Chicago. Mr. Choubey will be a valuable member of the New MoneyLion’s board of directors because of his extensive experience as co-founder and Chief Executive Officer of MoneyLion.

Gregory DePetris, 46, joined MoneyLion’s Board of Directors in 2017. Mr. DePetris has over 25 years of experience as a founder, operator, investor, and advisor to early-stage financial technology companies. Previously, Mr. DePetris co-founded CODA Markets, a brokerage firm; ExchangeLab, an IP incubator; Intrade, the first global prediction market; and Quadriserv, an industry consortium focused on the automation and centralization of securities lending and equity repo markets. Mr. DePetris began his career as a commodities floor broker and proprietary trader at the New York Board of Trade. Mr. DePetris currently serves on the board of PDQ Enterprises, LLC and as a General Partner of Broadhaven Ventures, LLC. Mr. DePetris attended Fordham University. Mr. DePetris will be a valuable member of New MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Chris Sugden, 51, joined MoneyLion’s Board of Directors in 2016. He currently serves as Managing Partner and Chairman of the investment committee of Edison Partners, with which he has been affiliated since 2002. He is a successful entrepreneur, experienced in finance, business strategy, accounting, product management, sales, marketing and capital formation. His financial and operating perspective for growth-stage companies makes him a valuable asset to portfolio company management. Mr. Sugden has deep domain, investment expertise and successful exits in payments, wealth management, electronic trading and capital markets segments. In addition to MoneyLion, Mr. Sugden currently sits on the board of five other Edison Partners’ fintech portfolio companies, ComplySci, goHenry, Nuula, YieldStreet and Zelis. Mr. Sugden began his career with PricewaterhouseCoopers, where he was a supervisor in the entrepreneurial services group in Boston. Mr. Sugden holds a B.A. in Accounting and Finance from Michigan State University. Mr. Sugden will be a valuable member of New MoneyLion’s of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Jeffrey Gary, 58, has served as Fusion’s Chief Financial Officer and as a director since March 2020. Mr. Gary has also served as Chief Financial Officer of Fusion Acquisition Corp. II since January 2021. Mr. Gary has a 30-year track record in the investment and financial services industry, including significant merger and acquisition (“M&A”) experience. He is an experienced board member and investor, having worked on numerous transactions with SPACs and public and private equity companies and has directly led audit, fiduciary, and corporate governance committees of these companies. He currently sits on the boards of directors of National Holdings Corporation (Nasdaq: NHLD) (since February 2019), where he also serves as chair of the audit committee, and Arca US Treasury Mutual Fund (since December 2019). Mr. Gary also sits on the advisory boards for Monroe Capital (since January 2020) and two FinTech companies, DealBox (since May 2019) and Total Network Service/Digital Names (since May 2019). From October 2018 to March 2020, Mr. Gary served on the board of directors of the Axonic Alternative Income Mutual Fund. Previously, Mr. Gary was a senior portfolio manager and led investment teams at Avenue Capital Group (from January 2012 to July 2018), Third Avenue (from May 2009 to December 2010), BlackRock, Inc. (NYSE: BLK) (“BlackRock”) (from September 2003 to December 2008), AIG/American General (NYSE: AIG) (from May 1998 to September 2003), and Koch Industries (from September 1996 to April 1998) where he invested across all asset classes with a focus on the high-yield, bank loan and distressed markets. During this time, he operated in a variety of roles, which included presenting each quarter on regulatory, compliance, shareholder, the Sarbanes-Oxley Act of 2002, and other U.S. Securities and Exchange Commission (“SEC”) matters to the Board. His role also included making investments and negotiating capital structures for numerous corporate buyout and acquisition transactions. He also successfully launched and managed ten new investment businesses between 1996 and 2018, and was an angel investor/advisor for a start-up healthcare company. For over 15 years, Mr. Gary was the portfolio manager for numerous NYSE-listed funds. Mr. Gary also sat as an investment committee member at BlackRockKelso Capital BDC (Nasdaq: BKCC) (“BKCC”) from February 2005 to December 2008, where he was involved with the review and approval of all private equity and credit investments, and was a team member in the launch and initial public offering of BKCC. Additionally, Mr. Gary was employed at Avenue Capital from January 2012 to July 2018, where he worked closely with the SPAC investment team on their two completed SPAC transactions in 2015 and in 2017. He started his career at PricewaterhouseCoopers as a senior auditor from September 1984 to June 1987 and later as a senior analyst at Citigroup (NYSE: C) from July 1987 to July 1988. From August 1988 to December 2002, Mr. Gary was an investment banker at Mesirow Financial. From January 1993 to August 1996, he was a senior distressed analyst at Cargill, Inc. Mr. Gary earned a Bachelor of Science in Accounting from Penn State University in 1984 and a Master of Business Administration in Finance and International Business from Northwestern University (Kellogg) in 1991. Mr. Gary is a Certified Public Accountant. Mr. Gary will be a valuable member of New MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director of Fusion.

Lisa Gersh, 62, will join New MoneyLion’s board in 2021. From October 2017 to October 2018, Ms. Gersh served as Chief Executive Officer of Alexander Wang, a global fashion brand based in New York City. From 2014 to 2017, Ms. Gersh transformed Gwyneth Paltrow’s blog, Goop, Inc. (“Goop”), into the first contextual commerce brand, overseeing the launch of Goop’s e-commerce store, skincare and fashion lines and created Goop’s pop-up retail strategy. In 2011, Ms. Gersh took over the operations of Martha Stewart Living Omnimedia, Inc., first as President and later as its Chief Executive Officer. Ms. Gersh co-founded Oxygen Media (“Oxygen”), the first ever multi-platform brand and created content for women, by women, in 1999 and remained its President and Chief Operating Officer until the company’s sale to NBC in 2007. Following the sale of Oxygen, Ms. Gersh joined NBC and spearheaded NBC’s acquisition of The Weather Channel, serving briefly as its interim Chief Executive Officer. Ms. Gersh began her career as a lawyer, first as a litigation associate at Debevoise & Plimpton LLP, and then as a Partner at Friedman, Kaplan, Seiler & Adelman LLP, which Ms. Gersh co-founded. Currently, Ms. Gersh serves on the board of directors of Hasbro, Inc., Establishment Labs Holdings Inc., and Pershing Square Tontine Holdings, Ltd. She also serves on the board of directors of the Bail Project, Inc. and the Samsung Retail Advisory Board. Ms. Gersh previously served on the board of directors of comScore, Inc. and XO Group Inc. Ms. Gersh holds a B.A. from SUNY Binghamton and a J.D. from Rutgers Law School. Ms. Gersh will be a valuable member of New MoneyLion’s board of directors because of her extensive experience in the retail industry and her prior track record as a senior executive and a director on the boards of public companies.

Matt Derella, 43, will join New MoneyLion’s board in 2021. Currently, he serves as Global Vice President of Revenue and Content Partnerships at Twitter, a role he assumed in 2018. In this role, he reports to CEO Jack Dorsey and is responsible for the company’s revenue performance, content partnerships, country operations, and customer service around the world. He leads a global team of 1,500 people. Prior to that position, he served as Global Vice President, Revenue & Operations at Twitter starting in 2016. Prior to joining Twitter, Mr. Derella spent five years at Google where he held various leadership roles, including taking YouTube into the television marketplace with their first Brandcast event. He holds a B.A. in English from Georgetown University, where he graduated with honors. Mr. Derella will be a valuable member of New MoneyLion’s board of directors because of his extensive experience in the C-suite of several prominent technology companies and his proven ability to help drive scale and growth.

Michael Paull, 49, will join New MoneyLion’s board in 2021. Mr. Paull currently serves as President of Disney+, globally, and ESPN+. In this role, he oversees the two streaming businesses globally from Disney’s Media & Entertainment Distribution (DMED) segment. He and his team are responsible for marketing, product and technology, data science, and business operations for the streaming services, along with programming and content curation, working closely and collaboratively with the Company’s world-class content engines fueling Disney’s direct-to-consumer ecosystem. Mr. Paull joined The Walt Disney Company in 2017 with the acquisition of Bamtech Media, where he served as CEO. Before joining Bamtech, Mr. Paull worked from 2012 to 2017 at Amazon as Vice President, Digital Video, where he ran Amazon Channels worldwide and was responsible for its global content, product, technology, operations, and marketing. During his tenure at Amazon, he also oversaw Prime Video and

Amazon’s TVOD business in the U.S., as well as the development of Prime Music. Before Amazon, he led Sony Music’s digital business worldwide and held other senior leadership positions with Sony Pictures Entertainment, FOX Entertainment Group, and Time Warner. Mr. Paull received his M.B.A. from Harvard Business School, and holds a B.S. from the University of California. Mr. Paull will be a valuable member of New MoneyLion’s board of directors because of his extensive career in the technology industry and his leadership experience as President of Disney+, globally, and ESPN+.

Annette Nazareth, 65, will join New MoneyLion’s board in 2021. She currently serves as a Senior Counsel at Davis Polk & Wardwell, where she worked from 2008 to 2021. Prior to her recent retirement, she led Davis Polk’s Trading and Markets practice in the firm’s Financial Institutions Group. She also served as head of the firm’s Washington, D.C. office. Annette is an experienced financial markets regulator, former SEC Commissioner, and recognized authority on financial markets regulatory issues. She regularly advises boards of directors on corporate governance matters and corporations that are subject to regulatory and enforcement actions. She also advises domestic and international clients, including broker-dealers, swap dealers, exchanges, clearinghouses and other financial institutions, across a broad range of complex financial regulatory and legislative matters. Annette has been a key player in financial services regulatory reform for much of her career, and was a highly regarded financial services policymaker for more than a decade. She joined the SEC Staff in 1998 as a Senior Counsel to Chairman Arthur Levitt and then served as Interim Director of the Division of Investment Management. She served as Director of the Division of Market Regulation (now the Division of Trading and Markets) from 1999 to 2005. In 2005, she was appointed an SEC Commissioner by President George W. Bush. Annette also served as the Commission’s representative in international meetings as a member of the Financial Stability Forum from 1999 to 2008. Ms. Nazareth holds a B.A. in History and Economics from Brown University and a J.D. from Columbia University. Ms. Nazareth will be a valuable member of New MoneyLion’s board of directors because of her extensive experience in the financial regulatory world and her prior track record as a senior attorney and government official.

Ambassador (Ret) Dwight L. Bush, 64, will join New MoneyLion’s board in 2021. He previously served as the U.S. Ambassador to the Kingdom of Morocco under President Barack Obama, from 2014-2017. Ambassador Bush is a highly accomplished business executive with a background in banking and finance, corporate management, and public company and private organization governance. Ambassador Bush is Chief Executive Officer of D.L. Bush & Associates, a Washington, D.C. based strategy and business advisory firm. Ambassador Bush is currently advising several multinational companies and investors on investment projects in the Middle East, North Africa and the United States of America. Ambassador Bush also serves as a trustee of Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust. Starting in 1979, Ambassador Bush joined Chase Manhattan Bank, where he enjoyed a 15-year career that included international corporate banking assignments in Latin America, Asia, and the Middle East, and corporate finance and project finance in New York and Washington, D.C. After 15 years at Chase, Ambassador Bush had risen to managing director in the Project Finance Group when he resigned and joined Sallie Mae Corporation, serving as vice president of corporate development from 1994 to 1997. From 1998 to 2006, Ambassador Bush worked as a principal at Stuart Mill Capital, LLC; vice president and chief financial officer at SatoTravel Holdings, Inc.; and vice chairman at Enhanced Capital Partners, LLC. Ambassador Bush was president and CEO of Urban Trust Bank, Urban Trust Holdings and president of UTB Education Finance, LLC from 2006 through 2008. In addition to his corporate work, Ambassador Bush has been active in non-profit governance including serving on the boards of trustees or directors of CARE’s Global Leaders Network, Cornell University, The GAVI Alliance, and The Middle East Investment Initiative. Ambassador Bush holds a B.A. in Government from Cornell University. Ambassador Bush will be a valuable member of New MoneyLion’s board of directors because of his extensive experience as a senior executive in the financial services industry and his prior track record in the private sector and as a government official.

Board Structure and Compensation of Directors

Upon consummation of the Business Combination, New MoneyLion’s board of directors will consist of ten members. MoneyLion’s board has determined that each of Gregory DePetris, Chris Sugden, John Chrystal, Lisa Gersh, Annette Nazareth, Ambassador (Ret) Dwight L. Bush, Michael Paull, Matt Derella and Jeffrey Gary is independent under applicable NYSE rules and the applicable rules and regulations of the SEC.

New MoneyLion’s directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until New MoneyLion’s annual meetings of stockholders in 2022, 2023 and 2024, respectively.

(1)    New MoneyLion’s Class I directors will be Gregory DePetris, Chris Sugden and Jeffrey Gary, and their terms will expire at the first annual meeting of stockholders to be held following the consummation of the Business Combination.

(2)    New MoneyLion’s Class II directors will be John Chrystal, Lisa Gersh and Dwight L. Bush, and their terms will expire at the second annual meeting of stockholders to be held following the consummation of the Business Combination.

(3)    New MoneyLion’s Class III directors will be Diwakar (Dee) Choubey, Annette Nazareth, Michael Paull and Matt Derella, and their terms will expire at the third annual meeting of stockholders to be held following the consummation of the Business Combination.

At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of New MoneyLion’s board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

For a description of the current compensation arrangements with MoneyLion’s non-employee directors, see “MoneyLion’s Executive and Director Compensation — Director Compensation” below. Each non-employee director also receives a reimbursement of expenses incurred for each board meeting and each committee meeting attended. Following the completion of the Business Combination, New MoneyLion’s board of directors will determine the annual compensation to be paid to the members of New MoneyLion’s board of directors.

Board Committees

Audit Committee

The members of New MoneyLion’s audit committee will be John Chrystal, Dwight L. Bush, Jeffrey Gary and Matt Derella. Jeffrey Gary will be the chair of New MoneyLion’s audit committee. The composition of New MoneyLion’s audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of New MoneyLion’s audit committee is financially literate. In addition, New MoneyLion’s board of directors has determined that Jeff Gary is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on him any duties, obligations or liabilities that are greater than any that are generally imposed on members of New MoneyLion’s audit committee and New MoneyLion’s board of directors. New MoneyLion’s audit committee will be directly responsible for, among other things:

•        selecting a firm to serve as the independent registered public accounting firm to audit New MoneyLion’s financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, New MoneyLion’s interim and year-end operating results;

•        develop and oversee compliance with New MoneyLion’s code of ethics (described below);

•        oversee the receipt, retention, and treatment of concerns about questionable accounting or audit matters, as well as oversee the receipt of matters referred to it pursuant to New MoneyLion’s whistleblower policy;

•        considering the adequacy of New MoneyLion’s internal controls and internal audit function;

•        reviewing material related party transactions or potential conflicts of interest involving officers and directors, or those that require disclosure; and

•        approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The members of New MoneyLion’s compensation committee will be Lisa Gersh, Matt Derella, Chris Sugden and Michael Paull. Chris Sugden will be the chair of New MoneyLion’s compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current NYSE listing standards. New MoneyLion’s compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending that New MoneyLion’s board of directors approve, the compensation of New MoneyLion’s executive officers;

•        reviewing and recommending to New MoneyLion’s board of directors the compensation of New MoneyLion’s executive officers and directors;

•        administering New MoneyLion’s stock and equity incentive plans;

•        reviewing and approving, or making recommendations to New MoneyLion’s board of directors with respect to, incentive compensation and equity plans; and

•        reviewing New MoneyLion’s overall compensation philosophy.

Nominating and Governance Committee

The members of New MoneyLion’s nominating and governance committee will be Gregory DePetris, Annette Nazareth, Lisa Gersh and Michael Paull. Lisa Gersh will be the chair of New MoneyLion’s nominating and governance committee. Each member of this committee meets the requirements for independence under the current NYSE listing standards. New MoneyLion’s nominating and governance committee will be responsible for, among other things:

•        identifying and recommending candidates for membership on New MoneyLion’s board of directors and for appointment to board committees;

•        reviewing and recommending New MoneyLion’s corporate governance guidelines and policies, and overseeing compliance with the same;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of New MoneyLion’s board of directors; and

•        assisting New MoneyLion’s board of directors on corporate governance matters.

Risk and Compliance Committee

The members of New MoneyLion’s risk and compliance committee will be Dwight L. Bush, Gregory DePetris, Annette Nazareth and Chris Sudgen. Dwight L. Bush will be the chair of New MoneyLion’s risk and compliance committee. New MoneyLion’s risk and compliance committee will be responsible for, among other things:

•        reviewing systemic financial risks and enterprise exposure to New MoneyLion, as well as risk exposure with respect to New Moneylion’s operational areas, including any related policies and procedures related to risk assessment and risk management;

•        reviewing New Moneylion’s compliance and data security programs, including matters arising under New Moneylion’s whistleblower policy referred to it by the audit committee; and

•        reviewing material legal and regulatory matters.

Code of Ethics

In connection with this offering, New MoneyLion’s board of directors will adopt a code of ethics that applies to all of New MoneyLion’s employees, officers and directors, including New MoneyLion’s President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Upon consummation of the Business Combination, the full text of New MoneyLion’s code of business conduct and ethics will be posted on the investor relations section of New MoneyLion’s website. We intend to disclose future amendments to New MoneyLion’s code of business conduct and ethics, or any waivers of such code, on the investor relations section of New MoneyLion’s website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of New MoneyLion’s executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity, other than MoneyLion, that has an executive officer serving as a member of New MoneyLion’s board of directors.

MONEYLION’S EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for MoneyLion executive officers who would be MoneyLion’s “named executive officers” if MoneyLion was subject to the reporting requirements under the Securities Exchange Act of 1934. We expect that at least some of these executive officers will be named executive officers of the combined business after the closing. In 2020, MoneyLion’s “named executive officers” and their positions were as follows:

•        Diwakar Choubey, Chief Executive Officer and Director;

•        Richard Correia, Chief Financial Officer; and

•        Timmie Hong, Chief Product Officer

This discussion may contain forward-looking statements that are based on MoneyLion’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that New MoneyLion adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Fusion is, and after the Business Combination, the combined business will be, an emerging growth company and therefore is subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder nonbinding advisory approval of any golden parachute payments not previously approved.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to MoneyLion’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Diwakar Choubey Chief Executive Officer and Director	2020	372,159	400,000	73,100	—	8,241	853,500

Richard Correia Chief Financial Officer	2020	375,629	500,000	73,100	—	4,386	953,115

Timmie Hong Chief Product Officer	2020	333,840	500,000	365,500	—	13,759	1,213,099

____________

(1)      Amounts payable in this bonus column were determined on a discretionary basis by the MoneyLion board of directors, based on performance.

(2)      Amounts reflect the full grant-date fair value of options granted during 2020, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 15 to our consolidated financial statements included elsewhere in this prospectus. The stock option awards granted to each of our named executive officers in 2020 consisted of at-the-money options.

(3)      Amounts reflect: for Mr. Choubey, (i) $7,809, matching contributions under the MoneyLion 401(k) Plan and (ii) life insurance premium payments in the amount of $432; for Mr. Correia, (i) $3,954, matching contributions under the MoneyLion 401(k) Plan, and (ii) life insurance premium payments in the amount of $432; and for Mr. Hong (i) $13,327, matching contributions under the MoneyLion 401(k) Plan and (ii) life insurance premium payments in the amount of $432.

Elements of MoneyLion’s Executive Compensation Program

For the year ended December 31, 2020, the compensation for each named executive officer generally consisted of a base salary, performance-based cash bonus (for the 2020 performance year), standard employee benefits, and stock option awards under MoneyLion’s 2014 Equity Incentive Plan. These elements (and the amounts of compensation and benefits under each element) were selected because MoneyLion believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to MoneyLion’s named executive officers.

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to MoneyLion. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the period beginning May 1, 2020 and ending October 15, 2020, the base salaries of our named executive offers were reduced due to the financial impact of COVID-19. The actual base salaries paid to each named executive officer for 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

2020 Discretionary Cash Bonuses

MoneyLion maintains a discretionary cash-based short-term incentive compensation program in which certain of its employees, including the named executive officers, are eligible to receive bonuses based on, among other things, the named executive officer’s overall performance and MoneyLion’s performance. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by MoneyLion’s board of directors or compensation committee.

In 2020, Messrs. Choubey, Correia and Hong were eligible to earn a discretionary annual cash bonus, based on individual and company performance. None of the named executive officers have an annual bonus target.

The actual bonuses earned, as determined by the board of directors, by each named executive officer for performance in 2020 and paid in January 2021 are set forth above in the Summary Compensation Table.

Equity Compensation

Equity Incentive Plans and Outstanding Awards

MoneyLion maintains the 2014 Equity Incentive Plan (referred to as the “2014 Plan”), in order to facilitate the grant of long-term equity incentive awards to directors, employees (including the named executive officers) and consultants of MoneyLion and its affiliates to obtain and retain services of these individuals, which is essential to its long-term success.

Pursuant to the 2014 Plan, Mr. Choubey was granted awards of: (i) 90,000 options, granted on November 15, 2017 with an exercise price of $3.58 per share, 69,375 of which are already vested, (ii) 28,002 options, granted on November 1, 2018 with an exercise price of $6.52 per share, 14,584 of which are already vested, (iii) 150,000 options, granted on September 21, 2019 with an exercise price of $6.52 per share, 46,875 of which are already vested, and (iv) 10,000 options, granted on May 1, 2020 with an exercise price of $9.64 per share, none of which are vested.

Pursuant to the 2014 Plan, Mr. Correia was granted awards of: (i) 86,700 options, granted on December 31, 2016 with an exercise price of $2.03 per share, all of which are already vested, and (ii) 90,000 options, granted on November 15, 2017 with an exercise price of $3.58 per share, 69,735 of which are already vested, and (iii) 28,002 options, granted on November 1, 2018 with an exercise price of $6.52 per share, 14,584 of which are already vested, (iv) 175,000 options, granted on September 21, 2019 with an exercise price of $6.52 per share, 54,687 of which are already vested, and (v) 10,000 options, granted on May 1, 2020 with an exercise price of $9.64 per share, none of which are vested.

Pursuant to the 2014 Plan, Mr. Hong was granted awards of: (i) 30,750 options, granted on March 1, 2016, with an exercise price of $2.42 per share, all of which are already vested, (ii) 13,650 options, granted on August 1, 2016 with an exercise price of $2.42 per share, all of which are already vested, (iii) 40,000 options, granted on November 15, 2017 with an exercise price of $3.58 per share, 30,833 of which are already vested, (iv) 23,335 options, granted on November 1, 2018 with an exercise price of $6.52 per share, 12,153 of which are vested, (v) 45,000 options, granted on September 21, 2019 with an exercise price of $6.52 per share, 14,062 of which are already vested, and (vi) 50,000 options, granted on May 1, 2020 with an exercise price of $9.64 per share, none of which are vested.

Upon the occurrence of a Change in Control (as defined in the 2014 Plan) and/or in the event MoneyLion is a party to a merger, acquisition, reorganization or similar transaction, outstanding awards under the 2014 Plan may be (i) assumed (or substituted) by the surviving corporation or its parent, (ii) continued by MoneyLion (if MoneyLion is a surviving corporation), (iii) undergo accelerated vesting, or (iv) cancelled with or without consideration, in all cases without the consent of the grantee. Upon the occurrence of a Change in Control if there is no such assumption, substitution or continuation of awards, the compensation committee of MoneyLion may provide that all awards will vest and become exercisable as of immediately before such Change in Control. The Business Combination will not be a Change in Control.

2021 Omnibus Incentive Plan

We have adopted and are seeking shareholder approval of the 2021 Omnibus Incentive Plan (the “Incentive Plan”). We expect that, if shareholders approve the Incentive Plan and the Incentive Plan becomes effective, awards will be made following the Business Combination.

The aggregate number of shares of New MoneyLion Class A common stock reserved for issuance pursuant to awards under the Incentive Plan is equal to 17,712,158 shares of Class A common shares outstanding as of the Closing (taking into account redemptions by Fusion stockholders), plus up to 38,985,776 shares of Class A common stock are subject to outstanding prior awards under the 2014 Plan. Any employee, director or consultant of New MoneyLion is eligible to receive an award under the Incentive Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.

The Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciated rights, restricted stock, restricted stock units, performance-based awards, other cash-based awards and other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Incentive Plan. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award. Please see the section entitled “The Incentive Plan Proposal” for a summary of the material terms of the Incentive Plan.

Other Elements of Compensation

Retirement Plans

MoneyLion maintains a 401(k) defined contribution retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. Messrs. Choubey, Correia and Hong are eligible to participate in the 401(k) plan on the same terms as other U.S. full-time employees, including matching employer contributions equal to 100% of the first 3% of the employees’ contribution and 50% of the next 2% of the employees’ contribution.

Employee Benefits and Perquisites

All of MoneyLion’s full-time employees in the United States, including Messrs. Choubey, Correia and Hong, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care, flexible spending accounts, short-term and long-term disability insurance and life insurance.

MoneyLion believes the benefits described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Diwakar Choubey	11/15/2017	69,375	20,625		3.58	11/15/2027
	11/01/2018	14,584	13,418		6.52	11/01/2028
	09/21/2019	46,875	103,125		6.52	09/21/2029
	05/01/2020	—	10,000		9.64	05/01/2030

Richard Correia	12/31/2016	86,700	—		2.03	12/31/2026
	11/15/2017	69,735	20,625		3.58	11/15/2027
	11/01/2018	14,584	13,418		6.52	11/01/2028
	09/21/2019	54,687	120,313		6.52	09/21/2029
	05/01/2020	—	10,000		9.64	05/01/2030

Timmie Hong	03/01/2016	30,750	—		2.42	03/01/2026
	08/01/2016	13,650	—		2.42	08/01/2026
	11/15/2017	30,833	9,167		3.58	11/15/2027
	11/01/2018	12,153	11,182		6.52	11/01/2028
	09/21/2019	14,062	30,938		6.52	09/21/2029
	05/01/2020	—	50,000		9.64	05/01/2030

____________

(1)      These options vest as to 25% of the options upon the first anniversary of the grant date, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award is fully vested four years after the grant date, generally subject to the named executive officer’s continued service through the applicable vesting dates.

Executive Compensation Arrangements

Messrs. Choubey and Correia entered into employment agreements with MoneyLion in November 2019. The terms and conditions of such agreements are described in more detail below. Mr. Hong is not party to an employment agreement with MoneyLion.

Executive Employment Agreements

On November 19, 2019, MoneyLion entered into an employment agreement with each of Messrs. Choubey and Correia (the “NEO Employment Agreements”), providing for their employment as Chief Executive Officer of MoneyLion and Chief Financial Officer of MoneyLion, respectively. The NEO Employment Agreements provide for an initial two-year term that will automatically renew upon the same terms and conditions set forth in the agreements for successive one-year terms, unless the named executive officer or MoneyLion provide, in the case of Mr. Choubey, six months’, and in the case of Mr. Correia, three months’, prior notice to the other party of the intent not to renew.

Messrs. Choubey and Correia are entitled to an annual base salary, which for 2020 was $452,000, and $437,500, respectively (although, as noted above, those base salaries were reduced for a period of time in 2020 in connection with the impact of COVID-19), and for each fiscal year beginning in 2020, a discretionary annual cash bonus determined in the discretion of MoneyLion’s board of directors or compensation committee, based on, among other things, the named executive officer’s performance and MoneyLion’s performance. The NEO Employment Agreements provide that the named executive officer must be in good standing on the actual payment date to be eligible to receive the bonus, except as discussed below.

Pursuant to the NEO Employment Agreements, upon termination of the named executive officer’s employment by MoneyLion without Cause or by the named executive officer for Good Reason (each as defined in the NEO Employment Agreements), and for Mr. Correia, upon MoneyLion’s non-renewal of the term of employment, the named executive officer will be entitled to, in addition to any accrued amounts, and subject to the named executive officer’s execution of a release of claims in favor of MoneyLion and compliance with the restrictive covenants set forth below, (i) continuation of his or her annual base salary for a period of six months, (ii) payment, for the portion of the named executive officer’s premiums equal to the portion being paid by MoneyLion immediately prior to the Termination Date, of the cost of the named executive officer’s and his or her dependents’ participation in MoneyLion’s health and dental plans for six months, (subject to certain earlier terminations of such coverage, as set forth in the NEO Employment Agreements), (iii) any accrued and unpaid discretionary bonus for the year prior to the year of termination, (iv) if determined by the compensation committee (and for Mr. Correia, the CEO), payment of a discretionary bonus (if any) and (v) immediate vesting of any then unvested options that would have vested in the twelve-month period following the named executive officer’s termination.

In addition to the severance payments set forth above, if the named executive officer is terminated by MoneyLion without Cause (and for Mr. Correia, upon MoneyLion’s non-renewal of the term of employment), in each case, within 12 months after a Change in Control (as defined in the NEO Employment Agreements), subject to the named executive officer’s execution of a release of claims in favor of MoneyLion and compliance with the restrictive covenants set forth below, the named executive officer will be entitled to (i) continuation of his or her annual base salary for a period of 12 months, (ii) payment, for the portion of the named executive officer’s premiums equal to the portion being paid by MoneyLion immediately prior to the Termination Date, of the cost of the named executive officer’s and his or her dependents’ participation in MoneyLion’s health and dental plans for 12 months (subject to certain earlier terminations of such coverage, as set forth in the NEO Employment Agreements), (iii) any accrued and unpaid discretionary bonus for the year prior to the year of termination, (iv) if determined by the compensation committee (and for Mr. Correia, the CEO) payment of a discretionary bonus (if any) for the year of termination and (v) immediate vesting of any then unvested options held by the named executive officer on his or her termination.

In addition, pursuant to the NEO Employment Agreements, Messrs. Choubey and Correia are required to sign a Confidentiality and Assignment of Inventions Agreement, which provides a non-competition restriction for a period of 6 months following termination of employment with MoneyLion. The named executive officers are also subject to non-solicitation of employees, customers and clients restrictions for a period of 6 months following termination of employment with MoneyLion for any reason.

Post-Business Combination Agreements

Following the Business Combination, we intend to enter into new employment agreements with Messrs. Choubey and Correia pursuant to which New MoneyLion will continue to employ Messrs. Choubey and Correia as Chief Executive Officer and Chief Financial Officer, respectively. In addition to serving as the Chief Executive Officer, Mr. Choubey will be a member of the New MoneyLion Board. The new employment terms will be for a period of three years for Mr. Choubey and two years for Mr. Correia and will automatically renew upon the same terms and conditions for successive one-year terms, unless the named executive officer or New MoneyLion provide 90 days’ prior notice to the other party of the intent not to renew.

The new employment agreements will also provide for a base salary, a target annual cash bonus between 125% and 150% of base salary, an initial equity grant (subject to certain performance-vesting conditions), and eligibility for annual equity grants issued on the same terms and conditions as other executive officers of New MoneyLion. The base salaries are subject to finalization in consultation with an independent third party compensation consultant.

The agreements will also provide for severance on a termination without “cause” or for “good reason” (to be defined in the agreements), equal to (i) one times base salary and target annual bonus, (ii) a pro rata bonus for the year of termination, (iii) reimbursement for continued participation in New MoneyLion’s health and welfare plans for a period of 18 months post-termination (subject to certain earlier terminations of such coverage, as will be set forth in the agreements), (iv) continued vesting of the executive’s initial performance-based awards equity, and (v) vesting of all outstanding time-based equity awards.

In the event that Messrs. Choubey and Correia are terminated without cause or for good reason within 6 month prior to or 24 months following a change in control, they will be entitled to receive the same severance as set forth above, except that (i) cash severance will be equal to two times base salary and target annual bonus and (ii) immediate vesting of all outstanding equity awards occurs, with performance awards vesting at the greater of target or actual performance, extrapolated through the end of the performance period.

The employment agreements will also contain perpetual confidentiality covenants, and customary non-competition, non-solicitation and non-disparagement covenants.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to MoneyLion’s directors during the year ended December 31, 2020, prior to the Closing and any Exchange Ratio adjustment, excluding Mr. Choubey for whom we provided compensation disclosure in the Summary Compensation Table.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Non-qualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Rohit D’Souza	—	—	—	—	—	—
Greg DePetris	50,000	548,250	—	—	—	598,250
John Chrystal	—	182,750	—	—	—	182,750
Chris Sugden	—	—	—	—	—	—

____________

(1)      Mr. DePetris received an annual retainer of $50,000 for his service on the MoneyLion board of directors in 2020 and for his consulting and advisory services to MoneyLion’s management team as requested by the board.

(2)     These options were granted on September 1, 2020 and vest as to 25% of the options upon the first anniversary of the grant date, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award is fully vested four years after the grant date, generally subject to the director’s continued service through the applicable vesting dates. In addition to the option awards set forth in the table above, Mr. DePetris was granted an award of 14,466 options (11,753 of which are vested) on September 1, 2017 and Mr. Chrystal was granted an award of 8,680 (7,052 of which are vested) options on September 1, 2017, each with an exercise price of $3.58. Such options vest on the same schedule as the 2020 option grants.

Following the completion of the Business Combination, New MoneyLion intends to adopt a director compensation program that will provide its non-employee directors with an annual cash retainer of $40,000, as well as certain additional compensation for serving on or being the chair of a committee of the New MoneyLion Board. In addition, New MoneyLion non-employee directors will be granted an initial equity award of restricted stock units with a grant date fair value of $300,000 and an annual equity award of restricted stock units with a grant date fair value of $150,000 for each year thereafter (beginning in 2022). The initial equity award will vest on the third anniversary of the director’s appointment date and the annual equity award will vest quarterly such that it is fully-vested on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fusion

Founder Shares and Private Placement Warrants

On March 10, 2020, our Sponsor purchased an aggregate of 5,750,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.004 per share. On May 28, 2020, we effected a 1:1.25 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 7,187,500 founder shares. On June 24, 2020, we effected a 1:1.20 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 8,625,000 founder shares. On June 25, 2020, we effected a 1:1.01666 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 8,768,750 founder shares. In connection with the underwriters’ partial exercise of their over-allotment option at the closing of the initial public offering, on June 30, 2020, the Sponsor forfeited 18,750 founder shares, resulting in the Sponsor holding 8,750,000 founder shares.

Our Sponsor purchased an aggregate of 8,100,000 private placement warrants in connection with Fusion’s initial public offering, at a price of $1.00 per warrant, or $8,100,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

Administrative Services

Fusion currently utilizes office space at 667 Madison Avenue, 5th Floor, New York, New York 10065. Commencing upon consummation of its initial public offering, Fusion pays the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of Fusion’s initial business combination or liquidation, it will cease paying these monthly fees.

Related Party Loans

Fusion’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on Fusion’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Fusion’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, Fusion’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan Fusion funds as may be required on a non-interest basis. If Fusion completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, Fusion may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Registration Rights

The holders of the founder shares, private placement warrants, shares of Fusion Class A common stock issuable upon conversion of the founder shares, private placement warrants or working capital loans are entitled to registration rights under Fusion’s existing registration rights agreement (the “Existing Registration Rights Agreement”). Under the terms of the Existing Registration Rights Agreement, these holders are entitled to make up to three demands, excluding short form registration demands, that Fusion register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by Fusion. Fusion will bear the expenses incurred in connection with the filing of any such registration statements.

Upon the Closing, we will enter into the Registration Rights Agreement pursuant to which our Sponsor and certain former stockholders of MoneyLion will be granted registration rights with respect to shares of New MoneyLion Class A common stock issued to them in connection with the Business Combination. The Existing Registration Rights Agreement will terminate upon execution of the Registration Rights Agreement.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with Fusion, MoneyLion and Fusion’s directors and officers, pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject Securities (as defined in the Sponsor Support Agreement) in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Fusion board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Fusion, the Sponsor and the Insiders agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any Private Placement Warrants) held by the Sponsor will end on the earlier of (a) 180 days after the Closing Date and (b) the date on which the closing price of the shares of New MoneyLion Class A common stock is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of New MoneyLion Class A common stock shall commence no earlier than 60 days following the Closing Date.

MoneyLion

Registration Rights Agreement

In connection with the Business Combination, certain stockholders will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, New MoneyLion will be obligated to file a resale shelf registration statement on behalf of the stockholder parties within 30 calendar days after the Closing. The Registration Rights Agreement will also provide the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement will agree for a period of time not to transfer or dispose of New MoneyLion common stock.

Indemnification Agreements

New MoneyLion intends to enter into indemnification agreements with New MoneyLion directors and executive officers. The indemnification agreements and New MoneyLion’s amended and restated certificate of incorporation and amended and restated bylaws require New MoneyLion to indemnify its directors and executive officers to the fullest extent permitted by law. See “Description of New MoneyLion Securities — Limitations on Liability and Indemnification of Officers and Directors” for additional information.

Second Lien Loan

In April 2020, MoneyLion entered into the $5.0 million Second Lien Loan with MLi Subdebt Facility 1 LLC, pursuant to the Loan and Security Agreement, dated as of April 17, 2020, with MoneyLion. MLi Subdebt Facility 1 LLC is controlled by Rohit D’Souza, a member of MoneyLion’s board of directors and a shareholder. The Second Lien Loan bears interest at the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Wall Street Journal Prime Rate plus 5.75%, not to exceed 15%. Initially, the principal borrowings under the Second Lien Loan could be increased to up to $25.0 million upon the mutual consent of MoneyLion and the lender. On August 27, 2021, the Company entered into an amendment to the Second Lien Loan for an incremental borrowing of $20.0 million, increasing total borrowings under the Second Lien Loan to the maximum facility size of $25.0 million. The incremental borrowing was provided by additional lenders, one of which replaced MLi Subdebt Facility 1 LLC as administrative agent and collateral agent under the Second Lien Loan. Interest only is payable until April 30, 2022, and thereafter outstanding principal will be repaid in twelve equal installments through the facility maturity date of May 1, 2023. The Second Lien Loan is secured on a second-priority basis by all assets of MoneyLion, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement MoneyLion is subject to certain covenants, as defined. MoneyLion used the Second Lien Loan proceeds for general corporate purposes. MoneyLion anticipates paying off the initial $5 million borrowing provided by MLi Subdebt Facility 1 LLC under the Second Lien Loan with proceeds MoneyLion receives in connection with the

Closing of the Business Combination, while the incremental $20.0 million borrowing will remain outstanding. For more information about the Second Lien Loan, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Financing Arrangements — Secured Loans.”

WTI Acquisition

In December 2020, MoneyLion acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of WTI in exchange for 539,592 shares of MoneyLion’s Series C-1 redeemable convertible preferred stock, resulting in equity consideration of approximately $30.0 million. Rohit D’Souza, the co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the Chairman of the MoneyLion Board of Directors as of the date of the transaction. Arthur Berd, our Head of Advice, was a co-founder and equity holder of WTI. Shreya Choubey, wife of Dee Choubey, the Chief Executive Officer and co-founder of MoneyLion, was a co-founder, employee and equity holder of WTI. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Recent Developments — Business Combinations.”

Other Transactions

Since January 1, 2021 and following MoneyLion’s acquisition of WTI, MoneyLion has employed Shreya Choubey, wife of Dee Choubey, as VP of Product. In 2021, Shreya Choubey is anticipated to receive aggregate compensation, inclusive of her base salary, bonus, company contributions under MoneyLion’s defined contribution retirement plan and other perks customary to employees of similar position and title, of approximately $250,000.

Since December 1, 2015, MoneyLion has employed Chee Hong Foong, brother of Chee Mun Foong, the Chief Technology Officer of MoneyLion, as Director of Analytics. In 2021, Chee Hong Foong is anticipated to receive aggregate compensation, inclusive of his base salary, bonus and other perks customary to employees of similar position and title, of approximately $150,000.

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the New MoneyLion Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New MoneyLion or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of New MoneyLion’s executive officers or a member of the New MoneyLion Board;

•        any person who is known by New MoneyLion to be the beneficial owner of more than five percent (5%) of New MoneyLion’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of New MoneyLion’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of New MoneyLion’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that New MoneyLion will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the New MoneyLion Class A common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Fusion Acquisition Corp, as of December 31, 2020 (as restated), and for the period from March 6, 2020 (inception) through December 31, 2020 (as restated), included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MoneyLion Inc. as of December 31, 2019 (as restated) and 2020 (as restated) and for each of the years in the two-year period ended December 31, 2020 included in the proxy statement/prospectus of Fusion Acquisition Corp., have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon in this proxy statement/prospectus of Fusion Acquisition Corp., in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Fusion and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Fusion will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that Fusion deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify Fusion of their requests by calling or writing Fusion at its principal executive offices 667 Madison Avenue, 5th Floor, New York, New York 10065.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the Business Combination for (1) U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of Fusion Class A common stock (i) that hold New MoneyLion Class A common stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their Fusion Class A common stock redeemed for cash if the Business Combination is completed and (2) holders of MoneyLion common stock. This discussion applies only to Fusion Class A common stock or MoneyLion common stock, as applicable, that are held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to shares of Fusion Class A common stock or MoneyLion common stock;

•        persons holding Fusion Class A common stock or MoneyLion common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the United States;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons that directly, indirectly or constructively own five percent or more (by vote or value) of Fusion Class A common stock or MoneyLion common stock;

•        persons who received their shares of Fusion Class A common stock or MoneyLion common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        the Sponsor or its affiliates, officers or directors;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

•        tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Fusion Class A common stock or MoneyLion common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Consequences of the Merger to Holders of MoneyLion Common Stock

Tax Consequences if the Merger Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code

The parties intend for the merger contemplated by the Merger Agreement to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The obligations of MoneyLion, Fusion and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from Davis Polk & Wardwell LLP or White & Case LLP to the effect that the merger qualifies for such treatment, and the merger may occur even if it does not so qualify. Neither MoneyLion nor Fusion has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of MoneyLion common stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger to such holder.

If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, or, alternatively, qualifies for tax-deferred treatment under a different provision of the Code, such as Section 351 of the Code, each holder of MoneyLion common stock generally will not recognize gain or loss upon exchanging its MoneyLion common stock for New MoneyLion Class A common stock except to the extent discussed below. The tax basis of the New MoneyLion Class A common stock received by a holder of MoneyLion common stock will be the same as the tax basis of the MoneyLion common stock surrendered in exchange for the New MoneyLion Class A common stock, reduced by the amount of any Cash Consideration received by such a holder in the merger, and increased by any gain recognized by such a holder in the merger as described below (including any portion of the gain that is treated as a dividend as described below). Such aggregate adjusted tax basis will be allocated to the New MoneyLion Class A common stock received by the holder. The holder’s holding period for the shares of New MoneyLion Class A common stock that it receives pursuant to the merger will include its holding period for the shares of the MoneyLion common stock it surrenders.

A holder of MoneyLion common stock will recognize gain (but not loss) with respect to the New MoneyLion common stock and Cash Consideration such holder receives pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the New MoneyLion Class A common stock and the amount of cash received by such holder, exceeds such holder’s basis in its MoneyLion common stock, and (ii) the amount of cash received by such holder.

Subject to possible dividend treatment (as discussed in more detail below), gain that U.S. holders (as defined below) of MoneyLion common stock recognize in connection with the merger generally will constitute capital gain and long-term capital gain if the holding period for the MoneyLion common stock surrendered in the merger exceeds one year as of the Closing Date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%).

Subject to possible dividend treatment (as discussed in more detail below), the tax treatment of gain recognized by a Non-U.S. holder (as defined below) that receives both New MoneyLion Class A common stock and Cash Consideration in connection with the merger generally will be the same as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock.”

If a holder acquired different blocks of MoneyLion common stock at different times or different prices, it is urged to consult its tax advisor regarding the manner in which gain or loss should be determined in its specific circumstances and regarding identifying the bases or holding periods of the particular shares of New MoneyLion Class A common stock received in the merger.

It is possible that in certain circumstances the gain recognized by a holder of MoneyLion common stock could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. If the gain recognized by a holder of MoneyLion common stock is treated as a distribution of a dividend, the tax consequences to such a holder that is a U.S. holder generally will be the same as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a holder that is a Non-U.S. holder generally will be the same as described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.” Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, holders of MoneyLion common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code

If the merger contemplated by the Merger Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, then, for U.S. federal income tax purposes, a holder holding MoneyLion common stock generally would be treated as selling its MoneyLion common stock in exchange for New MoneyLion Class A common stock in a taxable transaction.

A U.S. holder (as defined below) who receives the merger consideration pursuant to the merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the sum of the fair market values of the New MoneyLion Class A common stock, as determined for U.S. federal income tax purposes, and any cash received (including the amount of any Cash Consideration received) and (ii) such U.S. holder’s adjusted tax basis in the MoneyLion common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the MoneyLion common stock surrendered in the merger exceeds one year as of the Closing Date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%). The deductibility of capital losses is subject to limitations under the Code. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

The tax consequences to a Non-U.S. holder (as defined below) if the merger is treated as a taxable sale of MoneyLion common stock by the Non-U.S. holder generally will be the same as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock” with respect to the MoneyLion common stock sold. The Merger Agreement obligates MoneyLion to deliver a certificate to Fusion on the closing date that as of the date of the certificate, MoneyLion is not a United States real property holding corporation.

A holder’s initial tax basis in the New MoneyLion Class A common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing Date of the merger.

Adoption of the Proposed Charter

Holders of Fusion Class A common stock are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New MoneyLion Class A common stock after the adoption of the Proposed Charter as that holder has in the corresponding Fusion Class A common stock immediately prior to the adoption of the Proposed Charter, and such holder’s holding period in the New MoneyLion Class A common stock would include the holder’s holding period in the corresponding Fusion Class A common stock. Although the matter is not entirely clear, this discussion assumes, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of Fusion Class A common stock for New MoneyLion Class A common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.

Redemption of Fusion Class A Common Stock

In the event that a holder’s shares of Fusion Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting — Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Fusion Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Fusion Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock.” If the redemption does not qualify as a sale of shares of Fusion Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Fusion Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants, any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement) and stock owned by certain entities or individuals related to the redeemed holder relative to all of our shares outstanding both before and after the redemption. The redemption of Fusion Class A common stock generally will be treated as a sale of Fusion Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Fusion Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the Private Placement generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Fusion Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Fusion Class A common stock and the Fusion Class A common stock to be issued pursuant to the Business Combination or the Private Placement). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or

(2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Fusion Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Fusion Class A common stock will be treated as a corporate distribution to the redeemed holder, the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Fusion Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

Treatment of Redemption of Fusion Class A Common Stock to U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of (i) MoneyLion common stock or (ii) our shares of Fusion Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.    If our redemption of a U.S. holder’s shares of Fusion Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Fusion Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of our Fusion Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of our Fusion Class A common stock and will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Fusion Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock.    If our redemption of a U.S. holder’s shares of Fusion Class A common stock is treated as a sale, as discussed above under the section entitled “— Redemption of Fusion Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Fusion Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Fusion Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Fusion Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Fusion Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Fusion Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of Fusion Class A common stock (shares of Fusion Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Treatment of Redemption of Fusion Class A Common Stock to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of (i) MoneyLion common stock or (ii) our Fusion Class A common stock, as applicable, who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.    If our redemption of a Non-U.S. holder’s shares of Fusion Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Fusion Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Fusion Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the Fusion Class A common stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Fusion Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Redemption of Fusion Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of Fusion Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of Fusion Class A common stock is treated as a sale of Fusion Class A common stock, as discussed above under the section entitled “— Redemption of Fusion Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held our Fusion Class A common stock and, in the case where shares of our Fusion Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our Fusion Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Fusion Class A common stock. There can be no assurance that our Fusion Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption if our Fusion Class A common stock is not treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Payments of cash to a holder of MoneyLion common stock pursuant to the merger or as a result of our redemption of our Fusion Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

A holder of MoneyLion common stock that receives New MoneyLion Class A common stock as a result of the merger should retain records pertaining to the merger, including records relating to the number of shares and the tax basis of such holder’s MoneyLion common stock. Each holder of MoneyLion common stock that is required to file a U.S. federal income tax return and that is a “significant holder” that receives New MoneyLion Class A common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth such holder’s tax basis in the MoneyLion common stock surrendered, the fair market value of the New MoneyLion Class A common stock and cash received in the merger, and certain other information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Fusion Class A common stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.- source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of Fusion Class A common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New MoneyLion’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New MoneyLion’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New MoneyLion Board, (ii) otherwise properly brought before such meeting by or at the direction of the New MoneyLion Board or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (a) (1) was a record owner of shares of New MoneyLion both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New MoneyLion’s Proposed Bylaws in all applicable respects or (b) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New MoneyLion’s annual meeting of stockholders, New MoneyLion’s secretary must receive the written notice at New MoneyLion’s principal executive offices:

•        not earlier than the 120th day; and

•        not later than the 90th day,

before the one-year anniversary of the preceding year’s annual meeting (which shall be deemed to have occurred on [ • ] of the calendar year in which the Closing Date occurs).

In the event that no annual meeting was held in the previous year or New MoneyLion holds its annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Accordingly, for New MoneyLion’s [ • ] annual meeting, assuming the meeting is held on [ • ], [ • ], notice of a nomination or proposal must be delivered to New MoneyLion no later than [ • ], [ • ], and no earlier than             . Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the [ • ] annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on [ • ], must be received at New MoneyLion’s principal office on or before [ • ], and must comply with Rule 14a-8.

Stockholder Director Nominees

New MoneyLion’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New MoneyLion’s Proposed Charter. To nominate a director, the stockholder must provide the information required by New MoneyLion’s Proposed Bylaws. In addition, the stockholder must give timely notice to New MoneyLion’s secretary in accordance with New MoneyLion’s Proposed Bylaws, which (i) for an annual meeting, require that the notice be received by New MoneyLion’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals and (ii) for a special meeting, require that the notice be received by New MoneyLion’s secretary (x) not earlier than 150 days before the date of the special meeting and (y) not later than 120 days before the date of the special meeting.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Fusion’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Fusion Acquisition Corp., 667 Madison Avenue, 5th Floor, New York, New York 10065. Following the Business Combination, such communications should be sent to New MoneyLion, [•]. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Fusion has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/ prospectus does not contain all of the information included in the registration statement. For further information pertaining to Fusion and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Fusion’s or MoneyLion’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New MoneyLion will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. Fusion files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Fusion’s or New MoneyLion’s SEC filings, including New MoneyLion’s registration statement and Fusion’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Fusion by telephone or in writing:

Fusion Acquisition Corp.
667 Madison Avenue, 5th Floor
New York, New York 10065
Tel: (212) 763-0169

You may also obtain these documents by requesting them in writing or by telephone from Fusion’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: FUSE.info@investor.morrowsodali.com

If you are a stockholder of Fusion and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Fusion, Fusion will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of New MoneyLion and a proxy statement of Fusion for Fusion’s special meeting of stockholders. Neither MoneyLion nor Fusion has authorized anyone to give any information or make any representation about the Business Combination, New MoneyLion or Fusion that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Fusion has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Index to Financial Statements

FUSION ACQUISITION CORP.

Page
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-2

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2021 and 2020 and for the Six Months ended June 30, 2021 and for the Period from March 6, 2020 (inception) Through June 30, 2020

F-3

Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Three Months Ended June 30, 2021 and 2020 and for the Six Months Ended June 30, 2021 and for the Period from March 6, 2020 (inception) Through June 30, 2020

F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2021 and for the Period from March 6, 2020 (inception) Through June 30, 2020	F-5
Unaudited Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Financial Statements as of December 31, 2020 and for the period from March 6, 2020 (inception) to December 31, 2020 (As Restated)
Report of Independent Registered Public Accounting Firm	F-21
Financial Statements (as restated):
Balance Sheet	F-22
Statement of Operations	F-23
Statement of Changes in Stockholders’ Equity	F-24
Statement of Cash Flows	F-25
Notes to Financial Statements	F-26

MONEYLION, INC

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$13,735	$950,537
Prepaid expenses	97,122	113,562
Due from related party	30,000	—
Total Current Assets	140,857	1,064,099

Security deposit	329	329
Investment held in trust account	350,119,600	350,219,336
TOTAL ASSETS	$350,260,786	$351,283,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$270,889	$239,531
Income taxes payable	11,509	11,509
Total Current Liabilities	282,398	251,040

Derivative warrant liabilities	36,124,180	66,126,490
Deferred underwriting fee payable	13,150,000	13,150,000
Total Liabilities	49,556,578	79,527,530

Commitments and Contingencies

Class A common stock subject to possible redemption, 29,570,420 and 26,675,623 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	295,704,200	266,756,230

Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 5,429,580 and 8,324,377 shares issued and outstanding (excluding 29,570,420 and 26,675,623 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	543	832
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,750,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	875	875
Additional paid-in capital	15,319,795	44,267,467
Accumulated deficit	(10,321,205)	(39,269,179)
Total Stockholders’ Equity	5,000,008	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$350,260,786	$351,283,764

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the Period from March 6, 2020 (Inception) through June 30, 2020
	2021	2020
General and operating expenses	$680,231	$552,414	$1,126,692	$553,414
Loss from operations	(680,231)	(552,414)	(1,126,692)	(553,414)

Other (expense) income:
Interest earned on marketable securities held in Trust Account	11,723	—	72,356	—
Change in fair value of derivative warrant liabilities	(6,235,562)	(1,066,689)	30,002,310	(1,066,689)
Other (expense) income, net	(6,223,839)	(1,066,689)	30,074,666	(1,066,689)

(Loss) income before provision for income taxes	(6,904,070)	(1,619,103)	28,947,974	(1,620,103)
Benefit from income taxes	2,233	—	—	—
Net (loss) income	$(6,901,837)	$(1,619,103)	$28,947,974	$(1,620,103)

Weighted average shares outstanding of Class A redeemable common stock	35,000,000	35,000,000	35,000,000	35,000,000
Basic and diluted income per share, Class A redeemable common stock	—	—	—	—

Weighted average shares outstanding of Class B non-redeemable common stock	8.750,000	8.750,000	8.750,000	8.750,000
Basic and diluted net income (loss) per share, Class B non-redeemable common stock	(0.79)	(0.19)	3.30	(0.19)

In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result, at June 30, 2020, there are effectively 8,750,000 Founder Shares outstanding.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	8,324,377	$832	8,750,000	$875	$44,267,476	$(39,269,179)	$5,000,004

Change in value of Class A common stock subject to possible redemption	(3,584,981)	(358)	—	—	(35,849,452)	—	(35,849,810)

Net income	—	—	—	—	—	35,849,811	35,849,811
Balance – March 31, 2021	4,739,396	$474	8,750,000	$875	$8,418,024	$(3,419,368)	$5,000,005

Change in value of Class A common stock subject to possible redemption	690,184	69	—	—	6,901,771	—	6,901,840

Net loss	—	—	—	—	—	(6,901,837)	(6,901,837)
Balance – June 30, 2021	5,429,580	$543	8,750,000	$875	$15,319,795	$(10,321,205)	$5,000,008

FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor(1)	—	—	8,768,750	877	24,123	—	25,000

Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2020	—	—	8,768,750	877	24,123	(1,000)	24,000

Sale of 35,000,000 Units, net of underwriting discounts and offering expenses	35,000,000	3,500	—	—	310,996,913	—	311,000,413

Forfeiture of Founder Shares	—	—	(18,750)	(2)	2	—	—

Common stock subject to possible redemption	(30,440,530)	(3,044)	—	—	(304,402,257)	—	(304,405,301)

Net loss	—	—	—	—	—	(1,619,103)	(1,619,103)
Balance – June 30, 2020	4,559,470	$456	8,750,000	$875	$6,618,781	$(1,620,103)	$5,000,009

____________

(1)      Included 1,143,750 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On May 28, 2020, the Company effected a 1:1.25 stock split with respect to the Class B common stock, on June 24, 2020, the Company effected a 1:1.20 stock split with respect to the Class B common stock and on June 25, 2020, the Company effected a 1:1.01666 stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares (see Note 5).

In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result, at June 30, 2020, there are 8,750,000 Founder Shares outstanding.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30, 2021	For the Period from March 6, 2020 (Inception) Through June 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$28,947,974	$(1,620,103)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(30,002,310)	1,066,689
Interest earned on marketable securities held in Trust Account	(72,356)	—
Expenses allocated to operations from offering costs related to derivative warrant liability	—	551,352
Changes in operating assets and liabilities:
Prepaid expenses	16,440	(28,116)
Accrued expenses	31,358	—
Net cash used in operating activities	(1,078,894)	(30,178)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(350,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	172,092
Net cash provided by (used in) investing activities	172,092	(350,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	343,900,000
Proceeds from sale of Private Placement Warrants	—	8,100,000
Due from related party	(30,000)
Proceeds from promissory note – related party	—	32,378
Repayment of promissory note – related party	—	(186,165)
Payments of offering costs	—	(405,252)
Net cash provided by (used in) financing activities	(30,000)	351,440,961

Net Change in Cash	(936,802)	1,410,783
Cash – Beginning of the period	950,537	—
Cash – End of the period	$13,735	$1,410,783

Non-Cash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$28,947,970	$—
Initial classification of common stock subject to possible redemption	—	304,405,301
Deferred offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$—	$25,000
Deferred offering costs paid through promissory note – related party	$—	$153,787
Deferred underwriting fee payable	—	13,150,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Fusion Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on March 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, however, the Company intends to concentrate its efforts identifying businesses in the financial services industry, with particular emphasis on businesses in the wealth, financial advice, investment, and asset management sectors or those that are providing or changing technology for traditional financial services.

The Company has one subsidiary, ML Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on February 9, 2021 (“Merger Sub”).

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of MoneyLion Inc. (“MoneyLion”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on June 25, 2020. On June 30, 2020, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,100,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Fusion Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,100,000, which is described in Note 4. The Private Placement Warrants had an estimated fair value of $9,166,689 as of the closing of the Initial Public Offering, resulting in a $1,066,689 non-cash loss to the Company equal to the excess of fair value over the cash received for the Private Placement Warrants.

Transaction costs amounted to $19,834,039, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $584,039 of other offering costs.

Following the closing of the Initial Public Offering on June 30, 2020, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 31, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by December 31, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A as filed with the SEC on May 6, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 29,570,420 and 26,675,623 shares of Class A common stock subject to possible redemption at June 30, 2021 and December 31, 2020, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheet.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The Company accounts for its outstanding Public Warrants and Private Placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in Accounting Standards Codification 815-40, “Derivatives and Hedging — Contracts on an Entity’s Own Equity” (“ASC 815-40”) and determined that the Warrants do not meet the criteria for equity treatment thereunder. As such, each Warrant must be recorded as a liability and is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model. The Public Warrants were valued using the instrument’s publicly listed trading price.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $221,000 and $95,000, respectively, which had a full valuation allowance recorded against it.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021, the Company recorded benefit from income taxes of $2,233 and no income tax expense, respectively. The Company’s effective tax rate for the three and six months ended June 30, 2021, was approximately 0.0%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible and to permanent difference related to the change in the fair value of the derivative warrant liabilities. The provision for income taxes was deemed to be de minimis for the three months ended June 30, 2021 and for the period from March 6, 2020 (inception) through June 30, 2020.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) common per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 25,600,000 shares of common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The Company’s condensed statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account net of applicable franchise and income taxes, by the weighted average number of shares of Class A redeemable common stock outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), adjusted for net income (loss) attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the Period From March 6, 2020 (inception) through June 30, 2020
	2021	2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$11,723	$—	$72,356	$—
Less: Income and Franchise Tax available to be withdrawn from the Trust Account	(11,723)	—	(72,356)
Redeemable Net Earnings	$—	$—	$—	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	35,000,000	35,000,000	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.00	$0.00	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(6,901,837)	$(1,619,103)	$28,947,974	$(1,620,103)
Non-Redeemable Net (Loss) Income	$(6,901,837)	$(1,619,103)	$28,947,974	$(1,620,103)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted(1)	8,750,000	8,750,000	8,750,000	8,750,000
(Loss) Income /Basic and Diluted Non-Redeemable Class B Common Stock	$(0.79)	$(0.19)	$3.30	$(0.19)

____________

(1)      For the three and six months ended June 30, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 as of January 1, 2021 and the adoption did not have an impact on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,100,000 Private Placement Warrants, at a price of $1.00 per warrant, for an aggregate purchase price of $8,100,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”). On May 28, 2020, the Company effected a 1:1.25 stock split with respect to the Class B common stock, on June 24, 2020, the Company effected a 1:1.20 stock split with respect to the Class B common stock and on June 25, 2020, the Company effected a 1:1.01666 stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 8,768,750 Founder Shares. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result of the foregoing, there are 8,750,000 Founder Shares outstanding as of June 30, 2021 and December 31, 2020.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Subsequently, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, MoneyLion and the Company’s directors and officers (the “Insiders”), pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject Securities (as defined in the Sponsor Support Agreement), and take certain other actions in support of the Business Combination. In addition, the Company, the Sponsor and the Insiders agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any Private Placement Warrants (as defined in the Merger Agreement)) held by the Sponsor will end on the earlier of (a) 180 days after the effective date of the Merger Agreement (the “Effective Date”) and (b) the date on which the closing price of the shares of Class A common stock of New MoneyLion is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of Class A common stock of New MoneyLion shall commence no earlier than 60 days following the Effective Date.

Due from Related Party

As of June 30, 2021, the Company paid for certain operating costs on behalf of Fusion Acquisition Corp. II amounting to $30,000. These amounts are non-interest bearing and were repaid in July 2021.

Administrative Support Agreement

The Company entered into an agreement, commencing on June 25, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor $10,000 per month for office space, secretarial, and administrative services. For the three months ended June 30, 2021 and 2020, the Company incurred $30,000 and $-0-, respectively, in fees for these services. For the six months ended June 30, 2021 and for the period from March 6, 2020 (inception) through June 30, 2020, the Company incurred $60,000 and $-0-, respectively, in fees for these services. At June 30, 2021 and December 31, 2020, there was $120,000 and $60,000 of such fees included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets, respectively.

Management Fee

On July 7, 2020, the Company’s board of directors approved payments of $15,000 per month to the Company’s Chief Financial Officer for services rendered to the Company commencing on June 25, 2020 and continuing through the earlier of consummation of a Business Combination or the Company’s liquidation. For the three months ended June 30, 2021 and 2020, the Company incurred and paid $45,000 and $0 in fees for these services, respectively. For the six months ended June 30, 2021 and for the period from March 6, 2020 (inception) through June 30, 2020, the Company incurred and paid $90,000 and $0 in fees for these services, respectively.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 25, 2020, the holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the closing of the Initial Public Offering on June 30, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,100,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 30,500,000 Units sold in the Initial Public Offering, or $10,675,000, and (ii) 5.5% of the gross proceeds from the Units sold

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 6. COMMITMENTS (cont.)

pursuant to the over-allotment option, or $2,475,000. Up to 10% of the deferred commission relating to the base offering may be paid at the sole discretion of the Company to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating the Business Combination. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On February 11, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, Merger Sub and MoneyLion, which provides for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed as determined by MoneyLion and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding shares of common stock of MoneyLion for $2,200,000,000 in aggregate consideration. MoneyLion stockholders will receive shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 5,429,580 and 8,324,377 shares of Class A common stock issued or outstanding, excluding 29,570,420 and 26,675,623 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At June 30, 2021 and December 31, 2020, there were 8,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8. WARRANT LIABILITIES

There are 17,500,000 Public Warrants and 8,100,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash.    Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 8. WARRANT LIABILITIES (cont.)

•        if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 6). Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2021, assets held in the Trust Account were comprised of $350,119,600 in Money Market Funds primarily invested in U.S. securities. At December 31, 2020, assets held in the Trust Account were comprised of $642 in cash and $350,218,694 in U.S. Treasury securities. Through June 30, 2021, the Company withdrew $172,392 of interest earned on the Trust Account to pay for its franchise and income tax obligations, of which $172,392 was withdrawn during the three months ended June 30, 2021.

The following table presents information about the gross holding gains (losses) and fair value of held-to-maturity securities at June 30, 2021 and December 31, 2020:
	Held-To-Maturity	Amortized Cost	Gross Holding Gain (Loss)	Fair Value
December 31, 2020	U.S.TreasurySecurities (Mature on 2/25/2021)	$350,218,694	$(4,298)	$350,214,396

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	June 30, 2021	December 31, 2020
Assets:
Investments held in Trust Account	1	$350,119,600	$350,218,694

Liabilities:
Warrant Liability – Public Warrants	1	$24,498,250	$44,800,000
Warrant Liability – Private Placement Warrants	3	$11,625,930	$21,326,490

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

As of June 30, 2021 and December 31, 2020, respectively, the recorded values of cash, accounts payable and accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of these instruments.

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statement of operations.

The Public Warrants are measured at fair value on a recurring basis. The Public Warrants were valued using the instrument’s publicly listed trading price, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market. The Private Placement Warrants were valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining fair value of the Private Placement Warrants is the expected volatility of the Company’s common stock.

The following table presents the quantitative information regarding Level 3 fair value measurements:
	June 30, 2021	December 31, 2020
Unit price	$9.95	$11.30
Strike Price	$11.50	$11.50
Term (Years)	5.00	5.50
Volatility	20.5%	25.0%
Risk-free rate	0.88%	0.43%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of the Level 3 warrant liabilities:
Private Placement
Fair value as of January 1, 2021	$21,326,490
Change in valuation inputs or other assumptions(1)	(9,700,560)
Fair value as of June 30, 2021	$11,625,930

____________

(1)      Changes in valuation are recognized as a change in fair value of warrant liabilities in the condensed consolidated statement of operations.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Fusion Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fusion Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by December 31, 2021 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 6, 2021

FUSION ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
(AS RESTATED)

ASSETS
Current assets
Cash	$950,537
Prepaid expenses	113,562
Total Current Assets	1,064,099
Security deposit	329
Marketable securities held in trust account	350,219,336
Total Assets	$351,283,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$239,531
Income tax payable	11,509
Total Current Liabilities	251,040

Deferred underwriting fee payable	13,150,000
Derivative warrant liability	66,126,490
Total Liabilities	79,527,530

Commitments and contingencies

Class A common stock subject to possible redemption, 26,675,623 shares at $10.00 per share redemption value	266,756,230

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 8,324,377 shares issued and outstanding (excluding 26,675,623 shares subject to possible redemption)	832
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,750,000 shares issued and outstanding	875
Additional paid-in capital	44,267,476
Accumulated deficit	(39,269,179)
Total Stockholders’ Equity	5,000,004
Total Liabilities and Stockholders’ Equity	$351,283,764

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Formation and operating costs	$1,167,417
Loss from operations	(1,167,417)

Other income (expense):
Change in fair value of public warrant liability	(25,725,000)
Change in fair value of private placement warrant liability	(12,584,590)
Interest earned on investments held in Trust Account	219,337

Loss before provision for income taxes	(39,257,670)
Provision for income taxes	(11,509)
Net loss	$(39,269,179)

Weighted average shares outstanding of Class A redeemable common stock	35,000,000
Basic and diluted income per share, Class A redeemable common stock	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	8,750,000
Basic and diluted net loss per share, Class B non-redeemable common stock	$(4.49)

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 6, 2020 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	—	877	24,123	—	25,000

Sale of 35,000,000 Units, net of underwriting discounts, offering costs and derivative liabilities for public warrants	35,000,000	3,500	—	—	310,996,913	—	311,000,413

Sale of 8,100,000 private placement warrants	—	—	—	—		—

Forfeiture of Founder Shares	—	—	(18,750)	(2)	2	—	—

Class A common stock subject to possible redemption	(26,675,623)	(2,668)	—	—	(266,753,562)	—	(266,756,230)

Net loss	—	—	—	—	—	(39,269,179)	(39,269,179)

Balance – December 31, 2020	8,324,377	$832	8,750,000	$875	$44,267,476	$(39,269,179)	$5,000,004

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(39,269,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(219,337)
Change in fair value of derivative public warrant liabilities	25,725,000
Change in fair value of private placement warrant liability	12,584,590
Expenses allocated to operations from offering costs related to derivative warrant liability	551,352
Changes in operating assets and liabilities:
Prepaid expenses	(113,562)
Security deposit	(329)
Accounts payable and accrued expenses	239,532
Income taxes payable	11,509
Net cash used in operating activities	(490,424)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(350,000,000)
Net cash used in investing activities	(350,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	343,900,000
Proceeds from sale of Private Placement Warrants	8,100,000
Proceeds from promissory note – related party	32,378
Repayment of promissory note – related party	(186,165)
Payment of offering costs	(405,252)
Net cash provided by financing activities	351,440,961

Net Change in Cash	950,537
Cash – Beginning of period	—
Cash – End of period	$950,537

Non-Cash financing activities:
Initial classification of Class A common stock subject to possible redemption	$304,405,300
Change in value of Class A common stock subject to possible redemption	$(37,649,070)
Deferred underwriting fee payable	$13,150,000
Offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$25,000
Offering costs paid through promissory note – related party	$153,787
Initial value of derivative warrant liabilities in connection with initial public offering and private placement	$28,883,589

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Fusion Acquisition Corp. (the “Company”) was incorporated in Delaware on March 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, however, the Company intends to concentrate its efforts identifying businesses in the financial services industry, with particular emphasis on businesses in the wealth, financial advice, investment, and asset management sectors or those that are providing or changing technology for traditional financial services.

The Company has one subsidiary, ML Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on February 9, 2021 (“Merger Sub”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from March 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of MoneyLion Inc. (“MoneyLion”) (see Note 11). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on June 25, 2020. On June 30, 2020, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,100,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Fusion Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,100,000, which is described in Note 5. The Private Placement Warrants had an estimated fair value of $9,166,689 as of the closing of the Initial Public Offering, resulting in a $1,066,689 non-cash loss to the Company equal to the excess of fair value over the cash received for the Private Placement Warrants.

Transaction costs amounted to $19,834,039, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $584,039 of other offering costs.

Following the closing of the Initial Public Offering on June 30, 2020, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 31, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by December 31, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2021.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company is reclassifying the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did have an effect on the Company’s previously reported operating expenses and cash flows. Since the warrants were issued on June 30, 2020, it would have an effect on the profit and loss because of the allocation of the IPO expenses to the warrants on the balance sheet as of March 31, 2020 (unaudited) as well as the respective statements of operations for the period from March 6, 2020 (inception) through March 31, 2020 (unaudited), three months ended June 30, 2020 (unaudited) and period from March 6, 2020 (inception) through June 30, 2020 (unaudited).
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of June 30, 2020 (audited)
Warrant liability	$—	28,883,589	$28,883,589
Total Liabilities	13,150,000	28,883,589	42,033,589
Class A common stock, subject to redemption	333,288,890	(28,883,589)	304,405,301
Class A Common Stock	167	289	456
Additional paid-in capital	5,001,029	1,617, 752	6,618,781
Accumulated deficit	(2,062)	(1,618,041)	(1,620,103)
Total Stockholders’ Equity (deficit)	5,000,010	—	5,000,010
Balance Sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$28,046,317	$28,046,317
Total Liabilities	13,242,334	28,046,317	41,288,651
Class A Common Stock, subject to possible redemption	333,100,530	(28,046,317)	305,054,213
Class A common stock	169	289	458
Additional paid-in capital	5,189,387	780,480	5,969,867
Accumulated deficit	(190,427)	(780,769)	(971,196)
Total Stockholders’ Equity (deficit)	5,000,004	—	5,000,004
Balance Sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$66,126,490	$66,126,490
Total Liabilities	13,401,040	66,126,490	79,527,530
Class A common stock	332,882,720	(66,126,490)	266,756,230
Shareholder’s equity Class A Common Stock	171	661	832
Additional paid-in capital	5,407,195	38,860,281	44,267,476
Accumulated deficit	(408,237)	(38,860,942)	(39,269,179)
Total Stockholders’ Equity (deficit)	5,000,004	—	5,000,004

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the period from March 6, 2020 to June 30, 2020 (unaudited)
Formation and operating costs	$2,062	$551,352	$553,414
Change in the fair value of the warrants		1,066,689	1,066,689
(Loss) Gain before provision for income taxes	(2,062)	(1,618,041)	(1,620,103)
Provision for income taxes	—	—	—
Net (loss) gain	(2,062)	(1,618,041)	(1,620,103)
Basic and diluted net income per common share, Class A,	—	—	—
Basic and diluted net (loss) income per common share, Class B	(0.00)	(0.19)	(0.19)
Statement of Operations for the three months ended September 30, 2020 (unaudited)
Formation and operating costs	284,765	—	284,765
Change in fair value of warrants	$—	$837,272	$837,272
(Loss) Gain before provision for income taxes	(176,031)	837,272	661,241
Provision for income taxes	(12,334)	—	(12,334)
Net (loss) gain	(188,365)	837,272	(648,907)
Basic and diluted net income per common share, Class A	0.00	0.02	0.02
Basic and diluted net (loss) income per common share, Class B	(0.03)	(0.04)	(0.07)
Statement of Operations for the Period From March 6, 2020 (inception) to September 30, 2020 (unaudited)
Formation and operating costs	$286,827	$551,352	$838,179
Loss from operations	(286,827)	(551,352)	(838,179)
Change in fair value of derivative warrant liability	—	(229,417)	(229,417)
(Loss) Gain before provision for income taxes	(178,093)	(780,769)	(958,862)
Provision for income taxes	(12,334)	—	(12,334)
Net (loss) gain	(190,427)	(780,769)	(971,196)
Basic and diluted net income per common share, Class A	0.00	0.00	0.00
Basic and diluted net (loss) income per common share, Class B	(0.03)	0.06	(0.03)
Statement of Operations for the Period From March 6, 2020 (inception) to December 31, 2020 (audited)
Formation and operating costs	$616,065	$551,352	$1,167,417
Loss from operations	(616,065)	(551,352)	(1,167,417)
Change in fair value of warrants	—	(38,309,590)	(38,309,590)
Loss before provision for income taxes	(396,728)	(38,860,942)	(39,257,670)
Provision for income taxes	11,509	—	11,509
Net (loss) gain	(408,237)	(38,860,942)	(39,269,179)
Basic and diluted net income per common share, Class A	0.00	—	—
Basic and diluted net (loss) income per common share, Class B	(0.05)	(4.44)	(4.49)

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Statement of Cash Flows	As Previously Reported	Adjustments	As Restated
Period from March 6, 2020 (inception) to June 30, 2020 (unaudited)
Cash flows from Operating Activities:
Net loss	$(2,062)	$(1,618,041)	$(1,620,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses allocated to operations from offering costs related to derivative warrant liability	—	1,618,041	1,618,041
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	333,288,890	(28,883,589)	304,405,301
Adjustment of common stock par value		289	289
Period from March 6, 2020 (inception) to September 30, 2020 (unaudited)
Cash flows from Operating Activities:
Net (loss)/gain	$(190,427)	$(780,769)	$(971,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	$—	229,417	229,417
Expenses allocated to operations from offering costs related to derivative warrant liability	—	551,352	551,352
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	333,288,890	(28,046,317)	305,242,573
Change in value of common stock subject to possible redemption	(188,360)	(460,552)	(648,912)
Adjustment of common stock par value		289	289
Period from March 6, 2020 (inception) to December 31, 2020 (audited)
Cash flows from Operating Activities:
Net loss	$(408,237)	$(38,860,942)	$(39,269,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	$—	38,309,590	38,309,590
Expenses allocated to operations from offering costs related to derivative warrant liability	—	1,618,041	1,618,041
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	333,288,890	(66,126,490)	267,162,400
Change in value of common stock subject to possible redemption	(406,170)	38,704,153	38,397,983

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 33,286,067 shares of Class A common stock subject to possible redemption at December 31, 2020 is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for its outstanding Public Warrants and Private Placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in Accounting Standards Codification 815-40, “Derivatives and Hedging — Contracts on an Entity’s Own Equity” (“ASC 815-40”) and determined that the Warrants do not meet the criteria for equity treatment thereunder. As such, each Warrant must be recorded as a liability and is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the public warrants was estimated using a Monte Carlo simulation implementing the Black-Scholes Option Pricing Model that was modified to capture the redemption features of the public warrants as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor, if any. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 25,600,000 shares of common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted loss per share is the same as basic loss per share for the period presented.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net loss per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account net of applicable franchise and income taxes, by the weighted average number of shares of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for net income attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Period From March 6, 2020 (inception) Through December 31, 2020
	As Previously Report	Adjustments	As Restated
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	219,337	—	219,337
Income and Franchise Tax	(176,040)		(176,040)
Net Earnings	43,297	—	43,297
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	—	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	0.00	—	0.00
Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	(408,237)	(38,860,942)	(39,269,179)
Redeemable Net Earnings	(43,297)	—	(43,297)
Non-Redeemable Net Loss	(451,534)	(38,860,942)	(39,312,476)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	8,750,000	—	8,750,000
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	(0.05)	(4.44)	(4.49)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,100,000 Private Placement Warrants, at a price of $1.00 per warrant, for an aggregate purchase price of $8,100,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”). On May 28, 2020, the Company effected a 1:1.25 stock split with respect to the Class B common stock, on June 24, 2020, the Company effected a 1:1.20 stock split with respect to the Class B common stock and on June 25, 2020, the Company effected a 1:1.01666 stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 8,768,750 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock splits. The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result, there are 8,750,000 Founder Shares outstanding as of December 31, 2020.

The Sponsor previously agreed pursuant to a letter agreement, dated as of June 25, 2020, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Subsequently, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, MoneyLion and the Company’s directors and officers (the “Insiders”), pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Securities (as defined in the Sponsor Support Agreement), and take certain other actions in support of the Business Combination. In addition, the Company, the Sponsor and the Insiders agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any Private Placement Warrants (as defined in the Merger Agreement)) held by the Sponsor will end on the earlier of (a) 180 days after the effective date of the Merger Agreement (the “Effective Date”) and (b) the date on which the closing price of the shares of Class A common stock of New MoneyLion is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of Class A common stock of New MoneyLion shall commence no earlier than 60 days following the Effective Date.

Administrative Support Agreement

The Company entered into an agreement, commencing on June 25, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor $10,000 per month for office space, secretarial, and administrative services. For period from March 6, 2020 (inception) through December 31, 2020, the Company incurred $60,000 in fees for these services, which are included in accrued expenses in the accompanying balance sheet.

Management Fee

On July 7, 2020, the Company’s board of directors approved payments of $15,000 per month to the Company’s Chief Financial Officer for services rendered to the Company commencing on June 25, 2020 and continuing through the earlier of consummation of a Business Combination or the Company’s liquidation. For the period from March 6, 2020 (inception) through December 31, 2020, the Company incurred and paid $90,000 in fees for these services.

Promissory Note — Related Party

On March 10, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $186,165 was repaid on June 30, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, no Working Capital Loans were outstanding.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 25, 2020, the holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the closing of the Initial Public Offering on June 30, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,100,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 30,500,000 Units sold in the Initial Public Offering, or $10,675,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,475,000. Up to 10% of the deferred commission relating to the base offering may be paid at the sole discretion of the Company to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating the Business Combination. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 1,713,933 shares of Class A common stock issued and outstanding, excluding 33,286,067 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, there were 8,750,000 shares of Class B common stock issued and outstanding.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash.    Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 7). Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. INCOME TAX

The Company’s net deferred tax asset is as follows:
December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$94,822
Total deferred tax asset	94,822
Valuation allowance	(94,822)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:
December 31, 2020
Federal
Current	$11,509
Deferred	(94,822)

State
Current	$—
Deferred	—
Change in valuation allowance	94,822
Income tax provision	$11,509

As of December 31, 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from March 6, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $94,822.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	(24.0)%
Income tax provision	(3.0)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $642 in cash and $350,218,694 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:
	Level	Fair Value at December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$350,218,694

Liabilities:
Warrant Liability – Public Warrants	1	$44,800,000
Warrant Liability – Private Placement Warrants	3	$21,326,510

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020 other than the transfer of the public warrants from Level 3 to Level 1.

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

Initial Measurement — Public Warrants

The Company established the initial fair value for the public warrants on June 30, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation implementing the Black-Scholes Option Pricing Model that was modified to capture the redemption features of the public warrants. The underlying assumptions in the Black-Scholes option pricing model include the underlying share price, risk-free interest rate, estimated volatility and the expected term. The primary unobservable inputs utilized in determining the fair value of the public warrants are the expected volatility of the Company’s common stock and our common stock price. The expected volatility of our common stock was determined based on implied volatilities of public warrants issued by selected guideline companies and was estimated to be 10% before the expected business combination and 20% after the expected business combination. Our common stock price was determined based on an iterative procedure that matched the estimated value of the common stock and fractional warrant price to equate to the observed price of our outstanding units. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the public warrants. The dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. Inputs are re-evaluated each quarterly reporting period to estimate the fair market value of the private placement warrants as of the reporting period.

On June 30, 2020, the public warrants’ fair value was $1.13 per warrant for an aggregate value of $19.7 million.

Subsequent Measurement — Public Warrants

The public warrants are measured at fair value on a recurring basis. The public warrants were valued using the instrument’s publicly listed trading price as of September 30, 2020 and December 31, 2020, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

As of September 30, 2020, the aggregate value of the public warrants was $19.1 million and as of December 31, 2020, the aggregate value of the public warrants was $44.8 million.

Initial Measurement — Private Placement Warrants

The private placement warrants were valued using a Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The underlying assumptions in the Black-Scholes option pricing model include the underlying share price, risk-free interest rate, estimated volatility and the expected term. The primary unobservable inputs utilized in determining fair value of the private placement warrants are the expected volatility of our common stock and our common stock price. The expected volatility of our common stock was determined based on implied volatilities of public warrants issued by selected guideline companies and was estimated to be 10% before the expected business combination and 20% after the expected business combination. Our stock price was determined based on an iterative procedure that matched the estimated value of the common stock and fractional warrant price to equate to the observed price of our outstanding units. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the public warrants. The dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. Inputs are re-evaluated each quarterly reporting period to estimate the fair market value of the private placement warrants as of the reporting period.

On June 30, 2020, the private placement warrants’ fair value was $1.13 per warrant for an aggregate value of $9.2 million.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

Subsequent Measurement — Private Placement Warrants

On September 30, 2020, the private placement warrants were valued using a Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining fair value of the private placement warrants is the expected volatility of our common stock. The expected volatility of our common stock was determined based on implied volatility of the public warrants and was estimated to be 10% before the expected business combination and 18.5% after the expected business combination. Updating the remaining inputs to the Black-Scholes option pricing model as of September 30, 2020 resulted in the private placement warrants’ fair value of $1.11 per warrant for an aggregate value of $9.0 million.

On December 31, 2020, the private placement warrants were valued using a Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining fair value of the private placement warrants is the expected volatility of our common stock. The expected volatility of our common stock was determined based on implied volatility of the public warrants and was estimated to be 10% before the expected business combination and 26.5% after the expected business combination. Updating the remaining inputs to the Black-Scholes option pricing model as of December 31, 2020 resulted in the private placement warrants’ fair value of $2.63 per warrant for an aggregate value of $21.3 million.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 11, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, Merger Sub and MoneyLion, which provides for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed as determined by MoneyLion and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding shares of common stock of MoneyLion for $2,200,000,000 in aggregate consideration. MoneyLion stockholders will receive shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

MONEYLION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash, including amounts held by variable interest entities (VIEs) of $45 and $390	$28,971	$19,406
Restricted cash	2,806	1,521
Receivables	106,689	68,794
Allowance for losses on receivables	(14,701)	(9,127)
Receivables, net, including amounts held by VIEs of $80,968 and $52,264	91,988	59,667
Property and equipment, net	474	502
Intangible assets, net	8,452	9,275
Goodwill	21,565	21,565
Due from related party	4	5
Other assets	13,129	11,702
Total assets	$167,389	$123,643

Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured loans	24,057	24,395
Accounts payable and accrued liabilities	20,201	20,968
Subordinated convertible notes, at fair value	100,311	14,000
Related party loan	5,000	5,000
Warrant liability	73,456	24,667
Other debt	—	3,207
Total liabilities	223,025	92,237

Commitments and contingencies (Note 16)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1), $0.0001 par value; 7,471,198 shares authorized, 7,085,923 issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $298,010 and $288,183 at June 30, 2021 and December 31, 2020, respectively	298,010	288,183
Redeemable noncontrolling interests	101,157	71,852
Stockholders’ deficit:
Common stock, $0.0001 par value; 14,000,000 shares authorized, 2,965,577 and 2,917,560 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(453,803)	(327,629)
Treasury stock, 44,924 shares at June 30, 2021 and December 31, 2020 at cost	(1,000)	(1,000)
Total stockholders’ deficit	(454,803)	(328,629)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$167,389	$123,643

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Net interest income on finance receivables	$1,761	$772	$3,423	$1,963
Membership subscription revenue	7,917	6,695	15,362	14,343
Affiliates income	2,272	338	3,269	850
Fee income	26,231	9,131	49,257	16,453
Other income	(5)	34	19	135
Total Revenues, net	38,176	16,970	71,330	33,744
Operating expenses
Marketing	9,166	1,633	13,529	4,483
Provision for loss on receivables	15,698	(33)	21,406	4,130
Other direct costs	2,355	1,014	5,155	1,954
Interest expense	1,849	779	3,320	1,451
Personnel expenses	8,183	5,031	15,253	11,032
Underwriting expenses	1,923	1,223	3,544	3,415
Information technology expenses	1,939	1,515	3,814	3,364
Bank and payment processor fees	6,512	2,731	11,756	5,290
Change in fair value of warrant liability	17,586	—	48,790	—
Change in fair value of subordinated convertible notes	9,622	—	49,561	—
Professional fees	4,451	1,287	8,037	2,637
Depreciation and amortization expense	502	271	1,016	525
Occupancy expense	381	252	765	600
Gain on foreign currency translation	(40)	(70)	(44)	(112)
Other operating (income) expenses	(2,755)	190	(2,021)	649
Total operating expenses	77,372	15,823	183,881	39,418
Net loss before income taxes	(39,196)	1,147	(112,551)	(5,674)
Income tax (benefit) expense	17	—	42	(13)
Net loss	$(39,213)	$1,147	$(112,593)	$(5,661)
Net income attributable to redeemable noncontrolling interests	(3,077)	(2,071)	(5,844)	(4,514)
Accrued dividends on redeemable convertible preferred stock	(4,985)	(4,311)	(9,827)	(8,430)
Net loss attributable to MoneyLion, Inc. and Subsidiaries	$(47,275)	$(5,235)	$(128,264)	$(18,605)

Net loss per share, basic and diluted	$(15.95)	$(1.92)	$(43.40)	$(6.84)
Weighted average shares used in computing net loss per share, basic and diluted	2,964,521	2,732,898	2,955,677	2,721,813

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable non-controlling interests AND STOCKHOLDERS’ DEFICIT
(amounts in thousands, except share amounts)
(Unaudited)

	Redeemable Convertible Preferred Stock (All Series)		Redeemable Noncontrolling Interests	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at April 1, 2020	6,514,936	$245,539	$71,123	2,732,617	$—	$—	$(275,262)	$(1,000)	$(276,262)
Stock-based compensation	—	—	—	—	—	372	—	—	372
Exercise of stock options and warrants	—	—	—	1,807	—	9	—	—	9
Issuance of Series C-1 redeemable convertible preferred stock	31,395	1,625	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	4,311	—	—	—	(381)	(3,930)	—	(4,311)
Redemptions by redeemable noncontrolling interests	—	—	(3,888)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(1,018)	—	—	—	—	—	—
Net income (loss)	—	—	2,071	—	—	—	(924)	—	(924)
Balances at June 30, 2020	6,546,331	$251,475	$68,288	2,734,424	$—	$—	$(280,116)	$(1,000)	$(281,116)

Balances at January 1, 2020	6,314,008	$231,020	$73,977	2,693,777	$—	$—	$(262,208)	$(1,000)	$(263,208)
Stock-based compensation	—	—	—	—	—	671	—	—	671
Exercise of stock options and warrants	—	—	—	40,647	—	26	—	—	26
Issuance of Series C-1 redeemable convertible preferred stock	232,323	12,025	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	8,430	—	—	—	(697)	(7,733)	—	(8,430)
Contributions from redeemable noncontrolling interests	—	—	250	—	—	—	—	—	—
Redemptions by redeemable noncontrolling interests	—	—	(8,371)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(2,082)	—	—	—	—	—	—
Net income (loss)	—	—	4,514	—	—	—	(10,175)	—	(10,175)
Balances at June 30, 2020	6,546,331	$251,475	$68,288	2,734,424	$—	$—	$(280,116)	$(1,000)	$(281,116)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable non-controlling interests AND STOCKHOLDERS’ DEFICIT
(amounts in thousands, except share amounts)
(Unaudited) — (Continued)

	Redeemable Convertible Preferred Stock (All Series)		Redeemable Noncontrolling Interests	Common Stock		Additional Paid–in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at April 1, 2021	7,085,923	$293,025	$90,994	2,962,200	$—	$—	$(407,869)	$(1,000)	$(408,869)
Stock-based compensation	—	—	—	—	—	1,321	—	—	1,321
Exercise of stock options and warrants	—	—	—	3,377	—	20	—	—	20
Accrued dividends on redeemable convertible preferred stock	—	4,985	—	—	—	(1,341)	(3,644)	—	(4,985)
Contributions from redeemable noncontrolling interests			10,000
Redemptions by redeemable noncontrolling interests	—	—	(400)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(2,514)	—	—	—	—	—	—
Net income (loss)	—	—	3,077	—	—	—	(42,290)	—	(42,290)
Balances at June 30, 2021	7,085,923	$298,010	$101,157	2,965,577	$—	$—	$(453,803)	$(1,000)	$(454,803)

Balances at January 1, 2021	7,085,923	$288,183	$71,852	2,917,560	$—	$—	$(327,629)	$(1,000)	$(328,629)
Stock-based compensation	—	—	—	—	—	1,839	—	—	1,839
Exercise of stock options and warrants	—	—	—	48,017	—	251	—	—	251
Accrued dividends on redeemable convertible preferred stock	—	9,827	—	—	—	(2,090)	(7,737)	—	(9,827)
Contributions from redeemable noncontrolling interests			31,000
Redemptions by redeemable noncontrolling interests	—	—	(3,056)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(4,483)	—	—	—	—	—	—
Net income (loss)	—	—	5,844	—	—	—	(118,437)	—	(118,437)
Balances at June 30, 2021	7,085,923	$298,010	$101,157	2,965,577	$—	$—	$(453,803)	$(1,000)	$(454,803)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(112,593)	$(5,661)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for losses on receivables	21,406	4,130
Depreciation and amortization expense	1,016	525
Change in deferred fees and costs, net	(1,380)	191
Change in fair value of warrants	48,790	—
Change in fair value of subordinated convertible notes	49,561	—
Gain on loan forgiveness	(3,206)	—
Gains on foreign currency translation	(44)	(112)
Stock compensation expense	1,839	671
Changes in assets and liabilities, net of effects of business combination:
Accrued interest receivable	(148)	115
Other assets	(1,426)	(1,035)
Accounts payable and accrued liabilities	776	(1,274)
Net cash provided by (used in) operating activities	4,591	(2,450)

Cash flows from investing activities:
Net originations and collections on finance receivables	(52,399)	(3,245)
Purchase of property and equipment	(165)	(871)
Net cash used in investing activities	(52,564)	(4,116)

Cash flows from financing activities:
Repayments to secured/senior lenders	(139)	(317)
Proceeds from issuance of related party loan	—	5,000
Proceeds from issuance of subordinated convertible notes	36,750	—
Proceeds from issuance of common stock related to exercise of stock options	251	26
Issuance of Series C-1 preferred stock	—	12,025
Contributions from redeemable noncontrolling interests	31,000	250
Redemptions by redeemable noncontrolling interests	(4,556)	(9,927)
Distributions to noncontrolling interests	(4,483)	(2,082)
Net cash provided by financing activities	58,823	4,975

Net change in cash and restricted cash	10,850	(1,591)
Cash and restricted cash, beginning of year	20,927	45,813
Cash and restricted cash, end of year	$31,777	$44,222

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,143	$1,413
Accrued redemptions by redeemable noncontrolling interests	$—	$100
Accrued dividends on redeemable convertible preferred stock	$(9,827)	$(8,430)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

MoneyLion, Inc. a Delaware corporation, along with its subsidiaries, referenced herein as “MoneyLion” or the “Company,” was founded in 2013, and the Company’s headquarters is located in New York, New York. The Company operates a personal finance platform (the “Platform”) that provides a mobile app that is designed to help users simplify their personal financial management and improve their financial health, giving users access to credit, investment, banking, and other financial services and providing them with a single place to track spending, savings, and credit. The Platform is based upon analytical models that power recommendations which are designed to help users achieve their financial goals ranging from building savings, improving credit health, and managing unexpected expenses. Investment management services are provided by ML Wealth, LLC, a wholly owned subsidiary of the Company, which is a Securities and Exchange Commission (“SEC”) registered investment advisor.

Basis of Presentation — The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC. The consolidated financial statements include the accounts of MoneyLion, Inc. and its wholly owned subsidiaries and consolidated VIEs for which the Company is the primary beneficiary.

Receivables originated on the Company’s platform are currently financed through Invest in America Credit Fund 1 LLC (“IIA”). IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III LLC (“ML Capital III”), an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC (“IIA Notes SPV I”) and Invest in America Notes SPV IV LLC (“IIA Notes SPV IV”), (collectively “IIA Notes SPVs”). The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform. Generally, an IIA investor may request redemption of all or a portion of their capital account, after a 120-day notice period, and in increments of $100,000, five days after the expiration of the applicable lock-up period, unless otherwise agreed between investors in a particular series and the Company. Unless a redemption request is made, both the IIA investor’s capital contribution and their related Class B returns will be automatically reinvested in new notes. ML Capital III, as the managing member of IIA, has the contractual right to suspend redemptions in certain circumstances and without prior notice to the IIA investors. However, the IIA investors’ right to redemption may not be entirely within the control of the Company and therefore the IIA investors’ share of the IIA is presented on the Company’s consolidated balance sheet as temporary equity at the redemption value. Redemptions were $3,056 and $8,371 for the six months ended June 30, 2021 and 2020, respectively, of which $0 and $100 were unpaid as of June 30, 2021 and 2020, respectively. Distributions, if any, to IIA investors will be made at the discretion of the Company or, if agreed between the Company and a particular IIA investor or series, in accordance with the applicable subscription agreements. The Company has identified IIA, IIA Notes SPV I and IIA Notes SPV IV as variable interest entities (“VIEs”) due to the fact that the Class A Units are entitled to residual income/loss in IIA. The Company has identified itself as the primary beneficiary of these VIEs because it directs the activities of the VIEs that most significantly impact the VIEs’ economic performance. As the primary beneficiary of the VIEs, the Company has consolidated the balances of the VIEs into these financial statements. The IIA Class B Units are reflected in the Company’s consolidated financial statements as redeemable noncontrolling interests totaling $101,157 and $71,852 as of June 30, 2021 and December 31, 2020, respectively.

All intercompany transactions and balances have been eliminated in consolidation. The Company does not have any items of other comprehensive income (loss), therefore, there is no difference between net loss and comprehensive loss for the three or six months ended June 30, 2021 and 2020.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

Unaudited Interim Financial Information — In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit and cash flows. The condensed consolidated balance sheet as of June 30, 2021 is unaudited. The condensed consolidated balance sheet as of December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2020.

During the six months ended June 30, 2021, there were no significant changes to the Company’s significant accounting policies as described in the Company’s audited consolidated financial statement as of and for the year ended December 31, 2020.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements included, but are not limited to, revenue recognition, provision for transaction losses, accounting for business combinations, determination of useful lives of property and equipment, valuation and useful lives of intangible assets, impairment assessment of goodwill, internal-use software, valuation of common stock, valuation of stock warrants, valuation of convertible notes, stock option valuations, income taxes, and the recognition and disclosure of contingent liabilities. The Company evaluates its estimates and assumptions on an ongoing basis. Actual results could differ from those estimates and such differences may be material to the condensed consolidated financial.

Allowance for Losses on Receivables — An allowance for losses on finance receivables is established to provide for probable losses incurred in the Company’s finance receivables at the balance sheet date and is established through a provision for loan losses. Charge-offs, net of recoveries are charged directly to the allowance. The allowance is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay. The allowance is developed on a general basis, each period management assesses each product type by origination cohort in order to determine the forecasted performance of those cohorts and arrive at an appropriate allowance rate for that period. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

The Company’s charge-off policy is to charge-off finance receivables related to loans in the month in which the account becomes 90 days contractually past due and charge-off finance receivables related to advances in the month in which the account becomes 60 days past due. If an account is deemed to be uncollectable prior to this date, the Company will charge-off the receivable in the month it is deemed uncollectable.

The Company determines the past due status using the contractual terms of the finance receivables. This is the credit quality indicator used to evaluate the required allowance for losses on finance receivables for each portfolio of products.

An allowance for losses on membership and fees receivables is established to provide probable losses incurred in the Company’s membership and fee receivables at the balance sheet date and is established through a provision for losses on receivables. Charge-offs, net of recoveries, are charged directly to the allowance. The allowance is based on

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

management’s assessment of historical charge-offs and recoveries on these receivables, as well as certain qualitative factors including current economic conditions that may affect the customers’ ability to pay. Prior to the period ended June 30, 2021, the allowance related to these receivables had not been material to the consolidated financial statements.

Recently Adopted Accounting Pronouncements —

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide: (1) financing to the issuer, or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The adoption of the ASU did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted —

In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for the Company on January 1, 2022. The Company is in the process of evaluating the impact that the pending adoption of this new guidance will have on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for nonpublic entities for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is in process of evaluating the impact that adoption of this new guidance will have on its condensed consolidated financial statements and related disclosures.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020 and interim periods in 2021. The Company is in process of evaluating the impact that the adoption of ASU 2018-15 will have on its condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2019-12 will have on its condensed consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in process of evaluating the impact that the adoption of ASU 2020-04 will have on its condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The updated standard will be effective for the Company on January 1, 2024; however, early adoption of the ASU is permitted on January 1, 2021. The Company is in process of evaluating the impact that the updated standard will have on its condensed consolidated financial statements and related disclosures.

3. RECEIVABLES

The Company’s finance receivables consist of secured personal loans, unsecured personal loans, and principal amounts of Instacash advances. Accrued interest receivables represent the interest accrued on the finance receivables based upon the daily principal amount outstanding. Fees receivables represent the amounts due to the Company for tips and instant transfer fees related to the Instacash advance product. Membership receivables represent the amounts billed to customers for membership subscription services. The credit quality and future repayment of finance receivables is dependent upon the customer’s ability to perform under the terms of the agreement. Factors such as unemployment rates and housing values, among others, may impact the customer’s ability to perform under the loan or advance terms. When assessing provision for losses on finance receivables, the Company takes into account the composition of the outstanding finance receivables, charge-off rates to date and the forecasted principal loss rates. Please see the tables below for the finance receivable activity, charge-off rates and aging by product for the six months ended June 30, 2021 and 2020. The Company has experienced significant growth in Instacash, a shorter-term advance product with lower charge-off rates than loans. As Instacash has become a larger component of finance receivable activity, the overall charge-off rate has decreased significantly.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

Receivables consisted of the following:

	June 30, 2021	December 31, 2020
Finance receivables	$95,867	$62,758
Fees receivable	5,453	2,913
Membership receivables	2,802	1,885
Deferred loan origination costs	1,795	615
Accrued interest receivable	772	623
Receivables, before allowance for loan losses	$106,689	$68,794

Finance receivables consisted of the following:

	June 30, 2021	December 31, 2020
Loan receivables	$58,924	$43,870
Instacash receivables	36,943	18,888
Finance receivables, before allowance for loan losses	$95,867	$62,758

Loans receivables consisted of the following:

	June 30, 2021	December 31, 2020
Unsecured personal loan receivables	$4	$66
Secured personal loan receivables	58,920	43,804
Loan receivables	$58,924	$43,870

Changes in the allowance for loan losses on receivables were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$10,227	$7,474	$9,127	$6,613
Provision for loss on receivables	15,698	(33)	21,406	4,130
Receivables charged off	(16,404)	(7,959)	(30,840)	(17,209)
Recoveries	5,180	5,776	15,008	11,724
Ending balance	$14,701	$5,258	$14,701	$5,258

Changes in allowance for losses on finance receivables were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$10,227	$7,474	$9,127	$6,613
Provision for loss on receivables	13,476	(443)	18,335	2,619
Finance receivables charged off	(14,183)	(6,728)	(27,145)	(14,490)
Recoveries	4,703	4,955	13,906	10,516
Ending balance	$14,223	$5,258	$14,223	$5,258

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

The percentage of finance receivable activity charged off consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Loans	19%	23%	21%	24%
Instacash	5%	2%	5%	2%
Total	7%	9%	7%	10%

Changes in allowance for losses on membership receivables were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$—	$—	$—	$—
Provision for loss on receivables	945	355	1,179	1,358
Membership receivables charged off	(961)	(1,121)	(1,487)	(2,471)
Recoveries	213	766	505	1,113
Ending balance	$197	$—	$197	$—

Changes in allowance for losses on fees receivable were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$—	$—	$—	$—
Provision for loss on receivables	1,277	55	1,892	153
Fees receivable charged off	(1,260)	(110)	(2,208)	(248)
Recoveries	264	55	597	95
Ending balance	$281	$—	$281	$—

As of June 30, 2021, the following is an assessment of the credit quality of finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	June 30, 2021
	Amount	Percent
Current	$85,164	88.8%

Delinquency:
31 to 60 days	7,934	8.3%
61 to 90 days	2,769	2.9%
Total delinquency	10,703	11.2%
Finance receivables before allowance for loan losses	$95,867	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	December 31, 2020
	Amount	Percent
Current	$54,247	86.4%

Delinquency:
31 to 60 days	6,148	9.8%
61 to 90 days	2,363	3.8%
Total delinquency	8,511	13.6%
Finance receivables before allowance for loan losses	$62,758	100.0%

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

As of June 30, 2021, the following is an assessment of the credit quality of loans and presents the contractual delinquency of the finance receivable loans portfolio:

	June 30, 2021
	Amount	Percent
Current	$52,235	88.6%

Delinquency:
31 to 60 days	3,920	6.7%
61 to 90 days	2,769	4.7%
Total delinquency	6,689	11.4%
Loan receivables before allowance for loan losses	$58,924	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of loans and presents the contractual delinquency of the finance receivable loan portfolio:

	December 31, 2020
	Amount	Percent
Current	$38,133	86.9%

Delinquency:
31 to 60 days	3,374	7.7%
61 to 90 days	2,363	5.4%
Total delinquency	5,737	13.1%
Loan receivables before allowance for loan losses	$43,870	100.0%

As of June 30, 2021, the following is an assessment of the credit quality of Instacash and presents the contractual delinquency of the finance receivable Instacash portfolio:

	June 30, 2021
	Amount	Percent
Current	$32,929	89.1%

Delinquency:
31 to 60 days	4,014	10.9%
61 to 90 days	—	0.0%
Total delinquency	4,014	10.9%
Instacash receivables before allowance for loan losses	$36,943	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of Instacash and presents the contractual delinquency of the finance receivable Instacash portfolio:

	December 31, 2020
	Amount	Percent
Current	$16,114	85.3%

Delinquency:
31 to 60 days	2,774	14.7%
61 to 90 days	—	0.0%
Total delinquency	2,774	14.7%
Instacash receivables before allowance for loan losses	$18,888	100.0%

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

As of June 30, 2021, the following is an assessment of the credit quality of membership receivables and presents the contractual delinquency of the membership receivable portfolio:

	June 30, 2021
	Amount	Percent
Current	$2,195	78.3%

Delinquency:
31 to 60 days	388	13.8%
61 to 90 days	219	7.8%
Total delinquency	607	21.7%
Membership receivables before allowance for loan losses	$2,802	100.0%

As of December 31, 2020, the following table shows the aging of the membership receivable balance:

	December 31, 2020
	Amount	Percent
Current	$1,586	84.1%

Delinquency:
31 to 60 days	168	8.9%
61 to 90 days	131	6.9%
Total delinquency	299	15.9%
Membership receivables before allowance for loan losses	$1,885	100.0%

As of June 30, 2021, the following is an assessment of the credit quality of fees receivable and presents the contractual delinquency of the fees receivable portfolio:

	June 30, 2021
	Amount	Percent
Current	$4,647	85.2%

Delinquency:
31 to 60 days	806	14.8%
61 to 90 days	—	0.0%
Total delinquency	806	14.8%
Fees receivable before allowance for loan losses	$5,453	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of fees receivable and presents the contractual delinquency of the fees receivable portfolio:

	December 31, 2020
	Amount	Percent
Current	$2,435	83.6%

Delinquency:
31 to 60 days	478	16.4%
61 to 90 days	—	0.0%
Total delinquency	478	16.4%
Fees receivable before allowance for loan losses	$2,913	100.0%

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2021	December 31, 2020
Leasehold improvements	$464	$464
Furniture and fixtures	448	448
Computers and equipment	867	796
	1,779	1,708
Less: accumulated depreciation	(1,305)	(1,206)
Furniture and equipment, net	$474	$502

Total depreciation expense related to property and equipment was $122 and $175 for the six months ended June 30, 2021 and 2020, respectively, and $59 and $84 for the three months ended June 30, 2021 and 2020, respectively.

5. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	June 30, 2021	December 31, 2020
Capitalized internal-use software	$5,444	$5,374
Proprietary technology	6,130	6,130
Work in process	1,481	1,481
Less: accumulated amortization	(4,603)	(3,710)
Intangible assets, net	$8,452	$9,275

For the six months ended June 30, 2021 and 2020, total amortization expense was $894 and $350, respectively. For the three months ended June 30, 2021 and 2020, total amortization expense was $443 and $187, respectively.

The following table summarizes estimated future amortization expense of intangible assets placed in service at June 30, 2021 for the years ending:

2021	$865
2022	1,347
2023	1,012
2024	876
2025	876
Thereafter	1,995
$6,971

6. OTHER ASSETS

Other assets consisted of the following:

	June 30, 2021	December31, 2020
Receivable from payment processor – Debit card collections	$4,617	$5,600
Receivable from payment processor – Other	1,788	1,936
Prepaid expenses	3,134	1,591
Other	3,591	2,575
Total other assets	$13,130	$11,702

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

7. VARIABLE INTEREST ENTITIES

As of June 30, 2021 and December 31, 2020, the following table summarizes the VIEs’ assets and liabilities included in MoneyLion, Inc.’s consolidated financial statements, after intercompany eliminations:

	June 30, 2021	December 31, 2020
Assets:
Cash	$45	$390
Finance receivable	95,144	60,845
Allowance for losses on finance receivable	(14,176)	(8,581)
Finance receivables, net	80,968	52,264
Total assets	$81,013	$52,654

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	June 30, 2021	December 31, 2020
Accounts payable and accrued expenses	$18,834	$20,365
Accrued personnel expenses	690	541
Interest payable	677	62
Total accounts payable and accrued liabilities	$20,201	$20,968

9. DEBT

Subordinated Convertible Notes — In January 2021, the Company sold to third-party lenders $36,750 of 3% Subordinated Convertible Notes as part of the same series of notes issued in December 2020 maturing on July 31, 2021, the proceeds of which will be used to conduct its business. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes. In July 2021, the Subordinated Convertible Note agreements were amended to extend the maturity date to September 30, 2021.

The Company elected the fair value option to account for the Subordinated Convertible Notes. The Company recorded the Subordinated Convertible Notes at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of operating expenses in the consolidated statements of operations. The Company recognized a loss in the condensed consolidated statements of operations of $49,561 and $9,622 as change in fair value of the Subordinated Convertible Notes during the six months and three months ended June 30, 2021, respectively.

As of June 30, 2021 and December 31, 2020, the outstanding Subordinated Convertible Notes are shown on the accompanying condensed consolidated balance sheets at the fair value of $100,311 and $14,000, respectively.

Other Debt — In June 2021, the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP Loan of $3,206 which resulted in a gain that is included as a component of other operating (income) expenses in the condensed consolidated statements of operations during the six months and three months ended June 30, 2021.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

10. INCOME TAXES

The income tax provision was immaterial for the three months and six months ended June 30, 2020 and 2021 due to the net loss before income taxes incurred for the year ended December 31, 2020 and expected to be incurred for the year ended December 31, 2021, as well as the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets.

There were no material liabilities for interest and penalties accrued as of June 30, 2021 or December 31, 2020.

11. COMMON STOCK

As of January 1, 2019, the Company had the authority to issue 10,350,000 shares of its common stock. In February 2019, the Company increased the number of authorized Common Shares to 11,000,000. In May 2019, the Company increased the number of authorized common shares to 12,500,000. In May 2019, the Company increased the authorization of shares available under its equity incentive plan to 1,715,191. In March 2020, the Company increased the number of authorized common shares to 14,000,000.

12. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock as of June 30, 2021, consists of the following:

	June 30, 2021
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$25,641	$25,641
Series A-2	1,256,254	1,256,254	16.99	29,208	29,208
Series A-3	152,954	152,954	19.61	3,976	3,976
Series B	1,406,440	1,406,440	29.69	53,692	53,692
Series B-2	826,989	811,388	48.08	47,986	47,986
Series C	1,574,530	1,574,530	51.76	95,244	95,244
Series C-1	1,062,600	771,915	51.76	42,263	42,263
Total	7,471,198	7,085,923		$298,010	$298,010

Redeemable convertible preferred stock as of December 31, 2020, consists of the following:

	December 31, 2020
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$24,802	$24,802
Series A-2	1,256,254	1,256,254	16.99	28,361	28,361
Series A-3	152,954	152,954	19.61	3,857	3,857
Series B	1406440	1406440	29.69	52,036	52,036
Series B-2	826,989	811,388	48.08	46,438	46,438
Series C	1,574,530	1,574,530	51.76	92,011	92,011
Series C-1	1,062,600	771,915	51.76	40,678	40,678
Total	7,471,198	7,085,923		$288,183	$288,183

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

13. STOCK OPTIONS

In 2014, the Company’s Board of Directors approved an equity incentive plan (the “Plan”) to promote the long-term success of the Company and to attract new individuals with outstanding qualifications. The Plan, as amended, provides these benefits in the form of stock options. The Company has designated a total of 2,492,060 shares of common stock to the Plan. The exercise price of each option granted is generally equivalent to the fair value of a share of the Company’s stock on that date. If a participant’s employment is terminated for cause, all options are terminated and forfeited immediately. If a participant’s employment is terminated due to death or disability, the vested portion of the participant’s options may be exercised by the participant, or a beneficiary of the participant, within six months after the termination date. If the participant’s employment is terminated for any other reason, the vested portion of the participant’s options may be exercised within three months of termination. In general, options granted under the Plan vest 25% on the one-year anniversary of the vesting calculation date, with the remaining 75% vesting on a monthly basis over the next three years after the first 25% vesting date.

The weighted average grant date fair value of options granted under the Plan during the six months ended June 30, 2021 and 2020 was $24.67 and $5.62, respectively. These prices were determined using the Black-Scholes Merton option pricing model, which analyzes volatility, lack of marketability, and comparable companies, among other factors in determining the fair value of each share granted. Assumptions used for the options granted during the six months ended June 30, 2021 and 2020 are as follows:

	Six Months Ended June 30,
	2021	2020
Expected Volatility	65%	65%
Expected Dividend	—	—
Expected Term in Years	6.08	6.08
Expected Forfeitures	—%	—%
Risk Free Interest Rate	0.59% – 0.67%	0.34% – 1.47%

Stock-based compensation of $1,839 and $671 was recognized during the six months ended June 30, 2021 and 2020, respectively.

The following table represents activity within the Plan since December 31, 2020:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2020	2,160,773	$6.31	8.1 Years	$266,553
Options granted	403,460	42.20
Options exercised	(48,017)	5.33
Options forfeited	(21,072)	14.33
Options expired	(117,341)	3.24
Options outstanding at June 30, 2021	2,377,803	$12.50	8.1 Years	$278,607
Exercisable at June 30, 2021	1,025,962	5.53	7.2 Years
Unvested at June 30, 2021	1,351,841	$18.31

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

14. STOCK WARRANTS

In March 2019, the Company granted to all of its Series B-2 Preferred Shareholders, as part of the financing agreements, 121,708 of Common Stock Warrants (“Common Warrants”). The Common Warrants have a 10-year term and they are exercisable only upon an exit, as defined, and will terminate upon the occurrence of certain events, as defined, and the exercise price is $2.35.

There were no changes in outstanding warrants since December 31, 2020.

The warrants are subsequently measured at fair value on a recurring basis and are classified as Level 3 because of our reliance on unobservable assumptions. The key inputs into our Black-Scholes Merton Model valuation were as follows as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Expected Volatility	65%	65%
Expected Dividend	—	—
Expected Term in Years	3.00	3.00
Risk Free Interest Rate	0.19%	0.16% – 0.19%

As of June 30, 2021 and December 31, 2020, the tables below present the balances of warrants valued on a recurring basis by level within the fair value hierarchy:

	June 30, 2021
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$73,456	$—	$—	$73,456	$(48,790)
	December 31, 2020
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$24,667	$—	$—	$24,667	$(14,419)

15. NET LOSS PER SHARE

As of June 30, 2021 and 2020, the following table sets forth the computation of net loss per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(39,213)	$1,147	$(112,593)	$(5,661)
Net income attributable to redeemable noncontrolling interests	(3,077)	(2,071)	(5,844)	(4,514)
Accrued dividends on redeemable convertible preferred stock	(4,985)	(4,311)	(9,827)	(8,430)
Net loss attributable to common stockholders	$(47,275)	$(5,235)	$(128,264)	$(18,605)
Denominator:
Weighted-average common shares outstanding – basic and diluted	2,964,521	2,732,898	2,955,677	2,721,813
Net loss per share attributable to common stockholders – basic and diluted	$(15.95)	$(1.92)	$(43.40)	$(6.84)

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

15. NET LOSS PER SHARE (cont.)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have an anti-dilutive effect for the three months and six months ended June 30, 2021 and 2020:

	June 30,
	2021	2020
Conversion of redeemable convertible preferred stock	7,085,923	6,546,331
Warrants to purchase common stock and redeemable convertible preferred stock	898,275	1,036,184
Options to purchase common stock	2,377,803	2,042,041
Total common stock equivalents	10,362,001	9,624,556

16. COMMITMENTS AND CONTINGENCIES

Lease Commitments — The Company’s lease commitments did not materially change during the three months or six months ended June 30, 2021.

Legal Matters — The Company is involved in various claims arising in the normal course of business. Management believes it has valid defenses in these matters and defends them vigorously. Management does not believe any of these matters will have a material adverse effect on the Company’s consolidated financial statements.

In 2019, two separate putative class action lawsuits were filed against the Company, both of which related to the Company’s membership program. The Company believes these matters are without merit. The Company also believes that the cases should be subject to arbitration and contested on an individual basis. In December 2019, the federal district court in each case granted the Company’s motion to compel arbitration and dismissed the respective case from federal court.

In early 2020, the plaintiff in one of the putative class action lawsuits appealed the district court’s decision. The appellate court heard the appeal in December 2020. In February 2021, the Ninth Circuit court affirmed the federal district court’s decision to compel arbitration.

The Company is subject to regulatory examination by the California Department of Financial Protection and Innovation (the “CA DFPI”). In October 2020, the Company received a report of examination for MoneyLion of California, LLC, our subsidiary, and a follow-up request for information in May 2021. The report of examination identified certain compliance exceptions and required the Company to take corrective actions, including customer refunds relating to legacy loan products that the Company no longer offers. The Company is in the process of completing the required corrective actions and has enhanced its policies and procedures for compliance with applicable provisions of the California Financial Code going forward. In addition, the CA DFPI is currently conducting an industry-wide investigation of companies that provide earned wage access products and services, including Instacash. The Company intends to continue cooperating fully in this investigation and to that end entered into a memorandum of understanding (“MOU”) with the CA DFPI on February 23, 2021. The MOU requires the Company to regularly provide certain information to the CA DFPI and adhere to certain best practices regarding Instacash while the CA DFPI continues to investigate. Any potential impacts on our financial condition or operations relating to the MOU are unknown at this time.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

16. COMMITMENTS AND CONTINGENCIES (cont.)

In 2019, 2020 and 2021, the Company received Civil Investigative Demands (the “CIDs”) from the CFPB relating to our compliance with the Military Lending Act (the “MLA”) and our membership model. The Company will continue to provide to the CFPB all of the information and documents required by the CIDs and intend to continue to fully cooperate with the CFPB in this investigation. The investigation is ongoing and any potential impact on our financial condition or operations are unknown at this time.

With respect to the MoneyLion’s activities in Colorado, the Company received a report of examination in 2021 from the Colorado Department of Law’s Consumer Protection Unit (“Colorado Consumer Protection Unit”) regarding MoneyLion of Colorado, LLC, our subsidiary. The report of examination identified certain compliance exceptions and required the Company to take corrective actions relating to our recordkeeping and customer disclosures, and potentially including customer refunds on certain loans. The Company is in the process of responding to the Colorado Consumer Protection Unit’s report of examination and requests for information and intends to take all corrective actions required to maintain compliance with applicable Colorado state law going forward.

With respect to MoneyLion’s activities in Minnesota, the Company received information requests in 2019, 2020 and 2021 from the Minnesota Department of Commerce (“Minnesota DOC”) regarding an investigation relating to MoneyLion’s lending activity in Minnesota and its membership program. The Company will continue to provide to the Minnesota DOC all of the information and documents required by the information requests and intends to continue to fully cooperate with the Minnesota DOC in this investigation. The investigation into the lending activity is ongoing and any potential impact on our financial condition or operations are unknown at this time.

In February and March 2021, the Company received investigative subpoenas from the Securities and Exchange Commission concerning the Invest in America Credit Fund 1. The Company is cooperating with the investigation, which is at an early stage, and cannot predict its outcome or any potential impact on our financial condition or operations.

17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 30, 2021, the date on which these consolidated financial statements were available to be issued, and concluded, that the following were required to be disclosed.

On August 27, 2021, the Company entered into an amendment to the Second Lien Loan with additional lenders for an incremental borrowing of $20,000, increasing total borrowings under the Second Lien Loan to $25,000.

Pending Merger with Fusion — On February 12, 2021, the Company announced that it had entered into an agreement and plan of merger by and among Fusion Acquisition Corp. (“Fusion”), a publicly traded special purpose acquisition company and Merger Sub. Under the terms of the proposed transaction, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion at an estimated combined enterprise value of approximately $2,400,000. Total consideration paid to MoneyLion’s existing shareholders will be $2,200,000. MoneyLion stockholders will receive shares of Class A common stock of Fusion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260,000 and (B) $100,000. The balance of the consideration to MoneyLion’s equity holders will consist of equity in the combined company. Existing MoneyLion equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during 2021 and remains subject to customary closing conditions.

*****

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of MoneyLion, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MoneyLion, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Redeemable Non-Controlling Interest

As discussed in Note 2 to the financial statements, the 2019 and 2020 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2016.

Raleigh, North Carolina

April 29, 2021 except for Note 2, as to which the date is August 3, 2021

MONEYLION INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	December 31,
	2020	2019
	(As Restated)	(As Restated)
Assets
Cash, including amounts held by variable interest entities (VIEs) of $390 and $8,064	$19,406	$28,231
Restricted cash	1,521	17,582
Receivables, including amounts held by VIEs of $52,264 and $37,687	68,794	47,346
Allowance for losses on receivables	(9,127)	(6,613)
Receivables, net	59,667	40,733
Property and equipment, net	502	741
Intangible assets, net	9,275	2,807
Goodwill	21,565	—
Due from related party	5	1,008
Other assets	11,702	6,301
Total assets	$123,643	$97,403
Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured debt agreements	$—	$10,905
Secured loans	24,395	18,333
Accounts payable and accrued liabilities, including amounts held by VIEs of $0 and $526	20,968	16,128
Subordinated convertible notes, at fair value	14,000	—
Related party loan	5,000	—
Warrant liability	24,667	10,248
Other debt	3,207	—
Total liabilities	92,237	55,614
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1), $0.0001 par value; 7,471,198 shares authorized, 7,085,923 and 6,314,008 issued and outstanding at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $288,183 and $231,020 at December 31, 2020 and 2019, respectively	288,183	231,020
Redeemable noncontrolling interests	71,852	73,977
Stockholders’ deficit:
Common stock, $0.0001 par value; 14,000,000 shares authorized, 2,917,560 and 2,693,777 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(327,629)	(262,208)
Treasury stock, 44,924 shares at December 31, 2020 and 2019 at cost	(1,000)	(1,000)
Total stockholders’ deficit	(328,629)	(263,208)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$123,643	$97,403

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
		(As Restated)
Revenue
Net interest income on finance receivables	$4,347	$11,056
Membership subscription revenue	25,994	33,627
Affiliates income	2,234	2,994
Fee income	46,639	11,711
Other income	197	996
Total Revenues, net	79,411	60,384
Operating expenses
Marketing	11,060	34,114
Provision for loss on receivables	21,294	29,143
Other direct costs	4,336	3,593
Interest expense (including $91 and $239 accretion of debt issuance costs)	2,950	3,308
Personnel expenses	24,200	25,646
Underwriting expenses	6,242	14,130
Information technology expenses	7,041	8,064
Bank and payment processor fees	13,737	7,098
Change in fair value of warrant liability	14,419	4,260
Change in fair value of subordinated convertible notes	4,000	—
Professional fees	8,396	5,298
Depreciation expense	1,108	898
Occupancy expense	1,233	1,360
Gain on foreign currency translation	(179)	(116)
Other operating (income) expenses	1,155	2,733
Total operating expenses	120,992	139,529
Net loss before income taxes	(41,581)	(79,145)
Income tax (benefit) expense	6	(8)
Net loss	$(41,587)	$(79,137)
Net income attributable to redeemable noncontrolling interests	(8,409)	(9,713)
Accretion of issuance costs on redeemable convertible preferred stock	—	(438)
Accrued dividends on redeemable convertible preferred stock	(17,209)	(13,896)
Net loss attributable to MoneyLion, Inc. and Subsidiaries	$(67,205)	$(103,184)
Net loss per share, basic and diluted	$(24.41)	$(38.97)
Weighted average shares used in computing net loss per share, basic and diluted	2,753,400	2,647,679

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT
(amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock (All Series)		Redeemable Noncontrolling Interests	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at January 1, 2019 (As Restated)	4,739,478	$135,626	$75,649	2,632,676	$—	$—	$(159,863)	$(1,000)	$(160,863)
Stock-based compensation	—	—	—	—	—	765	—	—	765
Exercise of stock options and warrants	—	—	—	61,101	—	74	—	—	74
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $438	1,283,538	65,998	—	—	—	—	—	—	—
Accretion of issuance costs on redeemable convertible preferred stock	—	438	—	—	—	—	(438)	—	(438)
Accrued dividends on redeemable convertible preferred stock	—	13,896	—	—	—	(839)	(13,057)	—	(13,896)
Conversion of subordinated convertible notes to Series C redeemable convertible preferred stock	290,992	15,062	—	—	—	—	—	—	—
Contributions from redeemable noncontrolling interests	—	—	8,153	—	—	—	—	—	—
Redemptions by redeemable noncontrolling interests	—	—	(14,737)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(4,801)	—	—	—	—	—	—
Net income (loss)	—	—	9,713	—	—	—	$(88,850)	—	(88,850)
Balances at December 31, 2019 (As Restated)	6,314,008	$231,020	$73,977	2,693,777	$—	$—	$(262,208)	$(1,000)	$(263,208)
Stock-based compensation	—	—	—	—	—	1,650	—	—	1,650
Exercise of stock options and warrants	—	—	—	223,783	—	134	—	—	134
Issuance of Series C-1 in connection with the acquisition of WTI	539,592	27,929	—	—	—	—	—	—	—
Issuance of Series C-1 redeemable convertible preferred stock	232,323	12,025	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	17,209	—	—	—	(1,784)	(15,425)	—	(17,209)
Contributions from redeemable noncontrolling interests	—	—	10,750	—	—	—	—	—	—
Redemptions by redeemable noncontrolling interests	—	—	(17,489)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(3,795)	—	—	—	—	—	—
Net income (loss)	—	—	8,409	—	—	—	$(49,996)	—	(49,996)
Balances at December 31, 2020 (As Restated)	7,085,923	$288,183	$71,852	2,917,560	$—	$—	$(327,629)	$(1,000)	$(328,629)

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(41,587)	$(79,137)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for losses on finance receivables	21,294	29,143
Depreciation and amortization expense	1,108	898
Change in deferred fees and costs, net	1,103	1,388
Change in fair value of warrants	14,419	4,260
Change in fair value of subordinated convertible notes	4,000	—
Realized and unrealized gains on foreign currency translation	(179)	(116)
Stock compensation expense	1,650	765
Changes in assets and liabilities, net of effects of business combination:
Accrued interest receivable	231	(988)
Other assets	(4,199)	(180)
Accounts payable and accrued liabilities	5,188	(2,462)
Net cash provided by (used in) operating activities	3,028	(46,429)
Cash flows from investing activities:
Net originations and collections on finance receivables	(41,562)	(33,322)
Purchase of property and equipment	(1,185)	(2,649)
Net cash used in investing activities	(42,747)	(35,971)
Cash flows from financing activities:
Repayments to secured/senior lenders	(18,333)	(13,195)
Proceeeds from issuance of secured loans	16,697	—
Proceeds from issuance of subordinated convertible notes	10,000	15,062
Proceeds from issuance of related party note	5,000	—
Proceeds from issuance of common stock related to exercise of stock options	134	74
Issuance of Series C preferred stock	—	66,436
Issuance of Series C-1 preferred stock	12,025	—
Costs incurred in conjunction with issuance of Series C preferred stock	—	(438)
Contributions by redeemable noncontrolling interests	10,750	8,153
Redemptions by redeemable noncontrolling interests	(17,645)	(13,081)
Distributions to redeemable noncontrolling interests	(3,795)	(4,801)
Net cash provided by financing activities	14,833	58,210
Net change in cash and restricted cash	(24,886)	(24,190)
Cash and restricted cash, beginning of year	45,813	70,003
Cash and restricted cash, end of year	$20,927	$45,813
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,090	$4,233
Conversion of subordinated convertible notes and accrued interest to Series C preferred stock	$—	$15,062
Series C-1 redeemable convertible preferred stock issued to acquire WTI	$27,929	$—
Deferred financing costs on issuance of secured loans	$605	$—
Accrued redemptions by redeemable noncontrolling interests	$(1,500)	$(1,656)
Accretion of issuance costs on redeemable convertible preferred stock	$—	$(438)
Accrued dividends on redeemable convertible preferred stock	$(17,209)	$(13,896)

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (As Restated)

MoneyLion Inc., a Delaware corporation, along with its subsidiaries, referenced herein as “MoneyLion” or the “Company,” was founded in 2013, and the Company’s headquarters is located in New York, New York. The Company operates a personal finance platform (the “Platform”) that provides a mobile app that is designed to help users simplify their personal financial management and improve their financial health, giving users access to credit, investment, banking, and other financial services and providing them with a single place to track spending, savings, and credit. The Platform is based upon analytical models that power recommendations which are designed to help users achieve their financial goals ranging from building savings, improving credit health, and managing unexpected expenses. Investment management services are provided by ML Wealth LLC, a wholly owned subsidiary of the Company, which is a Securities and Exchange Commission (“SEC”) registered investment advisor.

Basis of Presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC. The consolidated financial statements include the accounts of MoneyLion, Inc. and its wholly owned subsidiaries and consolidated VIEs for which the Company is the primary beneficiary.

Receivables originated on the Company’s platform are currently financed through Invest in America Credit Fund 1 LLC (“IIA”). IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III LLC (“ML Capital III”), an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC (“IIA Notes SPV I”) and Invest in America Notes SPV IV LLC (“IIA Notes SPV IV”), (collectively “IIA Notes SPVs”). The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform. Generally, an IIA investor may request redemption of all or a portion of their capital account, after a 120-day notice period, and in increments of $100,000, five days after the expiration of the applicable lock-up period, unless otherwise agreed between investors in a particular series and the Company. Unless a redemption request is made, both the IIA investor’s capital contribution and their related Class B returns will be automatically reinvested in new notes. ML Capital III, as the managing member of IIA, has the contractual right to suspend redemptions in certain circumstances and without prior notice to the IIA investors. However, the IIA investors’ right to redemption may not be entirely within the control of the Company and therefore the IIA investors’ share of the IIA is presented on the Company’s consolidated balance sheet as temporary equity at the redemption value (see “Redeemable Noncontrolling Interests” within Note 3 for more information). Redemptions were $18,489 and $14,737 for the years ended December 31, 2020 and 2019, respectively, of which $1,500 and $1,656 was unpaid as of December 31, 2020 and 2019, respectively. Distributions, if any, to IIA investors will be made at the discretion of the Company or, if agreed between the Company and a particular IIA investor or series, in accordance with the applicable subscription agreements. The Company has identified IIA, IIA Notes SPV I and IIA Notes SPV IV as variable interest entities (“VIEs”) due to the fact that the Class A Units are entitled to residual income/loss in IIA. The Company has identified itself as the primary beneficiary of these VIEs because it directs the activities of the VIEs that most significantly impact the VIEs’ economic performance. As the primary beneficiary of the VIEs, the Company has consolidated the balances of the VIEs into these financial statements. The IIA Class B Units are reflected in the Company’s consolidated financial statements as redeemable noncontrolling interests totaling $71,852 and $73,977 as of December 31, 2020 and 2019, respectively.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (As Restated) (cont.)

All intercompany transactions and balances have been eliminated in consolidation. The Company does not have any items of other comprehensive income (loss), therefore, there is no difference between net loss and comprehensive loss for the years ended December 31, 2020 and 2019.

Risks and Uncertainties — The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of COVID-19 — In March 2020, The World Health Organization recognized a global pandemic known as the coronavirus or COVID-19. Due to the economic uncertainty that this has and can continue to cause, there is an added risk factor in the overall future outlook of the Company. In response to the economic uncertainty caused by the pandemic, we made certain operational changes, including reductions to our marketing activities, that have since returned to pre-pandemic levels. We also implemented underwriting policy changes to more closely manage credit risk while we further evaluated market conditions. Credit performance remained steady as our underwriting models quickly adapted to customers’ incomes. To further support our customers, we expanded our payment deferral options and reduced certain fees, while providing them with relevant content and resources on topics like unemployment insurance and stimulus checks. While there has been an increase in economic uncertainty due to the pandemic, there was an uptick in the number of customers on our platform in the second quarter of 2020 due to factors including government initiated lockdowns and temporary or continued closure of local branches of many banks and credit unions. We expect this trend to continue although the rate of customer acquisition as a result of COVID-19 may be slower.

Impact of LIBOR Phase-Out — The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it intends to phase out LIBOR by the end of 2021. Based on the nature of the business activities and operations, the Company does not expect LIBOR phase-out to have a significant impact on the Company’s consolidated financial statements.

2. Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the Company’s Consolidated Financial Statements for the years ended December 31, 2019 and December 31, 2020, the Company has restated its Consolidated Financial Statements with respect to the treatment of the noncontrolling interests attributable to the Class B investors of IIA.

There is a restatement related to an error in the recognition of net income attributable to noncontrolling interests in the Company’s Consolidated Statement of Operations. Noncontrolling interests represent all non-voting Class B Units of the applicable series at the VIEs that the investors invest in, which entitles the investors to a targeted, non-guaranteed, preferred return of typically 12% per year. The Company calculates the return attributable to the noncontrolling interests utilizing the interest rate stated within the note agreements. This interest income attributable to noncontrolling interest was incorrectly included as an offset to the net loss attributable to MoneyLion Inc. and Subsidiaries in the Company’s 2019 consolidated financial statements. The impact of the correction of this error on the 2019 consolidated financial statements was $9,713 from loss attributable to MoneyLion Inc. and Subsidiaries to net income attributable to noncontrolling interests within the consolidated statement of operations and $15,180 from noncontrolling interests to accumulated deficit within the consolidated balance sheet.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

Additionally, there is a restatement related to the classification of the equity associated with the noncontrolling interests of the IIA investors in IIA, a fully consolidated VIE. Generally, an IIA investor may request redemption of all or a portion of their capital account, after a 120-day notice period, and in increments of $100,000, five days after the expiration of the applicable lock-up period, unless otherwise agreed between investors in a particular series and the Company. Unless a redemption request is made, both the IIA investor’s capital contribution and their related Class B returns will be automatically reinvested in new notes issued by the IIA Notes SPVs. Pursuant to the IIA Limited Liability Company Agreement, ML Capital III, as the managing member of IIA, has the contractual right to suspend redemptions in certain circumstances and without prior notice to the IIA investors. As a result, the Company had concluded that the investors’ right to redeem their capital account was entirely within the control of ML Capital III and the value of the IIA investors’ share in IIA was therefore previously classified as permanent equity on the consolidated balance sheet. However, the Company subsequently concluded that ML Capital III’s decision to exercise its contractual suspension right may be dependent upon the facts and circumstances relating to a particular event. Therefore, in reassessing the interpretation of the authoritative guidance provided in ASR No. 268 and ASC 480-10-S99, the Company concluded that the IIA investors’ right to redemption may not be entirely within the control of ML Capital III, and the IIA investors’ share of IIA has been reclassified to temporary equity at the redemption value within the Consolidated Balance Sheet in accordance with ASC 480-10-S99-3A. Additionally, as part of the reassessment process, the Company identified certain redemption requests made but not yet paid as of December 31, 2019 and 2020, in the amounts of $1,656 and $1,500, respectively, which had previously not been presented as redemptions as of those dates. Therefore, as part of the restatement, the Company also incorporated these redemptions within the consolidated financial statements as of December 31, 2019 and 2020. The impact of the restatement resulted in the reduction of noncontrolling interests included in stockholders’ deficit and a corresponding increase in redeemable noncontrolling interests within the Company’s consolidated balance sheets of $73,977 and $71,852, as of December 31, 2019 and 2020, respectively. The reclassification did not have an impact on the Company’s Consolidated Statement of Operations for the years ended December 31, 2019 and 2020.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

The cumulative effect of the restatements on the Consolidated Balance Sheet as of December 31, 2019, is summarized in the following table:

	December 31, 2019
	As Reported	Adjustments	As Restated
Assets
Cash, including amounts held by variable interest entities (VIEs) of $8,064	$28,231	$—	$28,231
Restricted cash	17,767	—	17,767
Receivables, including amounts hed by VIEs of $37,687	47,346	—	47,346
Allowance for losses on receivables	(6,613)	—	(6,613)
Receivables, net	40,733	—	40,733
Property and equipment, net	741	—	741
Intangible assets, net	2,807	—	2,807
Due from related party	1,008	—	1,008
Other assets, including amounts held by VIEs of $4,922	6,116	—	6,116
Total assets	$97,403	$—	$97,403
Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured debt agreements	$10,905	$—	$10,905
Secured bank loan	18,333	—	18,333
Accounts payable and accrued liabilities, including amounts held by VIEs of $526	14,472	1,656	16,128
Warrant liability	10,248	—	10,248
Total liabilities	53,958	1,656	55,614
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C), $0.0001 par value; 6,766,069 shares authorized, 6,314,008 issued and outstanding at December 31, 2019; aggregate liquidation preference of $231,020 at December 31, 2019	231,020	—	231,020
Redeemable noncontrolling interests	—	73,977	73,977
Stockholders’ deficit:
Common stock, $0.0001 par value; 12,500,000 shares authorized, 2,693,777 shares issued and outstanding at December 31, 2019	—	—	—
Additional paid-in capital	—	—	—
Accumulated deficit	(247,028)	(15,180)	(262,208)
Treasury stock	(1,000)	—	(1,000)
Total stockholders’ deficit attributable to MoneyLion, Inc. shareholders	(248,028)	(15,180)	(263,208)
Noncontrolling interests	60,453	(60,453)	—
Total stockholders’ deficit	(187,575)	(75,633)	(263,208)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$97,403	$—	$97,403

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

The cumulative effect of the restatements on the Consolidated Balance Sheet as of December 31, 2020, is summarized in the following table:

	December 31, 2020
	As Reported	Adjustments	As Restated
Assets
Cash, including amounts held by variable interest entities (VIEs) of $390	$19,406	$—	$19,406
Restricted cash	1,521	—	1,521
Receivables, including amounts held by VIEs of $52,264	68,794	—	68,794
Allowance for losses on receivables	(9,127)	—	(9,127)
Receivables, net	59,667	—	59,667
Property and equipment, net	502	—	502
Intangible assets, net	9,275	—	9,275
Goodwill	21,565	—	21,565
Due from related party	5	—	5
Other assets, including amounts held by VIEs of $4,922	11,702	—	11,702
Total assets	$123,643	$—	$123,643
Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured debt agreements	$—	$—	$—
Secured bank loan	24,395	—	24,395
Accounts payable and accrued liabilities, including amounts held by VIEs of $0	19,468	1,500	20,968
Subordinated convertible notes, at fair value	14,000	—	14,000
Related party loan	5,000	—	5,000
Warrant liability	24,667	—	24,667
Other debt	3,207	—	3,207
Total liabilities	90,737	1,500	92,237
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C), $0.0001 par value; 6,766,069 shares authorized, 6,314,008 issued and outstanding at December 31, 2019; aggregate liquidation preference of $231,020 at December 31, 2019	288,183	—	288,183
Redeemable noncontrolling interests	—	71,852	71,852
Stockholders’ deficit:
Common stock, $0.0001 par value; 12,500,000 shares authorized, 2,693,777 shares issued and outstanding at December 31, 2019	—	—	—
Additional paid-in capital	—	—	—
Accumulated deficit	(327,629)	—	(327,629)
Treasury stock	(1,000)	—	(1,000)
Total stockholders’ deficit attributable to MoneyLion, Inc. shareholders	(328,629)	—	(328,629)
Noncontrolling interests	73,352	(73,352)	—
Total stockholders’ deficit	(255,277)	(73,352)	(328,629)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$123,643	$—	$123,643

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

The cumulative effect of the restatements on the Consolidated Statements of Operations for the year ended December 31, 2019, is summarized in the following table:

	Year Ended December 31, 2019
	As Reported	Adjustment	As Restated
Revenue
Net interest income on finance receivables	$11,056	$—	$11,056
Membership subscription revenue	33,627	—	33,627
Affiliates income	2,994	—	2,994
Fee income	11,711	—	11,711
Other income	996	—	996
Total Revenues, net	60,384		60,384
Operating expenses
Marketing	34,114	—	34,114
Provision for loss on receivables	29,143	—	29,143
Other direct costs	3,593	—	3,593
Interest expense (including $239 accretion of debt issuance costs)	3,308	—	3,308
Personnel expenses	25,646	—	25,646
Underwriting expenses	14,130	—	14,130
IT expenses	8,064	—	8,064
Bank and payment processor fees	7,098	—	7,098
Change in fair value of warrant liability	4,260	—	4,260
Professional fees	5,298	—	5,298
Depreciation expense	898	—	898
Occupancy expense	1,360	—	1,360
Gain on foreign currency translation	(116)	—	(116)
Other operating (income) expenses	2,733	—	2,733
Total operating expenses	139,529	—	139,529
Net loss before income taxes	(79,145)	—	(79,145)
Income tax benefit	(8)	—	(8)
Net loss	$(79,137)	$—	$(79,137)
Net income attributable to redeemable noncontrolling interests	—	(9,713)	(9,713)
Accretion of issuance costs on redeemable convertible preferred stock	(438)	—	(438)
Accrued dividends on redeemable convertible preferred stock	(13,896)	—	(13,896)
Net loss attributable to MoneyLion, Inc. and Subsidiaries	$(93,471)	$(9,713)	$(103,184)
Net loss per share, basic and diluted	$(35.30)	$(3.67)	$(38.97)
Weighted average shares used in computing net loss per share, basic and diluted	2,647,679	2,647,679	2,647,679

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

The cumulative effect of the restatements on the Consolidated Statement of Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Equity as of January 1, 2019, is summarized in the following table:

	January 1, 2019
	As Reported	Adjustment	As Restated
Redeemable Convertible Preferred Stock (All Series)	$135,626	$—	$135,626
Redeemable Noncontrolling Interests	—	75,649	75,649
Common Stock	$—	$—	$—
Additional Paid-in Capital	—	—	—
Accumulated Deficit	(154,396)	(5,467)	(159,863)
Treasury Stock	(1,000)	—	(1,000)
Total Stockholders’ Deficit Attributable to MoneyLion, Inc. Shareholders	$(155,396)	$(5,467)	$(160,863)
Noncontrolling Interests	70,182	(70,182)	—
Total Stockholders’ Deficit	$(85,214)	$(75,649)	$(160,863)

The cumulative effect of the restatements on the Consolidated Statement of Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Equity as of December 31, 2019, is summarized in the following table:

	December 31, 2019
	As Reported	Adjustment	As Restated
Redeemable Convertible Preferred Stock (All Series)	$231,020	$—	$231,020
Redeemable Noncontrolling Interests	—	73,977	73,977
Common Stock	$—	$—	$—
Additional Paid-in Capital	—	—	—
Accumulated Deficit	(247,028)	(15,180)	(262,208)
Treasury Stock	(1,000)	—	(1,000)
Total Stockholders’ Deficit Attributable to MoneyLion, Inc. Shareholders	$(248,028)	$(15,180)	$(263,208)
Noncontrolling Interests	60,453	(60,453)	—
Total Stockholders’ Deficit	$(187,575)	$(75,633)	$(263,208)

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

The cumulative effect of the restatements on the Consolidated Statement of Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Equity as of December 31, 2020, is summarized in the following table:

	December 31, 2020
	As Reported	Adjustment	As Restated
Redeemable Convertible Preferred Stock (All Series)	$288,183	$—	$288,183
Redeemable Noncontrolling Interests	—	71,852	71,852
Common Stock	$—	$—	$—
Additional Paid-in Capital	—	—	—
Accumulated Deficit	(327,629)	—	(327,629)
Treasury Stock	(1,000)	—	(1,000)
Total Stockholders’ Deficit Attributable to MoneyLion, Inc. Shareholders	$(328,629)	$—	$(328,629)
Noncontrolling Interests	73,352	(73,352)	—
Total Stockholders’ Deficit	$(255,277)	$(73,352)	$(328,629)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions at the balance sheet date, which could change materially within the next year, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are subject to significant estimation include management’s determination of the adequacy of the allowance for losses on finance receivables, and the valuation of stock-based compensation awards and liability-classified warrants.

Segment Information — Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.

Cash — Cash includes cash held at financial institutions. For purposes of the consolidated financial statements, the Company considers all highly liquid investments purchased with a maturity date of three months or less to be cash equivalents. At times, the Company may maintain deposits with financial institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits, but management believes any such amounts do not represent a significant credit risk.

Restricted Cash — Restricted cash consists of cash required to be held on reserve by the Company’s vendors for purposes of loan processing or funding and cash on hand in the VIEs. All cash accounts are held in federally insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The reconciliation of cash and restricted cash is as follows:

	December 31,
	2020	2019
Reconciliation of cash and restricted cash:
Cash	$19,406	$28,231
Restricted cash	1,521	17,582
Total cash and restricted cash	$20,927	$45,813

Off-balance Sheet Arrangements — Through April 2019, the Company arranged for consumers to obtain finance receivable products from independent third-party lenders. Under the program, the Company acted as a credit service organization (“CSO Program”). For the consumer finance receivable products originated by the third-party lender under the CSO Program, the lender was responsible for holding accounts for disbursement of loan proceeds and for receipt of loan payments. The Company was responsible for underwriting the loan application, marketing, loan servicing and collections. When a consumer executed an agreement with the Company under the CSO Program, the Company agreed, for a fee payable to the Company by the consumer, to provide certain services to the consumer, including arranging the loan with a third-party lender. The Company’s guarantee represented an obligation to purchase specific loans that go into default, actionable by a letter of credit issued by the Company to the third party, which secured the loans. In April 2019, the Company exited the CSO Program. There were no outstanding amounts of active finance receivables and no recorded accrual for estimated losses as of December 31, 2020 and 2019.

Membership Receivables — Membership receivables are recorded at the amount billed to the customer. Membership receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Fees Receivables — Fees receivables, which represent the amounts due to the Company for tips and instant transfer fees related to the Company’s interest-free salary advances (“Instacash”), are recorded at the amount billed to the customer. Fees receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Finance Receivables — Finance receivables are secured and unsecured short-term loans and principal amounts of Instacash advances, which are unsecured. These loans and advances are made to individuals and are reported at their principal amount outstanding, net of deferred origination fees, direct costs, and an allowance for losses. Management has the intent and ability to hold these receivables for the foreseeable future, or until maturity or payoff. Direct origination costs incurred for the origination of finance receivables are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method. Unamortized amounts are recognized in income at the time the loans are sold, charged off or paid in full.

The Company’s charge-off policy is to charge off finance receivables related to loans in the month in which the account becomes 90 days contractually past due and charge off finance receivables related to advances in the month in which the account becomes 60 days past due. If an account is deemed to be uncollectable prior to the applicable date, the Company will charge off the receivable in the month it is deemed uncollectable.

The Company determines the past due status using the contractual terms of the finance receivables. This is the credit quality indicator used to evaluate the required allowance for losses on finance receivables for each portfolio of products.

The Company’s loans operate under individual state laws, which may carry different rates, and have varying terms and conditions depending upon the state in which they are offered. The Company is licensed or exempt from licensing to make loans in substantially all states in the United States of America.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accrued Interest Receivables — Interest income on loan-related finance receivables is accrued based upon the daily principal amount outstanding except for when these loans are on nonaccrual status. The Company recognizes interest income using the interest method. The Company’s policy is to suspend recognition of interest income on finance receivables and place the loan on nonaccrual status when the account is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain, and the account is less than 90 days contractually past due. Accrued interest receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain. In 2019, the Company sold certain delinquent fully charged-off finance receivables to unrelated third parties. In 2019, the Company recorded $287 of recoveries related to the sale of certain delinquent finance receivables to unrelated third parties. In 2020, there were no recoveries related to the sale of certain delinquent finance receivables to unrelated third parties.

The Company does not recognize interest income on finance receivables associated with Instacash advances, because interest is not charged on Instacash advances. Advances typically include a term of 30 days or less, depending on the individual’s pay cycle. The Company’s policy is to suspend the account when an advance is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Allowance for Losses on Receivables — An allowance for losses on receivables is established to provide for probable losses incurred on the Company’s finance receivables at the balance sheet date and is established through a provision for loan losses. Charge-offs, net of recoveries are charged directly to the allowance. The allowance is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay. The allowance is developed on a general basis, each period, management assesses each product type by origination cohort in order to determine the forecasted performance of those cohorts and arrive at an appropriate allowance rate for that period. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

Revenue Recognition — The Company’s primary offering is two subscription products. Historically, the MoneyLion Plus Membership allowed customers to access affordable credit through asset collateralization, build savings, improve financial literacy and track their financial health. In 2019 the Company began offering the Credit Builder Plus Membership, which is intended to emphasize the program’s ability to help customers build credit while also saving. These programs are offered directly to MoneyLion customers. Members also receive access to the Company’s banking account, managed investment services, credit tracking services, and Instacash advances. Revenue is recognized as the Company transfers control of promised goods or services to members, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods or services by considering if it is primarily responsible for fulfillment of the promise, and has the latitude in establishing pricing, among other factors. Based on the Company’s evaluation of these factors, revenue is recorded either gross or net of costs associated with the transaction.

Membership subscription revenue is recognized on a daily basis throughout the term of the individual subscription agreements, as the control of the membership services is delivered to the customer evenly throughout that term. The Company policy is to suspend recognition of subscription revenue when the last scheduled subscription payment is 30 days past due, or when, in the Company’s estimation, the collectability of the account is uncertain. Membership subscription revenue is recognized gross over time.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Members of the Credit Builder Plus Membership program typically receive the cash related to loans and interest-free salary advances in 1-3 business days. Members may elect to receive cash immediately through the Company’s instant transfer option. The Company charges a fee when the instant transfer option is elected by a member (“Turbo Fee”). Fees earned on Turbo Fees are recognized gross over the term of the loan or interest-free salary advance, as the services related to these fees are not distinct from the services of the loan or interest-free salary advance.

Due to the fact that salary advances are provided to the customer interest-free, the Company allows customers with the option to provide a tip for the offering. Fees earned on tips are recognized gross over the term of the interest-free salary advance, as the services related to these fees are not distinct from the services of the interest-free salary advance.

Affiliate revenue is generated by displaying ads on the Company’s application and by sending emails to members promoting affiliate services. For affiliate services, the Company enters into agreements with the affiliates in the form of a signed contract, which specify the terms of the services and fees, prior to advertising and promotional campaigns being run. The Company recognizes revenue from the display of impression-based ads and distribution of impression-based emails in the period in which the impressions are delivered in accordance with the contractual terms of the customer arrangements. Impressions are considered delivered when a member clicks on the advertisement or promotion.

Property and Equipment — Property and equipment is carried at cost. Depreciation is determined principally under the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.

The estimated useful lives of property and equipment are described below:

Property and Equipment	Useful Life
Leasehold improvements	5 years
Furniture and fixtures	5 years
Computers and equipment	2 years

Intangible Assets — The Company’s intangible assets are made up of internal use software. The Company capitalizes qualifying internal use software development costs that are incurred during the application development stage, provided that management with the relevant authority authorizes the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs incurred during the application development stage internally or externally are capitalized and amortized on a straight-line basis over the expected useful life of three years. Costs related to preliminary project activities and post-implementation operation activities, including training and maintenance, are expensed as incurred.

Impairment of Long-Lived Assets — Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment charges were recognized during the years ended December 31, 2020 and 2019.

Debt Issuance Costs — Costs incurred to obtain debt financing are capitalized and amortized into interest expense over the life of the related debt using a method that approximates the effective interest method. Debt issuance costs are recorded as a contra debt balance in the accompanying consolidated financial statements.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation — The Company accounts for its stock options granted to employees as stock-based compensation expense based on their grant date fair value. The Company uses an option valuation model to measure the fair value of options at the date of grant. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statement of operations. Forfeitures are accounted for as they are incurred.

Stock Warrants — The Company accounts for freestanding warrants for redeemable convertible preferred stock and common stock as liabilities at fair value upon issuance primarily because the settlement amount for certain common warrants is predominantly based upon a fixed amount with a variable number of shares for the common stock. In addition, the warrants for redeemable convertible preferred stock are classified as liabilities as shares underlying the warrants contain contingent redemption features outside the control of the Company. The Company has elected to present the remaining common stock warrants as liabilities at fair value. The warrants are subject to remeasurement at each balance sheet date and any change to the fair value is recognized as change in fair value of warrant liability in the consolidated statement of operations. The carrying value of the warrants will continue to be adjusted until such time as these instruments are exercised or expired. The Company establishes fair value of the warrants at issuance and at each reporting date utilizing generally accepted valuations methodologies which include market approaches and Black-Scholes-Merton option pricing model. The Black-Scholes-Merton option pricing model is based on the estimated market value of the underlying common stock at the measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on, and expected volatility of the price of the underlying common stock derived from similar publicly traded companies.

Convertible Notes — As permitted under Accounting Standards Codification (“ASC”) 825, Financial Instruments, or ASC 825, the Company has elected the fair value option to account for its convertible notes. In accordance with ASC 825, the Company records these convertible notes at fair value with changes in fair value recorded as a component of other income (expense), net in the consolidated statement of operations. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred. The Company concluded that it was appropriate to apply the fair value option to the convertible notes because there are no non-contingent beneficial conversion options related to the convertible notes.

The convertible notes were valued using a scenario-based discounted cash flow analysis. Three primary scenarios were considered and probability weighted to arrive at the valuation conclusion for each convertible note. The first scenario considered the value impact of conversion at the stated discount to the issue price if the Company raises over $50,000 in an equity financing before the maturity date, or the qualified financing, while the second scenario considered the value impact of conversion at the stated discount to the issue price if the Company’s common stock is listed within a public offering before maturity, either through an initial public offering or a special purpose acquisition company (“SPAC”) merger transaction, and the third scenario assumed the convertible notes are held to maturity.

The Company determined the fair value of the convertible notes based on the proceeds received for the convertible notes; the terms of the convertible notes, including the rate at which the notes convert into the qualified financing securities; the probability and timing of a qualified equity financing or public offering; and the fair value of the underlying convertible preferred shares. Estimates and assumptions impacting the fair value measurement include the probability of a qualified equity financing as defined in the convertible notes’ agreement, the probability of a public offering as defined in the convertible notes’ agreement, the expected timing of such event, and the then fair value of our convertible preferred shares. The Company estimated the probability and timing of the qualified equity financing and the public offering based on Management’s assumptions and knowledge of specified events at issuance and as of each reporting date.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share — The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered the redeemable convertible preferred stock to be a participating security as the holders are entitled to receive aggregated accrued and not paid dividends if/when declared by the board of directors at a dividend rate payable in preference and priority to the holders of common stock.

Under the two-class method, basic net loss per share attributable to common stockholders was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders was not allocated to the redeemable convertible preferred stock as the holders of redeemable convertible preferred stock do not have a contractual obligation to share in losses, which is consistent with the if converted method of calculation. Diluted net loss per share attributable to common stockholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options and warrants to purchase redeemable convertible preferred stock and common stock were considered common shares equivalents but had been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect was anti-dilutive. In periods in which the Company reports a net loss attributable to all classes of common stockholders, diluted net loss per share attributable to all classes of common stockholders is the same as basic net loss per share attributable to all classes of common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net losses attributable to common stockholders for the fiscal years ended December 31, 2020 and 2019.

Redeemable Noncontrolling Interests — Noncontrolling interests related to certain consolidated VIEs are subject to redemption by third-party investors. As these interests are redeemable upon the occurrence of events that are not solely within the control of the Company, amounts relating to third-party interests in such consolidated entities are classified as temporary equity as redeemable noncontrolling interest within the consolidated balance sheets. The redeemable noncontrolling interests related to the Company’s consolidated VIEs are initially recorded at fair value. Net income in consolidated VIEs are attributed to redeemable noncontrolling interests based on the investors’ respective interests in the net assets of the consolidated VIE.

The amount of net income attributable to redeemable noncontrolling interests is included in the consolidated net loss in the Consolidated Statements of Operations. Net losses attributed to redeemable noncontrolling interests were $9,713 and $8,409 million for years ended December 31, 2019 and 2020.

Income Taxes — Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of future tax rate changes are recognized in the period when the enactment of new rates occurs.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of operations.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements — Assets and liabilities recorded at fair value on a recurring basis in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1:

Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.
Level 3:

Valuations for assets and liabilities that are derived from other valuation methodologies including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections determined by management in estimating the fair value assigned to such assets or liabilities.

The Company evaluates the significance of transfers between levels based upon the nature of the financial instruments and size of the transfer relative to total net assets available for benefits. For the years ended December 31, 2020 and 2019, there were no transfers in or out of levels 1, 2 or 3.

Governmental Regulation — The Company is subject to various state and federal laws and regulations in each of the states in which it operates, which are subject to change and may impose significant costs or limitations on the way the Company conducts or expands its business. Certain limitations include, among other things, imposed limits on interest rates, other charges, insurance products and required licensing and qualification.

Recently Adopted Accounting Pronouncements —

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard replaces most existing revenue recognition guidance in U.S. GAAP and permits the use of either a full retrospective or modified retrospective approach. The Company adopted ASC 606 on January 1, 2019 using the modified retrospective method as permitted. No cumulative effect adjustment was recognized as the accounting for revenue under the existing guidance is not materially different than under ASC 606.

In January 2016, ASU 2016-01, Financial Instruments: Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities was issued to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This ASU supersedes the guidance to classify equity securities with readily determinable fair values into different categories and requires equity securities (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in the fair value recognized through net income. It also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. This update is effective for public business entities beginning after December 15, 2017, and effective for all other entities after December 15, 2018. Upon adoption of ASU 2016-01, entities that are not public are exempted from certain disclosure requirements otherwise required by ASU 2016-01. Early adoption is permitted. The Company adopted this ASU in 2018 and has, therefore, excluded the related fair value disclosures from its consolidated financial statements.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provided guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 was effective for annual periods beginning after December 15, 2018. Early adoption was permitted. ASU 2016-15 required a retrospective transition method. However, if it was impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company adopted this ASU prior to 2019 and the adoption of this ASU did not have a material impact on the Company’s consolidated statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which provided guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. This ASU was effective for fiscal years beginning after December 15, 2018. ASU 2016-18 must be applied using a retrospective transition method with early adoption permitted. The Company adopted this ASU in 2019 and restricted cash is included in overall cash in the statement of cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide: (1) financing to the issuer, or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The adoption of the ASU did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted —

In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for the Company on January 1, 2022. The Company is in the process of evaluating the impact that the pending adoption of this new guidance will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for nonpublic entities for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is in process of evaluating the impact that adoption of this new guidance will have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020 and interim periods in 2021. The Company is in process of evaluating the impact that the adoption of ASU 2018-15 will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in process of evaluating the impact that the adoption of ASU 2020-04 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The updated standard will be effective for the Company on January 1, 2024; however, early adoption of the ASU is permitted on January 1, 2021. The Company is in process of evaluating the impact that the updated standard will have on its consolidated financial statements and related disclosures.

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION

The Company’s finance receivables consist of secured personal loans, unsecured personal loans, and principal amounts of Instacash advances. Accrued interest receivables represent the interest accrued on the finance receivables based upon the daily principal amount outstanding. Fees receivables represent the amounts due to the Company for tips and instant transfer fees related to the Instacash advance product. Membership receivables represent the amounts billed to customers for membership subscription services. The credit quality and future repayment of finance receivables is dependent upon the customer’s ability to perform under the terms of the agreement. Factors such as

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

unemployment rates and housing values, among others, may impact the customer’s ability to perform under the loan or advance terms. When assessing provision for losses on finance receivables, the Company takes into account the composition of the outstanding finance receivables, charge-off rates to date and the forecasted principal loss rates. In 2019, the Company shifted its product offering away from products with historically higher charge-off rates. Please see the tables below for the finance receivable activity, charge-off rates and aging by product for the years ended December 31, 2020 and 2019. The Company has experienced significant growth in Instacash, a shorter-term advance product with lower charge-off rates than loans. As Instacash has become a larger component of finance receivable activity, the overall charge-off rate has decreased significantly.

The percentage of finance receivable activity charged off consisted of the following:

	Year Ended December 31,
	2020	2019
Loans	23%	35%
Instacash	4%	3%
Total	9%	35%

Finance receivable activity is defined as the beginning balance of finance receivables plus finance receivables originated during the period less ending balance of finance receivables.

Receivables consisted of the following:

	December 31,
	2020	2019
Finance receivables	$62,758	$45,355
Fees receivable	2,913	474
Membership receivables	1,885	637
Accrued interest receivable	623	392
Deferred loan origination costs	615	511
Unearned loan origination fees	—	(23)
Receivables, before allowance for losses on receivables	$68,794	$47,346

Finance receivables consisted of the following:

	December 31, 2020	December 31, 2019
Loan receivables	$43,870	$42,099
Instacash receivables	18,888	3,256
Finance receivables, before allowance for losses on receivables	$62,758	$45,355

Loans receivables consisted of the following:

	December 31, 2020	December 31, 2019
Unsecured personal loan receivables	$66	$3,978
Secured personal loan receivables	43,804	38,121
Loan receivables	$43,870	$42,099

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

Changes in the allowance for losses on receivables were as follows:

	December 31,
	2020	2019
Beginning balance	$6,613	$9,606
Provision for loss on receivables	21,294	29,143
Receivables charged off	(39,004)	(46,490)
Recoveries (including sales of charged-off accounts of $0 and $287 in 2020 and 2019, respectively)	20,224	14,354
Ending balance	$9,127	$6,613

Changes in allowance for losses on finance receivables were as follows:

	December 31,
	2020	2019
Beginning balance	$6,613	$9,606
Provision for loss on receivables	18,082	22,404
Finance receivables charged off	(33,719)	(38,047)
Recoveries (including sales of charged-off accounts of $0 and $287 in 2020 and 2019, respectively)	18,151	12,650
Ending balance	$9,127	$6,613

Changes in allowance for losses on membership receivables were as follows:

	December 31,
	2020	2019
Beginning balance	$—	$—
Provision for loss on receivables	1,856	6,674
Membership receivables charged off	(3,620)	(8,371)
Recoveries	1,764	1,697
Ending balance	$—	$—

Changes in allowance for losses on fees receivable were as follows:

	December 31,
	2020	2019
Beginning balance	$—	$—
Provision for loss on receivables	1,356	65
Fees receivable charged off	(1,665)	(72)
Recoveries	309	7
Ending balance	$—	$—

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

The provision for estimated losses on outstanding loans made by the Company under the CSO Program was as follows:

	December 31,
	2020	2019
Beginning balance	$—	$1,097
Provision for losses on finance receivables to be purchased from the CSO Lender	—	—
Charged off finance receivables repurchased	—	(1,097)
Ending balance	$—	$—

As of December 31, 2020, the following is an assessment of the credit quality of all finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	December 31, 2020
	Amount	Percent
Current	$54,247	86.4%
Delinquency:
31 to 60 days	6,148	9.8%
61 to 90 days	2,363	3.8%
Total delinquency	8,511	13.6%
Finance receivables before allowance for loan losses	$62,758	100.0%

As of December 31, 2019, the following is an assessment of the credit quality of all finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	December 31, 2019
	Amount	Percent
Current	$39,810	87.8%

Delinquency:
31 to 60 days	2,593	5.7%
61 to 90 days	2,952	6.5%
Total delinquency	5,545	12.2%
Finance receivables before allowance for loan losses	$45,355	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of loans within the finance receivables category and presents the contractual delinquency of the finance receivable loan portfolio:

	December 31, 2020
	Amount	Percent
Current	$38,133	86.9%

Delinquency:
31 to 60 days	3,374	7.7%
61 to 90 days	2,363	5.4%
Total delinquency	5,737	13.1%
Loan receivables before allowance for loan losses	$43,870	100.0%

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

As of December 31, 2019, the following is an assessment of the credit quality of loans within the finance receivables category and presents the contractual delinquency of the finance receivable loan portfolio:

	December 31, 2019
	Amount	Percent
Current	$36,705	87.2%

Delinquency:
31 to 60 days	2,442	5.8%
61 to 90 days	2,952	7.0%
Total delinquency	5,394	12.8%
Loan receivables before allowance for loan losses	$42,099	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of Instacash advances within the finance receivables category and presents the contractual delinquency of the finance receivable Instacash advance portfolio:

	December 31, 2020
	Amount	Percent
Current	$16,114	85.3%

Delinquency:
31 to 60 days	2,774	14.7%
61 to 90 days	0	0.0%
Total delinquency	2,774	14.7%
Instacash receivables before allowance for loan losses	$18,888	100.0%

As of December 31, 2019, the following is an assessment of the credit quality of Instacash advances and presents the contractual delinquency of the finance receivable Instacash advance portfolio:

	December 31, 2019
	Amount	Percent
Current	$3,105	95.4%

Delinquency:
31 to 60 days	151	4.6%
61 to 90 days	0	0.0%
Total delinquency	151	4.6%
Instacash receivables before allowance for loan losses	$3,256	100.0%

As of December 31, 2020, the following table shows the aging of the membership receivable balance:

	December 31, 2020
	Amount	Percent
Current	$1,586	84.1%

Delinquency:
31 to 60 days	168	8.9%
61 to 90 days	131	6.9%
Total delinquency	299	15.9%
Membership receivables before allowance for loan losses	$1,885	100.0%

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

As of December 31, 2019, the following table shows the aging of the membership receivable balance:

	December 31, 2019
	Amount	Percent
Current	$132	20.7%

Delinquency:
31 to 60 days	309	48.5%
61 to 90 days	196	30.8%
Total delinquency	505	79.3%
Membership receivables before allowance for loan losses	$637	100.0%

Concentration of Credit Risk — The Company’s portfolio of finance receivables consists of consumers living in various states, and consequently such consumers’ ability to honor their installment contracts may be affected by the economic conditions in these areas. The following tables summarize the breakdown of the finance receivables portfolio balance by state, for all states with 10% or greater of the total principal balance outstanding as of December 31, 2020 and 2019, respectively:

	December 31, 2020
State	Principal Balance Outstanding	% of the Total
Texas	$7,423	12%
Florida	$6,702	11%
California	$6,242	10%
	December 31, 2019
State	Principal Balance Outstanding	% of the Total
California	$4,904	11%

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2020	2019
Leasehold improvements	$464	$464
Furniture and fixtures	448	448
Computers and equipment	796	718
	1,708	1,630
Less: accumulated depreciation	(1,206)	(889)
Furniture and equipment, net	$502	$741

Total depreciation expense related to property and equipment was $317 and $403 for the years ended December 31, 2020 and 2019, respectively.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

6. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	December 31,
	2020	2019
Capitalized internal-use software	$5,374	$4,369
Proprietary technology	6,130	—
Work in process	1,481	1,357
Less: accumulated amortization	(3,710)	(2,919)
Intangible assets, net	$9,275	$2,807

For the years ended December 31, 2020 and 2019, total amortization expense was $791 and $495, respectively.

The following table summarizes estimated future amortization expense of intangible assets placed in service at December 31, 2020 for the years ending:

2021	1,696
2022	1,343
2023	1,008
2024	876
2025	876
Thereafter	1,995
$7,794

7. OTHER ASSETS

Other assets consisted of the following:

	December 31,
	2020	2019
Receivable from payment processor – Debit card collections	$5,600	$—
Receivable from payment processor – Other	1,936	3,945
Prepaid expenses	1,591	1,161
Other	2,575	1,195
Total other assets	$11,702	$6,301

8. BUSINESS COMBINATIONS

Wealth Technologies Inc. Acquisition (“WTI”) — In December 2020, the Company acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of Wealth Technologies, Inc. in exchange for 539,592 shares of the Company Series C-1 Redeemable Convertible Preferred Stock, resulting in total consideration of approximately $27,929. WTI is a technology company specializing in market-leading wealth management decisioning and administration. The co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the MoneyLion Chairman as of the date of the transaction.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

8. BUSINESS COMBINATIONS (cont.)

The purchase price has been allocated to the assets acquired and liabilities assumed based upon their respective fair market values. The excess of the aggregate purchase price over the fair values of the net assets acquired was recognized as goodwill of approximately $21,600.

December 31, 2020
Assets acquired:
Cash	$17
Prepaid and other current assets	204
Property and equipment, net	22
Other assets, net	4
Proprietary technology	6,130
Goodwill	21,565
Liabilities assumed:
Accounts payable and accrued liabilities	(13)
Net assets acquired	$27,929

9. VARIABLE INTEREST ENTITIES

As of December 31, 2020 and 2019, the following table summarizes the VIEs’ assets, liabilities, revenues and income included in MoneyLion, Inc.’s consolidated financial statements, after intercompany eliminations:

	December 31,
	2020	2019
Assets:
Cash	$390	$8,064
Finance receivable	60,845	44,120
Allowance for losses on finance receivable	(8,581)	(6,433)
Finance receivables, net	52,264	37,687
Other assets	—	—
Total assets	$52,654	$45,751

Liabilities:
Accounts payable and accrued liabilities	$—	$526
Total liabilities	$—	$526
	Years Ended December 31,
	2020	2019
Revenues:
Interest income	$8,409	$9,713
Total revenues, net	$8,409	$9,713
Net income	$8,409	$9,713

As of December 31, 2020 and 2019, the assets of the consolidated VIEs can only be used to settle the obligations of the respective VIEs. The liabilities of the consolidated VIEs are obligations of the respective VIEs and their investors have no recourse to the general credit or assets of the Company.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	December 31,
	2020	2019
Accounts payable and accrued expenses	$18,865	$14,167
Accrued redemptions by redeemable noncontrolling interests	1,500	1,656
Accrued personnel expenses	541	64
Interest payable	62	241
Total accounts payable and accrued liabilities	$20,968	$16,128

11. DEBT

The following is a summary of the Company’s debt:

	December 31,
	2020	2019
First lien loan	$25,000	$18,333
Subordinated convertible notes, at fair value	14,000	—
Second lien loan – Note 18	5,000	—
Other debt	3,207	—
Secured debt agreements	—	10,950
Less: deferred financing costs	(605)	(45)
	$46,602	$29,238

Secured Loans

Secured Bank Loan — In September 2018, the Company entered into a Loan and Security Agreement (“Secured Bank Loan”) with a bank for a 6.75% $20,000 loan. Interest only was payable monthly through September 27, 2019. According to the terms of the Secured Bank Loan, the outstanding principal on that date was converted to a term loan payable with principal and interest payable in 36 monthly installments, maturing on September 27, 2022. The loan is secured by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including our Invest in America Credit Fund I LLC (IIA) and all of the related SPVs. Under the terms of the Secured Bank Loan, the Company is subject to certain covenants, as defined, including the requirement to maintain a cash balance, as defined, at the bank of $15,000. As of December 31, 2019, the balance of the Secured Bank Loan was $18,333. The Secured Bank Loan was paid in full during 2020.

Second Lien Loan — In April 2020, the Company entered into a Loan and Security Agreement (“Second Lien Loan”) with a related party (Note 18) for a second-lien loan facility with an initial principal balance of $5,000. The Second Lien Loan bears interest at the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Wall Street Journal Prime Rate plus 5.75%, not to exceed 15%. The principal borrowings under the Second Lien Loan may be increased to up to $25,000 upon the mutual consent of the Company and the lenders. Interest only is payable until April 30, 2022, and thereafter outstanding principal will be repaid in twelve equal installments through the facility maturity date of May 1, 2023. The Second Lien Loan is secured by substantially all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. The Company used the Second Lien Loan proceeds for general corporate purposes.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

11. DEBT (cont.)

First Lien Loan — In July 2020, the Company entered into a Loan and Security Agreement (“First Lien Loan”) with a bank for a $25,000 first-lien loan facility consisting of a $20,000 revolving credit line and $5,000 term loan. The revolving line bears interest at the greater of (i) WSJ Prime Rate+2.25% and (ii) 6.50%. The revolving line matures on May 1, 2022. The term loan bears interest at the greater of (i) WSJ Prime Rate+3.25% and (ii) 7.50%. Interest only on the term loan is payable until June 1, 2021, and thereafter outstanding principal will be payable in thirty-six equal installments through the facility maturity date of May 1, 2024. The First Lien Loan is secured on a first-priority basis by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. Additionally, the Company granted the bank lender warrants to receive 12,792 shares of the Company’s common stock at an exercise price as defined in the First Lien Loan. The Company used the First Lien Loan proceeds to repay in full the Secured Bank Loan and for general corporate purposes.

Secured Debt Agreements — In March 2018, and then in April 2018, IIA Notes SPV II LLC and IIA Notes SPV III LLC, wholly owned subsidiaries of the Company, entered into Loan and Security Agreements with separate lenders establishing a total credit facility of a minimum of $20,000, which may be increased to $27,000 upon mutual agreement between the lenders and the Company. Borrowings under these agreements are secured by a security interest in certain consumer finance loans. These agreements mature at various dates through 2020 and carry a total interest rate of 14%. The Company borrowed a total of $21,950 under these credit facilities. In January 2019, the Company repaid $11,000 of the outstanding Secured Debt. As of December 31, 2019, the balance due under the Secured Debt Agreements was $10,950. In August 2020, IIA Notes SPV III repaid in full the approximately $11,500 that was outstanding under the Secured Debt Agreement and terminated the facility. As of December 31, 2020, the balance due under the Secured Debt Agreement was $0.

Secured Loan Facility — In April 2015, certain wholly owned subsidiaries of MoneyLion, Inc. entered into a Secured Loan Facility agreement with an unrelated third party. The Secured Loan Facility had a maximum principal amount of $25,000, the proceeds of which were used to fund origination of finance receivables through a wholly owned subsidiary of MoneyLion, Inc. The interest charged on the outstanding principal balance was 15% and the Secured Loan Facility matured on July 31, 2019. The Secured Loan Facility established a first priority lien on certain assets of the wholly owned subsidiary. The Secured Loan Facility contained various requirements, including maintaining cash balances on hand or in operating accounts at deposit institutions and certain other financial reporting requirements. The Secured Loan Facility was repaid to the lender as the underlying portfolio of finance receivables was repaid by borrowers. Additional interest of 0.5% was charged on any balance not borrowed up to the $25,000 of the facility. As of March 2019, this facility was terminated and all outstanding principal and interest was paid in full. As of December 31, 2020 and 2019, the balance due under the Secured Loan Facility was $0.

Subordinated Convertible Notes — In December 2020, the Company sold to a third-party lender $10,000 of 3% Subordinated Convertible Notes maturing on July 31, 2021, the proceeds of which will be used to conduct its business. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes.

The Company elected the fair value option to account for the Subordinated Convertible Notes. The Company recorded the Subordinated Convertible Notes at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. The Company recognized a loss in the consolidated statements of operations of $4,000 as change in fair value of the subordinated convertible notes during the year ended December 31, 2020.

As of December 31, 2020, the outstanding Subordinated Convertible Notes are shown on the accompanying consolidated balance sheets at the fair value of $14,000.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

11. DEBT (cont.)

Other

In August 2016, the Company entered into a $50,000 credit and security agreement (the “Credit Agreement”) with a lender for the funding of finance receivables. The Credit Agreement allows for increases in the maximum borrowings under the agreement up to $500,000, bears interest at a rate as defined in the Credit Agreement and matures in March 2021. The Credit Agreement also requires the Company to adhere to certain financial covenants along with certain other financial reporting requirements. The Company did not meet certain of these covenant requirements as of December 31, 2019, for which it received a waiver from the lender. As of December 31, 2019, the balance due under this facility was $0.

In connection with the Credit Agreement, the Company granted warrants allowing the lender to purchase up to 2.5% of the Company’s outstanding common stock, or 255,402 warrants. The warrants vest in tranches based upon the occurrence of certain advance events. In 2019, all tranches were vested and one tranche was exercised. In 2020, three tranches were exercised and one tranche was unexercised. There were no warrants unvested on this agreement as of December 31, 2020 and 2019.

In April 2020, the Company borrowed $3,207 from a bank under the SBA’s Paycheck Protection Program (the “PPP Loan”) introduced as part of the U.S. Government’s COVID-19 relief efforts. The PPP loan bears interest at the rate of 1.0% per annum and matures on April 30, 2022. The Company has applied for forgiveness on the PPP loan and the review of the application is in process.

For the years ended December 31, 2020 and 2019, interest expense on all debt agreements amounted to $2,859 and $3,069, respectively.

Future debt maturities as of December 31, 2020 are as follows:

	2021	2022	2023	2024	Total
Secured bank loan	$1,111	$21,667	$1,667	$555	$25,000
Subordinated convertible notes	14,000	—	—	—	14,000
Second lien loan – Note 17	—	3,333	1,667	—	5,000
Other debt	—	3,207	—	—	3,207
	$15,111	$28,207	$3,334	$555	$47,207

12. INCOME TAXES

For the years ended December 31, 2020 and 2019, income tax expense computed at the federal statutory income tax rate of 21% differs from the recorded amount of income tax expense due primarily to state income taxes and permanent differences.

A reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

	Years Ended December 31,
	2020		2019
Federal statutory rate	$(14,112)	21.00%	$(21,670)	21.00%
Effect of:
State taxes, net of federal tax benefit	(1,377)	2.05%	(2,195)	2.13%
Deferred rate change	(89)	0.13%	26	(0.02)%
Accrued dividends on redeemable convertible preferred stock	3,614	(5.38)%	2,918	(2.83)%
Other permanent differences	3,320	(4.94)%	3,256	(3.16)%
Other	1,084	(1.61)%	(4,256)	4.13%
Change in valuation allowance	7,566	(11.26)%	21,913	(21.24)%
Total	$6	(0.01)%	$(8)	0.01%

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

12. INCOME TAXES (cont.)

The income tax (benefit) expense is as follows:

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$(71)
State	6	63
	6	(8)

Deferred taxes	—	—
Income tax benefit	$6	$(8)

The tax effects of the primary temporary differences included in net deferred tax assets and liabilities are shown in the following table:

	December 31,
	2020	2019
Net operating loss carryforwards	$57,092	$48,636
Allowance for losses on finance receivables	2,283	1,554
Research and development credit	1,173	1,173
Stock compensation	206	97
Other	387	554
Total deferred tax assets, gross	61,141	52,014
Less: valuation allowance	(59,099)	(51,533)
Total deferred tax assets, net	2,042	481

Deferred finance receivable fees and costs, net	(154)	(122)
Depreciation of furniture and equipment	(1,888)	(359)
Other	—	—
Total deferred tax liabilities	(2,042)	(481)
Total deferred tax assets (liabilities)	$—	$—

As of December 31, 2020 and 2019, the Company recorded a valuation allowance of approximately $59,100 and $51,500, respectively. The valuation allowance was recorded due to the fact that the Company has incurred operating losses to date and is unable to forecast when such deferred tax assets will be utilized. There was no other activity in the valuation allowance accounting during 2020 and 2019.

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $7,600 and $21,900 during 2020 and 2019, respectively. The Company was under IRS audit for the years ending December 31, 2014 through December 31, 2016, and as of March 2019, the Company and the IRS agreed to proposed adjustments, which did not result in any additional taxes due. The above presentation of the deferred tax balances and net operating losses reflect the agreed upon adjustments related to the IRS audit, all of which were immaterial to the financial statements.

Total U.S. federal and state operating loss carryforwards as of December 31, 2020 and 2019 were approximately $377,300 and $309,800, respectively. U.S. federal net operating loss carryforwards begin to expire in 2033, and state operating loss carryforwards begin to expire in 2027. U.S. Federal net operating losses of $198,400 carry forward indefinitely.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

12. INCOME TAXES (cont.)

As of December 31, 2020 and 2019, the Company’s Federal research and development credit carryforwards for income tax purposes were approximately $1,200. If not used, the current carryforwards will expire beginning in 2034.

The Company has not completed a review to determine whether the future utilization of net operating loss and credit carryforwards will be restricted due to ownership changes that have occurred. Due to the net operating loss carryovers, the statute of limitations remains open for federal and state returns. As of December 31, 2020 and 2019, there were no material uncertain tax positions.

13. COMMON STOCK

As of January 1, 2019, the Company had the authority to issue 10,350,000 shares of its common stock. In February 2019, the Company increased the number of authorized Common Shares to 11,000,000. In May 2019, the Company increased the number of authorized common shares to 12,500,000. In May 2019, the Company increased the authorization of shares available under its equity incentive plan to 1,715,191. In March 2020, the Company increased the number of authorized common shares to 14,000,000.

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has issued Series A redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, Series A-3 redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series B-2 redeemable convertible preferred stock, Series C redeemable convertible preferred stock and Series C-1 redeemable convertible preferred stock. As of December 31, 2019 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 6,766,069 and 7,085,923 shares of redeemable convertible preferred stock, par value $0.0001 per share, respectively.

In March 2019, the Company sold to five existing preferred shareholders $15,000 of 3% Subordinated Convertible Notes (the “Subordinated Convertible Notes”) maturing on May 15, 2019, the proceeds of which were to be used for working capital purposes. The Subordinated Convertible Notes were convertible into preferred shares sold during a subsequent qualified or non-qualified financing and at conversion prices as defined in the Subordinated Convertible Notes. In May 2019, all of the Subordinated Convertible Notes were converted into Series C Redeemable Convertible Preferred Stock.

In May 2019, the Board of Directors of the Company authorized the sale of up to 1,932,001 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value (“Series C Redeemable Convertible Preferred Stock”).

Through September 25, 2019, the Company sold 1,574,530 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value. Of the total preferred stock issued of $81,498, approximately $66,436 was received in cash, and approximately $15,062 resulted from the conversion of all the Subordinated Convertible Notes.

In March 2020, the Board of Directors of the Company authorized the issuance of up to 1,062,600 shares of Series C-1 redeemable convertible preferred stock, $0.0001 par value (“Series C-1 Redeemable Convertible Preferred Stock”). Series C-1 redeemable convertible preferred stock accrues dividends at 8% annually and dividends are only payable when, as, and if declared by the Company’s Board of Directors. Liquidation rights of the Series C-1 redeemable convertible preferred stock are the same as those of the Series C redeemable convertible preferred stock. The Company is under no obligation to pay the accrued dividends. Series C-1 is convertible, at the option of the shareholders, into Common Shares. In the event of a deemed liquidation, as defined, the proceeds of such liquidation will be distributed according to a system of preferential payments, as defined, to each series of redeemable convertible preferred stock outstanding at the time of the liquidation.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Through December 31, 2020, the Company sold 232,323 shares of Series C-1 Redeemable Convertible Preferred Stock for $51.7598 per share, resulting in gross proceeds of approximately $12,025. In addition, in December 2020, the Company acquired WTI in exchange for 539,592 shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock (See Note 8).

In December 2020, the Company sold to a third-party lender $10,000 of 3% Subordinated Convertible Notes maturing on July 31, 2021. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. The Subordinated Convertible Notes are convertible into approximately 196,709 shares of Series C-1 redeemable convertible preferred stock upon maturity, if a qualified conversion event does not occur prior to maturity.

Redeemable convertible preferred stock as of December 31, 2020, consists of the following:

	December 31, 2020
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$24,802	$24,802
Series A-2	1,256,254	1,256,254	16.99	28,361	28,361
Series A-3	152,954	152,954	19.61	3,857	3,857
Series B	1,406,440	1,406,440	29.69	52,036	52,036
Series B-2	826,989	811,388	48.08	46,438	46,438
Series C	1,574,530	1,574,530	51.76	92,011	92,011
Series C-1	1,062,600	771,915	51.76	40,678	40,678
Total	7,471,198	7,085,923		$288,183	$288,183

Redeemable convertible preferred stock as of December 31, 2019, consists of the following:

	December 31, 2019
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$23,286	$23,286
Series A-2	1,256,254	1,256,254	16.99	26,649	26,649
Series A-3	152,954	152,954	19.61	3,617	3,617
Series B	1,406,440	1,406,440	29.69	48,687	48,687
Series B-2	826,989	811,388	48.08	43,309	43,309
Series C	1,932,001	1,574,530	51.76	85,473	85,473
Total	6,766,069	6,314,008		$231,020	$231,020

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting — The holders of the redeemable convertible preferred stock are entitled to vote on any matter presented to stockholders of the Company for consideration. Each share of redeemable convertible preferred stock entitles the holder to the number of votes equal to the number of whole shares of common stock into which each share is convertible at the time of the vote

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Dividends — The redeemable convertible preferred stock accrues dividends at 8% annually and dividends are only payable when, as, and if declared by the Company’s Board of Directors. The Company is under no obligation to pay the accrued dividends except in certain liquidation or deemed liquidation events. Through December 31, 2020, no preferred dividends have been declared or paid. As of December 31, 2020 and 2019, total accrued but undeclared and unpaid dividends on redeemable convertible preferred stock amounted to $42,728 and $25,519, respectively.

Redemption — On or after March 23, 2025, each series of redeemable convertible preferred stock is redeemable at the option of a majority of the holders of the redeemable convertible preferred stock at a price equal to the greater of (i) the applicable original issue price plus any accrued but unpaid dividends whether or not declared, plus any declared but unpaid dividends and (ii) the fair market value of the shares as mutually agreed by the Company and a majority of the holders of the applicable series of redeemable convertible preferred stock on the date a notice of redemption is provided to the Company. As of December 31, 2020 and 2019, the redemption prices were based on the original issue prices plus unpaid dividends. The original issue prices for Series A-1, Series A-2, Series A-3, Series B, Series B-2, Series C and Series C-1 redeemable convertible preferred stock are as follows on a per share basis: $16.99, $16.99, $19.61, $29.69, $48.08, $51.76, and $51.76, respectively.

Liquidation — In the event of a deemed liquidation, as defined the Company’s certificate of incorporation, the holders of Series C-1, Series C and Series B-2 redeemable convertible preferred stock shall be entitled to receive, on a pari passu basis, before any payment shall be made or declared to the holders of the Series A-1, Series A-2, Series A-3, and Series B redeemable convertible preferred stock (collectively, the “Prior Preferred Stock”), or to the holders of common stock, an amount equal to the Series C-1, Series C and Series B-2 redeemable convertible preferred stock original issue prices, plus declared but unpaid dividends on such stock (the “Series C-1, Series C and Series B-2 Preferences”). After the full Series C-1, Series C and Series B-2 Preferences have been paid, and the liquidation preference of the Prior Preferred Stock has been paid, any remaining funds and assets of the Company legally available for distribution to stockholders shall be distributed pro rata among the holders of the Series C-1 and Series C redeemable convertible preferred stock and common stock (the “Remaining Distribution”). The total amount received by holders of Series C-1 and Series C redeemable convertible preferred stock pursuant to the Series C-1, Series C and Series B-2 Preferences and the Remaining Distribution will not exceed two times the original issue price of the Series C-1 and Series C redeemable convertible preferred stock.

Conversion — Each share of redeemable convertible preferred stock is convertible at the option of the holder at any time after the date of issuance, into shares of common stock as is determined by dividing the original purchase price of redeemable convertible preferred stock by the conversion price in effect at the time of conversion for such series of redeemable convertible preferred stock. The conversion price per share of Series A-1, Series A-2, Series A-3, Series B, Series B-2, Series C and Series C-1 redeemable convertible preferred stock shall be $16.99, $16.99, $19.61, $29.69, $48.08, $51.76, and $51,76, respectively, as defined by the Company’s certificate of incorporation. The conversion price is subject to appropriate adjustments in the event of any stock dividend, stock split or similar recapitalization, including adjustments in accordance with anti-dilution provisions. In addition, the redeemable convertible preferred stock will be converted automatically into shares of the Company’s common stock at then applicable conversion ratio upon the earlier of (i) the closing of a qualified public offering (“Qualified IPO”) to the public at the price equal to two (2) times the original issue price for Series C-1 redeemable convertible preferred stock, resulting in a net proceeds of at least $100,000 or (ii) the occurrence of an event specified by vote or written consent of holders of at least a majority of the then outstanding shares of redeemable convertible preferred stock.

15. STOCK OPTIONS

In 2014, the Company’s Board of Directors approved an equity incentive plan (the “Plan”) to promote the long-term success of the Company and to attract new individuals with outstanding qualifications. The Plan, as amended, provides these benefits in the form of stock options. The Company has designated a total of 2,492,060 shares of common stock to the Plan. The exercise price of each option granted is generally equivalent to the fair value of a share of the Company’s stock on that date. If a participant’s employment is terminated for cause,

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

15. STOCK OPTIONS (cont.)

all options are terminated and forfeited immediately. If a participant’s employment is terminated due to death or disability, the vested portion of the participant’s options may be exercised by the participant, or a beneficiary of the participant, within six months after the termination date. If the participant’s employment is terminated for any other reason, the vested portion of the participant’s options may be exercised within three months of termination. In general, options granted under the Plan vest 25% on the one-year anniversary of the vesting calculation date, with the remaining 75% vesting on a monthly basis over the next three years after the first 25% vesting date.

The weighted average grant date fair value of options granted under the Plan in 2020 and 2019 was $6.19 and $3.88, respectively. These prices were determined using the Black-Scholes Merton option pricing model, which analyzes volatility, lack of marketability, and comparable companies, among other factors in determining the fair value of each share granted. Assumptions used for the options granted during the year ended December 31, 2020 and 2019 are as follows:

	Years Ended December 31,
	2020	2019
Expected Volatility	65%	55% – 65%
Expected Dividend	—	—
Expected Term in Years	6.08	5.94
Expected Forfeitures	5%	5%
Risk Free Interest Rate	0.34% – 1.47%	1.70% – 2.71%

Stock-based compensation of $1,650 and $765 was recognized during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there was $7,076 and $7,374, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements. The Company expects to recognize that cost over a weighted average period of approximately three years.

The following table represents activity within the Plan for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2019	1,140,016	$4.29	8.9 Years	$6,099
Options granted	708,169	6.54
Options exercised	(22,261)	3.45
Options forfeited	(91,253)	4.69
Options expired	(46,054)	4.15
Options outstanding at December 31, 2019	1,688,617	$5.19	8.6 Years	$7,514
Options granted	521,950	$9.67
Options exercised	(13,277)	3.80
Options forfeited	(27,599)	6.14
Options expired	(8,918)	6.06
Options outstanding at December 31, 2020	2,160,773	$6.31	8.1 Years	$77,550
Exercisable at December 31, 2020	930,631	$4.54	7.2 Years	$4,746
Unvested at December 31, 2020	1,230,142	$7.66

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

16. STOCK WARRANTS

In March 2019, the Company granted to all of its Series B-2 Preferred Shareholders, as part of the financing agreements, 121,708 of Common Stock Warrants (“Common Warrants”). The Common Warrants have a 10-year term and they are exercisable only upon an exit, as defined, and will terminate upon the occurrence of certain events, as defined, and the exercise price is $2.35.

The following is a schedule of changes in outstanding warrants for the years ended December 31, 2020 and 2019:

	Common warrants	Series A-1 Warrants	Series B-2 Warrants	Total
Outstanding at January 1, 2019	899,374	78,989	15,600	993,963
Warrants issued	121,708	—	—	121,708
Warrants exercised	(38,840)	—	—	(38,840)
Outstanding at December 31, 2019	982,242	78,989	15,600	1,076,831
Warrants issued	12,792	—	—	12,792
Warrants exercised	(191,348)	—	—	(191,348)
Outstanding at December 31, 2020	803,686	78,989	15,600	898,275

The warrants are subsequently measured at fair value on a recurring basis and are classified as Level 3 because of our reliance on unobservable assumptions. The key inputs into our Black-Scholes Merton Model valuation were as follows as of December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Expected Volatility	65%	50.8% – 55.0%
Expected Dividend	—	—
Expected Term in Years	3.00	3.00
Risk Free Interest Rate	0.16% – 0.19%	1.52%

As of December 31, 2020 and 2019, the tables below present the balances of warrants valued on a recurring basis by level within the fair value hierarchy:

	December 31, 2020
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$24,667	$—	$—	$24,667	$(14,419)
	December 31, 2019
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$10,248	$—	$—	$10,248	$(4,260)

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

17. NET LOSS PER SHARE

As of December 31, 2020 and 2019, the following table sets forth the computation of net loss per common share:

	Years Ended December 31,
	2020	2019
		(As Restated)
Numerator:
Net loss	$(41,587)	$(79,137)
Net income attributable to redeemable noncontrolling interests	(8,409)	(9,713)
Accretion of issuance costs on redeemable convertible preferred stock	—	(438)
Accrued dividends on redeemable convertible preferred stock	(17,209)	(13,896)
Loss attributable to noncontrolling interest	—	—
Net loss attributable to common stockholders	$(67,205)	$(103,184)
Denominator:
Weighted-average common shares outstanding – basic and diluted	2,753,400	2,647,679
Net loss per share attributable to common stockholders – basic and diluted	$(24.41)	$(38.97)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have an anti-dilutive effect for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Conversion of redeemable convertible preferred stock	7,085,923	6,314,008
Warrants to purchase common stock and redeemable convertible preferred stock	898,275	1,076,831
Options to purchase common stock	2,160,773	1,688,617
Total common stock equivalents	10,144,971	9,079,456

18. RELATED PARTIES

In the ordinary course of business, we may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as “related parties”).

During the years ended December 31, 2020 and 2019, the Company earned affiliate revenue through an arrangement with an affiliated company in which the Company’s Chief Financial Officer holds a minority financial interest. The revenues related to this agreement included within the consolidated statement of operations were immaterial during the years ended December 31, 2020 and 2019. The amounts due from the related party within the consolidated balance sheet were $5 and $1,008 as of December 31, 2020 and 2019, respectively.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

18. RELATED PARTIES (cont.)

In April 2020, the Company entered into a $5,000 secured loan facility with a lender that is controlled by a significant holder of Series A redeemable convertible preferred stock. The Company anticipates paying off this facility with proceeds the Company receives in connection with the Pending Merger with Fusion, refer to Note 20. Interest expense included within the consolidated statement of operations was $421 during the year ended December 31, 2020. As of December 31, 2020, the entire amount of $5,000 remained outstanding and accrued interest was included within the consolidated balance sheet of $421. For more information about this facility, see “Second Lien Loan” in Note 11.

In December 2020, the Company acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of Wealth Technologies, Inc. The co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the MoneyLion Chairman as of the date of the transaction. For more information about the transaction, see Note 8.

Additionally, some of our directors hold financial interests in separate entities, which the Company utilized in the ordinary course of business during the years ended December 31, 2020 and 2019. The expenses related to these vendors included within the consolidated statement of operations were immaterial during the years ended December 31, 2020 and 2019. Additionally, the amounts due to these related parties are immaterial as of December 31, 2020 and 2019.

19. COMMITMENTS AND CONTINGENCIES

Lease Commitments — The Company leases various office space, including the corporate office location, from third parties under non-cancelable agreements which require various minimum annual rentals. Certain of the leases also require the payment of normal maintenance, utilities and related real estate taxes on the properties. These agreements expire at various dates through 2025.

The total minimum lease payments as of December 31, 2020 are as follows:

Years ending December 31:
2021	1,119
2022	428
2023	394
2024	406
2025	172
Total minimum lease payments	$2,519

Rent expense totaled $1,233 and $1,360 for the years ended December 31, 2020 and 2019, respectively.

Legal Matters — The Company is involved in various claims arising in the normal course of business. Management believes it has valid defenses in these matters and defends them vigorously. Management does not believe any of these matters will have a material adverse effect on the Company’s consolidated financial statements.

In 2019, two separate putative class action lawsuits were filed against the Company, both of which related to the Company’s membership program. The Company believes these matters are without merit. The Company also believes that the cases should be subject to arbitration and contested on an individual basis. In December 2019, the federal district court in each case granted the Company’s motion to compel arbitration and dismissed the respective case from federal court.

In early 2020, the plaintiff in one of the putative class action lawsuits appealed the district court’s decision. The appellate court heard the appeal in December 2020. In February 2021, the Ninth Circuit court affirmed the federal district court’s decision to compel arbitration.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

19. COMMITMENTS AND CONTINGENCIES (cont.)

The Company is subject to regulatory examination by the California Department of Financial Protection and Innovation (the “CA DFPI”). In October 2020, the Company received a report of examination for MoneyLion of California, LLC, our subsidiary, that identified certain compliance exceptions and required the Company to take corrective actions, including customer refunds relating to legacy loan products that the Company no longer offers. The Company is in the process of completing the required corrective actions and have enhanced our policies and procedures for compliance with applicable provisions of the California Financial Code going forward. In addition, the CA DFPI is currently conducting an industry-wide investigation of companies that provide earned wage access products and services, including Instacash. The Company intends to continue cooperating fully in this investigation and to that end entered into a memorandum of understanding (“MOU”) with the CA DFPI on February 23, 2021. The MOU requires the Company to regularly provide certain information to the CA DFPI and adhere to certain best practices regarding Instacash while the CA DFPI continues to investigate. Any potential impacts on our financial condition or operations relating to the MOU are unknown at this time.

In 2019 and 2020, the Company received Civil Investigative Demands (the “CIDs”) from the CFPB relating to our compliance with the Military Lending Act (the “MLA”) and our membership model. The Company has provided to the CFPB all of the information and documents required by the CIDs and intend to continue to fully cooperate with the CFPB in this investigation. The investigation is ongoing and any potential impact on our financial condition or operations are unknown at this time.

With respect to the MoneyLion’s activities in Colorado, the Company received a report of examination in 2021 from the Colorado Department of Law’s Consumer Protection Unit (“Colorado Consumer Protection Unit”) regarding MoneyLion of Colorado, LLC, our subsidiary. The report of examination identified certain compliance exceptions and required the Company to take corrective actions relating to our recordkeeping and customer disclosures, and potentially including customer refunds on certain loans. The Company is in the process of responding to the Colorado Consumer Protection Unit’s report of examination and intends to take all corrective actions required to maintain compliance with applicable Colorado state law going forward.

In February and March 2021, the Company received investigative subpoenas from the Securities and Exchange Commission concerning the Invest in America Credit Fund 1. The Company is cooperating with the investigation, which is at an early stage, and cannot predict its outcome or any potential impact on our financial condition or operations.

Sponsor and Promotional Rights Agreement — In August 2018, the Company entered into a Sponsor and Promotional Rights Agreement (“Sponsor Agreement”) with an owner of a national auto racing team (“Racing Team”). Pursuant to the terms of the agreement, the Company will be the exclusive sponsor, as defined, of two of the Racing Team’s cars. The Sponsor Agreement expires on November 30, 2021. In February and June 2020, the Company and the Racing Team entered into two amendments to the Sponsor Agreement. Pursuant to those amendments, the Company’s sponsorship rights were reduced, and the Company’s commitment for the remainder of the term of the Sponsorship Agreement was reduced to $3,250.

In addition, the Company will be obligated to pay to the Racing Team an incentive payment for each race win, as defined. The maximum incentive payment due under the agreement is $500 per racing season.

20. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2021, the date on which these consolidated financial statements were available to be issued, and concluded, that the following were required to be disclosed.

Subordinated Convertible Notes — In January 2021, the Company sold to third-party lenders $36,500 of 3% Subordinated Convertible Notes maturing on July 31, 2021, the proceeds of which will be used to conduct its business. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts or as otherwise indicated)

20. SUBSEQUENT EVENTS (cont.)

Pending Merger with Fusion — On February 12, 2021, the Company announced that it had entered into an agreement and plan of merger by and among Fusion Acquisition Corp. (“Fusion”), a publicly traded special purpose acquisition company and Merger Sub. Under the terms of the proposed transaction, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion at an estimated combined enterprise value of approximately $2,400,000. Total consideration paid to MoneyLion’s existing shareholders will be $2,200,000. MoneyLion stockholders will receive shares of Class A common stock of Fusion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260,000 and (B) $100,000. The balance of the consideration to MoneyLion’s equity holders will consist of equity in the combined company. Existing MoneyLion equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during the second half of 2021 and remains subject to customary closing conditions.

*****

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FUSION ACQUISITION CORP.,

ML MERGER SUB INC.,

and

MONEYLION INC.

DATED AS OF FEBRUARY 11, 2021

Annex A-i

Annex A-ii

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 11, 2021, by and among Fusion Acquisition Corp., a Delaware corporation (“Parent”), ML Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and MoneyLion Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Merger will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger be adopted by the stockholders of the Company.

WHEREAS, the board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Parent Stockholder Matters be adopted by the stockholders of Parent.

WHEREAS, prior to the Closing, Parent shall: (a) subject to obtaining the approval of the Parent Stockholder Matters, adopt the Fourth Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) substantially in the form attached hereto as Exhibit B; and (b) amend and restate the existing bylaws of Parent (the “Parent A&R Bylaws”) substantially in the form attached hereto as Exhibit C.

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor is entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit D.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors for a private placement of Parent Class A Stock (as defined herein) (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the consummation of the Merger, Parent and certain Company Stockholders will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E.

Annex A-1

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
The Closing Transactions

Section 1.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.01, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger (as defined below), shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.02 Parent Financing Certificate. Not more than three Business Days prior to the Closing, Parent shall deliver to the Company written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions; (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; and (c) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions and the issuance of shares of Parent Class A Stock pursuant to the Subscription Agreements.

Section 1.03 Closing Documents.

(a) At the Closing, Parent or Merger Sub, as applicable, shall deliver to the Company:

(i) a certified copy of the Parent A&R Charter and the Parent A&R Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent; and

(iii) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.02.

(b) At the Closing, the Company shall deliver to Parent:

(i) a copy of the Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Company Stockholders party thereto;

(iii) a schedule based upon the amounts contained in the Parent Financing Certificate reflecting: (A) a calculation of the Closing Cash Payment Amount, if any, and the Closing Number of Securities; and (B) each Company Stockholder’s Pro Rata Share of: (1) the Closing Cash Payment Amount, if any; (2) the Closing Number of Securities (it being understood and agreed that the calculations set forth in such schedule shall be prepared in accordance with the Company’s Charter Documents and the requirements of the DGCL); and (C) the Earn Out Shares to be issued upon the occurrence of each Triggering Event in accordance with Article III;

(iv) copies of the consents and waivers from the Persons referred to and who are party to the Contracts listed in Schedule 1.03(b)(iv) of the Company Disclosure Letter, to the extent such Contracts will remain in effect after the Closing, and

(v) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.03.

Section 1.04 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Stockholder Redemption.

Annex A-2

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c) Parent shall contribute to Merger Sub: (i) the amount of cash remaining in the Trust Account; and (ii) the proceeds actually received by Parent upon consummation of the PIPE Investment, after giving effect to the Parent Stockholder Redemption and the payment of all Parent Transaction Costs.

(d) The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Closing Cash Payment Amount, if any, and the Closing Number of Securities.

(f) The Company shall pay, or, cause to be paid, all Company Transaction Costs, to the extent not paid by the Company prior to the Closing, to the applicable payees; provided, that: (i) the amounts included in the Company Transaction Costs may be paid promptly after the Closing Date as necessary; and (ii) Parent shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system.

Article II
The Merger

Section 2.01 Effective Time. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”).

Section 2.02 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04 Governing Documents. Subject to Section 7.11, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be a name determined by the Company.

Section 2.05 Directors and Officers of the Surviving Corporation. The Parties shall take all actions reasonably necessary to ensure that immediately following the Effective Time: (a) the directors of Parent and the Surviving Corporation shall be comprised of the Persons whose names are set forth in the Proxy Statement and the Proxy Statement/Registration Statement; and (b) the officers of the Company immediately prior to the Closing shall be the officers of each of Parent and the Surviving Corporation.

Annex A-3

Section 2.06 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be: (i) the product of Per Share Merger Consideration Value times the total number of Company Common Stock held by the Company Stockholders as of the Effective Time (the “Stockholder Merger Consideration”) and (ii) the contingent right to receive the Earn Out Shares following the Closing in accordance with Article III (collectively, the “Total Stockholder Consideration”).

(b) The Stockholder Merger Consideration shall be paid in the form of: (i) if requested by the Company pursuant to Section 2.06(c), an amount in cash equal to the Closing Cash Payment Amount, if any; and (ii) the Closing Number of Securities. Each Company Stockholder shall be entitled to receive such Company Stockholder’s Pro Rata Share of the Closing Cash Payment Amount, if any, and the Closing Number of Securities, and its Earn Out Pro Rata Share of any Earn Out Shares in accordance with Article III.

(c) No later than three (3) Business Days prior to the Closing Date, the Company may request that the Stockholder Merger Consideration include an amount in cash equal to up to the lower of (x) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (y) $100,000,000, by providing written notice to Parent thereof and specifying the amount thereof it is requesting for inclusion (the “Closing Cash Payment Amount”).

Section 2.07 Effect of the Merger on the Company Common Stock.

(a) The Company shall take all actions necessary or appropriate so that, immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding as of such time shall convert into a number of shares of Company Common Stock in accordance with the Charter Documents. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock.

(b) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(i) each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding at the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Total Stockholder Consideration, with each Company Stockholder being entitled to receive (i) its Pro Rata Share of the Closing Cash Payment Amount, if any; (ii) its Pro Rata Share of the Closing Number of Securities; and (iii) during the Earn Out Period, its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III, in each case, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Common Stock (each, a “Certificate”) (or affidavits of loss in lieu of the Certificates as provided in Section 2.10(g)) and delivery of the other documents required pursuant to Section 2.10. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Total Stockholder Consideration.

(ii) No fraction of a share of Parent Class A Stock will be issued by virtue of the Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Class A Stock (after aggregating all fractional shares of Parent Class A Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(iii) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the

Annex A-4

common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv) Each share of Company Common Stock held in the Company’s treasury or owned by Parent, Merger Sub, or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto; provided, that none of the Holdback Shares shall be considered an Excluded Share.

(v) The numbers of shares of Parent Class A Stock that the Company Stockholders are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

Section 2.08 Treatment of Company Options, Company Warrants and Convertible Notes.

(a) Effective as of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Converted Option”) to acquire shares of Parent Class A Stock. Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Parent Class A Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. Each holder of a vested Converted Option as of immediately following the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 2.08(a). The Company shall take all necessary actions to effect the treatment of Company Options pursuant to this Section 2.08(a) in accordance with the Company Stock Plan and the applicable award agreements and to ensure that no Converted Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Parent. Prior to the Effective Time, the Company shall deliver to each Company optionholder a notice, setting forth the effect of the Merger on such Company optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 2.08.

(b) The term “Company Warrant” means each unexercised warrant to purchase shares of Company Common Stock or Company Preferred Stock from the Company held by any Person, whether or not then vested or fully exercisable, granted prior to the Effective Time (each such Person, a “Company Warrantholder”), and the term “Exercisable Company Warrant” means each Company Warrant that is vested or fully exercisable immediately prior to the Effective Time. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, unless otherwise agreed to in writing between the Company and the applicable Company Warrantholder with Parent’s prior written consent, shall be converted into a warrant (a “Parent Replacement Warrant”, and each Parent Replacement Warrant converted from an Exercisable Company Warrant, an “Exercisable Parent Replacement Warrant”) to acquire shares of Parent Class A Stock in accordance with the terms of the agreements underlying such Company Warrant. The exercise of any Company Warrants that are exercisable for shares of Company Preferred Stock shall occur immediately prior to the conversion contemplated by Section 2.07(a). Each holder of an

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Exercisable Parent Replacement Warrant shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Parent Replacement Warrants shall cease to have any rights with respect to the Company Warrants, except as set forth in this Section 2.08(b).

(c) Each Convertible Note that is issued and outstanding immediately prior to the Effective Time shall be exercised pursuant to its terms immediately prior to the Effective Time.

Section 2.09 Dissenting Shares. Notwithstanding Section 2.07, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into the right to receive such Company Stockholder’s applicable portion of the Total Stockholder Consideration in accordance with Section 2.07(b)(i) (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”), unless such Company Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Company Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive such Company Stockholder’s applicable portion of the Total Stockholder Consideration. The Company shall give Parent prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock or dissenters’ rights, attempted withdrawals of such demands, notices, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or dissenters’ rights or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 2.10 Surrender of Company Certificates and Disbursement of Closing Consideration.

(a) Subject to this Section 2.10, at the Effective Time, Parent shall deliver, or cause to be delivered to each Company Stockholder by way of the Exchange Agent such Company Stockholder’s Pro Rata Share of: (i) the Closing Cash Payment Amount, if any; and (ii) the Closing Number of Securities (collectively, the “Closing Consideration”), in each case with respect to shares of Company Common Stock converted pursuant to Section 2.07(b)(i).

(b) The Parties agree that, prior to the Effective Time, Parent shall appoint Continental Stock Transfer & Trust Company, a New York corporation (or if it is unable or unwilling to serve, any other commercial bank or trust company reasonably acceptable to the Company) (the “Exchange Agent”), for the purpose of exchanging Certificates for each Company Stockholder’s portion of the Closing Consideration; provided, however, that Parent shall afford the Company the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto.

(c) At the Effective Time, Parent shall deposit with the Exchange Agent the aggregate amount of the cash portion of the Closing Consideration, if any, and make available the aggregate amount of the equity portion of the Closing Consideration. Such cash, if any, and equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Closing Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d) Promptly following the receipt of the Parent Stockholder Approval (and in any event within two Business Days thereafter), the Exchange Agent shall mail to each Company Stockholder (other than holders of Excluded Shares or Dissenting Shares): (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.10(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent may reasonably agree; and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.10(g)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect

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to such Company Stockholder’s Certificates to the Exchange Agent at least two Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.10(g)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Closing Consideration in accordance with Section 2.10(a) hereof, with: (A) any portion of the Closing Cash Payment Amount, if applicable, being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder in the letter of transmittal; and (B) the portion of the Closing Number of Securities being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.11; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Closing Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Total Stockholder Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Total Stockholder Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.11) the portion of the Total Stockholder Consideration represented by such Certificate.

(f) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund, if applicable) that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective portion of the Total Stockholder Consideration (after giving effect to any required Tax withholdings as provided in Section 2.11) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.10(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(g) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the portion of the Total Stockholder Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.11).

Section 2.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that if Parent, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent shall provide notice to the Company as soon as reasonably practicable after such determination and use commercially reasonable efforts to reduce or eliminate such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity.

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Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, and Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Tax Treatment of the Merger. For U.S. federal income tax purposes (and for purposes of any applicable state or local tax Legal Requirements that follow the U.S. federal income tax treatment), each of the Parties intends that the Merger will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local tax Legal Requirements), and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g). The Parties will prepare and file all Tax Returns consistent with such treatment of the Merger and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Taxes or otherwise, except as otherwise required by Applicable Legal Requirements (in the case of Parent, the Company or Surviving Corporation, as determined by Parent in good faith).

Article III
Earn Out

Section 3.01 Issuance of Earn Out Shares.

(a) Following the Closing and for a period of five years thereafter, and as additional contingent consideration for the Merger and the other Transactions, within five Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to each Earn Out Participant (in accordance with its respective Earn Out Pro Rata Share) the following shares of Parent Class A Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock occurring on or after the date hereof, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 7,500,000 Earn Out Shares; and

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 10,000,000 Earn Out Shares.

(b) For the avoidance of doubt, the Earn Out Participants shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Participants be entitled to receive more than an aggregate of 17,500,000 Earn Out Shares; and provided further, that any unearned portion of the Earn Out Shares not earned prior to the fifth anniversary of the Closing Date shall be forfeited.

Section 3.02 Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving cash or other consideration with a per share value (in the case of consideration other than cash, as determined by the board of directors of Parent) equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control any Earn Out Shares that have not previously been issued to the Earn Out Participants (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved, as applicable); provided, however, that such Earn Out Shares shall be deemed earned (and the applicable Triggering Event achieved, as applicable) only (a) if such Change of Control (other than any Change of Control pursuant to clause (ii) of the definition of “Change of Control”) has been approved by the board of directors of Parent; and (b) if the value per share of Parent Class A Stock in the Change of Control equals or exceeds the applicable Triggering Event.

Section 3.03 Tax Treatment of Earn Out Shares. The Parties intend for any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.02, to be treated as an adjustment to the Total Stockholder Consideration by the Parties for all Tax purposes, unless otherwise required by Applicable Legal Requirements or pursuant to a “determination” (as defined

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in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Legal Requirements), and any such issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.02, is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521.

Article IV
Representations and Warranties Regarding the Company

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 4.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its representatives.

Section 4.02 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 14,000,000 shares of Company Common Stock, of which 2,942,830 shares are issued and outstanding as of the date of this Agreement; (ii) 7,471,198 shares of Company Preferred Stock, of which 1,191,431 shares are designated as “Series A-1 Preferred Stock” of which 1,112,442 shares are issued and outstanding as of the date of this Agreement, 1,256,254 shares are designated as “Series A-2 Preferred Stock” of which 1,256,254 shares are issued and outstanding as of the date of this Agreement, 152,954 shares are designated as “Series A-3 Preferred Stock” of which 152,954 shares are issued and outstanding as of the date of this Agreement, 1,406,440 shares are designated as “Series B Preferred Stock” of which 1,406,440 shares are issued and outstanding as of the date of this Agreement, 826,989 shares are designated as “Series B-2 Preferred Stock” of which 811,389 shares are issued and outstanding as of the date of this Agreement, 1,574,530 shares are designated as “Series C Preferred Stock” of which 1,574,530 shares are issued and outstanding as of the date of this Agreement, and 1,062,600 shares are designated as “Series C-1 Preferred Stock” of which 771,915 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of

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Company Common Stock and Company Preferred Stock has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Company’s Charter Documents. Schedule 4.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Common Stock and Company Preferred Stock and the respective class(es) thereof, together with the name of each registered holder thereof.

(b) The Company has previously provided to Parent a list, dated as of on or about the date hereof, that is true and correct as of such date, setting forth (i) the name of each holder of any Company Option, the number of shares of Company Common Stock underlying such Company Option held by each holder and the applicable per share exercise price with respect to each such Company Option and (ii) the name of each holder of any Company Warrants, including the number of shares of Company Common Stock or Company Preferred Stock subject to each such Company Warrant. There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company. Other than the Company Options and the Company Warrants, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock.

(c) The outstanding shares of capital stock (or other Equity Interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other Equity Interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 4.03(c) of the Company Disclosure Letter; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries set forth on Schedule 4.02(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.04 Due Authorization. Other than the Company Stockholder Approval, the Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.05. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company and, following receipt of the Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal,

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valid and binding obligation of each of Parent and Merger Sub) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.05 No Conflict; Governmental Consents and Filings; Certain Contracts.

(a) Except as set forth on Schedule 4.05(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; or (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than any Permitted Lien), except to the extent that the occurrence of any of the foregoing items set forth in clause (i) or (iii) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Merger), except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Schedule 4.05(b) or Schedule 8.01(c) of the Company Disclosure Letter; and (v) the filing of the Certificate of Merger in accordance with the DGCL.

Section 4.06 Legal Compliance; Approvals.

(a) Each of the Group Companies has during the past three years complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, no written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received during the past three years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Schedule 4.06(b) of the Company Disclosure Schedule sets forth (i) all material Approvals of each Group Company and (ii) all pending material Approvals of each Group Company. The operations of the Group Companies are and have during the last three years been conducted in compliance with all Approvals, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, all material Approvals are in full force and effect and no Group Company has received any written, or to the Knowledge of the Company, oral notice from a Governmental Entity during the past three years regarding: (i) any violation of or failure to comply with any term or requirement of any Approval or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Approval.

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Section 4.07 Financial Statements.

(a) Set forth on Schedule 4.07 of the Company Disclosure Letter are: (i) the audited consolidated balance sheets as of December 31, 2019 and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2019 together with the auditor’s reports thereon (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet as of September 30, 2020 and statements of operations and comprehensive loss and cash flows of the Company and its Subsidiaries as of and for the nine month-period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes and for normal year-end adjustments, which are not expected to be material), (ii) were prepared from the books and records of the Company and its Subsidiaries and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.03, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) During the past three years, neither the Company nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing. None of the Group Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S K promulgated by the Securities and Exchange Commission).

Section 4.08 No Undisclosed Liabilities. The Group Companies do not have any liabilities (whether accrued, absolute, contingent, unknown or otherwise) that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for liabilities: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) that would not be material to the Group Companies, taken as a whole.

Section 4.09 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the last audited balance sheet included in the Financial Statements through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course and there has not been: (a) any Company Material Adverse Effect; (b) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; or (c) any change in the auditors of the Company.

Section 4.10 Litigation. Except as set forth on Schedule 4.10 of the Company Disclosure Letter or as would not be material to the Group Companies, taken as a whole: (a) there are no pending or, to the Knowledge of the Company, threatened in writing, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against any of the Group Companies with regard to their actions as such; (c) there are no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (d) there are no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (e) there are no Orders imposed or, to the Knowledge of the Company, threatened in writing to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

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Section 4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan (separately identifying the Company Benefit Plans for each applicable jurisdiction), including all employment contracts, offer letters or contractor agreement that provide for severance or notice of greater than 30 days, unless any such arrangement is in a form substantially similar to a form of employment contract or offer letter identified on Schedule 4.11(a) of the Company Disclosure Letter. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, and any other agreement, arrangement, plan, contract, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, whether or not in writing, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability (contingent or otherwise); provided that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Neither the Company, the Company Subsidiaries, nor any of their respective ERISA Affiliates has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not result in material liability to the Company or any of the Company Subsidiaries, none of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree or post-employment health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or the Company Subsidiaries or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or the Company Subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; or (iv) result in any limit on the right to merge, amend or terminate any Company Benefit Plan.

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(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(h) No Group Company member maintains an obligation to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 4.12 Labor Relations.

(a) No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of any Group Company are represented by any labor union or other labor organization. To the Company’s Knowledge, there are no activities or proceedings of any labor union or other labor organization to organize any employees of any Group Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(b) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against any Group Company member pending, or, to the Knowledge of the Company, threatened against or involving the Company involving any employee, and since January 1, 2018, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against any Group Company member. To the Company’s Knowledge, there are no activities or proceedings of any labor union or other labor organization to organize any employees of any Group Company member and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, as of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened, and since January 1, 2018, there have been no complaints, charges or claims against any Group Company member, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company is, and for the past three years, has been, in compliance with all Applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Legal Requirement (collectively, “WARN”), collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) During the past three years, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director of the Company or any of the Company Subsidiaries involving or relating to his or her services provided to the Company or any of the Company Subsidiaries. Except as would not result in material Liability to the Company or any of the Company Subsidiaries, the policies and practices of the Group Companies comply with all federal, state, and local laws concerning employment discrimination and employment harassment. During the past three (3) years, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director.

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(f) To the Knowledge of the Company, none of the employees of the Company listed on Schedule 4.12(f) of the Company Disclosure Letter intends to resign or retire as a result of the transactions contemplated by this Agreement.

Section 4.13 Real Property; Tangible Property.

(a) No Group Company currently owns any real property.

(b) Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property and each of the leases, lease guarantees, agreements and documents related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect, subject to the Remedies Exception. The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases as of the date hereof. None of the Group Companies is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies has received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of the material tangible assets reflected on the Audited Financial Statements or personal property, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any leases; and (iii) any assets sold or otherwise disposed by the Company or one of the Company Subsidiaries after the date of the Audited Financial Statements in the ordinary course of business. The material tangible assets or personal property of the Group Companies: (A) constitute all of the assets, rights and properties (other than Intellectual Property) that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Group Companies have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes due and payable by (or with respect to) the Group Companies have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Group Companies.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to any Taxes due from such entities (and, to the Knowledge of the Company, no such audit is pending or contemplated).

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(e) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(h) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any liability for the Taxes of another Person (other than another Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (v) an inclusion under Section 965 of the Code.

(l) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(n) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters.

(a) Each of the Group Companies, and each property or facility at any time owned, leased, or operated by any of the Group Companies, is, and for the past three years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Each of the Group Companies has obtained, holds, is, and for the past three years has been, in material compliance with all permits required under applicable Environmental Laws to permit each of the Group Companies to operate their assets and to conduct the business of each of the Group Companies, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.

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(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies or any property or facility owned, leased, or operated by any of the Group Companies alleging violations of or liability under any Environmental Law, except for any violations or liabilities under any Environmental Law that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned, leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would reasonably be expected to be material to the Group Companies, taken as a whole.

(e) The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to Environmental Law.

Section 4.16 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by any of the Group Companies.

Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) each issued Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name, in each case, in which any of the Group Companies has an ownership interest (collectively, “Registered IP”); and (ii) material unregistered Software in which any of the Group Companies has an ownership interest and are products and services generally offered by any Group Company to customers as of the date hereof (in each case with respect to clause (i), setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) Except as would not, individually or in the aggregate, be material to any Group Company, (i) the Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted (it being understood that the foregoing representation in this Section 4.17(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property), and (ii) none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the Transactions.

(c) Except as would not, individually or in the aggregate, be material to any Group Company, the Group Companies and the conduct and operation of the business of the Group Companies as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies) has not in the last six years from the date hereof infringed, misappropriated or otherwise violated, and are not infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person. (ii) There are no Legal Proceedings pending (or, to the Knowledge of the Company, threatened) and none of the Group Companies has received from any Person in the past six years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. (iii) To the Knowledge of the Company, except as would not, individually or in the aggregate, be material to any Group Company, no third Person is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made in writing against any Person by any of the Group Companies in the past six years. None of the material Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

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(d) No past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Group Companies who were or are either (i) privy to any material Trade Secrets of any Group Company or (ii) engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has respectively, (x) agreed to hold all confidential information of such Group Company in confidence; and (y) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in a Group Company by operation of law). To the Knowledge of the Company, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets constituting Owned Intellectual Property (including all source code for any material Software constituting Owned Intellectual Property) and all material Trade Secrets of any other Person in any Group Company’s possession and to whom any Group Company has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that constitutes Owned Intellectual Property and is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, in each case, other than as subject to a written agreement restricting the disclosure and use of such Trade Secret.

(f) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (A) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code of any Software constituting Owned Intellectual Property; (B) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (C) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (D) grant a license to, or refrain from asserting or enforcing any of, its Patents or other Owned Intellectual Property (collectively, “Copyleft Terms”), in each case, except as would not, individually or in the aggregate, be material to any Group Company. Except as would not, individually or in the aggregate, be material to any Group Company, each Group Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Group Companies.

(g) To the Knowledge of the Company, (i) no government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Group Company in the development of any Owned Intellectual Property, and (ii) no Governmental Entity has any: (A) ownership interest or exclusive license in or to any material Owned Intellectual Property; (B) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software constituting Owned Intellectual Property; or (C) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) Except as would not, individually or in the aggregate, be material to any Group Company, the Company or one of the Company Subsidiaries owns or has a valid right to access and use all Company IT Systems. The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Knowledge of the Company, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or materially adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, during the past three years, there has been no unauthorized access to or material breach or material violation of any Company IT Systems. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the material disruption of or material interruption in or to the conduct and operation of the business of the Group Companies.

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(i) Except as would not, individually or in the aggregate, be material to any Group Company, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will result in the: (i) loss or impairment of, or any Lien (other than any Permitted Lien) on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 4.18 Privacy.

(a) The Group Companies and any Person acting for the Group Companies or on the Group Companies’ behalf has at all times during the past three years (in the case of any such Person, during the time such Person was acting for or on behalf of any of the Group Companies) materially complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information and information technology security under any Contracts. To the Knowledge of the Company, none of the Group Companies has received in the three years prior to the date of this Agreement any notice of any claims, investigations, inquiries or alleged violations of applicable Privacy Laws, or regulations or contracts regarding Personal Information (including from third parties acting on its or their behalf), or been charged with the violation of any Privacy Laws. None of the Group Companies have notified in writing, or been required by applicable law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident.

(b) To the Knowledge of the Company, each of the Group Companies has during the past three years: (i) implemented and maintained in all material respects commercially reasonable security regarding the confidentiality, integrity and availability of Company IT Systems and the data thereon (including Personal Information and other confidential data in its possession or under its control) against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) required all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information, business proprietary or sensitive information for or on behalf of such Group Company to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure its information technology systems, Personal Information, business proprietary or sensitive information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) To the Knowledge of the Company, during the past three years, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosures impacting the confidentiality, integrity and availability of the material Company IT Systems and the data thereon, including any Personal Information and other confidential data in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies. To the Knowledge of the Company, none of the Group Companies have experienced any material information security incident that has compromised the integrity or availability of the Company IT Systems in any material respect. To the Knowledge of the Company, during the past three years, the Group Companies have implemented commercially reasonable disaster recovery and business continuity plans, to safeguard the Personal Information in its possession or control.

Section 4.19 Agreements, Contracts and Commitments.

(a) Schedule 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party:

(i) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $3,000,000;

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(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies from a third party, in each case, having an outstanding principal amount in excess of $1,000,000, excluding guarantees of performance under Government Contracts entered into in the ordinary course of business;

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three years, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing (other than customary non-disclosure and similar obligations incidental thereto), (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;

(iv) Each collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries;

(v) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $500,000;

(vi) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(vii) Each Affiliate Agreement;

(viii)   Each Contract with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Each Contract, other than customary non-disclosure agreements, that contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(x) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) pursuant to which any of the Group Companies either (A) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (B) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of any Group Company, provided, however, that none of the following shall be required to be set forth on Schedule 4.19(a)(x) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (x) non-exclusive licenses of Owned Intellectual Property granted by the Group Companies to customers in the ordinary course of business consistent with past practice; (y) licenses of open source Software; and (z) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized Software that are available on standard terms to the public generally with license, maintenance, support and other fees less than $500,000 per year;

(xi) Each obligation to register any Company Common Stock or other securities of the Company with any Governmental Entity;

(xii) Each supervisory Contract with a Governmental Entity; and

(xiii)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xii) of this Section 4.19(a).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, all Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts in effect as of the date hereof have been made available to Parent. None of the Group Companies nor, to the Knowledge

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of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 4.20 Insurance. Schedule 4.20 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. The Insurance Policies satisfy in all material respects all insurance-related requirements necessary for the Group Companies to maintain in good standing all Approvals. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21 Related Party Transactions. No stockholder, warrantholder, officer or director of the Group Companies or, to the Knowledge of the Company, any immediate family member thereof is presently a party to any Contract with any Group Company other than (a) the Company Benefit Plans, (b) Contracts relating to labor and employment matter, (c) Contracts between or among Group Companies and (d) Contracts entered into on an arm’s length basis and in the ordinary course of business (any such Contract, an “Affiliate Agreement”).

Section 4.22 Certain Provided Information. The information relating to the Group Companies supplied by the Company for inclusion in the Proxy Statement/Registration Statement will not, as of the date of filing thereof or the date on which the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock, as applicable, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.23 Anti-Corruption; Sanctions.

(a) For the past three years, the Group Companies have complied in all material respects with all applicable anti-bribery and anti-corruption Laws, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, (collectively, the “Anti-Corruption Laws”), and (ii) all applicable anti-money laundering Laws, including the Currency and Foreign Transactions Reporting Act of 1970, commonly called the Bank Secrecy Act, as amended, and the Money Laundering Control Act of 1986, as amended, or any rules or regulations thereunder (collectively, the “Anti-Money Laundering Laws”), including the maintenance of appropriate anti-money laundering programs to ensure compliance with such Anti-Money Laundering Laws, and no material deficiencies in such programs have been identified.

(b) Neither the Group Companies nor any director or officer of the Group Companies, nor, to the Knowledge of the Company, any employee, agent or representative of the Group Companies has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Legal Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Anti-Money Laundering Law, in each case, except as would not, individually or in the aggregate, reasonably likely to be material to the Group Companies, taken as a whole.

(c) Neither the Group Companies nor any director or officer of the Group Companies, nor, to the Knowledge of the Company, any employee, agent or representative of the Group Companies has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing

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any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Group Companies, or, to the Knowledge of the Company, any employee, agent or representative of the Group Companies in obtaining or retaining business for or with, or in directing business to, the Group Companies or any other Person, in each case, except as would not, individually or in the aggregate, reasonably likely to be material to the Group Companies, taken as a whole.

(d) Neither the Group Companies nor any director or officer of the Group Companies, nor, to the Knowledge of the Company, any employee, agent or representative of the Group Companies, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC, in each case, except as would not, individually or in the aggregate, reasonably likely to be material to the Group Companies, taken as a whole. For the past three years, the Company has not been in material violation of applicable Sanctions.

Section 4.24 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS, NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN ARTICLE V AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION DOCUMENTS; AND (B) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS

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RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.24, CLAIMS AGAINST PARENT, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

Article V
Representations and Warranties of
Parent and Merger Sub

Except: (a) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as of the date hereof as follows:

Section 5.01 Organization and Qualification.

(a) Each of Parent and Merger Sub is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and Merger Sub, taken as a whole.

(c) None of Parent or Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent and Merger Sub are so qualified or licensed is listed on Schedule 5.1(d) of the Parent Disclosure Letter.

Section 5.02 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and does not has and will not have at the Closing obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 5.03 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 380,000,000 shares of Class A common stock of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 35,000,000 are issued and outstanding, and upon the closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 25,000,000 shares of Parent Class A Stock to PIPE Investors; (iii) 20,000,000 shares of Class B common stock of Parent, par value $0.0001 per share (“Parent Class B Stock” and, together with the Parent Preferred Stock and the Parent Class A Stock, the “Parent Shares”), are authorized and: 8,750,000 are issued and outstanding; (iv) 8,100,000 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 17,500,000 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class B Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

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(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens (other than any restrictions on sales of securities under applicable securities laws).

(c) Except for the Parent Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent or Merger Sub is a party or by which any of them is bound obligating Parent, or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, Merger Sub Common Stock, or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, Merger Sub Common Stock, or any other shares of capital stock or membership interests or other interest or participation in Parent or Merger Sub.

(d) Each Parent Share, share of Merger Sub Common Stock and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Charter Documents of Parent, or Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Charter Documents of Parent, or Merger Sub, as applicable or any Contract to which any of Parent, or Merger Sub is a party or otherwise bound by.

(e) Except as set forth in the Parent Organizational Documents, or the Warrant Agreement, or the Registration Rights Agreement, dated as of June 25, 2020, by and among Parent, Sponsor and the other parties listed on the signature pages thereto or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

(f) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and not subject to any preemptive rights of any other stockholder of Parent and shall be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

Section 5.04 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, subject to the Remedies Exception.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.05(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time

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or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (ii) or (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (iv) as otherwise disclosed on Schedule 8.1(c) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Merger.

Section 5.06 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent and Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent or Merger Sub. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

Section 5.07 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or the New York Stock Exchange (the “NYSE”) (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to Company true and correct copies of all amendments and modifications that have not been filed by Parent to the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE, so long as copies thereof are publicly available.

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(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

Section 5.08 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of incorporation of Parent, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.09 Litigation. Except as would not be material to Parent and Merger Sub: (a) there are no pending or, to the Knowledge of the Company, threatened in writing, Legal Proceedings against Parent or Merger Sub or any of their properties or assets, or any of the directors or officers of Parent or Merger Sub with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against Parent or Merger Sub with regard to their actions as such; (c) there are no pending or threatened in writing Legal Proceedings by Parent or Merger Sub against any third party; (d) there are no settlements or similar agreements that imposes any material ongoing obligations or restrictions on Parent or Merger Sub; and (e) there are no Orders imposed or, to the Knowledge of the Company, threatened in writing to be imposed upon Parent or Merger Sub or any of their respective properties or assets, or any of the directors or officers of Parent or Merger Sub with regard to their actions as such.

Section 5.10 Business Activities. Since their respective incorporation, none of Parent or Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent or Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 5.11 Parent Material Contracts.

(a) Except for those Contracts filed (or incorporated by reference) as exhibits to the Parent SEC Reports and except for the documents to be executed by Parent in connection with the PIPE Investment and the other Transactions (such Contracts, the “Parent Material Contracts”), neither Parent nor any of its Subsidiaries is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, all Parent Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of Parent or Merger Sub, as applicable, and, to the Knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto. True, correct and complete copies of all Parent Material Contracts have been made available to the Company. None of Parent, Merger Sub nor, to the Knowledge of Parent, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Parent

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Material Contracts, and no party to any Parent Material Contract has given any written or, to the Knowledge of Parent, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to Parent and Merger Sub, taken as a whole.

Section 5.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FUSE.U.” The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FUSE.” The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FUSE WS.” Parent is a listed company in good standing with the NYSE. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Public Warrants or terminate the listing of Parent on the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Public Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. Parent has made available to the Company prior to the execution of this Agreement, correct and complete copies of each of the subscription agreements (the “Subscription Agreements”) in the form attached hereto as Exhibit F, entered into by Parent with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $250,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are, in the aggregate, sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. The Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 5.14 Trust Account.

(a) As of the date hereof, Parent has approximately $350,000,000.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of June 25, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the

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lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) Parent have been timely filed (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes due and payable by (or with respect to) Parent have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the financial statements of Parent in accordance with GAAP, and (ii) for periods not covered by the financial statements of Parent have been accrued on the books and records of Parent.

(c) Parent has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent (and, to the Knowledge of Parent, no such audit is pending or contemplated).

(e) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent or Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(h) Parent has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Parent: (i) does not have any liability for the Taxes of another Person (other than Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(j) Parent has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing;

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(ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements ); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (v) an inclusion under Section 965 of the Code.

(l) Parent is not, and has not been at any time since its incorporation, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) No claim has been made in writing (nor to the Knowledge of Parent is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(n) To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, on the date of filing thereof or the date it is first mailed to stockholders of Parent, as applicable, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Registration Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Registration Statement; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.17 Employees; Benefit Plans. Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied liability with respect to any employee. Parent does not currently maintain or have any liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.18 Board Approval; Stockholder Vote. The board of directors of Parent and Merger Sub (including any required committee or subgroup of the board of directors of Parent or Merger Sub, as applicable) have, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or Merger Sub (as applicable). Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 5.19 Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 5.20 Brokers. None of Parent, Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.21 Disclaimer of Other Warranties. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY

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WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.21, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

Article VI
Conduct Prior to the Closing Date

Section 6.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement or the Company Disclosure Letter, the Company shall, and the Company shall cause the Company Subsidiaries to, conduct their operations in the ordinary course and use commercially reasonable efforts to preserve the present business and operations and goodwill of the Group Companies, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (with the Group Companies’ actions taken in response to COVID-19 prior to the date of this Agreement being deemed to be in the ordinary and usual course of business, when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business; provided, that the Group Companies may take reasonable actions outside of the ordinary and usual course of business (x) to the extent reasonably necessary to protect the health and safety of the employees of the Group Companies or (y) in response to

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COVID-19 Measures; and provided, further, that, with respect to any material action taken, or omitted to be taken, by a Group Company that is a material change from recent past custom and practice as of the date hereof (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19), the Group Company shall, where reasonably practicable, provide prior notice to Parent with respect thereto (and where such prior notice has not been provided, provide notice to Parent reasonably promptly thereafter), and, where reasonably practicable, consult with Parent in good faith in connection therewith). Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Schedule 6.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements or as a result of or in connection with a COVID-19 Measure but subject to the conditions above, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement or Applicable Legal Requirements: (i) materially increase or grant any material increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any such Person with an annual base salary or wage rate of less than $400,000 in the ordinary course of business; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice or amendments to welfare plans that do not result in a material increase in cost to the Company); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire or terminate any employee or independent contractor (other than for cause), if such new employee or independent contractor will receive, or such terminated employee or consultant does receive, annual base compensation (or annual base wages or fees) in excess of $400,000;

(b) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property material to any of the businesses of the Group Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business); (ii) waive or cancel any material rights in or to any Intellectual Property material to any business of the Group Companies; (iii) disclose to any third party (excluding, for the avoidance of doubt, employees, officers or directors of any Group Company) who is not subject to a written obligation to maintain the confidentiality thereof any material trade secrets constituting Owned Intellectual Property; or (iv) knowingly subject any material Software constituting Owned Intellectual Property to Copyleft Terms;

(c) except for transactions solely among the wholly-owned Group Companies: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in any Group Company (other than repurchase, redemptions or other acquisitions or equity interests from directors, officers or employees in accordance with the terms of any equity incentive plans or such Person’s employment, grant or subscription agreement or in accordance with the Company’s Charter Documents); (iii) except in the ordinary course of business, grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other Equity Interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

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(d) amend its Charter Documents;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Equity Interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) other than with respect to the Company Real Property Leases and, for clarity, Intellectual Property, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of real or tangible assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(g) (i) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies except for loans, advances or capital contributions pursuant to and in accordance with the ordinary course of business or the terms of Contracts existing as of the date of this Agreement; (ii) except in the ordinary course of business, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iii) cancel or forgive any Indebtedness owed to any of the Group Companies;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets which would require a payment by the Group Companies in excess of $3,000,000, except in the ordinary course of business;

(i) except in the ordinary course of business: (A) modify, amend or terminate in a manner that is materially adverse to the applicable Group Companies, taken as a whole, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $3,000,000 in any twelve month period;

(j) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(k) (i) make or change any material Tax election; (ii) change (or request to change) any material method of accounting for Tax purposes; (iii) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return or requested in the ordinary course of business); or (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity with respect to a material amount of Taxes;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;

(m) enter into or amend any agreement with any of its officers, directors, material stockholders or other Affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) Employee Benefit Plans and (iii) employment arrangements entered into in the ordinary course.

(n) engage in any material new line of business other than as set forth in the investor presentation of the Company provided to Parent;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement;

(p) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

(q) agree in writing or otherwise agree or commit to take any of the actions described in Section 6.01(a) through (p) above.

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Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 Conduct of Business by Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except to the extent that the Company shall otherwise consent in writing or as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment), Parent shall, and shall cause its Subsidiaries to, conduct their operations in the ordinary course and use commercially reasonable efforts to preserve the present business and operations and goodwill of Parent and its Subsidiaries, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (with Parent and its Subsidiaries’ actions taken in response to COVID-19 prior to the date of this Agreement being deemed to be in the ordinary and usual course of business, when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business; provided, that, the Parent and its Subsidiaries may take reasonable actions outside of the ordinary and usual course of business (x) to the extent reasonably necessary to protect the health and safety of the employees of Parent and its Subsidiaries or (y) in response to COVID-19 Measures; and provided, further, that, with respect to any material action taken, or omitted to be taken, by Parent and its Subsidiaries that is a material change from recent past custom and practice as of the date hereof (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19), Parent and its Subsidiaries shall, where reasonably practicable, provide prior notice to the Company with respect thereto (and where such prior notice has not been provided, provide notice to the Company reasonably promptly thereafter), and, where reasonably practicable, consult with the Company in good faith in connection therewith). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirements or as a result of or in connection with a COVID-19 Measure but subject to the conditions above, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than pursuant to the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

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(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make or change any material Tax election; (ii) change (or request to change) any material method of accounting for Tax purposes; (iii) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return or requested in the ordinary course of business); or (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity with respect to a material amount of Taxes;

(i) create any material Liens on any material property or assets of Parent or Merger Sub;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(k) commence, settle or compromise any Legal Proceeding;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Investment; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.02(a) through (m) above.

Section 6.03 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Parent (A) audited consolidated balance sheets as of December 31, 2020 and December 31, 2019 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and December 31, 2019 audited in accordance with the standards required by the Public Company Accounting Oversight Board, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that, upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for all the purposes of this Agreement and the representations and warranties set forth in Section 4.07 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; (B) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by it, as applicable, required under the Applicable Legal Requirements of the SEC to be included in the Proxy Statement/Registration Statement and/or the Closing Form 8-K (including pro forma financial information); (C) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Registration Statement and the Closing Form 8-K; and (D) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and Closing Form 8-K.

(b) If the Proxy Statement/Registration Statement has not been declared effective by the SEC prior to May 17, 2021, as soon as reasonably practicable following thereafter, the Company shall deliver to Parent the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending June 30, 2021 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.07 shall be deemed to apply to the Q2 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

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Article VII
Additional Agreements

Section 7.01 Preparation of Proxy Statement/Registration Statement; Special Meeting and Approvals.

(c) Proxy Statement/Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the Audited Financial Statements (including if the Proxy Statement/Registration Statement has not been filed on or before February 16, 2021, the 2020 Financial Statements), (x) Parent and the Company shall jointly prepare and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent’s stockholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Shares that constitute the Total Stockholder Consideration (collectively, the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with Applicable Legal Requirements, including the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals and make all filings required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K prepared in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Parent will cause the Proxy Statement/Registration Statement to be mailed to the Parent’s stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent shall not file any such document with the SEC without the prior written consent of the Company. To the extent not prohibited by Applicable Legal Requirement, Parent shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii) Each of Parent and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Legal Requirement, disseminated to the Parent’s stockholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the Parent Shares that constitute the Total Stockholder Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Parent Shares and constitute a portion of the Total Stockholder Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.01(a).

(d) Parent Stockholder Approval. Parent shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with Applicable Legal Requirement, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Special Meeting”) in accordance with Parent’s Organizational Documents, which meeting shall be held not more than 20 Business Days after the date on which Parent mails the Proxy Statement to its stockholders, and (iii) solicit proxies from the holders of Parent Class A Stock to vote in favor of each of the Parent Stockholder Matters, and (b) provide Parent’s stockholders with the opportunity to redeem shares of Parent Class A Stock (the “Parent Stockholder Redemption”). Parent shall, through its board of directors, recommend to its stockholders the (A) approval of the amendment and restatement of Parent’s Organizational Documents, in the form of the Parent A&R Charter attached hereto as Exhibit B (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals to implement the foregoing, (B) the adoption of this Agreement and approval of the Transactions in accordance with applicable Law and exchange rules and regulations, (C) approval of, for purposes of complying with the applicable rules of the NYSE, the issuance of shares of Parent Class A Stock in connection with the Merger, including the shares to be issued to the PIPE Investors as contemplated by the Subscription Agreements (D) approval of the adoption of a management equity incentive plan (“LTIP”), (E) adoption and approval of an employee stock purchase plan, in form and substance reasonably acceptable to Parent and the Company, (the “ESPP”), (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions, and (H) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), together, the “Parent Stockholder Matters”), and include such recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) withdraw, amend, qualify or modify its recommendation to the stockholders of Parent that they vote in favor of the Parent Stockholder Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Parent described in the Recitals hereto, a “Change in Recommendation”); provided, that the board of directors of Parent may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under

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Applicable Legal Requirements. To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Change in Recommendation, (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for approval the Parent Stockholder Matters and (z) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Special Meeting, then Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 7.01(b), and hold additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent agrees that it shall provide the holders of shares of Parent Class A Stock the opportunity to elect redemption of such shares of Parent Class A Stock in connection with the Special Meeting, as required by the Parent Organizational Documents.

(e) Company Stockholder Approvals. Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from the Required Company Stockholders within 24 hours following the date hereof, duly executed and delivered Support Agreements. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Required Company Stockholders (pursuant to the executed Support Agreements) within 24 hours following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the Company Stockholders for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the Company Stockholders is convened, the Company shall obtain the Company Stockholder Approval at such meeting of the Company Stockholders and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

Section 7.02 Regulatory Approvals.

(f) Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions as promptly as practicable after the date of this Agreement, and no later than ten Business Days after the date hereof, and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

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(g) Except for filings under the HSR Act, which are governed by (a) above, each Party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable Approvals of the Group Companies (the “Regulatory Filings”)). Each Party shall use reasonable best efforts to cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each Party agrees to use its reasonable best efforts and cooperate with the other Party (i) in timely making inquiries with Governmental Entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required). If Parent determines that it is required to make any Regulatory Filing or otherwise provide information with respect to Parent or any Parent personnel or Affiliates to a Governmental Entity in connection with any Approval, then the Company will, except as prohibited by Applicable Legal Requirements (in which case the Company will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon Parent’s request relevant portions of all past filings and correspondence with Governmental Entities with respect to any Approvals related to such Regulatory Filing or information provision requirement that Parent reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Group Companies, taken as a whole.

Section 7.03 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the Closing Press Release and shall file the Closing Form 8-K with the SEC.

Section 7.04 Confidentiality; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or Parent or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub).

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(b) None of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent or any of its Affiliates, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.03 or this Section 7.04(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Parent. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith and use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii) above.

Section 7.05 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable best efforts as may be necessary to avoid any Legal Proceeding; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 4.05(b) of the Company Disclosure Letter, other than as provided in Section 7.05(b); (iv) the termination of each agreement set forth on Schedule 7.05(a) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably

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necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

(b) Notwithstanding anything herein to the contrary, nothing in this Section 7.05 shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

Section 7.06 No Parent Securities Transactions. Neither the Company nor any of its Subsidiaries, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers, directors and employees to comply with the foregoing requirement.

Section 7.07 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for actual and intentional common law fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 7.08 Disclosure of Certain Matters. Each of Parent, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement and/or the Proxy Statement/Registration Statement.

Section 7.09 Securities Listing. Parent will use its commercially reasonable efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its commercially reasonable efforts to keep the Parent Class A Stock and Public Warrants listed for trading on the NYSE. After the Closing, Parent shall use commercially reasonable efforts to: (a) continue the listing for trading of the Parent Class A Stock and Public Warrants on the NYSE; and (b) in the event any Earn Out Shares become issuable pursuant to Article VIII, cause such Earn Out Shares to be approved for listing on the NYSE.

Section 7.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who elect to have their Parent Class A Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) for any Parent Transaction Costs; and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent, if any; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.11 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in

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their respective Charter Documents or in any indemnification agreement with any Group Company set forth on Schedule 7.11(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, Parent shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of each Group Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date and made available to Parent prior to the date hereof, and Parent shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party for a period of six years from the Closing Date; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall cause the Group Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.11.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by a directors’ and officers’ liability insurance policy of one or more Group Companies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.11(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.11.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.11.

Section 7.12 [RESERVED].

Section 7.13 Tax Matters.

(a) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the applicable Group Companies for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, and the applicable Group Companies will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(b) All direct or indirect transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Parent. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Parent shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the

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provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by Applicable Legal Requirements.

(d) All Tax sharing agreements or similar arrangements with respect to or involving any Group Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are Group Companies) shall be terminated prior to the Closing Date and, after the Closing Date, none of the Group Companies shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(e) Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Merger to qualify for the Intended Tax Treatment and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Merger to fail to qualify for the Intended Tax Treatment.

Section 7.14 Subscription Agreements.

(a) Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the Company’s prior written consent. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company, prompt (and, in any event within three Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) Parent shall use its commercially reasonable efforts to cause the PIPE Investors to contribute the PIPE Investment Amount at or prior to the Closing if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of). Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions required to obtain the PIPE Investment Amount contemplated by the Subscription Agreements, including enforcing the rights of Parent under the Subscription Agreements.

Section 7.15 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

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Section 7.16 Board of Directors. The Parties shall ensure that effective immediately after the Effective Time, the Parent board of directors shall initially consist of nine directors, which shall be divided into three classes, designated Class I, Class II and Class III and the persons listed on, or designated in accordance with the designation rights set forth on, Schedule 7.16 of the Company Disclosure Letter are elected and appointed as directors of Parent and assigned to the classes as set forth on Schedule 7.16 of the Company Disclosure Letter, in each case effective immediately after the Closing; provided, that any such persons not listed on Schedule 7.16 of the Company Disclosure Letter shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement and the Proxy Statement/Registration Statement is filed with the SEC).

Section 7.17 [RESERVED].

Section 7.18 LTIP and ESPP. Effective as of (and contingent on) the Closing, Parent shall adopt a LTIP, in substantially the form attached hereto as Exhibit G and an ESPP, the proposed form and terms of each which shall be prepared and delivered by the Company to Parent and shall be mutually agreed (in good faith) by Parent and the Company prior to the Closing Date. Parent shall, (a) obtain the approval of the LTIP and the ESPP from the stockholders of Parent, and (b) immediately upon the effectiveness of a registration statement on Form S-8 registering shares of Parent common stock under the LTIP, make grants to eligible individuals in the amounts determined by the board of directors of Parent following the Closing. It is understood and agreed that at least 1.5 % of the share reserve of Parent common stock under the LTIP contemplated by this Section 7.18 shall be issued as restricted stock units immediately upon the effectiveness of such Form S-8 registration statement and shall vest rateably over four years and will have other customary terms and conditions for restricted stock units at similar public companies.

Section 7.19 Transaction Bonus Pool. Prior to the Closing Date, the Company shall enter into Transaction Bonus letters with the Participants (as defined below), in a form of transaction bonus letter provided to Parent prior to execution (with any comments from Parent to be considered in good faith), that are contingent on the Closing and that provide for the payment of bonuses as soon as practicable following the Closing Date. The bonuses payable pursuant to the Transaction Bonus letters, collectively, shall not exceed $5 million in the aggregate (each such bonus, a “Transaction Bonus”). No later than ten Business Days prior to the Closing Date, the Company shall, in consultation with Parent, identify each employee to receive a Transaction Bonus (each, a “Participant”) and shall determine the amount of such Transaction Bonus.

Section 7.20 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of a majority of the ownership interests and/or assets of the Company, recapitalization or similar transaction involving the Company (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of or by Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent and Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

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(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Company) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent shall also provide copies to the Company). Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or Parent Business Combination only indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or Parent Business Combination, as applicable.

Section 7.21 Affiliate Agreements. Except for the Affiliate Agreements set forth on Schedule 7.21 of the Company Disclosure Letter, all Affiliate Agreements shall be terminated or settled at or prior to the Closing Date without further liability to Parent, the Company or any of the Company’s Subsidiaries.

Article VIII
Conditions to the Transaction

Section 8.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Parent Stockholder Approval shall have been obtained.

(b) (i) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and (ii) the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions, as set forth on Schedule 8.01(b)(ii) of the Company Disclosure Letter.

(c) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(d) The shares of Parent Class A Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on the NYSE subject only to official notice of such issuance and to the requirement to have a sufficient number of round lot holders.

(e) The Company Stockholder Approval shall have been obtained.

(f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 8.02 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of Parent and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of

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Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) The persons listed on Schedule 8.02(e) of the Company Disclosure Letter shall have delivered a duly executed copy of a resignation letter resigning from all of their positions and offices with Parent and Merger Sub.

(f) The Parent Charter shall be amended and restated in the form of the Parent A&R Charter and the Parent Bylaws shall be amended and restated in the form of the Parent A&R Bylaws.

(g) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.10, available to Parent for payment of the Closing Cash Payment Amount, if any, the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(h) The funds contained in the Trust Account after all amounts required to be paid pursuant to the Parent Stockholder Redemptions have been paid, together with the proceeds actually received by Parent upon consummation of the PIPE Investment, shall, after giving effect to the payment of all Parent Transaction Costs and Company Transaction Costs equal or exceed $260,000,000 (“Minimum Required Funds”).

Section 8.03 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

Section 8.04 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Sections 8.01, 8.02 or 8.03, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

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Article IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Closing shall not have occurred by the date that is nine (9) months following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent or Merger Sub is cured during such 30-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.01(e) until the earlier of: (i) 30 days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period);

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Approval is not obtained;

(g) by Parent, if the Company Stockholder Approval shall not have been obtained within 48 hours following the effectiveness of the Registration Statement; and

(h) by Parent, if Support Agreements duly executed and delivered by the Required Company Stockholders shall not have been obtained within 24 hours following the date hereof.

Section 9.02 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.04, Section 7.07, this Section 9.02, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or actual and intentional common law fraud in the making of the representations

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and warranties in this Agreement. As used herein, the term “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes a breach of this Agreement, with the actual knowledge that the taking of such action or failure to act would cause such breach.

Article X
No Survival

Section 10.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to actual and intentional common law fraud in the making of the representations and warranties by such Person in Article IV or Article V, as applicable.

Article XI
General Provisions

Section 11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, or Merger Sub, to:

Fusion Acquisition Corp.

667 Madison Avenue, 5th floor,

New York, NY 10065

Attention:	John James
Email:	john.james@fusionacq.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith
Gary R. Silverman
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com

if to the Company, prior to the Closing, to:

MoneyLion Inc.

30 W 21st Street, Floor 9

New York, NY 10010

Attention:	Diwakar Choubey
Adam VanWagner
Email:	dc@moneylion.com
avanwagner@moneylion.com

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with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	John James
Attention:	Byron B. Rooney
Lee Hochbaum
Darren M. Schweiger
Email:	byron.rooney@davispolk.com
lee.hochbaum@davispolk.com darren.schweiger@davispolk.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Falcon – Legal Diligence” online datasite hosted by DFS Venue at least one Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19.

Section 11.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.04 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; (b) other than the rights (i) at and after the Effective Time, of Persons pursuant to the provisions of Article III, Section 7.11, Section 11.04, Section 11.11, Section 11.12, Section 11.13 and Section 11.14 (which will be for the benefit of the Persons set forth therein and each of whom are intended express third party beneficiaries of such provisions) and (ii) in the event the Closing occurs, the Earn

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Out Participants are intended express third-party beneficiaries of, and may enforce Article III by action of Earn Out Participants who would receive at least 20% of the aggregate Earn Out Share potentially issuable hereunder (assuming full achievement of the Triggering Events), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 11.07 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the Court of Chancery in the State of Delaware or to the extent that such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of

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action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01. Notwithstanding the foregoing in this Section 11.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

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Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

Section 11.15 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) except in the case of Sections 6.01 and 6.02, it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent and Merger Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Parent Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or Parent Material Adverse Effect. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FUSION ACQUISITION CORP.
By:	/s/ John James
	Name:	John James
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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ML MERGER SUB, INC.
By:	/s/ John James
	Name	John James
	Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

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MONEYLION INC.
By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-54

Schedule A

Defined Terms

Section 1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Registration Rights Agreement”	Recitals
“Acceleration Event”	Section 3.02
“Additional Parent SEC Reports”	Section 5.07(a)
“Affiliate”	Schedule A, Section 2
“Affiliate Agreements”	Section 4.19(a)(vii)
“Agreement”	Preamble
“Anti-Corruption Laws”	Section 4.23(a)
“Anti-Money Laundering Laws”	Section 4.23(a)
“Applicable Legal Requirements”	Recitals
“Approvals”	Section 4.06(b)
“Audited Financial Statements”	Section 4.07(a)
“Business Day”	Schedule A, Section 2
“CARES Act”	Schedule A, Section 2
“Cash and Cash Equivalents”	Schedule A, Section 2
“Certificate”	Section 2.07(b)(i)
“Certificate of Merger”	Section 1.04(d)
“Certifications”	Section 5.07(a)
“Change in Recommendation”	Section 7.01(b)
“Change of Control”	Schedule A, Section 2
“Charter Documents”	Section 4.01
“Closing”	Section 1.01
“Closing Cash Payment Amount”	Section 2.06(c)
“Closing Consideration”	Section 2.10(a)
“Closing Date”	Section 1.01
“Closing Form 8-K”	Section 7.03(c)
“Closing Number of Securities”	Schedule A, Section 2
“Closing Press Release”	Section 7.03(c)
“Closing Securities Payment Amount”	Schedule A, Section 2
“Code”	Schedule A, Section 2
“Common Share Price”	Schedule A, Section 2
“Company”	Preamble
“Company Benefit Plan”	Section 4.11(a)
“Company Business Combination”	Section 7.20(a)
“Company Common Stock”	Schedule A, Section 2
“Company Disclosure Letter”	Article IV, Preamble
“Company Material Adverse Effect”	Schedule A, Section 2
“Company Material Contract”	Section 4.20(a)
“Company Options”	Schedule A, Section 2
“Company Preferred Stock”	Schedule A, Section 2
“Company Real Property Leases”	Section 4.14(b)
“Company Stock Plan”	Schedule A, Section 2
“Company Stockholder”	Schedule A, Section 2
“Company Stockholder Approval”	Schedule A, Section 2
“Company Subsidiaries”	Section 4.02(a)
“Company Transaction Costs”	Schedule A, Section 2

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“Company Warrant”	Section 2.08(b)
“Company Warrantholder”	Section 2.08(b)
“Confidentiality Agreement”	Schedule A, Section 2
“Contract”	Schedule A, Section 2
“Converted Option”	Section 2.08(a)
“Copyleft Terms”	Section 4.17(f)
“Convertible Notes”	Schedule A, Section 2
“COVID-19”	Schedule A, Section 2
“COVID-19 Measures”	Schedule A, Section 2
“D&O Indemnified Party”	Section 7.11(a)
“D&O Tail”	Section 7.11(b)
“Derivative Rights”	Schedule A, Section 2
“DGCL”	Recitals
“Dissenting Shares”	Section 2.09
“Earn Out Denominator”	Schedule A, Section 2
“Earn Out Period”	Schedule A, Section 2
“Earn Out Pro Rata Share”	Schedule A, Section 2
“Earn Out Shares”	Section 3.01(a)
“Effective Time”	Section 2.01
“Environmental Law”	Schedule A, Section 2
“Equity Interests”	Schedule A, Section 2
“ERISA”	Schedule A, Section 2
“ERISA Affiliate”	Schedule A, Section 2
“ESPP”	Section 7.01(b)
“Exchange Act”	Schedule A, Section 2
“Exchange Agent”	Section 2.10(b)
“Exchange Fund”	Section 2.10(c)
“Exchange Ratio”	Schedule A, Section 2
“Excluded Share”	Section 2.07(b)(iv)
“Exercisable Company Warrant”	Section 2.08(b)
“Exercisable Parent Replacement Warrant”	Section 2.08(b)
“Financial Statements”	Section 4.07(a)
“Fully Diluted Company Shares”	Schedule A, Section 2
“Fundamental Representations”	Schedule A, Section 2
“GAAP”	Schedule A, Section 2
“Governmental Entity”	Schedule A, Section 2
“Group Companies”	Schedule A, Section 2
“Group Companies’ Privacy Notices”	Section 4.18(a)
“Hazardous Material”	Schedule A, Section 2
“Holdback Shares”	Schedule A, Section 2
“HSR Act”	Section 4.05(b)
“Indebtedness”	Schedule A, Section 2
“Insurance Policies”	Section 4.20
“Intellectual Property”	Schedule A, Section 2
“Intended Tax Treatment”	Recitals
“Interim Financial Statements”	Section 4.07(a)
“Key Employees”	Recitals
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Schedule A, Section 2
“Legal Requirements”	Schedule A, Section 2
“Lien”	Schedule A, Section 2

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“Losses”	Schedule A, Section 2
“LTIP”	Section 7.01(b)
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Consideration”	Schedule A, Section 2
“Merger Sub Common Stock”	Section 5.03(b)
“Minimum Required Funds”	Section 8.02(h)
“NYSE”	Section 5.07(a)
“OFAC”	Schedule A, Section 2
“Offer Documents”	Section 7.01(a)(i)
“Order”	Schedule A, Section 2
“Outside Date”	Section 9.01(b)
“Parent”	Preamble
“Parent A&R Bylaws”	Recitals
“Parent A&R Charter”	Recitals
“Parent Business Combination”	Section 7.20(b)
“Parent Cash”	Schedule A, Section 2
“Parent Class A Stock”	Section 5.03(a)
“Parent Closing Cash”	Schedule A, Section 2
“Parent Disclosure Letter”	Article V, Preamble
“Parent Financing Certificate”	Section 1.02
“Parent Material Adverse Effect”	Schedule A, Section 2
“Parent Material Contract”	Section 5.11(a)
“Parent Organizational Documents”	Schedule A, Section 2
“Parent Preferred Stock”	Section 5.03(a)
“Parent Replacement Warrant”	Section 2.08(b)
“Parent SEC Reports”	Section 5.07(a)
“Parent Shares”	Section 5.03(a)
“Parent Stockholder Approval”	Schedule A, Section 2
“Parent Stockholder Matters”	Section 7.01(b)
“Parent Stockholder Redemption”	Section 7.01(b)
“Parent Transaction Costs”	Schedule A, Section 2
“Parent Units”	Schedule A, Section 2
“Parent Warrants”	Section 5.03(a)
“Participant”	Section 7.19
“Parties”	Preamble
“PCAOB Financial Statements”	Section 6.03(a)
“Per Share Merger Consideration Value”	Schedule A, Section 2
“Permitted Lien”	Schedule A, Section 2
“Person”	Schedule A, Section 2
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Section 5.13
“Private Placement Warrants”	Section 5.03(a)
“Pro Rata Share”	Schedule A, Section 2
“Proxy Statement”	Section 7.01(a)(i)
“Proxy Statement/Registration Statement”	Section 7.01(a)(i)
“Public Official”	Schedule A, Section 2
“Public Warrants”	Section 5.03(a)
“Q2 Financial Statements”	Section 6.03(b)
“Registered IP”	Section 4.17(a)

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“Registration Statement Securities”	Section 7.01(a)(i)
“Regulatory Filings”	Section 7.02(b)
“Remedies Exception”	Section 4.04
“Representatives”	Section 7.20(a)
“Required Company Stockholders”	Schedule A, Section 2
“Restricted Cash”	Schedule A, Section 2
“Sanctions”	Section 4.23(d)
“SEC”	Schedule A, Section 2
“Securities Act”	Schedule A, Section 2
“Software”	Schedule A, Section 2
“Special Meeting”	Section 7.01(b)
“Specially Designated National or Blocked Person”	Section 4.23(d)
“Sponsor”	Schedule A, Section 2
“Sponsor Support Agreement”	Recitals
“Stockholder Merger Consideration”	Section 2.06(a)
“Straddle Period”	Schedule A, Section 2
“Subscription Agreements”	Section 5.13
“Subsidiary”	Schedule A, Section 2
“Support Agreements”	Schedule A, Section 2
“Surrender Documentation”	Section 2.10(d)
“Surviving Corporation”	Recitals
“Tax Return”	Schedule A, Section 2
“Tax/Taxes”	Schedule A, Section 2
“Total Stockholder Consideration”	Section 2.06(a)
“Transaction Agreements”	Schedule A, Section 2
“Transactions”	Schedule A, Section 2
“Transaction Bonus”	Section 7.19
“Treasury Regulations”	Schedule A, Section 2
“Triggering Event I”	Schedule A, Section 2
“Triggering Event II”	Schedule A, Section 2
“Triggering Events”	Schedule A, Section 2
“Trust Agreement”	Section 5.14(a)
“Trust Account”	Section 5.14(a)
“Trustee”	Section 5.14(a)
“Trust Termination Letter”	Section 7.05(a)
“Warrant Agreement”	Schedule A, Section 2
“WARN”	Section 4.12(d)
“Willful Breach”	Section 9.02(b)
“Written Consent”	Section 7.01(c)
“WTI Merger Agreement”	Schedule A, Section 2

Section 2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“CARES Act” shall mean the federal Coronavirus Aid, Relief, and Economic Security Act.

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“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies consistent with past practice; and (b) the amount of Cash and Cash Equivalents as of any given time shall: (i) (A) exclude any Restricted Cash; and (B) include any checks, drafts and wires issued as of such time that have not yet cleared; and (ii) include any deposits in transit as of such time that have not yet cleared.

“Change of Control” shall mean the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Parent in which the holders of all of the outstanding Equity Interests in Parent immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding Equity Interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of Parent’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), that were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of Parent prior to the consummation of such transactions (other than as a result of Equity Interests transferred in a secondary transaction by any single Company Stockholder or together with its Affiliates that is not otherwise approved by the disinterested independent directors of the board of directors of Parent); or (iii) the consummation of the sale of all or substantially all of the assets of Parent and its Subsidiaries (including the Company), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of Parent, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Closing Number of Securities” shall mean the shares of Parent Class A Stock issued to the Company Stockholders as part of the Stockholder Merger Consideration, which shall be a number of shares of Parent Class A Stock equal to an amount equal to the quotient of the Closing Securities Payment Amount divided by $10.00 (the “Reference Price”).

“Closing Securities Payment Amount” shall mean an amount equal to: (a) the Stockholder Merger Consideration; minus (b) the Closing Cash Payment Amount, if any.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the share price equal to the volume weighted average closing sale price of one share of Parent Class A Stock as reported on the NYSE (or the exchange on which the shares of Parent Class A Stock are then listed) for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).

“Company Common Stock” shall mean the shares of common stock, $0.0001 par value per share, of the Company.

“Company IT Systems” shall mean any and all IT Systems owned, leased, or licensed by any Group Company that are used (or held for use) in or in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions on or prior to the Outside Date; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war,

Annex A-59

sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the execution, announcement, performance or pendency or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, political, regulatory or legal conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, other than as a result of compliance with the first sentence of Section 6.01 or (B) taken with the prior written consent of or at the prior written request of Parent or Merger Sub; provided, however, that if a change or effect related to clauses (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” shall mean options to purchase shares of the Company Common Stock granted under the Company Stock Plan.

“Company Preferred Stock” shall mean the shares of preferred stock, $0.0001 par value per share, of the Company.

“Company Stock Plan” shall mean the Company 2014 Equity Incentive Plan.

“Company Stockholder” shall mean a holder of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Stockholder Approval” shall mean the adoption and approval of this Agreement and the Merger and the other Transactions as required by applicable law, the Charter Documents and all other agreements relating to securities of the Company and the conversion of all of the Company Preferred Stock issued and outstanding into a number of shares of Company Common Stock in accordance with the Charter Documents immediately prior to the Effective Time.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Group Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention, success fees or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date, and the employer portion of payroll or similar Taxes payable as a result of the foregoing amounts, except for the transaction bonus awards listed on Schedule C hereto which shall not constitute a “Company Transaction Cost”; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail;, but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Proxy Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on the NYSE of the shares of Parent Class A Stock issued in connection with the Transactions, (iii) any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes and fees (including any penalties or interest) payable in connection with the Transactions, and (iv) any other amounts payable by Parent hereunder.

Annex A-60

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated July 23, 2020, by and between Parent and the Company, as amended or supplemented from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Convertible Notes” shall mean the subordinated convertible promissory notes issued by the Company in favor of certain third-party investors, pursuant to which, the holders of the Convertible Notes agreed to lend to the Company certain principal amount, which such principal amount and interest will automatically convert into Company Common Stock upon the Closing of the Transactions.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean the regulations, measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19, including the CARES Act and other action, inaction, activity or conduct reasonably necessary (such determination to be made in the reasonable discretion of the Company) in connection with or response to any COVID-19 Measures.

“Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.

“Earn Out Participant” shall mean each holder of Company Common Stock (including, for the avoidance of doubt, holders of Company Common Stock issued upon any automatic exercise of Company Warrants), Exercisable Company Warrants or vested Company Options, in each case, as of immediately prior to the Effective Time with an Earn Out Pro Rata Share in excess of zero (0).

“Earn Out Period” shall mean the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Earn Out Pro Rata Share” shall mean, with respect to:

(a) each holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the amount of the Closing Number of Securities that such holder would be eligible to receive if the Closing Cash Payment Amount was zero divided by (ii) the sum of (x) the amount of the Closing Number of Securities that all holders of Company Common Stock as of immediately prior to the Effective Time would be eligible to receive if the Closing Cash Payment Amount was zero; plus (y) the total number of shares of Parent Class A Stock issued or issuable upon the exercise of the vested Converted Options and Exercisable Parent Replacement Warrants as of immediately following the Effective Time; (this clause (ii), the “Earn Out Denominator”); and

(b) each holder of vested Converted Options and Exercisable Parent Replacement Warrants as of immediately following the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Parent Class A Stock issued or issuable upon exercise of such holder’s vested Converted Options or Exercisable Parent Replacement Warrants as of immediately following the Effective Time, divided by (ii) the Earn Out Denominator, in each case with such adjustments to give effect to rounding as the Company may determine in its sole discretion;

provided, however, in no event shall the aggregate Earn Out Pro Rata Share exceed 100%.

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.

Annex A-61

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) the Reference Price.

“Fully Diluted Company Shares” shall mean, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock and the Holdback Shares, in each case on an as-converted basis, and the number of shares of Company Common Stock issuable to the holders of the Convertible Notes pursuant to the terms of the Convertible Notes, and excluding any Excluded Shares); (ii) the number of shares of Company Common Stock and Company Preferred Stock (on an as converted basis) issued or issuable upon the exercise of all in-the-money Company Options (whether or not then vested or fully exercisable); and (iii) the shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted to Company Common Stock basis) underlying all Exercisable Company Warrants, in each case of clauses (ii) and (iii), determined on a cash exercise basis.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.01 (Organization and Qualification); the second sentence of Section 4.02(a) (Company Subsidiaries); Section 4.03 (Capitalization); Section 4.04 (Due Authorization); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.01 (Organization and Qualification); Section 5.02 (Parent Subsidiaries); Section 5.03 (Capitalization); Section 5.04 (Authority Relative to this Agreement); Section 5.10 (Business Activities); and Section 5.20 (Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company or a Company Subsidiary, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

“Holdback Shares” shall mean 53,955 holdback shares of Series C-1 Preferred Stock of the Company withheld to satisfy indemnification obligations under the WTI Merger Agreement.

Annex A-62

“Indebtedness” shall mean and include any of the following (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of the Group Companies, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, or (j) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Intellectual Property” shall mean any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“IT Systems” shall mean Software, computer or information technology systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, any of the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to Parent or Merger Sub, any of the individuals listed on Schedule 1.2 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

Annex A-63

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third Person and licensed to or otherwise used (or held for use) by any of the Group Companies.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Merger Consideration” shall mean an amount equal to $2,200,000,000.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported in writing to be owned), in whole or in part, by any of the Group Companies.

“Parent Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the proceeds actually received by Parent upon consummation of the PIPE Investment.

“Parent Closing Cash” shall mean (i) the amount of cash in the Trust Account plus (ii) the proceeds actually received by Parent upon consummation of the PIPE Investment, in each case after giving effect to all payments to be made by Parent in connection with the Parent Stockholder Redemption and the payment by Parent of all Parent Transaction Costs and Company Transaction Costs.

“Parent Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, financial condition or results of operations of Parent and Merger Sub, taken as a whole; or (b) the ability of Parent or Merger Sub to consummate the Transactions on or prior to the Outside Date; provided, however, that no change, event, circumstance, fact or occurrence or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, however, that if a change or effect related to clauses (i) through (iii) disproportionately adversely affects Parent and Merger Sub, taken as a whole, compared to other Persons operating in the same industry as Parent and Merger Sub, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Organizational Documents” shall mean the Third Amended and Restated Certificate of Incorporation of Parent, dated as of June 25, 2020 (the “Parent Charter”) and the Bylaws of Parent (the “Parent Bylaws”) any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Stockholder Approval” means the approval of the Parent Stockholder Matters identified in clauses (A) through (E) of Section 7.01(b) by an affirmative vote of the holders of at least a majority of the outstanding Parent Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Organizational Documents) at a Parent shareholders’ meeting duly called by the board of directors of Parent and held for such purpose.

Annex A-64

“Parent Transaction Costs” shall mean: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing; and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Stock and one-half of one Public Warrant.

“Per Share Merger Consideration Value” means (a) Merger Consideration plus the aggregate exercise price of the in-the-money Company Options (whether or not then vested or exercisable) and Exercisable Company Warrants as of immediately before the Effective Time divided by (b) the Fully Diluted Company Shares.

“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) in the case of Intellectual Property, non-exclusive licenses granted by any Group Company in the ordinary course of business; and (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the real property of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., PII) provided by Applicable Legal Requirements, or by the Group Companies in any of their privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person, household or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, household or device, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all Applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA) and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Pro Rata Share” shall mean for each Company Stockholder, a percentage determined by dividing (i) the total number of shares of Company Common Stock held by a Company Stockholder as of the Effective Time (but excluding the Excluded Shares) by (ii) total number of issued and outstanding shares of Company Common Stock (but excluding the Excluded Shares).

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

Annex A-65

“Required Company Stockholders” shall mean each of the holders of the Company Common Stock and/or Company Preferred Stock set forth on Section 7.01(c) of the Company Disclosure Letter.

“Restricted Cash” shall mean restricted cash as determined in accordance with GAAP.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” shall mean Fusion Sponsor LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Support Agreement” shall mean a voting and support agreement, in substantially the form of Exhibit A attached hereto under which the Required Company Stockholders agree to vote as stockholders in favor of the Merger, subject to and in accordance with the terms and conditions thereof.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, alternative minimum, capital gains, windfall profits, premium, occupation, value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, net worth, employment, workers compensation, unemployment, disability, severance, social security, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, in the nature of a tax, imposed by a Governmental Entity, (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) together with all deficiency assessments, interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Return” shall mean any federal, state, local or foreign return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any election, declaration, disclosure, schedule, estimate or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Support Agreements, the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated by or pursuant to this Agreement or the Transaction Agreements, including the Merger.

Annex A-66

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” shall mean the date on which the Common Share Price is equal or greater than $12.50 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” shall mean the date on which the Common Share Price is equal or greater than $16.50 after the Closing Date, but within the Earn Out Period.

“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated June 25, 2020, by and between Parent and Continental Stock Transfer & Trust Company, as amended or supplemented from time to time.

“WTI Merger Agreement” shall mean that certain Agreement and Plan of Merger, among the Company, WTI Merger Sub, Inc., Wealth Technologies Inc., and WT IP Holdings, dated as of December 31, 2020, as amended or supplemented from time to time.

Annex A-67

Annex B

Form of Parent Amended and Restated Charter

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[•]

Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is [•] (the “Corporation”). The date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was March 6, 2020.

SECOND: The date of filing of the first Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 28, 2020.

THIRD: The date of filing of the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 24, 2020.

FOURTH: The date of filing of the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Third A&R Certificate”) with the Secretary of State of the State of Delaware was June 25, 2020.

FIFTH: The Third A&R Certificate is hereby amended in its entirety as set forth in the Fourth Amended and Restated Certificate of Incorporation hereinafter provided for (the “Certificate of Incorporation”).

SIXTH: The Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 242 and § 245 of Delaware Law (as defined below).

SEVENTH: This Certificate shall become effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

EIGHTH: The Certificate Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE 1.
NAME

The name of the corporation is [•].

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

Annex B-1

ARTICLE 4.
CAPITAL STOCK

(A) Authorized Shares

1.  Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is [•], consisting of [•] shares of Class A common stock, par value $0.0001 per share (the ” Common Stock”), and [•] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

2.  Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B) Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected classes or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

ARTICLE 5.
BYLAWS

The Board of Directors  is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE 6.
BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B) Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

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(C) Election of Directors.

(1) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that each director initially designated as a Class I director shall serve for a term expiring at the first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation, each director initially designated as a Class II director shall serve for a term expiring at the second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation, and each director initially designated as a Class III director shall serve for a term expiring at the third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors on the Board of Directors shorten the term of any incumbent director.

(2) The Board of Directors is authorized to assign directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

(3) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E) Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

(F) Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B) Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock solely for the purpose of electing, removing or filling any vacancies of such directors.

(C) No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

Annex B-3

ARTICLE 8.
INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 9, unless such action is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class.

Annex B-4

ARTICLE 10
CORPORATE OPPORTUNITY

In the event that a member of the Board of Directors who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under Delaware Law (including Section 122(17) thereof):

(a) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and

(b) waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its affiliates.

No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 11
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware Law or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Article 11 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

Annex B-5

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this _____ day of __________, 2021.

[•]
By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex B-6

Annex C

Form of Parent Amended and Restated Bylaws

AMENDED AND RESTATED

BYLAWS

OF

[•]

(the “Corporation”)

* * * * *

Article 1
Offices

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings. Subject to the rights of the holders of any outstanding class or series of preferred stock of the Corporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced

Annex C-1

at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction

Annex C-2

of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated as of [•], by and among Fusion Acquisition Corp., ML Merger Sub Inc., and MoneyLion Inc., be deemed to have occurred on [•] of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.

(iii) A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

Annex C-3

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c) General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any

Annex C-4

Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii) The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv) Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v) Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Article 3
Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. As set forth in Article 6 of the Certificate of Incorporation, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business

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at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

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Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

Article 4
Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

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Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.03. Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law

Section 5.04. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Section 5.06. Lockup. (a) The holders (together with any Permitted Transferees (as defined below), the “Lockup Holders”) of: (i) shares of Class A common stock of the Corporation issued as consideration pursuant to the Merger (as defined in the Merger Agreement) (including, for the avoidance of doubt, any Earn Out Shares (as defined in the Merger Agreement) issued during the Lockup Period (as defined below)); (ii) ML Equity; or (iii) shares of Class A common stock of the Corporation underlying ML Equity (all such securities described in clauses (i) through (iii), the “Lockup Securities”), in each case, may not Transfer (as defined below) any Lockup Securities during the Lockup Period without the prior written consent of the Board of Directors (subject to the determination of the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 5.06, the “Lockup”).

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(b) Notwithstanding the provisions set forth in Section 5.06(a), a Lockup Holder may Transfer Lockup Securities:

(i) to the Corporation’s officers or directors, any affiliate or family member of any of the Corporation’s officers or directors

(ii) to any affiliate of such Lockup Holder or any partner, member or equityholder of such Lockup Holder or any of their respective affiliates;

(iii) to any other Lockup Holder;

(iv) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(v) in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual;

(vi) in the case of an individual, pursuant to a qualified domestic relations order;

(vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(viii) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased;

(ix) by virtue of the laws of the State of Delaware or the dissolution of such Lockup Holder; or

(x) in the event of the Corporation’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

(c) For purposes of this Section 5.06:

“Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Class A common stock of the Corporation as reported on the New York Stock Exchange (or the exchange on which the shares of Class A common stock of the Corporation are then listed) for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A common stock of the Corporation), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A common stock of the Corporation).

“Lockup Period” means the period commencing on the Effective Time (as defined in the Merger Agreement) and ending on the earlier of (a) 180 days after the Effective Time and (b) the date on which the Common Share Price is equal to or greater than $12.00 (provided that, for purposes of this clause (b), the measurement period for determining the Common Share Price shall commence no earlier than 60 days following the Closing Date (as defined in the Merger Agreement))

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 11, 2021 (as amended on June 28, 2021 and as it may be further amended or otherwise modified from time to time), by and among Fusion Acquisition Corp., ML Merger Sub Inc., and MoneyLion Inc.

“ML Equity” means stock options, other equity awards or warrants in respect of shares of the Corporation, in each case received pursuant to the Merger Agreement and outstanding as of immediately following the closing of the Merger, including, without limitation, any Converted Options (as defined in the Merger Agreement) or Parent Replacement Warrants (as defined in the Merger Agreement).

“Permitted Transferees” means any person or entity to whom a Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (i) through (ix) of Section 5.06(b).

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“Transfer” means any direct or indirect (i) sale, offer to sell, contract or agreement to sell, hypothecation, pledge, lending, grant of any option, right or warrant to purchase, purchase of any option or contract to sell, or disposition of or agreement to dispose of, filing of (or participation in the filing of) a registration statement with the SEC or establishment or increase of put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Lockup Securities, (ii) entry into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lockup Securities or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii)

Article 6
General Provisions

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

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Section 6.06. Amendments. The Board of Directors  is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), these Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.

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ANNEX D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 11, 2021, by and between Fusion Acquisition Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with MoneyLion Inc., a Delaware corporation (“MoneyLion”), and the other parties thereto, providing for a business combination between the Company and MoneyLion (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of 25,000,000 shares of Class A Common Stock, at the Per Share Price for an aggregate purchase price, inclusive of the Purchase Price, of $250,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to and conditioned upon the effectiveness of the consummation of the Transaction.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date as set forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of the Company or applicable securities laws), in the name of Subscriber (or its nominee or custodian in accordance with its delivery instructions) (and the Purchase Price shall be released from escrow automatically and without further action by the Company or the Subscriber), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company

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Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.

(c) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)     all conditions precedent to the closing of the Transaction set forth in Article VIII of the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the person with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing;

(ii)    no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii)   the shares of Class A Common Stock shall be approved for listing on the New York Stock Exchange (the “Stock Exchange”) subject only to official notice of issuance.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in

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this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Subscriber Material Adverse Effect; and

(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(ii)    the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)   the Merger Agreement (as filed with the Commission on or immediately following the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and

(iv)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity

Annex D-3

or results of operations of the Company or its subsidiaries individually or taken as a whole, or materially affects the legal authority and ability of the Company to comply with the terms of this Subscription Agreement, including the issuance and sale of the Subscribed Shares, or the Transaction.

(b) The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of the Company or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of the State of Delaware.

(c) This Subscription Agreement has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the United States Securities and Exchange Commission (the “Commission”), (iv) those required by the Stock Exchange, including with respect to obtaining stockholder approval, if applicable, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or (ii) cause the offering of the

Annex D-4

Subscribed Shares pursuant to this Subscription Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(j) The Company is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k) The Class A Common Stock is eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Common Stock. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program. The Class A Common Stock is not, and has not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Class A Common Stock through DTC.

(l) Except for J.P. Morgan Securities, Inc., Citigroup Global Markets Inc., Cantor Fitzgerald & Co. and Odeon Capital Group, LLC (together, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agents.

(m) As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by the Company with the Commission prior to the date hereof (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that were amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Common Stock with the Commission and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents as of the date hereof.

(n) As of the date hereof, the authorized share capital of the Company consists of 400,000,000 shares of common stock (the “Common Stock”), including 380,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof and immediately prior to the Closing and prior to giving effect to the Transaction: (i) 35,000,000 shares of Class A Common Stock, 8,750,000 shares of Class B Common Stock and no Preferred Shares were issued and outstanding; (ii) 17,500,000 warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, and 8,100,000 private placement warrants, each

Annex D-5

exercisable to purchase one share of Class A Common Stock at $11.50 per share (together “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights or similar and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive or similar rights. As of the date hereof, except as set forth above and pursuant to (1) the Other Subscription Agreements, or (2) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Merger Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Merger Agreement. Except as described in the SEC Documents, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

(o) The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “FUSE.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Class A Common Stock or prohibit or terminate the listing of the shares of Class A Common Stock on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Class A Common Stock under the Exchange Act.

(p) Upon consummation of the Transaction, the issued and outstanding shares of Class A Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Stock Exchange.

(q) The Company is not, and immediately after receipt of payment for the Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r) The Company has not entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company other than (i) the Other Subscription Agreements and (ii) the letter agreement, dated June 25, 2020, by and among the Fusion Sponsor LLC, the Company and the other parties thereto. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Price and other terms with respect to the purchase of the Subscribed Shares that are no more favorable to such Subscriber thereunder than the terms of this Subscription Agreement other than terms particular to the regulatory requirements of such subscriber or its affiliates or related fund.

(s) Neither the Company nor anyone acting on its behalf has, directly or indirectly, offered the Subscribed Shares or any similar securities for sale to, or solicited any offer to buy the Subscribed Shares or any similar securities from, or otherwise approached or negotiated in respect thereof with, any person other than the Subscriber and a limited number of other accredited investors, each of which has been offered the Subscribed Shares at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Subscribed Shares to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

Annex D-6

(b) This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance of this Subscription Agreement, the purchase of the Subscribed Shares hereunder, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).

(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or the securities laws of any State or other jurisdiction and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”) until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.

Annex D-7

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Company’s representations in Section 3 of this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, MoneyLion (and its subsidiaries (collectively, the “Acquired Companies”)) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agents or any of their affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Acquired Companies, Placement Agents or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agents, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to

Annex D-8

a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

(n) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(o) Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(p) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, MoneyLion or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company.

(q) No broker or finder bas acted on behalf of the Subscriber in connection with the sale of the Subscribed Shares pursuant to this Subscription Agreement in such a way as to create any liability on the Company.

(r) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms (other than pledges in the ordinary course of business as part of prime brokerage arrangements). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act. Notwithstanding the foregoing, nothing in this Section 4(r) (i) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Subscriber as of the date hereof; (ii) shall prohibit any entities under common management or that share an investment advisor with Subscriber from entering into any short sales or engaging in other hedging transactions; and (iii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 4(r) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Amount covered by this Subscription Agreement. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (1) pursuant to an available exemption from the registration requirements of the Securities Act or (2) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Subscribed Shares shall

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not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

(s) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(t) Subscriber acknowledges and agrees that no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transaction.

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. The Company shall provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Company no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Subscriber prior to the filing of the Registration Statement, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the

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Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.

(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) three (3) years from the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Shares shall have been sold or (iii) on the first date on which the Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Common Stock are then listed and update or amend the Registration Statement as necessary to include Subscribed Shares. The Company will use its commercially reasonable efforts to, for so long as the Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Subscribed Shares pursuant to Rule 144. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c) The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated filing date of the Registration Statement; and provided, further, under no circumstances shall Subscriber be required to sign any type of lock-up agreement. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company (each such circumstance, a “Suspension Event”);

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provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period, and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter.

(d) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(e)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability

(f) For purposes of this Section 5 of this Subscription Agreement, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any affiliate of the Subscriber to which the rights under this Section 5 shall have been duly assigned.

(g) The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisors and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of

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the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information, provided that the Company has given notice of such event to the Subscriber in accordance with the terms of this Agreement. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

(h) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement or selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein and that Subscriber has received notice from the Company of such Suspension Event in accordance with the terms of this Agreement. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(i) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(k) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the

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amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(k) from any person or entity who was not guilty of such fraudulent misrepresentation.

(l) In addition, in connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by the Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Subscribed Shares held by the Subscriber become freely tradable and upon compliance by the Subscriber with the requirements of this Subscription Agreement, if requested by the Subscriber, the Company shall use commercially reasonable efforts to cause the transfer agent for the Subscribed Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Subscribed Shares and make a new, unlegended entry for such book entry Subscribed Shares sold or disposed of without restrictive legends within three (3) trading days of any such request therefor from the Subscriber, provided that the Company and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of the Company’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Subscriber may request that the Company remove any legend from the book entry position evidencing its Subscribed Shares following the earliest of such time as such Subscribed Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Subscribed Shares. If restrictive legends are no longer required for such Subscribed Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 5(l) and within two (2) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Subscribed Shares. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing Date, and (d) November 11, 2021, if the Closing has not occurred by such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

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Section 7. Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated June 25, 2020 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement.

Section 8. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

(b) Subscriber acknowledges that (i) the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement and (ii) the Placement Agents and, following the Closing, MoneyLion, will rely on the representations and warranties of the Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

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(c) Each of the Company, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 5) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5, Section 8(b), Section 8(c) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) Each of the Company and Subscriber further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Company and of the Subscriber contained in this Subscription Agreement.

(l) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto further acknowledge and agree: (x) to

Annex D-16

waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(m) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

Annex D-17

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(t) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

(u) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, MoneyLion or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(v) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections,

Annex D-18

Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

(w) The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.

[Signature pages follow.]

Annex D-19

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

FUSION ACQUISITION CORP.
By:
Name:
Title:
Address for Notices:
Fusion Acquisition Corp. 667 Madison Avenue, 5th Floor New York, New York 10065
Email: Attention:	john.james@fusionacq.com John James
with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:	joel.rubinstein@whitecase.com
elliott.smith@whitecase.com
Attention:	Joel Rubinstein Elliott Smith

[Signature Page to Subscription Agreement]

Annex D-20

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Subscribed Shares are to be registered (if different):	Date: ________, 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Email for notices:	Email for notices (if different):

Number of Shares of Class A Common Stock subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10

[Signature Page to Subscription Agreement]
Annex D-21

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

1.     QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐      Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐      We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

** OR **

2.     ACCREDITED INVESTOR STATUS (Please check the box)

☐      Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

3.     AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐      is:

☐      is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐      Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐      Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐      Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐      Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐      Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

Annex D-22

☐      Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐      Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐      Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐      Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐      Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐      Any entity in which all of the equity owners are “accredited investors.”

[Specify which tests: ]

☐      Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐      Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐      Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐      Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐      Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

Annex D-23

Annex E

Form of LTIP

MoneyLion Inc.
OMNIBUS INCENTIVE PLAN

Section 1. Purpose. The purpose of the MoneyLion Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to promote the long-term success of MoneyLion Inc., a Delaware corporation (the “Company”) by motivating employees and other individuals to perform at the highest level and contributing significantly to the success of the Company, thereby furthering the best interests of the Company and its shareholders. The Plan shall serve as the primary plan under which equity-based incentives are awarded on a worldwide basis to Participants.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b) “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e) “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” is as defined in Participant’s Service Agreement, if any, or Award Agreement or, if not so defined, means: (i) any theft, fraud, embezzlement, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, falsification of any documents or records of the Company or any of its Affiliates, felony or similar act by Participant (whether or not related to Participant’s relationship with the Company); (ii) an act of moral turpitude by Participant, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (iii) any breach by Participant of any material agreement with or of any material duty of Participant to the Company or any Subsidiary or Affiliate thereof (including breach of confidentiality, non-disclosure, non-use non-competition or non-solicitation covenants towards the Company or any of its Affiliates) or failure to abide by code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or (iv) any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including disclosure of confidential or proprietary information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or a Subsidiary does business with; (v) Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the improper use or disclosure of confidential or proprietary information); or (vi) any circumstances that constitute grounds for termination for cause under Participant’s Service Agreement with the Company or Affiliate, to the extent applicable. For the avoidance of doubt, the determination as to whether a termination is for Cause for purposes of this Plan, shall be made in good faith by the Committee and shall be final and binding on Participant.

Annex E-1

(h) “Change in Control” means the occurrence of any one or more of the following events:

(i) any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii) the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A

Annex E-2

of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j) “Committee” means the compensation committee of the Board unless another committee is designated by the Board If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(k) “Consultant” means any individual, including an advisor, who is providing bona fide services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary. For purposes of the Plan, in the case of a Consultant, references to employment shall be deemed to refer to such Consultant’s service in such capacity, but in no event shall the Plan or any action taken hereunder be construed to create an employer-employee relationship between any such Consultant and the Company or of any of its Affiliates.

(l) “Director” means any member of the Board.

(m) “Effective Date” means the later of (i) the date on which the Plan is adopted by the Board and approved by the shareholders of the Company, and (ii) [XX]1.

(n) “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws; provided that any such person may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Subsidiaries. An employee on an approved leave of absence (including maternity leave) shall be considered as still in the employment of the Company or its Subsidiaries for purposes of eligibility for participation in the Plan.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p) “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(q) “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.

(r) “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(s) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the

____________

1        Date to be the date of Closing of the business combination.

Annex E-3

Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(t) “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(u) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(v) “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(w) “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(x) “Participant” means the recipient of an Award granted under the Plan.

(y) “Performance Award” means an Award granted pursuant to Section 10.

(z) “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(aa) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(bb) “Prior Award” means an award granted prior to the Effective Date under the Prior Plan.

(cc) “Prior Plan” means the MoneyLion Inc. 2014 Equity Incentive Plan.

(dd) “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ff) “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(gg) “SAR” means a right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(hh) “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

(ii) “Share” means a share of the Company’s [Class A] common stock, $[0.01] par value.

(jj) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

(kk) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

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(ll) “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or Non-Employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3. Eligibility.

(a) Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b) Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b) Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c) Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations

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or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

(d) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee (or a subcommittee thereof) that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee (or a subcommittee) meeting such requirements to the extent necessary for such exemption to remain available.

Section 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 17,712,158 Shares and up to 38,985,776 Shares subject to the outstanding Prior Awards as of the Effective Date, with no less than 9,840,088 Shares to be available for grant pursuant to awards under Sections 8 and 9. The total number of Shares available for issuance under the Plan shall be increased on each of January 1, 2022 and January 1, 2023 in an amount equal to the lesser of (i) 2% of outstanding Shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares as determined by the Committee in its discretion. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b) If any Award or Prior Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award or Prior Award shall again be available for grant under the Plan. The following shall become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award or Prior Award and (ii) any Shares tendered or withheld to pay the exercise price of Options or Prior Awards.

(c) In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 19 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards;

(iii) the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv) the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

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(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e) The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board, $1,000,000 in total value during the initial annual period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 5(e) shall apply commencing with the first calendar year that begins following the Effective Date.

(f) Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be 58,410,395. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonqualified Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

(c) The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(d) To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration.

(e) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(f) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

Section 7. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

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(b) The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c) The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e) To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration.

(f) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8. Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule.

(b) Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e) Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9. RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b) Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) An RSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.

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(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.

(e) Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b) Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c) Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d) A Performance Award shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e) The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

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Section 11. Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 12. Effect of Termination of Service or a Change in Control on Awards.

(a) The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b) Subject to the last sentence of Section 2(jj), the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.

(c) In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(ii) substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii) acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;

(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

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Section 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f) All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h) The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.

Section 14. Amendments and Terminations.

(a) Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval

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is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) No Repricing. Except as provided in Section 5(c), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

Section 15. Miscellaneous.

(a) No Employee, Consultant, Non-Employee Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or any applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the Employee has a change in status from a full-time employee to a part-time employee (or serves as a Consultant or Director) or takes an extended leave of absence) after the date of grant of any Award to

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the Participant, the Board may determine, to the extent permitted by applicable law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(d) As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Committee’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Committee’s request.

(e) No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(f) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

(g) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(h) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Committee’s or another third party selected by the Committee. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(j) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

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(k) Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16. Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of [•]6; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards.

(a) The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(b) The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments

____________

1        Date to be date on which the Plan was adopted by the Board.

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and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

Section 20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

Section 21. Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a) administering and maintaining Participant records;

(b) providing the services described in the Plan;

(c) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d) responding to public authorities, court orders and legal investigations, as applicable.

The Company may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.

If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 21 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 21 and the terms of the Employee Privacy Notice, the terms of this Section 21 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.

The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.

Section 22. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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ANNEX F

MONEYLION INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE

The purposes of this MoneyLion Inc. 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of MoneyLion Inc., a Delaware corporation (the “Company”) and its Designated Subsidiaries in acquiring a stock ownership interest in the Company and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries. The Plan has two components: (a) one component (the “423 Component”) is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and the Plan will be interpreted in a manner that is consistent with that intent, and (b) the other component (the “Non-423 Component”), which is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, authorizes the grant of rights to purchase Common Stock pursuant to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Eligible Employees. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee (as defined below) unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2    “Applicable Law” means any applicable law, including the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

2.3    “Board” shall mean the Board of Directors of the Company.

2.4    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.5    “Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

2.6    “Company” shall mean MoneyLion Inc., a Delaware corporation.

2.7    “Compensation” of an Eligible Employee shall mean the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments but excluding vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, commissions, incentive compensation, payments made under any bonus program, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

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2.8    “Designated Subsidiary” shall mean any Subsidiary or affiliate of the Company designated by the Administrator in accordance with Section 11.3(b). For purposes of the 423 Component, only the Company’s Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

2.9    “Effective Date” shall mean the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.

2.10    “Eligible Employee” shall mean an Employee who does not, immediately after any rights under the Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of common stock of the Company and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours or less per week, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.11    “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.12    “Enrollment Date” shall mean, with respect to an Offering Period, the first Trading Day of such Offering Period.

2.13    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.14    “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, national market system or quoted or traded on any automated quotation system, including without limitation the New York Stock Exchange, its Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the Trading Day immediately preceding the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a Share will be the mean of the high bid and low asked prices for such date or, if no high bids and low asks were reported on such date, the high bid and low asked prices for a Share on the last preceding date such bids and asks were reported, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (iii) in the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

2.15    “Offering Document” shall have the meaning given to such term in Section 4.1.

2.16    “Offering Period” shall have the meaning given to such term in Section 4.1.

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2.17    “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.18    “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.19    “Person” shall mean any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act).

2.20    “Plan” shall mean this MoneyLion Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.21    “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.22    “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.23    “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.24    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.25    “Share” shall mean a share of Common Stock.

2.26    “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.27    “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.
SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 3,936,035. In addition to the foregoing, subject to Article VIII, during the term of the Plan, commencing on January 1, 2022 and ending on (and including), January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the least of (a) 3,936,035 Shares (subject to any adjustment pursuant to Article VIII), (b) 1.5% of the outstanding shares of all classes of the Company’s common stock on the final day of the immediately preceding calendar year or (c) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan.

3.2    Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

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ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1    Offering Periods. The Administrator may, from time to time, grant or provide for the grant of rights to purchase Common Stock under the 423 Component or the Non-423 Component of the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2    Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of the Plan by reference or otherwise):

(a)    the length of the Offering Period, which period shall not exceed twenty-seven months;

(b)    the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period; and

(c)    such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2    Enrollment in Plan.

(a)    Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form (which may be electronic) as the Company provides.

(b)    Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)    A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one decrease (and no increases) to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

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(d)    Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3    Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4    Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5    Limitation on Purchase of Common Stock. An Eligible Employee may not be granted rights under the 423 Component of the Plan if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6    Decrease or Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in the Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in the Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7    Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including through participation in an Offering Period under the Non-423 Component of the Plan. Except as otherwise provided herein, such special terms may not be more favorable than the terms of rights granted under the 423 Component of the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS

6.1    Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified in the Offering Documents under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

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6.2    Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3    Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Common Stock are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4    Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

6.5    Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e)    The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

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ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1    Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2    Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3    Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the Person or Persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

7.4    Transfer of Employment. If a Participant transfers from an Offering Period under the 423 Component to an Offering Period under the Non-423 Component, the exercise of the Participant’s right to purchase Common Stock will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering Period under the Non-423 Component to an Offering Period under the 423 Component, the exercise of the Participant’s rights will remain non-qualified under the Non-423 Component.

ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN STOCK

8.1    Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2    Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby

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authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)    To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)    To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)    To provide that all outstanding rights shall terminate without being exercised.

8.3    No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION

9.1    Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan; or (c) change the Plan in any manner that would cause the 423 Component of the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

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9.3    Actions in the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)    allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4    Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.
TERM OF PLAN

The Plan shall be effective on the Effective Date. No right may be granted under the Plan prior to stockholder approval of the Plan. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION

11.1    Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2    Action by the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3    Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)    To determine when and how rights to purchase Common Stock shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)    To designate from time to time which Subsidiaries and/or affiliates of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)    To adopt sub-plans or special rules applicable to Participants in particular Designated Subsidiaries or locations, which sub-plans or special rules may be designed to be outside the scope of Section 423 of the Code and under the Non-423 Component.

(d)    To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e)    To amend, suspend or terminate the Plan as provided in Article IX.

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(f)    Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the 423 Component of the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4    Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.
MISCELLANEOUS

12.1    Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2    Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3    Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4    Designation of Beneficiary.

(a)    A Participant may, in the manner determined by the Administrator, file a written or electronic (subject to Section 12.11, as applicable) designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a Person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other Person as the Company may designate.

12.5    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the Person, designated by the Company for the receipt thereof.

12.6    Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees who are granted rights under the 423 Component of the Plan will have equal rights and privileges so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

Annex F-10

12.7    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8    No Employment Rights. Nothing in the Plan shall be construed to give any Person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any Person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9    Notice of Disposition of Shares. Each Participant shall, if requested by the Company, give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.11    Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any designation, subscription agreement, form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

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Annex G

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of June 28, 2021 to the Agreement and Plan of Merger dated as of February 11, 2021 (as the same may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and between MoneyLion Inc., a Delaware corporation (“Company”), Fusion Acquisition Corp., a Delaware corporation (“Parent”), and ML Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub” and, together with Company and Parent, the “Parties”).

WHEREAS, Company, Parent and Merger Sub, entered into the Merger Agreement as of February 11, 2021 (the “Original Execution Date”);

WHEREAS, Section 11.12 of the Merger Agreement permits the Parties to amend the Merger Agreement by an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1. Defined Terms; References.    Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a)    Section 7.16 of the Merger Agreement is hereby amended by replacing the word “nine” in such section with the word “ten”.

(b)    Schedule 7.16 of the Company Disclosure Letter is hereby amended by replacing the word “Six” in such schedule with “Seven”.

(c)    Article 11 of Exhibit B (Form of Parent Amended and Restated Charter) to the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“ARTICLE 11
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware Law or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Article 11 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.”

Annex G-1

Section 3. Effect of Amendment.    From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The Parties agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 4. Other Provisions.    This Amendment hereby incorporates the provisions of Sections 11.02 (Interpretation), 11.03 (Counterparts; Electronic Delivery), 11.04 (Entire Agreement; Third Party Beneficiaries), 11.05 (Severability), 11.06 (Other Remedies; Specific Performance), 11.07 (Governing Law), 11.08 (Consent to Jurisdiction; Waiver of Jury Trial) and 11.10 (Expenses) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

MONEYLION INC.
By:	/s/ Diwakar Choubey
Name:	Diwakar Choubey
Title:	President and CEO

[Signature Page to Amendment No. 1 to the Merger Agreement]

Annex G-3

FUSION ACQUISITION CORP.
By:	/s/ John James
Name:	John James
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]

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ML MERGER SUB INC.
By:	/s/ John James
Name:	John James
Title:	President and Secretary

[Signature Page to Amendment No. 1 to the Merger Agreement]

Annex G-5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, Fusion’s charter provides that a director will not be personally liable to Fusion or Fusion’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Fusion or Fusion’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Fusion’s charter provides that Fusion will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Fusion has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Fusion to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Fusion, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New MoneyLion’s certificate of incorporation will provide for indemnification of New MoneyLion’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and New MoneyLion’s bylaws will provide for indemnification of New MoneyLion’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, New MoneyLion will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New MoneyLion, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1†

Merger Agreement, dated as of February 11, 2021, by and among Fusion Acquisition Corp., ML Merger Sub Inc. and MoneyLion Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2

Amendment No. 1 to Merger Agreement, dated as of June 28, 2021, by and among MoneyLion Inc., Fusion Acquisition Corp. and ML Merger Sub Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

3.1

Third Amended and Restated Certificate of Incorporation of Fusion Acquisition Corp, (incorporated by reference to Exhibit 3.4 of Fusion’s Form S-1/A (File No. 333-239023), filed with the SEC on June 24, 2020).

3.2	Bylaws of Fusion Acquisition Corp, (incorporated by reference to Exhibit 3.4 of Fusion’s Form S-1/A (File No. 333-239023), filed with the SEC on June 22, 2020)).
3.3	Form of New MoneyLion Charter (included as Annex B to this proxy statement/prospectus).
3.4	Form of New MoneyLion Bylaws (included as Annex C to this proxy statement/prospectus).
4.1*	Specimen Class A Common Stock Certificate.
4.2

Warrant Agreement, dated as of June 25, 2020, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Fusion Acquisition Corp.’s Current Report on Form 8-K filed on June 30, 2020).

5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.
8.1*	Opinion of White & Case LLP regarding certain federal income tax matters.
10.1

Form of Subscription Agreement, dated February 11, 2021, by and between Fusion Acquisition Corp., and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

10.2

Sponsor Agreement, dated as of February 11, 2021, by and among Fusion Acquisition Corp., Fusion Sponsor LLC, MoneyLion Inc. and the other parties thereto (incorporated by reference to Exhibit 10.2 of Fusion’s Current Report on Form 8-K (File No. 001-39346), filed with the SEC on February 12, 2021).

10.3	Form of MoneyLion Inc. Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.4	Form of MoneyLion Inc. Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.5†+*	Amended and Restated Carrying Agreement, dated October 29, 2020, by and among DriveWealth, LLC and ML Wealth, LLC.
10.6†+*	Account Servicing Agreement, dated January 14, 2020, by and among ML Plus LLC and MetaBank, dba Meta Payment Systems.
10.7†+*	Intellectual Property License Agreement, dated as of December 31, 2020, by and among WT IP Holdings, LLC and MoneyLion Inc.
10.8†+*	Agreement and Plan of Merger, dated December 31, 2020, by and among MoneyLion Inc., WTI Merger Sub, Inc., Wealth Technologies Inc. and WT IP Holdings, LLC.
10.9†+*	Loan and Security Agreement, dated July 1, 2020, by and among Silicon Valley Bank, MoneyLion Inc. 10.9and ML Plus LLC.
10.10†+*	Service Agreement, dated March 16, 2020, by and among ML Plus LLC and Galileo Financial Technologies, Inc. (f/k/a Galileo Processing, Inc.).
23.1**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Fusion Acquisition Corp.
23.2**	Consent of RSM US LLP independent registered public accounting firm to MoneyLion Inc.
23.3*	Consent of White & Case LLP (included in Exhibit 5.1 hereto).
23.4*	Consent of White & Case LLP (included in Exhibit 8.1 hereto).
24.1*	Power of Attorney (included on signature page to the initial registration statement).
99.1*	Form of Preliminary Proxy Card.
99.2*	Consent of John Chrystal (Director Nominee)
99.3*	Consent of Diwakar (Dee) Choubey (Director Nominee)
99.4*	Consent of Gregory DePetris (Director Nominee)
99.5*	Consent of Chris Sugden (Director Nominee)

Exhibit	Description
99.6*	Consent of Lisa Gersh (Director Nominee)
99.7*	Consent of Matt Derella (Director Nominee)
99.8*	Consent of Annette Nazareth (Director Nominee)
99.9*	Consent of Ambassador (Ret) Dwight L. Bush (Director Nominee)
99.10*	Consent of Michael Paull (Director Nominee)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+        Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

*        Previously filed.

**      Filed herewith.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of August, 2021.

FUSION ACQUISITION CORP.
By:	/s/ John James
Name: John James
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ John James	Chief Executive Officer and Director	August 30, 2021
John James	(Principal Executive Officer)
*	Chief Financial Officer and Director	August 30, 2021
Jeffrey Gary	(Principal Financial and Accounting Officer)
*	Non-Executive Chairman	August 30, 2021
Jim Ross
*	Director	August 30, 2021
Kelly Driscoll
*	Director	August 30, 2021
Ben Buettell
*By:
/s/ John James
John James
Attorney-in-Fact